UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

Phillips 66

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NOTICE OF 2013 ANNUAL STOCKHOLDERS MEETING

AND PROXY STATEMENT

March 27, 2013

Dear Phillips 66 Stockholder:

On behalf of your Board of Directors and management, you are cordially invited to attend the Annual Meeting of Stockholders to be held at the Marriott Houston Westchase, 2900 Briarpark Drive, Houston, Texas 77042, on Wednesday, May 8, 2013, at 9:00 a.m. CDT.

Your vote is important. Whether or not you plan to attend in person, and no matter how many shares you own, please vote by telephone or on the Internet or mark your vote on the enclosed proxy card, sign it, date it, and return it by mail. By voting before the meeting, you will help us ensure that there are enough stockholders voting to hold a meeting and avoid added proxy solicitation costs. If you attend the meeting, you may vote in person, even if you have previously submitted a proxy. You may revoke your proxy at any time before the vote is taken by delivering a written revocation to the Corporate Secretary prior to or at the meeting, or by voting your shares in person at the meeting, in which case your prior proxy will be disregarded. Please see the instructions in the attached proxy statement under “About the Annual Meeting—How do I vote?”

You will find information regarding the matters to be voted on at the meeting in the proxy statement. In addition to the formal items of business to be brought before the meeting, there will be a report on the operations of Phillips 66 during 2012 followed by a question and answer period.

We look forward to seeing you on May 8.

Sincerely,

Greg C. Garland

Chairman of the Board and

Chief Executive Officer

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

Time	9:00 a.m. CDT on Wednesday, May 8, 2013

Place	Marriott Houston Westchase

2900 Briarpark Drive

Houston, Texas 77042

Items of Business	To elect the two Directors named in this proxy statement (page 12);

To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for 2013 (page 19);

To approve adoption of the 2013 Omnibus Stock and Performance Incentive Plan of Phillips 66 (page 21);

To provide an advisory approval of the compensation of our Named Executive Officers (page 57);

To provide an advisory stockholder vote regarding whether to establish an annual, biennial or triennial advisory vote on the compensation of our Named Executive Officers (page 58); and

To transact other business properly coming before the meeting.

Who Can Vote	You can vote if you were a stockholder of record as of March 15, 2013.

Voting by Proxy	Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy:

- Over the Internet

- By telephone or

- By mail.

Date of Mailing	This notice and the proxy statement are first being mailed to stockholders on or about March 27, 2013.

By Order of the Board of Directors

Paula A. Johnson

Corporate Secretary

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors of Phillips 66 is soliciting proxies to be voted at the 2013 Annual Meeting of Stockholders of Phillips 66.

How does the Board of Directors recommend that I vote my shares?

The recommendation of the Board of Directors can be found with the description of each proposal in this proxy statement. In summary, the Board of Directors recommends a vote:

•	FOR the Board’s proposal to elect nominated Directors;

•	FOR the Board’s proposal to ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for Phillips 66 for 2013;

•	FOR the approval of adoption of the 2013 Omnibus Stock and Performance Incentive Plan of Phillips 66;

•	FOR the advisory (non-binding) approval of the compensation of the Company’s Named Executive Officers; and

•	To provide an advisory (non-binding) vote to schedule the advisory (non-binding) vote on compensation of the Company’s Named Executive Officers on an annual basis.

Unless you give other instructions on the proxy card you return, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors.

Who is entitled to vote?

You may vote if you were the record owner of Phillips 66 common stock as of the close of business on March 15, 2013, the record date established by the Board of Directors. Each share of common stock is entitled to one vote. As of March 15, 2013, we had 620,161,825 shares of common stock outstanding and entitled to vote. There is no cumulative voting.

How many shares must be present to hold the meeting?

In order for us to hold our meeting, holders of a majority of our outstanding shares of common stock as of March 15, 2013, must be present in person or by proxy at the meeting. This is referred to as a quorum. Your shares are counted as present at the Annual Meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. Abstentions and broker non-votes will also be counted for purposes of establishing a quorum at the meeting.

What is a broker non-vote?

If a broker does not have discretion to vote shares held in street name on a particular proposal and does not receive instructions from the beneficial owner on how to vote those shares, the broker may return the proxy card without voting on that proposal. This is known as a broker non-vote. Broker non-votes will have no effect on the vote for any matter properly introduced at the meeting, except as explained on page 22 in connection with the proposal to approve the 2013 Omnibus Stock and Performance Incentive Plan of Phillips 66.

How many votes are needed to approve each of the proposals?

Each of the director nominees and all proposals submitted, other than Proposal 5, require the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy at the meeting and entitled to vote. The Board of Directors will consider the stockholder preferences on Proposal 5, as indicated by the number of votes cast by stockholders for each of the options presented, in scheduling future advisory votes on executive compensation.

How do I vote?

You can vote either in person at the meeting or by proxy.

This proxy statement, the accompanying proxy card and the Company’s 2012 Summary Annual Report to Stockholders are being made available to the Company’s stockholders on the Internet at www.proxyvote.com through the notice and access process. The 2012 consolidated financial statements and auditors’ report, management’s discussion and analysis of financial condition and results of operations, information concerning the quarterly financial data for the past two fiscal years, and other information are provided in Appendix B to this proxy statement.

To vote by proxy, you must do one of the following:

•	Vote over the Internet (instructions are on the proxy card);

•	Vote by telephone (instructions are on the proxy card); or

•	If you elected to receive a hard copy of your proxy materials, fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope.

If you hold your Phillips 66 stock in a brokerage account (that is, in “street name”), your ability to vote by telephone or over the Internet depends on your broker’s voting process. Please follow the directions on your proxy card or voter instruction form carefully.

Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. If you plan to vote in person at the Annual Meeting and you hold your Phillips 66 stock in street name, you must obtain a proxy from your broker and bring that proxy to the meeting.

How do I vote if I hold my stock through a Phillips 66 employee benefit plan?

If you hold your stock through a Phillips 66 employee benefit plan, you must either:

•	Vote over the Internet (instructions are in the email sent to you or on the notice and access form);

•	Vote by telephone (instructions are on the notice and access form); or

•	If you received a hard copy of your proxy materials, fill out the enclosed voting instruction form, date and sign it, and return it in the enclosed postage-paid envelope.

You will receive a separate voting instruction form for each employee benefit plan in which you have an interest. Please pay close attention to the deadline for returning your voting instruction form to the plan trustee. The voting deadline for each plan is set forth on the voting instruction form. Please note that different plans may have different deadlines.

How can I revoke my proxy?

You can revoke your proxy by sending written notice of revocation of your proxy to our Corporate Secretary so that it is received prior to the close of business on May 7, 2013.

Can I change my vote?

Yes. You can change your vote at any time before the polls close at the Annual Meeting. You can do this by:

•	Voting again by telephone or over the Internet prior to 11:59 p.m. Eastern Daylight Time on May 7, 2013;

•	Signing another proxy card with a later date and returning it to us prior to the meeting; or

•	Voting again at the meeting.

Who counts the votes?

We have hired Broadridge Financial Solutions, Inc. to count the votes represented by proxies and cast by ballot, and Jim Gaughan of Carl T. Hagberg and Associates has been appointed to act as Inspector of Election.

Will my shares be voted if I don’t provide my proxy and don’t attend the Annual Meeting?

For shares held in your name, if you do not provide a proxy or vote your shares at the Annual Meeting, those shares will not be voted.

If you hold shares in street name, your broker may be able to vote those shares for certain “routine” matters even if you do not provide the broker with voting instructions. Only the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2013 is considered to be a routine matter.

If you do not give your broker instructions on how to vote your shares the broker will return the proxy card without voting on proposals not considered “routine.” This is a broker non-vote. Without instructions from you, the broker may not vote on any proposals other than the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2013.

How are votes counted?

For all proposals other than Proposal 5, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” If you vote to “ABSTAIN” on these matters, it is considered as a vote cast and, therefore, has the same effect as a vote “AGAINST.” On Proposal 5, you may vote to hold an advisory vote on executive compensation every “1 Year,” “2 Years,” or “3 Years,” or you may “ABSTAIN.”

What if I return my proxy but don’t vote for some of the matters listed on my proxy card?

If you return a signed proxy card without indicating your vote, your shares will be voted “FOR” the director nominees listed on the card, “FOR” the ratification of Ernst & Young LLP as the independent registered public accounting firm for Phillips 66 for 2013, “FOR” the approval of the adoption of the 2013 Omnibus Stock and Performance Incentive Plan of Phillips 66, “FOR” the approval of the compensation of our Named Executive Officers, and to schedule the advisory vote on executive compensation on an annual basis.

Could other matters be decided at the Annual Meeting?

We are not aware of any other matters to be presented at the meeting. If any matters are properly brought before the Annual Meeting, the persons named in your proxies will vote in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

Who can attend the meeting?

The Annual Meeting is open to all holders of Phillips 66 common stock. Each stockholder is permitted to bring one guest. No cameras, recording equipment, large bags, briefcases or packages will be permitted in the Annual Meeting, and security measures will be in effect to provide for the safety of attendees.

Do I need a ticket to attend the Annual Meeting?

Yes, you will need an admission ticket or proof of ownership of Phillips 66 stock to enter the meeting. If your shares are registered in your name, you will find an admission ticket attached to the proxy card sent to you. If your shares are in the name of your broker or bank or you received your materials electronically, you will need to bring evidence of your stock ownership, such as your most recent brokerage statement. All stockholders will be required to present valid picture identification. IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND EITHER AN ADMISSION TICKET OR PROOF THAT YOU OWN PHILLIPS 66 STOCK, YOU MAY NOT BE ADMITTED INTO THE MEETING.

How can I access the Phillips 66 proxy materials and annual report electronically?

This proxy statement, the accompanying proxy card and the Company’s 2012 Summary Annual Report are being made available to the Company’s stockholders on the Internet at www.proxyvote.com through the notice and access process. Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail.

If you own Phillips 66 stock in your name, you can choose this option, and help conserve resources and save us the cost of producing and mailing these documents, by checking the box for electronic delivery on your proxy card or by following the instructions provided when you vote by telephone or over the Internet. If you hold your Phillips 66 stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

If you choose to view future proxy statements and annual reports over the Internet, you will receive a Notice of Internet Availability next year containing the Internet address to use to access our proxy statement and annual report. Your choice will remain in effect unless you change your election following the receipt of a Notice of Internet Availability. You do not have to elect Internet access each year. If you later change your mind and would like to receive paper copies of our proxy statements and annual reports, you can request both by phone at 800-579-1639, by email at sendmaterial@proxyvote.com and through the Internet at www.proxyvote.com. You will need your 12 digit control number located on your Notice of Internet Availability to request a package. You will also be provided with the opportunity to receive a copy of the proxy statement and annual report in future mailings.

Will my vote be kept confidential?

The Board of Directors has a policy that stockholder proxies, ballots, and tabulations that identify stockholders are to be maintained in confidence. No such document will be available for examination, and the identity and vote of any stockholder will not be disclosed, except as necessary to meet legal requirements and allow the inspectors of election to certify the results of the stockholder vote. The policy also provides that inspectors of election must be independent and cannot be employees of the Company. Occasionally, stockholders provide written comments on their proxy card that may be forwarded to management.

What is the cost of this proxy solicitation?

The Board of Directors has sent you this proxy statement. Our directors, officers and employees may solicit proxies by mail, by email, by telephone or in person. Those persons will receive no additional compensation for any solicitation activities. We will request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of common stock held of record by those entities, and we will, upon the request of those record holders, reimburse reasonable forwarding expenses. We will pay the costs of preparing, printing, assembling and mailing the proxy materials used in the solicitation of proxies. In addition, we have hired Alliance Advisors, LLC to assist us in soliciting proxies, which it may do by telephone or in person. We anticipate paying Alliance Advisors, LLC a fee of $15,000, plus expenses.

Why did my household receive a single set of proxy materials?

Securities and Exchange Commission (SEC) rules permit us to deliver a single copy of an annual report and proxy statement to any household not participating in electronic proxy material delivery at which two or more stockholders reside, if we believe the stockholders are members of the same family. This benefits both you and the Company, as it eliminates duplicate mailings that stockholders living at the same address receive and conserves resources and reduces our printing and mailing costs. This rule applies to any annual reports, proxy statements, proxy statements combined with a prospectus or information statements. Each stockholder will continue to receive a separate proxy card or voting instruction card. Your household may have received a single set of proxy materials this year. If you prefer to receive your own copy now or in future years, please request a duplicate set by phone at 800-579-1639, through the Internet at www.proxyvote.com, by email at sendmaterial@proxyvote.com, or by writing to Phillips 66, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717. Stockholders sharing the same address can request delivery of a single copy of these materials using the same methods described in the preceding sentence. If a broker or other nominee holds your shares, you may continue to receive some duplicate mailings. Certain brokers will eliminate duplicate account mailings by allowing stockholders to consent to such elimination, or through implied consent if a stockholder does not request continuation of duplicate mailings. Because not all brokers and nominees may offer stockholders the opportunity to request eliminating duplicate mailings, you may need to contact your broker or nominee directly to discontinue duplicate mailings to your household.

CORPORATE GOVERNANCE MATTERS AND

COMMUNICATIONS WITH THE BOARD

The Nominating and Governance Committee and the Board of Directors annually review the Company’s governance structure to take into account changes in SEC and New York Stock Exchange (NYSE) rules, as well as current best practices. Our Corporate Governance Guidelines, posted on the “Investors” section of the Company’s website under the “Governance” caption and available in print upon request (see “Available Information” on page 66), address the following matters, among others: director qualifications, director responsibilities, committees of the board, director access to officers, employees and independent advisors, director compensation, performance evaluations of the board, director orientation and continuing education, and Chief Executive Officer (CEO) evaluation and succession planning.

The Corporate Governance Guidelines also contain director independence standards, which are consistent with the standards set forth in the NYSE listing standards, to assist the Board of Directors in determining the independence of the Company’s Directors. The Board of Directors has determined that each Director, except Messrs. Garland and Lowe, meets the standards regarding independence set forth in the Corporate Governance Guidelines and is free of any material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). Mr. Garland is not considered independent because he is an executive officer of the Company. Mr. Lowe is not considered independent because of his affiliation with ConocoPhillips prior to our 2012 spin-off from ConocoPhillips. In making independence determinations, the Board of Directors specifically considered the fact that many of our Directors are directors, retired officers or stockholders of companies with which we conduct business. In addition, some of our Directors serve as employees of, or consultants to, companies that do business with Phillips 66 and its affiliates (as further described in “Related Party Transactions” on page 10). Finally, some of our Directors may purchase retail products (such as gasoline, fuel additives or lubricants) from the Company. In all cases, it was determined that the nature of the business conducted and the interest of the Director by virtue of such position were immaterial both to the Company and to such Director.

The Board of Directors maintains a process for stockholders and interested parties to communicate with the Board of Directors. Stockholders and interested parties may communicate with the Board of Directors by contacting our Corporate Secretary, Paula A. Johnson, as provided below:

Mailing Address:	Corporate Secretary Phillips 66 P.O. Box 4428 Houston, TX 77210
Phone Number:	(281) 293-6600
Internet:	“Investors” section of the Company’s website under the “Governance” caption

Relevant communications are distributed to the Board of Directors or to any individual Director or Directors, as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board has requested that certain items that are unrelated to its duties and responsibilities be excluded, such as: business solicitations or advertisements; junk mail and mass mailings; new product suggestions; product complaints; product inquiries; resumes and other forms of job inquiries; spam; and surveys. In addition, material that is considered hostile, threatening, illegal or similarly unsuitable will be excluded. Any communication that is filtered out is made available to any non-employee Director upon request.

Recognizing that director attendance at the Company’s Annual Meeting can provide the Company’s stockholders with an opportunity to communicate with the Directors about issues affecting the Company, the Company actively encourages our Directors to attend the Annual Meeting of Stockholders. This will be our first Annual Meeting of Stockholders.

BOARD LEADERSHIP STRUCTURE

Chairman and CEO Roles

While the Board of Directors retains the authority to separate the positions of Chairman and CEO if it deems appropriate in the future, the Board currently believes it is in the best interest of the Company’s stockholders to combine them. Doing so places one person in a position to guide the Board in setting priorities for the Company and in addressing the risks and challenges the Company faces. The Board of Directors believes that, while its non-employee directors bring a diversity of skills and perspectives to the Board, the Company’s CEO, by virtue of his day-to-day involvement in managing the Company, is best suited currently to serve as Chairman and perform this unified role.

The Board of Directors believes there is no single organizational model that is the best and most effective in all circumstances. As a consequence, the Board of Directors periodically considers whether the offices of Chairman and CEO should be combined and who should serve in such capacities. In determining the best organizational structure for us upon our spin-off from ConocoPhillips, combining the offices of Chairman and CEO was decided to be in the best interests of the Company and its stockholders. The Board of Directors will periodically reexamine its corporate governance policies and leadership structures to ensure that they continue to meet the Company’s needs.

Independent Director Leadership

The Board of Directors has adopted strong governance principles to ensure that an appropriate balance of power exists between the non-employee Directors and management, including:

•	appointing a Lead Director;

•	requiring a majority of independent directors;

•	having only independent directors serve on the Audit and Finance Committee, the Human Resources and Compensation Committee, and the Nominating and Governance Committee;

•	having executive sessions of the non-employee Directors held at each Board meeting; and

•	having only independent directors evaluate the CEO’s performance annually and approve the CEO’s pay.

Mr. McGraw currently serves as our Lead Director. In appointing him, the Board of Directors considered it to be useful and appropriate to designate an independent director to serve in a lead capacity to coordinate the activities of the non-employee Directors and to perform such other duties and responsibilities as the Board of Directors may determine. Specifically, those duties include:

•	advising the Chairman as to an appropriate schedule of board meetings, seeking to ensure that the non-employee Directors can perform their duties responsibly while not interfering with operations;

•	providing the Chairman with input as to the preparation of the agendas for the board and committee meetings and assuring that there is sufficient time for discussion of all agenda items;

•

advising the Chairman as to the quality, quantity and timeliness of the flow of information from management that is necessary for the non-employee Directors to perform their duties effectively and responsibly. Although management is responsible for the preparation of materials for the Board, the Lead Director may specifically request the inclusion of certain material;

•	recommending to the Chairman the retention of consultants who report directly to the Board of Directors;

•	interviewing all board candidates and making nomination recommendations to the Nominating and Governance Committee and the Board of Directors;

•	assisting the Board of Directors and Company officers in assuring compliance with and implementation of the Corporate Governance Guidelines;

•	having the authority to call meetings of the non-employee Directors and developing the agenda for and moderating any such meetings and executive sessions of the non-employee Directors;

•	acting as principal liaison between the non-employee Directors and the Chairman on sensitive issues;

•	participating in the periodic discussion of CEO performance with the Human Resources and Compensation Committee;

•	ensuring the Board of Directors conducts an annual self-assessment and meeting with the CEO to discuss the results of the annual self-assessment; and

•	working with the Nominating and Governance Committee to recommend the membership of the various board committees, as well as selection of the committee chairs.

The Board of Directors believes that its current structure and processes encourage its non-employee Directors to be actively involved in guiding the work of the Board. The chairs of the Board’s Committees review their agendas and committee materials in advance, communicating directly with other directors and members of management as each deems appropriate. Moreover, each director is free to suggest agenda items and to raise matters at Board and Committee meetings that are not on the agenda.

Our Corporate Governance Guidelines require that the non-employee Directors meet in executive session at every meeting and that the independent directors meet in executive session at least annually. As Lead Director, Mr. McGraw presides at such executive sessions. Each executive session may include, among other things, (1) a discussion of the performance of the Chairman and the Chief Executive Officer, (2) matters concerning the relationship of the Board of Directors with the management directors and other members of senior management, and (3) such other matters as the non-employee Directors deem appropriate. No formal action of the Board of Directors is taken at these meetings, although the non-employee Directors may subsequently recommend matters for consideration by the full Board of Directors. The Board of Directors may invite guest attendees for the purpose of making presentations, responding to questions by the directors, or providing counsel on specific matters within their areas of expertise.

BOARD RISK OVERSIGHT

While the Company’s management is responsible for the day-to-day management of risks to the Company, the Board of Directors has broad oversight responsibility for the Company’s risk management programs. In this oversight role, the Board of Directors is responsible for satisfying itself that the risk management processes designed and implemented by the Company’s management are functioning as intended and that necessary steps are taken to foster a culture of risk-adjusted decision making throughout the organization. In carrying out its oversight responsibility, the Board of Directors has delegated to individual committees certain elements of its oversight function. In this context, the Board of Directors delegated authority to the Audit and Finance Committee to facilitate coordination among the Board’s Committees with respect to oversight of the Company’s risk management programs. As part of this authority, the Audit and Finance Committee regularly discusses the Company’s risk assessment and risk management policies to ensure that our risk management programs are functioning properly. The Board of Directors receives regular updates from its Committees on individual areas of risk, such as updates on financial and control risks from the Audit and Finance Committee; health, safety, environmental and reputational risks from the Public Policy Committee; and compensation program risks from the Human Resources and Compensation Committee. The Board of Directors exercises its oversight function with respect to all material risks to the Company, which are identified and discussed in the Company’s public filings with the SEC.

CODE OF BUSINESS ETHICS AND CONDUCT

Phillips 66 has adopted a Code of Business Ethics and Conduct for Directors and Employees designed to help directors and employees resolve ethical issues in an increasingly complex global business environment. Our Code of Business Ethics and Conduct applies to all directors and employees, including the CEO and the Chief Financial Officer. Our Code of Business Ethics and Conduct covers topics including, but not limited to, conflicts of interest, insider trading, competition and fair dealing, discrimination and harassment, confidentiality, payments to government personnel, anti-boycott laws, U.S. embargos and sanctions, compliance procedures and employee complaint procedures. Our Code of Business Ethics and Conduct is posted on the “Investors” section of our website under the “Governance” caption. Stockholders may also request printed copies of our Code of Business Ethics and Conduct by following the instructions located under the caption “Available Information” on page 66.

RELATED PARTY TRANSACTIONS

Our Code of Business Ethics and Conduct requires that all directors and executive officers promptly bring to the attention of the General Counsel and, in the case of directors, the Chair of the Nominating and Governance Committee or, in the case of executive officers, the Chair of the Audit and Finance Committee, any transaction or relationship that arises and of which she or he becomes aware that reasonably could be expected to constitute a related party transaction. Any such transaction or relationship is reviewed by the Company’s management and the appropriate Board Committee to ensure that it does not constitute a conflict of interest and is reported appropriately. Additionally, the Nominating and Governance Committee conducts an annual review of related party transactions between each of our directors and the Company (and its subsidiaries) and makes recommendations to the Board regarding the continued independence of each board member. In 2012, there were no related party transactions in which the Company (or a subsidiary) was a participant and in which any director or executive officer (or their immediate family members) had a direct or indirect material interest. The Nominating and Governance Committee also considered relationships that, while not constituting related party transactions where a director had a direct or indirect material interest, nonetheless involved transactions between the Company and a company with which a director is affiliated, whether through employment status or by virtue of serving as director. Included in its review were ordinary course of business transactions with companies employing a director, including ordinary course of business transactions with The McGraw-Hill Companies, of which Mr. McGraw serves as Chairman, President and Chief Executive Officer, and JPMorgan Chase & Co., of which Mr. Tilton serves as Chairman of the Midwest. The Nominating and Governance Committee determined that there were no transactions impairing the independence of any member of the Board.

NOMINATING PROCESSES OF

THE NOMINATING AND GOVERNANCE COMMITTEE

The Nominating and Governance Committee (the “Nominating Committee”) consists of three non-employee Directors, all of whom are independent under NYSE listing standards and our Corporate Governance Guidelines. The Nominating Committee identifies, investigates and recommends director candidates to the Board of Directors with the goal of creating balance of knowledge, experience and diversity. Generally, the Nominating Committee identifies candidates through the use of a search firm or the business and organizational contacts of the directors and management. Our By-Laws permit stockholders to nominate candidates for director election at a stockholders meeting whether or not such nominee is submitted to and evaluated by the Nominating Committee. Stockholders who wish to submit nominees for election at an annual or special meeting of stockholders should follow the procedures described under “Submission of Future Stockholder Proposals” on page 66. The Nominating Committee will consider director candidates recommended by stockholders. If a stockholder wishes to recommend a candidate for nomination by the Nominating Committee, she or he should follow the same procedures referred to above for nominations to be made directly by the stockholder. In addition, the stockholder should provide such other information as it may deem relevant to the Nominating Committee’s evaluation. Candidates recommended by the Company’s stockholders are evaluated on the same basis as candidates recommended by the Company’s directors, CEO, other executive officers, third-party search firms or other sources.

 ELECTION OF DIRECTORS AND DIRECTOR BIOGRAPHIES

(Proposal 1 on the Proxy Card)

What am I voting on?

You are voting on a proposal to elect nominees to a three-year term as directors of the Company.

What is the makeup of the Board of Directors and how often are the members elected?

Our By-Laws provide that the directors will be divided into three classes, which will as nearly as possible be equal in size, with one class being elected each year. The Board of Directors has set the current number of directors at eight, with two classes of three directors each and one class of two directors. Any director vacancies created between annual stockholder meetings (such as by a current director’s death, resignation or removal for cause or an increase in the number of directors) may be filled by a majority vote of the remaining directors then in office. Any director appointed in this manner would hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which he or she has been appointed expires. If a vacancy resulted from an action of our stockholders, only our stockholders would be entitled to elect a successor. Under the Company’s Corporate Governance Guidelines, each director is required to retire at the next annual stockholders’ meeting of the Company following his or her 72nd birthday.

What if a nominee is unable or unwilling to serve?

That is not expected to occur. If it does and the Board of Directors does not elect to reduce the size of the Board, shares represented by proxies will be voted for a substitute nominated by the Board of Directors.

How are Directors compensated?

Please see our discussion of non-employee Director compensation beginning on page 59.

How often did the Board meet in 2012?

The Board of Directors met four times in 2012. Each director attended at least 75 percent of the aggregate of:

•	the total number of meetings of the Board in 2012 (held during the period for which she or he has been a director); and

•	the total number of full-committee meetings held in 2012 by all Committees of the Board on which she or he served (during the periods that she or he served).

Do the Board Committees have written charters?

Yes. The charters for our Audit and Finance Committee, Executive Committee, Human Resources and Compensation Committee, Nominating and Governance Committee and Public Policy Committee can be found in the “Investors” section on the Phillips 66 website under the “Governance” caption. Stockholders may also request printed copies of these charters by following the instructions located under the caption “Available Information” on page 66.

What are the Committees of the Board?

Committee	Members		Principal Functions	Number of Meetings in 2012
Audit and Finance	William R. Loomis Jr.* Victoria J. Tschinkel Marna C. Whittington	•	Discusses with management, the independent auditors, and the internal auditors the integrity of the Company’s accounting policies, internal controls, financial statements, financial reporting practices, and select financial matters, covering the Company’s capital structure, complex financial transactions, financial risk management, retirement plans and tax planning.	7
		•	Reviews significant corporate risk exposures and steps management has taken to monitor, control and report such exposures.
		•	Monitors the qualifications, independence and performance of our independent auditors and internal auditors.
		•	Monitors our compliance with legal and regulatory requirements and corporate governance guidelines, including our Code of Business Ethics and Conduct.
		•	Maintains open and direct lines of communication with the Board and our management, internal auditors and independent auditors.
Executive	Greg C. Garland* J. Brian Ferguson William R. Loomis Jr. Harold W. McGraw III Victoria J. Tschinkel	•	Exercises the authority of the full Board between Board meetings on all matters other than (1) those matters expressly delegated to another committee of the Board, (2) the adoption, amendment or repeal of any of our By-Laws and (3) matters that cannot be delegated to a committee under statute or our Certificate of Incorporation or By-Laws.	1
Human Resources and Compensation	J. Brian Ferguson* Harold W. McGraw III Glenn F. Tilton	•	Oversees our executive compensation policies, plans, programs and practices.	4
		•	Assists the Board in discharging its responsibilities relating to the fair and competitive compensation of our executives and other key employees.
		•	Reviews at least annually the performance (together with the Lead Director) and sets the compensation of the CEO.
Nominating and Governance	Harold W. McGraw III* J. Brian Ferguson Glenn F. Tilton	•	Selects and recommends director candidates to the Board to be submitted for election at Annual Meetings and to fill any vacancies on the Board.	4
		•	Recommends committee assignments to the Board.
		•	Reviews and recommends to the Board compensation and benefits policies for our non-employee Directors.
		•	Reviews and recommends to the Board appropriate corporate governance policies and procedures for our Company.
		•	Conducts an annual assessment of the qualifications and performance of the Board.
		•	Reviews and reports to the Board annually on succession planning for the CEO.
Public Policy	Victoria J. Tschinkel* William R. Loomis Jr. John E. Lowe Marna C. Whittington	•	Advises the Board on current and emerging domestic and international public policy issues.	4
		•	Assists the Board in the development and review of policies and budgets for charitable and political contributions.

*	Committee Chairperson

What criteria were considered by the Nominating and Governance Committee in selecting the nominees?

In selecting the 2013 nominees for director, the Nominating Committee sought candidates who possess the highest personal and professional ethics, integrity and values, and are committed to representing the long-term interests of the Company’s stockholders. In addition to reviewing a candidate’s background and accomplishments, the Nominating Committee reviewed candidates in the context of the current composition of the Board and the evolving needs of the Company’s businesses. The Nominating Committee also considered the number of boards on which the candidate already serves. It is the Board’s policy that at all times at least a substantial majority of its members meets the standards of independence promulgated by the NYSE and the SEC, and as set forth in the Company’s Corporate Governance Guidelines. The Nominating Committee also seeks to ensure that the Board reflects a range of talents, ages, skills, experiences, diversity, and expertise, particularly in the areas of accounting and finance, management, domestic and international markets, leadership, and energy related industries, sufficient to provide sound and prudent guidance with respect to the Company’s operations and interests. The Board seeks to maintain a diverse membership, but does not have a separate policy on diversity. The Board also requires that its members be able to dedicate the time and resources necessary to ensure the diligent performance of their duties on the Company’s behalf, including attending Board and applicable committee meetings.

The following are some of the key qualifications and skills the Nominating Committee considered in evaluating the director nominees. The individual biographies below provide additional information about each nominee’s specific experiences, qualifications and skills.

•

CEO experience. Directors with experience as CEO of public corporations provide the Company with valuable insights. These individuals have a demonstrated record of leadership qualities and a practical understanding of organizations, processes, strategy, risk and risk management and the methods to drive change and growth. Through their service as top leaders at other organizations, they also bring valuable perspective on common issues affecting other companies and Phillips 66.

•

Financial reporting experience. An understanding of finance and financial reporting processes is important for our directors. The Company measures its operating and strategic performance by reference to financial targets. In addition, accurate financial reporting and robust auditing are critical to the Company’s success. We seek to have a number of directors who qualify as audit committee financial experts, and we expect all of our directors to be financially knowledgeable.

•

Industry experience. Directors with experience as executives or directors or in other leadership positions in the energy industry bring pertinent experiences to the Board. These directors have valuable perspective on issues specific to the Company’s business.

•	Global experience. As a global company, directors with global business or international experience provide valued perspective on our operations.

•

Environmental experience. The perspective of directors who have experience within the environmental regulatory field is valued as we implement policies and conduct operations in order to ensure that our actions today will not only provide the energy needed to drive economic growth and social well-being, but also secure a stable and healthy environment for tomorrow.

Who are this year’s nominees?

The following directors are standing for election this year to hold office until the 2016 Annual Meeting of Stockholders. Included below is a listing of each nominee’s name, age, tenure and qualifications.

Greg C. Garland, 55

Director since April 2012

Mr. Garland serves as Chairman and CEO of Phillips 66. He was appointed Senior Vice President, Exploration and Production—Americas for ConocoPhillips in 2010. He was previously President and CEO of Chevron Phillips Chemical Company LLC (CPChem) from 2008 to 2010, having served as Senior Vice President, Planning and Specialty Products, CPChem, from 2000 to 2008.

Skills and qualifications: Mr. Garland’s more than 30-year career with Phillips Petroleum Company, CPChem and ConocoPhillips, and as CEO of Phillips 66, makes him well qualified to serve both as a director and as Chairman of the Board. Mr. Garland’s extensive experience in the energy industry makes his service as a director invaluable to the Company. In addition to his other skills and qualifications, Mr. Garland’s role as both Chairman and CEO of Phillips 66 serves as a vital link between management and the Board of Directors, allowing the Board to perform its oversight role with the benefit of management’s perspective on business and strategy.

John E. Lowe, 54

Director since April 2012

Mr. Lowe served as assistant to the CEO of ConocoPhillips, a position he held from 2008 until our spin-off from ConocoPhillips in 2012. He previously held a series of executive positions with ConocoPhillips, including Executive Vice President, Exploration and Production, from 2007 to 2008, and Executive Vice President, Commercial, from 2006 to 2007. Mr. Lowe is a Special Executive Advisor to Tudor, Pickering, Holt & Co. and serves on the board of Agrium, Inc.

Skills and qualifications: Mr. Lowe has served on the boards of DCP Midstream LLC and CPChem. He has extensive experience and knowledge of our industry through his service on these boards and his 30-year career with Phillips Petroleum Company and ConocoPhillips.

What vote is required to approve this proposal?

Each nominee requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.

What if a director nominee does not receive a majority of votes cast?

Our By-Laws require directors to be elected by the majority of the votes cast with respect to such director (i.e., the number of votes cast “for” a director must exceed the number of votes cast “against” that director). If a nominee who is serving as a director is not elected at the Annual Meeting and no one else is elected in place of that director, then, under Delaware law, the director would continue to serve on the Board of Directors as a “holdover director.” However, under our By-Laws, the holdover director is required to tender his or her resignation to the Board. The Nominating Committee then would consider and recommend to the Board whether to accept or reject the tendered resignation, or whether some other action should be taken. The Board of Directors would then make a decision whether to accept the resignation taking into account the recommendation of the Nominating Committee. The director who tenders his or her resignation will not participate in the Board’s decision. The Board is required to publicly disclose (by a press release, a filing with the SEC or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.

What does the Board recommend?

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH NOMINEE STANDING FOR ELECTION FOR DIRECTOR.

Who are the continuing directors?

The following directors will continue in office until the end of their respective terms. Included below is a listing of each continuing director’s name, age, tenure and qualifications.

J. Brian Ferguson, 58

Director since April 2012; term expires at the 2015 Annual Meeting

Mr. Ferguson retired as Chairman of Eastman Chemical Company (Eastman) in 2010 and as CEO of Eastman in 2009. He became the Chairman and CEO of Eastman in 2002. He currently serves on the boards of Owens Corning and NextEra Energy Inc. and the Board of Trustees for The University of Tennessee.

Skills and qualifications: Mr. Ferguson has over 30 years of leadership experience in international business, industrial operations, strategic planning and capital raising strategies, as well as in executive compensation.

William R. Loomis Jr., 64

Director since April 2012; term expires at the 2014 Annual Meeting

Mr. Loomis has been an independent financial advisor since 2009. He was a general partner and managing director of Lazard Freres & Co. from 1984 to 2002, the CEO of Lazard LLC from 2000 to 2001 and a limited managing director of Lazard LLC from 2002 to 2004. He currently serves on the board of Limited Brands Inc., and is also a senior advisor to Lazard LLC and China International Capital Corporation.

Skills and qualifications: Mr. Loomis has extensive executive experience, financial expertise and substantial history as a senior strategic advisor to complex businesses and multiple executives.

Harold W. McGraw III, 64

Director since April 2012; term expires at the 2015 Annual Meeting

Mr. McGraw has served as Chairman, President and CEO of The McGraw-Hill Companies since 2000. Prior to his service as Chairman, he served as President and CEO from 1998 to 2000 and President and Chief Operating Officer from 1993 to 1998. He currently serves on the boards of The McGraw-Hill Companies and United Technologies Corporation.

Skills and qualifications: As an active CEO of a large, global public company with a significant role in the financial reporting industry, Mr. McGraw’s experience allows him to provide Phillips 66 with valuable global financial, corporate governance and operational expertise.

Glenn F. Tilton, 64

Director since April 2012; term expires at the 2014 Annual Meeting

Mr. Tilton has served as Chairman of the Midwest of JPMorgan Chase & Co. since 2011. From September 2002 to October 2010, he served as Chairman, President and CEO of UAL Corporation, a holding company, and United Air Lines, Inc., an air transportation company and wholly-owned subsidiary of UAL Corporation. UAL Corporation filed a voluntary bankruptcy petition under the federal bankruptcy laws in December 2002 and exited bankruptcy in February 2006. Mr. Tilton previously spent more than 30 years in increasingly senior roles with Texaco Inc., including Chairman and CEO in 2001. He currently serves on the boards of United Continental Holdings Inc. (as non-executive chairman), Abbot Laboratories, and AbbVie Inc. (as lead director).

Skills and qualifications: Mr. Tilton has strong management experience overseeing complex multinational businesses operating in highly regulated industries, as well as 30 years experience in the energy industry and expertise in finance and capital markets matters.

Victoria J. Tschinkel, 65

Director since April 2012; term expires at the 2015 Annual Meeting

Ms. Tschinkel currently serves on the Executive Committee of 1000 Friends of Florida and previously was its Chairwoman. She served as State Director of the Florida Nature Conservancy from 2003 to 2006, was senior environmental consultant to Landers & Parsons, a Tallahassee, Florida law firm, from 1987 to 2002, and was the Secretary of the Florida Department of Environmental Regulation from 1981 to 1987.

Skills and qualifications: Ms. Tschinkel’s extensive environmental regulatory experience makes her well qualified to serve as a member of the Board. In addition, her relationships and experience working within the environmental community position her to advise the Board on the impact of our operations in sensitive areas.

Marna C. Whittington, 65

Director since May 2012; term expires at the 2014 Annual Meeting

Dr. Whittington was CEO of Allianz Global Investors Capital, a diversified global investment firm, from 2002 until her retirement in January 2012. She was Chief Operating Officer of Allianz Global Investors, the parent company of Allianz Global Investors Capital, from 2001 to 2011. Prior to that, she was Managing Director and Chief Operating Officer of Morgan Stanley Asset Management. Dr. Whittington started in the investment management industry in 1992, joining Philadelphia-based Miller Anderson & Sherrerd. Previously, she was Executive Vice President and CFO of the University of Pennsylvania, from 1984 to 1992. Earlier, she served as Budget Director and, later, Secretary of Finance for the State of Delaware. Dr. Whittington also serves on the boards of Macy’s, Inc. and Oaktree Capital Group.

Skills and qualifications: Dr. Whittington has extensive knowledge of and substantial experience in financial, investment, and banking matters. She also provides valuable insight from her previous experience serving on the board of a chemicals company and as a statewide cabinet officer.

AUDIT AND FINANCE COMMITTEE REPORT

The Audit and Finance Committee (the “Audit Committee”) assists the Board in fulfilling its responsibility to provide independent, objective oversight of the financial reporting functions and internal control systems of Phillips 66. The Audit Committee currently consists of three non-employee Directors. The Board of Directors has determined that each member of the Audit Committee satisfies the requirements of the NYSE as to independence, financial literacy and expertise. The Board has determined that at least one member, William R. Loomis Jr., is an audit committee financial expert as defined by the SEC. The responsibilities of the Audit Committee are set forth in the written charter adopted by the Board of Directors, which is available in the “Investors” section of our website under the caption “Governance.” One of the Audit Committee’s primary responsibilities is to assist the Board in its oversight of the integrity of the Company’s financial statements. The following report summarizes certain of the Audit Committee’s activities in this regard for 2012.

Review with Management. The Audit Committee has reviewed and discussed with management the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and management’s assessment of the effectiveness of the Company’s internal control over financial reporting, as of December 31, 2012, included therein.

Discussions with Independent Registered Public Accounting Firm. The Audit Committee has discussed with Ernst & Young LLP, independent registered public accounting firm for Phillips 66, the matters required to be discussed by standards of the Public Company Accounting Oversight Board. The Audit Committee has received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with that firm its independence from Phillips 66.

Recommendation to the Phillips 66 Board of Directors. Based on its review and discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Phillips 66 Annual Report on Form 10-K for the year ended December 31, 2012.

THE PHILLIPS 66 AUDIT AND FINANCE COMMITTEE

William R. Loomis Jr., Chairman

Victoria J. Tschinkel

Marna C. Whittington

 PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP

(Proposal 2 on the Proxy Card)

What am I voting on?

You are voting on a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2013. The Audit Committee has appointed Ernst & Young to serve as the Company’s independent registered public accounting firm.

What services does the independent registered public accounting firm provide?

Audit services of Ernst & Young for fiscal year 2012 included an audit of our consolidated financial statements, an audit of the effectiveness of the Company’s internal control over financial reporting, and services related to periodic filings made with the SEC. Additionally, Ernst & Young provided certain other services as described in the response to the next question. In connection with the audit of the 2012 consolidated financial statements, we entered into an engagement agreement with Ernst & Young that sets forth the terms by which Ernst & Young will perform audit services for us. That agreement is subject to alternative dispute resolution procedures.

How much was the independent registered public accounting firm paid for 2012?

Ernst & Young’s fees for professional services totaled $12.0 million for 2012, which consisted of the following:

Fees (in millions)	2012	2011
Audit Fees [1]	$10.9	$—
Audit-Related Fees [2]	0.9	—
Tax Fees [3]	0.2	—
Other Fees	—	—

Total	$12.0	$—

1	Fees for audit services related to the fiscal year consolidated audit, the audit of the effectiveness of internal controls, quarterly reviews, registration statements, comfort letters, statutory and regulatory audits and accounting consultations.

2	Fees for audit-related services related to audits in connection with proposed or consummated dispositions, benefit plan audits, other subsidiary audits, special reports, and accounting consultations.

3	Fees for tax services related to tax compliance services and tax planning and advisory services.

Prior to May 1, 2012, audit, audit-related, tax and other fees were paid by ConocoPhillips because our results were included in the consolidated financial statements of ConocoPhillips.

The Audit Committee has considered whether the non-audit services provided to Phillips 66 by Ernst & Young impaired the independence of Ernst & Young and concluded they did not.

The Audit Committee has adopted a pre-approval policy that provides guidelines for the audit, audit-related, tax and other non-audit services that may be provided by Ernst & Young to the Company. All of the fees in the table above were approved in accordance with this policy. The policy (a) identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that Ernst & Young’s independence is not impaired; (b) describes the audit, audit-related, tax and other services that may be provided and the non-audit services that are prohibited; and (c) sets forth pre-approval requirements for all permitted services. Under the policy, all services to be provided by Ernst & Young must be pre-approved by the Audit Committee. The Audit Committee has delegated authority to approve permitted services to the Audit Committee’s Chair. Such approval must be reported to the entire Audit Committee at the next scheduled Audit Committee meeting.

Will a representative of Ernst & Young be present at the Annual Meeting?

Yes, one or more representatives of Ernst & Young will be present at the meeting. The representatives will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions from the stockholders.

What vote is required to approve this proposal?

Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. If the appointment of Ernst & Young is not ratified, the Audit Committee will reconsider the appointment.

What does the Board recommend?

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2013.

PROPOSAL TO APPROVE ADOPTION OF THE 2013 OMNIBUS STOCK AND PERFORMANCE INCENTIVE PLAN OF PHILLIPS 66

(Proposal 3 on the Proxy Card)

What am I voting on?

We are asking you to approve the 2013 Omnibus Stock and Performance Incentive Plan of Phillips 66 (the “2013 Plan”), as set forth in Appendix A. The 2013 Plan will only become effective upon approval by stockholders. The 2013 Plan was approved by the Board of Directors on February 10, 2013, and the 2013 Plan will, among other things, allow the issuance of up to 45 million shares of common stock for compensation to our employees and directors. The 2013 Plan will replace the Omnibus Stock and Performance Incentive Plan of Phillips 66 (the “2012 Plan”), which was adopted in connection with our spin-off from ConocoPhillips. If the 2013 Plan is approved by stockholders, the 2012 Plan will no longer be used for further awards. As of March 15, 2013, there were 31,542,889 shares of common stock available for awards under the 2012 Plan. Additionally, shares subject to awards under the 2013 Plan or the 2012 Plan may become available from time to time for awards under the 2013 Plan to the extent that such shares are not actually delivered due to forfeiture, termination or expiration of the award.

The 45 million shares available for issuance under the 2013 Plan would represent approximately 7.25 percent of the Company’s outstanding shares as of March 15, 2013. This level of dilution is comparable to that of our peer group of companies and is consistent with the Board’s preference for conservative compensation practices.

Approval of the 2013 Plan by our stockholders is also one of the requirements that must be met in order to deduct the full amount of performance-based awards made pursuant to the 2013 Plan under Section 162(m) of the Internal Revenue Code.

The primary objectives of the 2013 Plan are:

•	To attract and retain the services of employees and directors; and

•	To provide incentive awards to our employees and directors in a method that aligns their interests with our stockholders’ interests.

In accordance with these objectives, the 2013 Plan is designed to enable our employees and directors to acquire or increase their ownership of our common stock and to compensate employees and directors for the creation of stockholder value. The 2013 Plan is also designed with the intent of placing more executive compensation at risk over the long-term. The 2013 Plan provides variable long-term compensation to employees and directors that is consistent with the compensation philosophy adopted by the Human Resources and Compensation Committee (“Compensation Committee”) as set out in “Compensation Discussion and Analysis” beginning on page 31 of this proxy statement. This philosophy is based on the fundamental principles of pay for performance and external competitiveness, and the Board of Directors sees this proposal as a means of further aligning the goals of our employees and directors with those of our stockholders.

While all of our employees and directors will be eligible to participate in the 2013 Plan according to its terms, it is expected that most awards under the 2013 Plan will be made to our key employees, typically senior officers, managers, and technical and professional personnel. As of March 15, 2013, the following stock options, stock appreciation rights (SARs), restricted stock awards, and restricted stock unit awards (including those under all prior plans, whether reserves have been used or still exist to allow further issuance of awards) were outstanding under the 2012 Plan:

•	Options to purchase 7,838,897 shares of our common stock at a weighted average price of $29.81 and a weighted average term of 6.4 years, of which 4,466,083 shares were subject to vested options;

•	Restricted stock awards of 31,912 shares of our common stock;

•	Restricted stock units of 8,191,674 shares; and

•	123,426 shares of our common stock for stock purchase programs for international employees.

What vote is required to approve this proposal?

Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Additionally, under the rules of the NYSE, votes cast on the proposal must represent more than 50 percent of our outstanding shares of common stock. Broker non-votes are not considered votes cast for this purpose.

What does the Board recommend?

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF OUR 2013 OMNIBUS STOCK AND PERFORMANCE INCENTIVE PLAN.

Summary of Our 2013 Omnibus Stock and Performance Incentive Plan

The following summary of the 2013 Plan is qualified by reference to the full text of the 2013 Plan, which is attached as Appendix A.

Corporate Governance Best Practices

The use of stock-based incentive awards promotes best practices in corporate governance by aligning participants’ interests with the interests of Company stockholders. Specific features in the 2013 Plan that are consistent with industry best practices include, but are not limited to:

•	incentive and nonqualified Stock Options and Stock Appreciation Rights (SARs) must have an exercise price per share that is no less than the fair market value of the common stock on the date of grant;

•

there can be no repricing, replacement or regranting through cancellation or modification without stockholder approval, if the effect would be to reduce the exercise price for the shares underlying the option or SAR;

•	no option or SAR may be bought back with cash without shareholder approval;

•

shares withheld as full or partial payment of withholding or other taxes or as payment for the exercise or conversion price of an award shall not be added back to the number of shares available for issuance under the plan;

•	Awards valued by reference to common stock that may be settled in equivalent cash value will count as shares of common stock delivered as if the award were settled with shares;

•	no dividends or dividend equivalents may be extended to or made part of any unearned performance award;

•

no award or any other benefit under the 2013 Plan shall be assignable or otherwise transferable except by will, by beneficiary designation, or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code;

•	change in control provisions are subject to a “double trigger” requiring a change in control event as well as termination of employment before taking effect; and

•	all programs offered under the 2013 Plan are subject to clawback.

Eligibility

All employees of the Company and its subsidiaries are eligible to participate in and receive awards under the 2013 Plan. Awards may be subject to such terms and conditions as may be established by the Compensation Committee. The Compensation Committee is responsible for designating which employees of the Company are participants in the 2013 Plan. The Compensation Committee expects to limit participation to those employees whose level of job responsibility places them within an executive, management, technical, or professional group of employees. This is consistent with our current practice under the 2012 Plan, under which approximately 900 of our employees received awards for the annual compensation program payouts in February 2013 (described in the “Compensation Discussion and Analysis” beginning on page 31). Non-employee Directors are also eligible to participate in and receive awards under the 2013 Plan.

Authorized Shares and Limits

Subject to stockholder approval, we have reserved a total of 45 million shares of common stock for issuance in connection with the 2013 Plan. The number of shares authorized to be issued under the 2013 Plan is subject to adjustment for stock splits, stock dividends, recapitalizations, mergers, or similar corporate events. Upon stockholder approval of the 2013 Plan, the 2012 Plan will no longer be available for use for new awards, although prior awards will continue to be valid.

The 2013 Plan contains limitations with respect to awards that may be made. If stockholders approve the 2013 Plan, the following limitations will apply to any awards made under the 2013 Plan:

•

No participant who is an employee of the Company or its subsidiaries may be granted, during any calendar year, awards consisting of stock options or Stock Appreciation Rights (SARs) that are exercisable for or relate to more than 2 million shares of common stock;

•

No participant who is an employee of the Company or its subsidiaries may be granted, during any calendar year, awards consisting of stock awards covering or relating to more than 2 million shares of common stock;

•

No participant who is an employee of the Company or its subsidiaries may be granted awards consisting of cash or in any other form permitted under the 2013 Plan, other than awards consisting of stock options or SARs or stock awards, for any calendar year having a value determined on the date of grant in excess of $30 million;

•

No participant who is a non-employee Director may be granted, during any calendar year, awards consisting of stock options or SARs that are exercisable for or relate to more than 500,000 shares of common stock; and

•	No participant who is a non-employee Director may be granted, during any calendar year, awards consisting of stock awards covering or relating to more than 200,000 shares of common stock.

Potential Dilution

Our potential dilution, or “overhang,” from outstanding awards and shares available for future awards under the 2013 Plan is approximately 9.0%. This percentage is calculated on a fully-diluted basis, by dividing the total shares underlying outstanding stock-based awards (16,185,909) plus the shares available for future awards under the 2013 Plan (45,000,000) (together, the numerator) by the total shares of Company common stock outstanding as of March 15, 2013 (620,161,825) plus the number of shares in the numerator. The closing price per share of our common stock on March 15, 2013 as reported by the NYSE corporate transaction system was $64.15.

Types of Awards and Award Terms

The 2013 Plan authorizes the Compensation Committee to grant to participants the following types of awards (“Awards”): (i) restricted stock or restricted stock units; (ii) performance shares; (iii) performance units; (iv) stock options; (v) SARs; (vi) cash-based awards; and (vii) other forms of equity-based or equity-related Awards that the Compensation Committee determines to be consistent with the purposes of the 2013 Plan.

The Compensation Committee determines the types of Awards made under the 2013 Plan and designates the Senior Officers who are to be the recipients of such Awards (Senior Officers are defined under “Role of the Human Resources and Compensation Committee” beginning on page 29). The Compensation Committee has delegated authority to designate other recipients of Awards under the 2012 Plan to the CEO (acting as a special awards committee) and expects to continue that practice under the 2013 Plan. The Board of Directors determines the types of Awards made to non-employee Directors under the 2013 Plan. We refer to the Board of Directors or the committee authorized to grant Awards under the 2013 Plan (or the 2012 Plan) as the Granting Committee.

Awards are subject to the terms, conditions, and limitations as determined by the Granting Committee. Awards may also be made in combination or in tandem with, in replacement of, or as alternatives to, grants or rights under the 2013 Plan or any of our other employee plans or our subsidiaries’ employee plans. An Award may provide for the grant or issuance of additional, replacement, or alternative Awards upon the occurrence of specified events, including the exercise of the original Award. At the discretion of the Granting Committee, a recipient of an Award may be offered an election to substitute an Award for another Award or Awards of the same or different type. All or part of an Award may be subject to conditions established by the Granting Committee, which may include, but are not limited to, continuous service with the Company, achievement of specific business objectives, increases in specified indices, attainment of specified growth rates, and other comparable measurements of performance. Upon the termination of service by a recipient, any unexercised, deferred, unvested, or unpaid Awards will be treated as set forth in the applicable Award agreement.

Stock Options. A stock option granted under the 2013 Plan may consist of either an incentive stock option that complies with the requirements of Section 422 of the Internal Revenue Code or a nonqualified stock option that does not comply with those requirements. Incentive stock options and nonqualified stock options must have an exercise price per share that is not less than the fair market value of the common stock on the date of grant and, subject to certain adjustment provisions of the 2013 Plan that apply only upon occurrence of specified corporate events, the exercise price of an option granted under the 2013 Plan may not be decreased. The term shall extend no more than 10 years from the grant date.

Stock Appreciation Rights. A SAR may be granted under the 2013 Plan to the holder of a stock option with respect to all or a portion of the shares of common stock subject to the stock option or may be granted separately. The terms, conditions, and limitations applicable to any SARs, including the term of any SARs and the date or dates upon which they become exercisable, will be determined by the Granting Committee. The term shall extend no more than 10 years from the grant date.

Restricted Stock, Restricted Stock Units, and Stock Awards. Stock awards consist of restricted and non-restricted grants of common stock or units denominated in common stock. The terms, conditions, and limitations applicable to any stock awards will be determined by the Granting Committee. Without limiting the foregoing, rights to dividends or dividend equivalents may be extended to and made part of any stock award at the discretion of the Granting Committee. The Granting Committee may also establish rules and procedures for the crediting of interest or other earnings on deferred cash payments and dividend equivalents for stock awards. Subject to earlier vesting upon death, disability, layoff, retirement or change in control, stock awards that are performance-based will vest over a minimum period of one year.

Cash Awards. Cash awards consist of grants denominated in cash. The terms, conditions, and limitations applicable to any cash awards will be determined by the Granting Committee.

Performance Based Awards. Performance awards consist of grants made subject to the attainment of one or more performance goals and may be intended to meet the requirements of qualified performance-based compensation under Section 162(m) of the Internal Revenue Code. Such a performance award will be paid, vested, or otherwise deliverable solely upon the attainment of one or more pre-established, objective performance goals established by the Compensation Committee prior to the earlier of:

•	90 days after the commencement of the period of service to which the performance goals relate, and

•	The lapse of 25 percent of the period of service.

A performance goal may be based upon one or more business criteria that apply to the employee, one or more business units of the Company, or the Company as a whole, and may include any of the following: increased revenue; net income measures; stock price measures; market share; earnings per share (actual or targeted growth); earnings before interest, taxes, depreciation, and amortization; economic value added; cash flow measures; return measures; operating measures; expense measures; margins; stockholder value; total stockholder return; proceeds from dispositions; refinery runs; refinery utilizations; total market value; and corporate values measures. Historically, performance goals have included measures such as relative total stockholder return, adjusted return on capital employed (relative and absolute), cash contribution per barrel, income per barrel, health, safety and environmental performance and implementation of the Company’s strategic plan.

Prior to the payment of any compensation based on the achievement of such performance goals, the Compensation Committee must certify in writing that the applicable performance goals and any of the material terms thereof were, in fact, satisfied. Subject to the foregoing, the terms, conditions, and limitations applicable to any performance awards will be determined by the Granting Committee.

Unless otherwise provided in an award agreement, in the event of a change in control of the Company, followed by the termination of employment (double trigger), Awards held by a participant that were not previously vested or exercisable become fully vested and exercisable and generally remain exercisable for the remainder of their term if the participant is still in the service of the Company at the time of the change in control.

The 2013 Plan is not qualified under Section 401(a) of the Internal Revenue Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Awards Granted in 2013

The allocation of Awards for 2013 under the 2013 Plan for participants other than non-employee Directors is not currently determinable since allocation is dependent on future decisions of the Granting Committee, subject to applicable provisions of the 2013 Plan. Non-employee Directors receive annual grants of restricted stock units denominated in common stock with a value on the date of grant of $170,000.

Administration of the 2013 Plan

The Compensation Committee will administer the 2013 Plan with respect to employee Awards, as it has done under the 2012 Plan. The Compensation Committee has full and exclusive power to administer the 2013 Plan and take all actions specifically contemplated by the 2013 Plan or necessary or appropriate in connection with its administration. The Compensation Committee has the full and exclusive power to interpret the 2013 Plan and to adopt such rules, regulations, and guidelines for carrying out the 2013 Plan as the Compensation Committee may deem necessary or proper in keeping with its objectives. The Compensation Committee may delegate its duties under the 2013 Plan to our CEO and other Senior Officers with respect to Awards other than those to Senior Officers. The Compensation Committee also may engage or authorize the engagement of third-party administrators to carry out administrative functions under the 2013 Plan. The Compensation Committee may also correct any defect or supply any omission or reconcile any inconsistency in the 2013 Plan or in any Award granted under the 2013 Plan. Any decision of the Compensation Committee in the interpretation and administration of the 2013 Plan shall be within its sole and absolute discretion and shall be final, conclusive, and binding on all parties concerned. With respect to director Awards, the Board of Directors shall have the same powers, duties and authority as the Compensation Committee has with respect to employee Awards.

Term of the 2013 Plan

No Award may be made under the 2013 Plan following the 10th anniversary of the date stockholders approve the 2013 Plan.

Amendment of the 2013 Plan

The Board of Directors may amend, modify, suspend, or terminate the 2013 Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that (i) no amendment or alteration that would adversely affect the rights of any participant under any Award previously granted to such participant shall be made without the consent of the participant and (ii) no amendment or alteration shall be effective prior to its approval by the stockholders of the Company to the extent such approval is required by applicable legal requirements or the applicable requirements of the securities exchange on which the Company’s common stock is listed. Furthermore, without the prior approval of the Company’s stockholders, options issued under the 2013 Plan will not be repriced, replaced, or regranted through cancellation or by decreasing the exercise price of a previously granted option (except for adjustment for stock splits, stock dividends, recapitalizations, mergers, or similar corporate events).

Federal Income Tax Consequences of the 2013 Plan

The following is a discussion of material U.S. federal income tax consequences to participants in the 2013 Plan. This discussion is based on statutory provisions, Treasury regulations thereunder, judicial decisions, and rulings of the Internal Revenue Service in effect on the date of this proxy statement. This discussion does not purport to be complete, and does not cover, among other things, state, local or foreign tax treatment of participation in the 2013 Plan. Furthermore, differences in participants’ financial situations may cause federal, state, local and foreign tax consequences of participation in the 2013 Plan to vary.

Participants will not realize taxable income upon the grant of a nonqualified stock option or SAR. Upon the exercise of a nonqualified stock option or SAR, the employee or non-employee Director will recognize ordinary income, subject, in the case of employees, to tax withholding by the Company, in an amount equal to the excess of the amount of cash and the fair market value on the date of exercise of the common stock received over the exercise price, if any, paid therefor. The employee or non-employee Director will generally have a tax basis in any shares of common stock received pursuant to the exercise of a SAR, or pursuant to the cash exercise of a nonqualified stock option, that equals the fair market value of such shares on the date of exercise. Generally, we will be entitled to a deduction for U.S. federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by the participant under the foregoing rules.

Employees will not have taxable income upon the grant of an incentive stock option. Upon the exercise of an incentive stock option, the employee will not have taxable income, although the excess of the fair market value of the shares of common stock received upon exercise of the incentive stock option over the exercise price will increase the alternative minimum taxable income of the employee, which may cause such employee to incur alternative minimum tax. The payment of any alternative minimum tax attributable to the exercise of an incentive stock option would be allowed as a credit against the employee’s regular tax liability in a later year to the extent the employee’s regular tax liability is in excess of the alternative minimum tax for that year.

Upon the disposition of stock received upon exercise of an incentive stock option that has been held for the requisite holding period (generally one year from the date of exercise and two years from the date of grant), the employee will generally recognize capital gain or loss equal to the difference between the amount received in the disposition and the exercise price paid by the employee for the stock. However, if an employee disposes of stock that has not been held for the requisite holding period, the employee will recognize ordinary income in the year of the disqualifying disposition to the extent that the fair market value of the stock at the time of exercise of the incentive stock option, or, if less, the amount realized in the case of an arm’s-length disqualifying disposition to an unrelated party, exceeds the exercise price paid by the employee for such stock. The employee would also recognize capital gain or, depending on the holding period, additional ordinary income, to the extent the amount realized in the disqualifying disposition exceeds the fair market value of the stock on the exercise date. If the exercise price paid for the stock exceeds the amount realized in the disqualifying disposition, in the case of an arm’s-length disposition to an unrelated party, such excess would ordinarily constitute a capital loss.

We are generally not entitled to any federal income tax deduction upon the grant or exercise of an incentive stock option, unless the employee makes a disqualifying disposition of the stock. If an employee makes such a disqualifying disposition, we will generally be entitled to a tax deduction that corresponds as to timing and amount with the compensation income recognized by the employee under the rules described in the preceding paragraph.

An employee will recognize ordinary compensation income upon receipt of cash pursuant to a cash award or performance award or, if earlier, at the time such cash is otherwise made available for the employee to draw upon it. An employee will not have taxable income upon the grant of a stock award in the form of units denominated in common stock but rather will generally recognize ordinary compensation income at the time the employee receives common stock or cash in satisfaction of such stock unit award in an amount equal to the fair market value of the common stock or cash received. In general, a participant will recognize ordinary compensation income as a result of the receipt of common stock pursuant to a stock award or performance award in an amount equal to the fair market value of the common stock when such stock is received; provided, however, that if the stock is not transferable and is subject to a substantial risk of forfeiture when received, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the common stock when it first becomes transferable or is no longer subject to a substantial risk of forfeiture, unless the participant makes an election to be taxed on the fair market value of the common stock when such stock is received.

An employee will be subject to tax withholding for federal, and generally for state and local, income taxes at the time the employee recognizes income under the rules described above with respect to common stock or cash received pursuant to a cash award, performance award, stock award, or stock unit award. Dividends that are received by a participant prior to the time that receipt of the common stock is taxed to the participant under the rules described in the preceding paragraph are taxed as additional compensation, not as dividend income. A participant’s tax basis in the common stock received will equal the amount recognized by the employee as compensation income under the rules described in the preceding paragraph, and the employee’s holding period in such shares will commence on the date income is so recognized.

Generally, we will be entitled to a deduction for U.S. federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by the participant under the foregoing rules. Section 162(m) of the Internal Revenue Code provides that certain compensation received in any year by a “covered employee” in excess of $1,000,000 is non-deductible by the Company for federal income tax purposes. Section 162(m) provides an exception, however, for “performance-based compensation.” The 2013 Plan permits the Compensation Committee to structure grants and Awards made under the 2013 Plan to “covered employees” as performance-based compensation that is exempt from the limitations of Section 162(m). However, the Compensation Committee may award compensation that is or may become non-deductible, and expects to consider whether it believes such grants are in the best interest of the Company, balancing tax efficiency with long-term strategic objectives.

EXECUTIVE COMPENSATION

Role of the Human Resources and Compensation Committee

Authority and Responsibilities

The Human Resources and Compensation Committee (the “Compensation Committee”) is responsible for providing independent, objective oversight for our executive compensation programs and determining the compensation of anyone who meets our definition of a Senior Officer. Currently, our internal guidelines define a Senior Officer as an employee who is a senior vice president or higher, an executive who reports directly to the CEO, or any other employee considered an officer under Section 16(b) of the Securities Exchange Act of 1934. As of December 31, 2012, we had eleven Senior Officers. All of the officers shown in the compensation tables that follow are Senior Officers. In addition, the Compensation Committee acts as plan administrator of the compensation programs and benefit plans for Senior Officers and as an avenue of appeal for current and former Senior Officers regarding disputes over compensation and benefits.

The Compensation Committee oversees the Company’s executive compensation philosophy, policies, plans and programs for Senior Officers to ensure:

•	Competitiveness of compensation within the markets in which Phillips 66 competes for talent, and

•	Alignment of our executive compensation program with the long-term economic interests of stockholders.

One of the Compensation Committee’s responsibilities is to assist the Board in its oversight of the integrity of the Company’s “Compensation Discussion and Analysis” beginning on page 31. The report on page 30 summarizes certain of the Compensation Committee’s activities concerning compensation earned during 2012.

A complete listing of the authority and responsibilities of the Compensation Committee is set forth in the written charter adopted by the Board of Directors, which is available in the “Investors” section of our website under the caption “Governance.”

Members

The Compensation Committee currently consists of three members. The members of the Compensation Committee and the member to be designated as Chair, like the members and Chairs of all of the Board Committees, are reviewed annually by the Nominating Committee, which recommends committee appointments to the full Board. The Board of Directors has final approval of the committee structure of the Board. The only pre-existing requirements for service on the Compensation Committee are that members of the Compensation Committee must meet the independence requirements for “non-employee” directors under the Securities Exchange Act of 1934, for “independent” directors under the NYSE listing standards, and for “outside” directors under the Internal Revenue Code.

Meetings

The Compensation Committee holds regularly scheduled meetings in association with each regular Board meeting and meets by teleconference between such meetings as necessary to discharge its duties. The Compensation Committee reserves time at each regularly scheduled meeting to review matters in executive session with no members of management or management representatives present except as specifically requested by the Compensation Committee. Additionally, the Committee meets jointly with the Lead Director at least annually to evaluate the performance of the CEO. In 2012, the Compensation Committee had four regularly scheduled meetings. More information regarding the Compensation Committee’s activities at such meetings can be found in the “Compensation Discussion and Analysis” beginning on page 31.

Continuous Improvement

The Compensation Committee is committed to a process of continuous improvement in exercising its responsibilities. To that end, the Compensation Committee also:

•	Receives ongoing training regarding best practices for executive compensation;

•

Regularly reviews its responsibilities and governance practices in light of ongoing changes in the legal and regulatory arena and trends in corporate governance, which review is aided by the Company’s management and consultants, independent compensation consultants, and, when deemed appropriate, independent legal counsel;

•	Annually reviews its charter and proposes any desired changes to the Board of Directors;

•	Annually conducts a self-assessment of its performance that evaluates the effectiveness of the Committee’s actions and seeks ideas to improve its processes and oversight; and

•	Regularly reviews and assesses whether the Company’s executive compensation programs are having the desired effects and do not encourage an inappropriate level of risk.

Human Resources and Compensation Committee Report

Review with Management. The Human Resources and Compensation Committee (Compensation Committee) has reviewed and discussed with management the “Compensation Discussion and Analysis” presented in this proxy statement beginning on page 31.

Discussion with Independent Executive Compensation Consultant. The Compensation Committee has discussed with Meridian Compensation Partners, LLC (Meridian), an independent executive compensation consulting firm, the executive compensation programs of the Company, as well as specific compensation decisions made by the Compensation Committee. Meridian was retained directly by the Compensation Committee, independent of the management of the Company. The Compensation Committee has received written disclosures from Meridian confirming no other work has been performed for the Company by Meridian, has discussed with Meridian its independence from Phillips 66, and believes Meridian to have been independent of management.

Recommendation to the Phillips 66 Board of Directors. Based on its review and discussions noted above, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in the Phillips 66 proxy statement on Schedule 14A and the Phillips 66 Annual Report on Form 10-K for the year ended December 31, 2012.

THE PHILLIPS 66 HUMAN RESOURCES

AND COMPENSATION COMMITTEE

J. Brian Ferguson, Chairman

Harold W. McGraw III

Glenn F. Tilton

Compensation Discussion and Analysis

The following compensation discussion and analysis (CD&A) provides an overview of the executive compensation programs and actions relating to the compensation of our CEO and our other Named Executive Officers (NEOs) for 2012. Our NEOs are:

•	Greg C. Garland, Chairman of the Board and Chief Executive Officer

•	Paula A. Johnson, Senior Vice President, Legal, General Counsel and Corporate Secretary

•	Greg G. Maxwell, Executive Vice President, Finance and Chief Financial Officer

•	Tim G. Taylor, Executive Vice President, Commercial, Marketing, Transportation and Business Development

•	Lawrence M. Ziemba, Executive Vice President, Refining, Project Development and Procurement

Our CD&A is divided into four sections:

•	Overview and Executive Summary (beginning on page 31),

•	Elements of Compensation (beginning on page 33),

•	Targets and Payouts for Compensation Elements (beginning on page 34), and

•	Executive Compensation Governance (beginning on page 40).

Overview and Executive Summary

Our Business

Phillips 66, created by its spin-off from ConocoPhillips, began “regular way” trading on the New York Stock Exchange on May 1, 2012, under the ticker symbol PSX. We are a downstream energy manufacturing company, with Refining and Marketing (R&M), Midstream and Chemicals businesses. We have approximately 13,500 employees worldwide. Our R&M operations include 15 refineries with a net crude oil capacity of 2.2 million barrels per day, 10,000 owned or supplied branded marketing outlets, and 15,000 miles of pipeline systems. In Midstream, our operations include our 50 percent interest in DCP Midstream LLC, one of the largest natural gas gatherers and processors in the United States, with 7.2 billion cubic feet per day of gross natural gas processing capacity. Our Chemicals business is conducted through our 50 percent interest in Chevron Phillips Chemical Company LLC, one of the world’s top producers of olefins and polyolefins with more than 30 billion pounds of net annual chemicals processing capacity across its product lines.

Our Approach to Executive Compensation

Our compensation programs support our vision of providing energy and improving lives, while promoting the long-term interests of our stockholders by enhancing returns on capital, delivering profitable growth, growing shareholder distributions, building a high-performing organization, continuously improving operating excellence, and driving financial strength and flexibility.

•	We believe executive compensation plays a critical role in our ability to attract, motivate, reward and retain the highest quality executives.

•	We pay for performance. A significant portion of total executive compensation is earned by attaining annual and long-term goals that increase stockholder value.

•	We emphasize stock ownership. Our executives are required to maintain at least three to six times their annual base salary in company stock within five years of becoming subject to this requirement.

•	We target and award reasonable and competitive compensation levels, generally aligned with market median levels.

•	We emphasize equity compensation to reward long-term growth and stockholder value creation.

•	We provide executives the same group benefit programs as we provide other employees, on substantially the same terms.

•	We limit perquisites to items that serve a reasonable business purpose.

2012 Company Performance

In addition to the successful launch of Phillips 66 as an independent, publicly-traded company on May 1, 2012, the Company’s significant accomplishments during 2012 included:

•	Improving the Total Recordable Incident Rate (TRIR) by 22 percent to 0.21 (per 200,000 hours) and the Lost Work Day Rate (LWDR) by 33 percent to 0.06 (per 200,000 hours).

•	Generating earnings of $4.1 billion and earnings per share of $6.48.

•	Achieving total stockholder return of 67.7 percent compared with 6.8 percent for the S&P 100 and a simple average of 42.8 percent for our industry peer group.

•	Paying an initial dividend of $0.20 in the third quarter.

•	Increasing the dividend 25 percent to $0.25 per share for the fourth quarter.

•	Initiating a $2 billion stock repurchase program.

•	Paying down $1 billion in debt.

•	Maintaining our investment grade credit rating.

•	Growing access to domestically produced, advantaged crude oil via rail and barge, including securing 2,000 rail cars to transport shale oil and other cost-advantaged feedstocks.

•	Achieving a worldwide crude refining capacity utilization rate of 93 percent.

The Compensation Committee considered these safety, financial, and operational results in determining the corporate payout levels for our performance-based compensation programs. Based on these consistently strong levels of performance, the Compensation Committee approved a 170 percent of target payout level for each of the annual bonus program and the eight remaining months of the Performance Share Program 2010—2012 (PSP).

2012 Corporate Governance Highlights

•	We eliminated the excise tax gross-up provision from our change in control severance plan.

•	We added clawback provisions to our retirement, deferred compensation and short- and long-term incentive programs.

•	The Compensation Committee retained Meridian Compensation Partners, LLC (Meridian) as an independent compensation consultant.

•	The Compensation Committee reviewed a risk analysis of our compensation programs and practices to ensure that appropriate risk mitigation controls were in place.

Elements of Compensation

The principal elements of our executive compensation programs are presented in summary format below and explained further in the sections that follow.

Type	Program	Description / Purpose
Annual Cash Compensation	Base Salary

•    Provides base level of cash compensation

•    Based on scope and responsibility of the position, peer      compensation data and individual experience, expertise and      performance

•    Reviewed regularly and adjusted, if and when appropriate

	Variable Cash Incentive Program (Annual Bonus)	• Performance-based award tied to corporate and individual performance • Aligns behaviors with stockholder interests and rewards achievement of annual performance goals
Long-Term Incentives	Stock Options*

•    Performance-based award granted on annual basis (50% stock      options and 50% performance shares)

•    Value realized subject to stock price performance

•    Incents Senior Officers to achieve long-term business objectives

•    Aligns economic interests of Senior Officers with stockholders

Performance Shares

*	The Compensation Committee believes that stock options are inherently performance-based, as options have no initial value and grantees only realize benefits if the value of our stock increases following the date of grant. This practice aligns Senior Officer compensation with stockholder interests.

The target mix of the compensation program elements for the CEO and other NEOs is shown below. The charts outline the size, in percentage terms, of each element of targeted compensation.

Targets and Payouts for Compensation Elements

Peer Group

When considering how to benchmark our executive compensation program, the Compensation Committee took into consideration that we do not have a direct peer to use as a reference point for measuring whether our executive compensation program offers competitive total compensation opportunities and reflects best practices in compensation plan design. As a result, it established three peer groups based on our diverse businesses.

The primary peer group consists of integrated oil companies with significant downstream operations, independent downstream companies with similar scope and scale (mainly in refining) and a chemical company. We did not include a midstream company given the recent consolidation and significant changes within this segment. We will continue to evaluate our primary peer group in light of changes in market conditions, business restructuring within the industry and changes in our portfolio as we execute our strategy to grow our Midstream and Chemicals segments.

Our primary peer group consists of the following companies:

•	BP plc
•	Chevron Corporation
•	Dow Chemical Company
•	Marathon Petroleum Corporation
•	Tesoro Corporation
•	Valero Energy Corporation

The primary peer group is supplemented by a broad industry group representing large industrial companies with significant capital investments and international operations and against which we compete for talent. At the time this supplemental group was selected, we were, in comparison to this group, in the 50th percentile in terms of assets, the 20th percentile in terms of market value and the 100th percentile in terms of revenue.

This broad industry peer group consists of the following companies:

•	3M Company
•	Archer Daniels Midland
•	The Boeing Company
•	Caterpillar Inc.
•	Deere & Company
•	E.I. du Pont de Nemours and Company
•	FedEx Corporation
•	Ford Motor Company
•	General Dynamics Corporation
•	Honeywell International Inc.

•	Johnson & Johnson
•	Johnson Controls Inc.
•	Northrop Grumman Corporation
•	Procter & Gamble Company
•	Sprint Nextel Corporation
•	Sysco Corporation
•	Tyson Foods Inc.
•	United Parcel Service Inc.
•	United Technologies Corp.
•	Verizon Communications Inc.

In addition to these groups, we also benchmark our Total Stockholder Return (TSR) performance against the companies included in the S&P 100 index, because these are the companies with which we compete for capital in the broader market.

This chart summarizes how we use each of these three groups for benchmarking.

Compensation Programs	Peer Group Types
	Primary	Broad Industry	S&P 100
Variable Cash Incentive Program	✓		✓ (TSR only)
Performance Share Program	✓		✓ (TSR only)
Total Target Compensation	✓	✓

Base Salary

Base salary is designed to provide a competitive fixed rate of pay recognizing employees’ different levels of responsibility and performance. As the majority of our NEO compensation is performance-based and tied to long-term programs, base salary represents a less significant component of such compensation. In setting each NEO’s base salary, the Compensation Committee considers factors including, but not limited to, the responsibility level for the position held, market data for the relevant peer group, experience and expertise, individual performance and business results.

Below is a summary of the annualized base salary for each NEO. Because these amounts reflect each NEO’s annualized salary as of the dates indicated, this information may vary from the information provided in the “Summary Compensation Table” on page 43, which reflects actual base salary earnings in 2012 and the effect of salary changes during the year.

Name	Position	Base Salary effective May 1, 2012 ($)	Base Salary effective July 1, 2012 ($)
Mr. Garland	Chairman of the Board and Chief Executive Officer	1,400,000	1,400,000
Ms. Johnson	Senior Vice President, Legal, General Counsel and Corporate Secretary	407,150	435,651
Mr. Maxwell	Executive Vice President, Finance and Chief Financial Officer	568,913	588,825
Mr. Taylor	Executive Vice President, Commercial, Marketing, Transportation and Business Development	652,174	668,479
Mr. Ziemba	Executive Vice President, Refining, Project Development and Procurement	551,000	570,286

Ms. Johnson and Messrs. Maxwell, Taylor and Ziemba received base salary increases effective July 1, 2012, as part of the annual merit increase cycle for all employees. In 2013, the Company moved the annual merit increase for all employees to March 1 to align more closely with the performance management cycle.

Variable Cash Incentive Program (Annual Bonus)

Our Variable Cash Incentive Program (VCIP), which is our annual bonus program, has the following objectives:

•	Align corporate, business and individual goals with stockholder interests and Company strategy;

•	Promote behaviors consistent with stockholder interests; and

•	Provide variability and differentiation in compensation based on corporate, business and individual performance.

While incentives for most employees are weighted equally between business unit and corporate performance, each NEO’s base VCIP award is tied solely to corporate performance. We believe this promotes collaboration across the organization. The Compensation Committee can use its judgment in assessing results to adjust the base award in recognition of individual performance and receives input from the CEO on individual adjustments for NEOs (other than himself).

We use the following metrics, which are aligned with our Company strategy, when evaluating corporate performance for annual bonus program purposes. This mix of financial and operational metrics ensures a balanced view of Company performance.

Metric	Corporate Weighting	Rationale
Personal Safety, Process Safety, Environmental Stewardship and Reliability	~20%	Aligns payout with strategic focus on operating excellence
Cost Management	~20%	Measures effective cost management versus internal targets
Adjusted Earnings/Earnings Per Share (EPS)	~20%	Evaluates the Company’s performance relative to budget, including response to market changes
Return on Capital Employed (ROCE) / Cash Return on Capital Employed (CROCE)	~20%	Measures capital responsibility and discipline against internal targets and compared to industry benchmarks
Total Stockholder Return (TSR)	~20%	Maintains strategic focus on profitable growth and stockholder distributions

The Compensation Committee can use its judgment in assessing results to award between 0—200 percent of target depending on Company performance relative to such metrics. In addition, the Compensation Committee can use its judgment in assessing results to apply adjustments that typically range from +/- 50 percent based on individual performance.

For 2012, the Compensation Committee considered the following corporate performance against stated goals in determining VCIP payments to the NEOs:

Metric	Highlights	Payout %	Weight %	Corporate Payout %
Safety and Operational Excellence	• TRIR 0.21—22% improvement • LWDR 0.06—33% improvement • High or significant process safety events reduced by 56% • 93% worldwide refining capacity utilization	160%	20%	32%
Cost Management	• Controllable costs 1.7% better than budget • Transition costs effectively managed	160%	20%	32%
Adjusted Earnings / Earnings per Share	• 49% above target • 48% above EPS target	175%	20%	35%
ROCE / CROCE	• ~7% better than target in ROCE and CROCE • 2nd in Peer Group	175%	20%	35%
Total Stockholder Return	• 67.7% Total Stockholder Return • 2nd in Peer Group	180%	20%	36%
Total Corporate Payout			100%	170%

The Compensation Committee also considered the totality of each NEO’s individual contribution to achieving these results in deciding individual adjustments to corporate performance outcomes. Based on Company and individual results, the Compensation Committee approved additional individual performance adjustments of between 15 percent and 50 percent for each of our NEOs.

Below is a summary of the annual VCIP awards for each of the NEOs:

Name	Target Annual Bonus Percentage	Corporate Payout Percentage	Individual Performance Adjustment Percentage	Total Payout ($)
Mr. Garland[1]	120%	170%	40%	3,000,000
Ms. Johnson[1]	57%	170%	50%	483,973
Mr. Maxwell[1]	72%	170%	40%	727,064
Mr. Taylor[1]	79%	170%	40%	1,039,530
Mr. Ziemba	80%	170%	15%	829,752

[1]	Target Annual Bonus Percentages are weighted to reflect promotions during 2012.

Long-Term Incentive Programs

Our long-term incentive programs are designed to:

•	Align corporate, business and individual goals with stockholder interests and Company strategy and vision;

•	Encourage prudent risk taking and long-term perspective;

•	Promote behaviors consistent with stockholder interests; and

•	Support retention of high-performing talent and succession planning.

Our 2012 long-term incentive program targeted delivery of 50 percent of long-term incentives in the form of restricted stock units through the Performance Share Program and 50 percent in the form of stock options.

Performance Share Program (PSP)

Under the Performance Share Program, a significant portion of NEO compensation is tied to Company and individual performance over a three-year period, which is evaluated by the Compensation Committee when determining payouts. Each year, the Compensation Committee establishes metrics that will be used to evaluate Company performance relative to appropriate peer groups for the following three years. There are three PSP programs in progress at any point in time.

The Compensation Committee can use its judgment in assessing results to award between 0—200 percent of target depending on Company performance relative to these metrics. In addition, the Compensation Committee can apply performance adjustments of +/- 50 percent based on individual performance. The maximum payout inclusive of Company and individual performance adjustments is capped at 200 percent of target. Targets are prorated for changes in salary grade level during the relevant performance period. The CEO provides input on individual adjustments for all NEOs (other than himself).

Prior to the spin-off, the NEOs were covered under predecessor PSP programs established and maintained by ConocoPhillips. These PSP programs covered the three-year periods beginning January 1, 2010 and January 1, 2011, respectively. Effective April 30, 2012, ConocoPhillips terminated both of these PSP programs and made early prorated payouts to the NEOs in respect of these programs. The Compensation Committee was not involved in this decision. Certain outstanding restricted shares and units associated with completed performance periods at ConocoPhillips were adjusted into shares or units of both companies in connection with the spin-off. See the “Outstanding Equity Awards at Fiscal Year End” table on page 46 and supporting statements for further information about these adjustments.

In July 2012, the Compensation Committee approved new PSP programs for the remaining value and time periods not considered in the terminated ConocoPhillips PSP programs. The Compensation Committee also approved new PSP programs, including new metrics that focus on the drivers of stockholder value for Phillips 66 as an independent company. The table below summarizes the PSP programs currently in effect:

Program	Metrics	Program Terms
PSP 2010—2012 (remaining 8 months)	Same as 2012 VCIP Program	Paid in Restricted Stock Units Payouts restricted for 5 years following Performance Period per established terms and conditions
PSP 2011—2013 (remaining 20 months)	50% Total Stockholder Return 50% Return on Capital Employed
PSP 2012—2014

As noted above, the Compensation Committee approved using the same corporate payout percentage for the PSP 2010—2012 (remaining 8 months) as was determined for the VCIP. Accordingly, the Committee approved the following payouts for each NEO for the PSP 2010—2012.

Name	Target Shares (#)	Payout Percentage	Individual Performance Adjustment	Total Shares (#)
Mr. Garland	50,867	170%	16%	100,000
Ms. Johnson	3,822	170%	0%	6,497
Mr. Maxwell[1]	—	—	—	—
Mr. Taylor	10,086	170%	18%	20,172
Mr. Ziemba	7,483	170%	15%	14,629

[1]	The executive must have participated in the program for at least 12 months to qualify for payout under the PSP 2010-2012 program. Mr. Maxwell began employment on February 1, 2012.

In determining future payouts under PSP programs, the Compensation Committee will evaluate Total Stockholder Return performance by comparing the performance of our stock price to the performance of our primary peers (excluding BP and Chevron) as well as the performance of the S&P 100 index. BP and Chevron are not included in the Total Stockholder Return analysis because of the effect of their upstream operations on their stock price. In general, 50th percentile performance would produce a payout at target (100 percent) levels.

To evaluate Return on Capital Employed performance, the Compensation Committee will compare our results to stated internal benchmarks. The Compensation Committee will also compare our ROCE results to those of our primary peer group when determining any discretionary payouts. In general, 50th percentile performance, relative to the peer group, would produce a payout at target (100 percent) levels.

Stock Option Program

Generally, stock options are granted in February each year. The exercise price of stock options is set at 100 percent of the fair market value of our common stock on the date of grant. Therefore, the stock price must increase before the executive can recognize any gain. Typically, stock options vest ratably over a three-year period and have a ten-year term. The Compensation Committee can use its judgment in assessing individual performance to adjust an award by +/- 30 percent of the target grant amount. The CEO provides input on all NEOs (other than himself).

We did not grant any stock options in 2012. However, some of our NEOs hold stock options that were granted by ConocoPhillips prior to the spin-off, which were adjusted at the spin-off date to include options on our stock in an effort to preserve the qualities of the ConocoPhillips options when they were granted. See the “Outstanding Equity Awards at Fiscal Year End” table on page 46 and supporting statements for further information about these adjustments.

Other Benefits and Perquisites

Below is a summary of other compensation items available to our NEOs outside the four main components of our executive compensation program:

Broad Based Employee Benefit Programs: NEOs participate in the same basic benefits package available to our other U.S. salaried employees. This includes qualified pension; 401(k); medical, dental, vision, life, and accident insurance plans, as well as flexible spending arrangements for health care and dependent care expenses; and our matching gift program.

Comprehensive Security Program: The Board has adopted a comprehensive security program to address the increased security risks for certain senior executives. Mr. Garland is the only NEO currently designated by the Board as requiring increased security under this program.

Executive Retirement Plans: We maintain the following supplemental retirement plans for our NEOs.

•

Voluntary Deferred Compensation Plan—This plan (the Phillips 66 Key Employee Deferred Compensation Plan or KEDCP) provides tax-efficient retirement savings by allowing executives to voluntarily defer both the receipt and taxation of a portion of their base salary and annual bonus until a specified date or when they leave the Company. Further information on the KEDCP is provided in the “Nonqualified Deferred Compensation” table beginning on page 50.

•

Defined Contribution Restoration Plan—This plan (the Phillips 66 Defined Contribution Make-Up Plan or DCMP) restores benefits capped under our qualified defined contribution plan due to Internal Revenue Code limits. Further information on the DCMP is provided in the “Nonqualified Deferred Compensation” table beginning on page 50.

•

Defined Benefit Restoration Plan—This plan (the Phillips 66 Key Employee Supplemental Retirement Plan or KESRP) restores company sponsored benefits capped under the qualified defined benefit pension plan due to Internal Revenue Code limits. Further information on the KESRP is provided in the “Pension Benefits as of December 31, 2012” table beginning on page 48

Executive Life Insurance: We provide life insurance policies on all U.S.-based employees with a face value approximately equal to their annual base salary. For our NEOs, the face value of this coverage is approximately twice their annual base salary.

Executive Severance and Change in Control Plans: We do not maintain individual severance or change in control agreements with our executives. However, we maintain the Phillips 66 Executive Severance Plan and the Phillips 66 Key Employee Change in Control Severance Plan to accomplish several specific objectives, including:

•	Providing and preserving an economic motivation for participating executives to consider a business combination that might result in an executive’s job loss, and

•	Competing effectively in attracting and retaining executives in an industry that features frequent acquisitions and divestitures.

Executives are not entitled to participate in both plans as a result of the same change-in-control event. Among other benefits, the Executive Severance Plan provides a payment equal to one and one-half or two times the executive’s base salary, depending on salary grade level, if he or she is involuntarily terminated without cause. The Key Employee Change in Control Severance Plan provides a payment equal to two or three times the executive’s base salary, depending on salary grade level, if the executive is involuntarily terminated without cause in connection with a change in control or the executive terminates employment for good reason within two years after a change in control. This “double trigger” requirement is in the best interest of stockholders and is considered a best practice in the industry. This plan does not pay any benefits to an executive unless she or he is negatively impacted by a change in control event. Details of potential payments under these plans are outlined in the “Potential Payments upon Termination or Change in Control” section beginning on page 52. These plans do not provide any tax gross-up protections.

Personal Use of Company Aircraft: The primary purpose of the corporate aircraft is to facilitate Company business. In the course of conducting Company business, executives will occasionally invite a family member or other personal guest to travel with them to attend a meeting or function. When this is deemed taxable to the executive, we provide further payments to reimburse the costs of the inclusion of this item in his or her taxable income.

Executive Compensation Governance

Clawback Provisions

Short- and long-term compensation, deferred compensation and nonqualified retirement benefits received by any executive are subject to clawback provisions in the event financial or other data is materially misstated due to negligence or misconduct on the part of the executive, as determined by the Compensation and Audit Committees.

Stock Ownership

The Compensation Committee believes stock ownership guidelines align executive performance with stockholder value creation and mitigate compensation risk. Each executive must own the following amounts of Phillips 66 common stock within five years from the date of program eligibility:

Executive Level	Salary Multiple
Chairman and CEO	6
Executive Vice President	4
Senior Vice President	3

Stock options and PSP targets are not included when determining the required amount of stock ownership. Compliance with the stock ownership guidelines is reviewed annually. All NEOs currently comply with these stock ownership guidelines or are on track to comply within the applicable five-year period.

Tax Considerations—Section 162(m)

Internal Revenue Code Section 162(m) generally limits the deductibility of compensation paid to the CEO and the three other highest-paid executive officers (other than the CFO) in any taxable year to $1 million unless compensation is performance based and the performance criteria are approved by stockholders. The Compensation Committee considers this impact when making compensation decisions and attempts to structure all elements of executive compensation to meet this exception. However, the Compensation Committee has the flexibility to design and maintain the executive compensation programs in a manner that is most beneficial overall to stockholders, including the payment of compensation that is subject to the deduction limits under Internal Revenue Code Section 162(m).

For 2012 the Compensation Committee has taken the necessary steps to qualify payments made under the VCIP and awards made under the Long-Term Incentive programs as performance based under Internal Revenue Code Section 162(m).

Trading Policies

Our insider trading policy prohibits all employees and directors from trading Company stock while in possession of material, non-publicly disclosed information. This policy requires executives, directors and employees with insider information to follow specific pre-clearance procedures when entering into transactions in our stock. Additionally, our policy prohibits hedging transactions related to our stock or pledging our stock, including any stock the executive or director may hold in excess of his or her stock ownership guideline requirements.

Independent Consultant

The Compensation Committee retained Meridian Compensation Partners, LLC as its independent executive compensation consultant in May 2012.

The primary role of the Compensation Committee independent compensation consultant is to consult on:

•	Our compensation programs and processes relative to external corporate governance standards;

•	The appropriateness of our executive compensation plans in comparison to those of other firms; and

•	The efficacy of the compensation programs in accomplishing the objectives set forth by the Compensation Committee with respect to executives.

The Compensation Committee has evaluated whether Meridian’s work raised any conflict of interest and determined that there is no conflict of interest.

Compensation Risk Assessment

The Compensation Committee oversees management’s risk assessment of all elements of our compensation policies and practices for all employees. Management has concluded that our compensation programs, policies and practices are not reasonably likely to have a material adverse effect on the Company.

This analysis included verifying that our plans do not:

•	Encourage excessive risk taking;

•	Induce misstatement of financial statements; or

•	Induce fraudulent misconduct to enhance employee compensation.

The assessment included, among other things, a review of the following key risk areas:

•	Annual and long-term incentive programs;

•	Board discretion;

•	Clawback provisions;

•	Deferred compensation;

•	Executive benefits;

•	Stock ownership; and

•	Severance and Change in Control plan provisions.

The following aspects of our compensation programs are specifically designed to mitigate risk:

•	The absence of employment agreements;

•	Use of multiple metrics in our incentive programs;

•	Use of financial performance metrics that are widely communicated and readily available;

•	Capped incentive compensation opportunities;

•	Compensation Committee discretion on payout levels; and

•	Stock ownership guidelines.

Executive Compensation Tables

The following tables and accompanying narrative disclosures provide information concerning total compensation earned by our CEO and other NEOs. The data presented in the tables include amounts earned by the NEOs from us or any of our wholly-owned subsidiaries since our spin-off from ConocoPhillips on May 1, 2012.

Summary Compensation Table

The following table summarizes the compensation for our NEOs since Company inception on May 1, 2012.

Name and Position	Year(1)	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Greg C. Garland, Chairman and CEO	2012	933,333	—	10,033,281	—	3,000,000	339,120	117,304	14,423,038
Paula A. Johnson, Senior Vice President and General Counsel	2012	285,684	—	709,400	—	483,973	130,272	32,771	1,642,100
Greg G. Maxwell, Executive Vice President and CFO	2012	389,231	—	1,511,779	—	727,064	47,295	104,655	2,780,024
Tim G. Taylor, Executive Vice President	2012	442,935	—	1,831,050	—	1,039,530	40,628	34,323	3,388,466
Lawrence M. Ziemba, Executive Vice President	2012	376,976	—	1,324,055	—	829,752	475,839	35,496	3,042,118

(1)	All amounts in this table reflect compensation received on or after our May 1, 2012 spin-off.

(2)	Includes any amounts that were voluntarily deferred under our Key Employee Deferred Compensation Plan.

(3)	Because our annual bonus program (VCIP) has mandatory performance measures that must be achieved before any payout can be made to our NEOs, these amounts are shown in the Non-Equity Incentive Plan Compensation column of the table rather than the Bonus column.

(4)	Amounts shown represent the aggregate grant date fair value of awards determined in accordance with generally accepted accounting principles. Assumptions used in calculating these amounts are included in Note 20—Employee Benefit Plans in the Notes to Consolidated Financial Statements in our 2012 Annual Report on Form 10-K and attached as Appendix B to this proxy statement.

The amounts shown for stock awards are from our PSP and for off-cycle awards to Mr. Garland, Ms. Johnson and Messrs. Maxwell and Taylor, as discussed further below. These include awards that are expected to be finalized as late as 2015. The amounts shown for awards from the PSP relate to performance periods that began in 2012 and that end in 2012, 2013 and 2014.

Amounts shown are targets set for the awards, since it is most probable at the setting of the target for the applicable performance period that the target will be achieved. If payout was made at maximum, and excluding any individual adjustments, the amount shown would double, although the value of the actual payout would depend on the stock price at the time of the payout. If payout was made at minimum, the amount would be reduced to zero. Actual payouts with regard to the targets set for the performance period that ended in 2012 were approved by the Compensation Committee at its February 2013 meeting. Those payouts were as follows (with values shown at fair market value on the date of payout): Mr. Garland, $6,217,000; Ms. Johnson, $403,918; Mr. Taylor, $1,254,093; and Mr. Ziemba, $909,485. Mr. Maxwell was not eligible because an executive must participate in the program for twelve months to qualify for a payout. Mr. Maxwell began employment on February 1, 2012.

Awards under the PSP are made in restricted stock units that will be forfeited if the NEO is terminated prior to the end of the escrow period set in the award (other than for death or following disability or after a change in control). The escrow period lasts five years from the grant of the award (which is in addition to the performance period) unless the NEO makes an election prior to the beginning of the program period to extend the escrow period until separation from service. In the case of termination due to death, layoff, or retirement after age 55 with five years of service, or after disability or a change in control, however, the escrow period ends at the exceptional termination event. In the event of termination due to layoff or retirement after age 55 with five years of service, restrictions lapse unless the NEO has elected to defer receipt of the stock until a later time.

Mr. Garland, Ms. Johnson and Messrs. Maxwell and Taylor were each promoted into larger, more significant leadership roles upon the spin-off from ConocoPhillips. In recognition of these promotions, the Compensation Committee approved grants of restricted stock units to these NEOs effective June 1, 2012. These awards of restricted stock units were as follows: Mr. Garland, 74,424 units (valued at $2,216,000); Ms. Johnson, 3,795 units (valued at $113,000); Mr. Maxwell, 11,318 units (valued at $337,000); and Mr. Taylor, 7,355 units (valued at $219,000). The restrictions on these awards lapse in one-third increments on the first, second, and third anniversaries of the grant. The amounts reflected in the table include these awards, as well as their target awards under the PSP.

(5)	These are amounts paid under our annual bonus program (VCIP) for 2012, including bonus amounts that were voluntarily deferred under our Key Employee Deferred Compensation Plan. See note (3) above. These amounts were paid in February 2013.

(6)	Reflects the actuarial increase in the present value of the benefits under our pension plans determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. Interest rate assumption changes have a significant impact on the pension values. The total for Mr. Garland includes a $233,720 distribution received in 2012 under the Key Employee Supplemental Retirement Plan as reflected in the “Pension Benefits as of December 31, 2012” table beginning on page 48. There are no deferred compensation earnings reported in this column, as our nonqualified deferred compensation plans do not provide above-market or preferential earnings.

(7)	We offer limited perquisites to our NEOs, which together with Company contributions to our qualified savings and nonqualified defined contribution plans, comprise the All Other Compensation column as summarized below:

Name	Automobile Provided by Company $(a)	Home Security $(b)	Executive Group Life Insurance Premiums $(c)	Miscellaneous Perquisites and Tax Reimbursements $(d)	Relocation $(e)	Matching Gift Program $(f)	Matching Contributions Under the Tax-Qualified Savings Plan $(g)	Company Contributions to Nonqualified Defined Contribution Plans $(h)
Mr. Garland	561	48,795	4,816	8,217	—	6,000	7,000	41,915
Ms. Johnson	—	—	514	1,086	—	—	29,500	1,671
Mr. Maxwell	—	—	2,009	5,428	65,010	—	29,284	2,924
Mr. Taylor	—	—	2,286	7,092	—	—	14,578	10,367
Mr. Ziemba	—	—	1,945	11,621	—	—	14,860	7,070

(a)	The use of a car and driver is sometimes required by our Comprehensive Security Program for certain executives, including Mr. Garland. The value shown represents the actual cost of car rental with driver service.

(b)	The use of a home security system is required as part of our Comprehensive Security Program for certain executives and employees, including Mr. Garland, based on risk assessments made by our Crisis Management and Security Manager. The amount shown represents the approximate incremental cost for the one-time installation and maintenance of a home security system with features required by us that are in excess of the cost of a “standard” system typical for homes in the neighborhood where Mr. Garland’s home is located. Mr. Garland pays for the cost of the “standard” system.

(c)	We maintain life insurance policies and/or death benefits for all our U.S.-based salaried employees (at no cost to the employee) with a face value approximately equal to the employee’s annual salary. We maintain group life insurance policies on each of our NEOs equal to approximately two times his or her annual salary. The amounts shown are for premiums paid by us to provide the additional group life insurance above what is provided to the broad-based employees.

(d)	These are primarily payments by us relating to certain taxes incurred by the NEOs. These payments primarily occur when we request family members or other guests to accompany an NEO to a Company function and, as a result, the NEO incurs imputed income due to deemed personal use of Company assets such as Company aircraft. We believe this type of expense is appropriately characterized as a business expense and, if the NEO incurs imputed income in accordance with applicable tax laws, we will generally reimburse the NEO for any increased tax costs. The amount for Mr. Garland includes $365 for gifts received in his capacity as Chairman of the Board of Directors.

(e)	This amount reflects relocation expenses incurred by Mr. Maxwell in connection with his employment by the Company.

(f)	We maintain a Matching Gift Program under which certain gifts by employees to qualified educational or charitable institutions are matched by the Company. For executives, the program matches up to $15,000 annually.

(g)	Under the terms of our tax-qualified defined contribution plans, we make contributions to the accounts of all eligible employees—including the NEOs.

(h)	Under the terms of our nonqualified defined contribution plans, we make contributions to the accounts of all eligible employees—including the NEOs. See the narrative, table, and notes to the “Nonqualified Deferred Compensation” table beginning on page 50 for more information.

Grants of Plan-Based Awards

The following table provides additional information about plan-based compensation disclosed in the “Summary Compensation Table” on page 43. This table includes both equity and non-equity awards.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Options Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Options Awards ($)(5)
Name	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Garland	5/8/2012 5/8/2012 5/8/2012 6/1/2012	— — — — —	1,426,427 — — — —	3,566,068 — — — —	— — — — —	— 50,867 93,200 136,897 —	— 101,734 186,400 273,794 —	— — — — 74,424	— — — — —	— — — — —	— 1,023,343 2,558,345 4,235,593 2,216,000
Ms. Johnson	5/8/2012 5/8/2012 5/8/2012 6/1/2012	— — — — —	219,988 — — — —	549,970 — — — —	— — — — —	— 3,822 7,005 10,576 —	— 7,644 14,010 21,152 —	— — — — 3,795	— — — — —	— — — — —	— 76,891 192,288 327,221 113,000
Mr. Maxwell	5/8/2012 5/8/2012 6/1/2012	— — — —	346,221 — — —	865,553 — — —	— — — —	— 16,121 23,667 —	— 32,242 47,334 —	— — — 11,318	— — — —	— — — —	— 442,522 732,257 337,000
Mr. Taylor	5/8/2012 5/8/2012 5/8/2012 6/1/2012	— — — — —	495,014 — — — —	1,237,535 — — — —	— — — — —	— 10,086 19,404 28,329 —	— 20,172 38,808 56,658 —	— — — — 7,355	— — — — —	— — — — —	— 202,910 532,641 876,499 219,000
Mr. Ziemba	5/8/2012 5/8/2012 5/8/2012	— — — —	448,514 — — —	1,121,285 — — —	— — — —	— 7,483 14,649 24,932	— 14,966 29,298 49,864	— — — —	— — — —	— — — —	— 150,543 402,116 771,396

(1)	The grant date shown is the date on which the Compensation Committee approved the target awards, except with regard to the June 1, 2012 awards.

(2)	Threshold and maximum awards are based on the provisions in the annual bonus program (VCIP). Actual awards earned can range from 0 to 200 percent of the target awards, with a further possible adjustment of +/- 50 percent of the target award for individual performance. The Compensation Committee retains the authority to make awards under the program and to use its judgment in adjusting awards, including making awards greater than the maximum payout. Actual payouts under the annual bonus program for 2012 are calculated using base salary earned in 2012 and reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” on page 43.

(3)	Threshold and maximum awards are based on the provisions of the PSP. Actual awards earned can range from 0 to 200 percent of the target awards. Performance periods under the PSP cover a three-year period, and since a new three-year period commences each year, there could be three overlapping performance periods ongoing at any time. In recognition that most of our executives prematurely ended participation in a similar program effective as of the spin-off from ConocoPhillips, the Compensation Committee approved prorated PSP awards for abbreviated performance periods representing the remaining portions of the two affected three-year performance periods. Accordingly, Mr. Garland, Ms. Johnson and Messrs. Taylor and Ziemba received an award with target payouts of restricted stock units for an eight-month performance period ending in 2012; and all the NEOs received an award with target payouts of restricted stock units for a twenty-month performance period ending in 2013, and a regular PSP award for the three-year performance period beginning in 2012 and ending in 2014. The Compensation Committee retains the authority to make awards under the program at its discretion, including the discretion to make awards greater than the maximum payout.

(4)	Mr. Garland, Ms. Johnson and Messrs. Maxwell and Taylor were each promoted into larger, more significant leadership roles upon the spin-off from ConocoPhillips. In recognition of these promotions, the Compensation Committee approved grants of restricted stock units with a grant date effective June 1, 2012 to these NEOs. The restrictions on these awards lapse in one-third increments on the first, second, and third anniversaries of the grant date.

(5)	For equity incentive plan awards, these amounts represent the grant date fair value at target level under the PSP as determined pursuant to FASB ASC Topic 718. For other stock awards, these amounts represent the grant date fair value of the restricted stock unit awards determined pursuant to FASB ASC Topic 718. See Note 20 – Employee Benefit Plans in the Notes to Consolidated Financial Statements in our 2012 Annual Report on Form 10-K and attached as Appendix B to this proxy statement, for a discussion of the relevant assumptions used in this determination.

Outstanding Equity Awards at Fiscal Year End

The following table lists outstanding Phillips 66 equity grants for each NEO as of December 31, 2012.

Some awards held by NEOs at our spin-off from ConocoPhillips were adjusted or substituted as described below in order to preserve the intrinsic value, remaining vesting periods, and other terms and conditions of ConocoPhillips awards outstanding on April 30, 2012, in accordance with the Employee Matters Agreement entered into with ConocoPhillips.

•	NEOs with exercisable ConocoPhillips stock options received options to purchase both ConocoPhillips and Phillips 66 common stock.

•	NEOs with unexercisable ConocoPhillips stock options received substitute options to purchase only Phillips 66 common stock.

•	NEOs with restricted stock and PSU awards for completed performance periods under the ConocoPhillips PSP program received both ConocoPhillips and Phillips 66 restricted stock and PSUs.

•	NEOs with restricted stock and RSUs received under all ConocoPhillips programs other than the PSP received Phillips 66 restricted stock and RSUs.

The table below includes outstanding Phillips 66 shares and options that resulted from the adjustments described above, but it does not include the ConocoPhillips shares and options that resulted from these adjustments.

		Option Awards(1)					Stock Awards
Name	Grant Date (2)	Number of Securities Underlying Unexercised Options (#) Exercisable(3)	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(7)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(8)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Garland	2/10/2011 2/9/2012	12,165 —	107,824 169,228	(5) (6)	31.25 32.03	2/10/2021 2/9/2022	— — 206,898	— — 10,986,284	— — 460,194	— — 24,436,301
Ms. Johnson	2/10/2011 2/9/2012	1,696 —	15,039 23,406	(5) (6)	31.25 32.03	2/10/2021 2/9/2022	— — 30,406	— — 1,614,559	— — 35,162	— — 1,867,102
Mr. Maxwell	2/9/2012	—	35,419	(6)	32.03	2/9/2022	— 44,093	— 2,341,338	— 79,576	— 4,225,486
Mr. Taylor	2/9/2012	—	77,260	(6)	32.03	2/9/2022	— 60,203	— 3,196,779	— 95,466	— 5,069,245
Mr. Ziemba	2/4/2005 2/10/2006 2/8/2007 2/14/2008 2/12/2009 2/12/2010 2/10/2011 2/9/2012	11,065 7,517 8,896 8,563 20,811 14,045 7,363 —	— — — — — 31,048 65,267 101,909	(4) (5) (6)	21.32 26.33 29.58 35.38 20.27 21.56 31.25 32.03	2/4/2015 2/10/2016 2/8/2017 2/14/2018 2/12/2019 2/12/2020 2/10/2021 2/9/2022	— — — — — — — — 73,567	— — — — — — — — 3,906,408	— — — — — — — — 79,162	— — — — — — — — 4,203,502

(1)	All options shown in the table have a maximum term for exercise of ten years from the grant date. Under certain circumstances, the terms for exercise may be shorter, and in certain circumstances, the options may be forfeited and cancelled. All awards shown in the table have associated restrictions upon transferability.

(2)	The dates presented in this column represent the date the awards were granted by ConocoPhillips for grants prior to the spin-off from ConocoPhillips, and by Phillips 66 for all other awards. The awards granted prior to the spin-off were converted to our equity awards in connection with the spin-off and in accordance with the Employee Matters Agreement and remain subject to the same general terms and conditions.

(3)	The options shown in this column vested and became exercisable in 2012 or prior years (although under certain termination circumstances, the options may still be forfeited). Options become exercisable in one-third increments on the first, second and third anniversaries of the grant date.

(4)	Represents the final one-third vesting of the February 12, 2010 grant, which became exercisable on February 12, 2013.

(5)	Represents the final two-thirds vesting of the February 10, 2011 grant, half of which became exercisable on February 10, 2013, and the other half of which will become exercisable on February 10, 2014.

(6)	Represents the February 9, 2012 grant. One-third of the grant became exercisable on February 9, 2013, one-third will become exercisable on February 9, 2014, and the final third will become exercisable on February 9, 2015.

(7)	These amounts include unvested restricted stock and restricted stock units awarded under the PSP for performance periods ending prior to May 1, 2012; awarded to Messrs. Maxwell and Taylor as an inducement to employment with ConocoPhillips; awarded to Mr. Garland, Ms. Johnson and Messrs. Maxwell and Taylor as special awards in 2012; and awarded as annual awards to Ms. Johnson prior to her becoming eligible to participate in the PSP. These amounts also include the unvested restricted stock unit awards under the PSP for the performance period which ended December 31, 2012, as follows: Mr. Garland, 100,000 units; Ms. Johnson, 6,497 units; Mr. Taylor, 20,172 units; and Mr. Ziemba, 14,629 units. All awards continue to have restrictions upon transferability. Restrictions on PSP awards for performance periods beginning prior to 2009 lapse upon separation from service. Restrictions on PSP awards for later performance periods lapse five years from the grant date unless the NEO elected prior to the beginning of the performance period to defer lapsing of the restrictions until separation from service. Awards are subject to forfeiture if, prior to lapsing, the NEO separates from service for a reason other than death, disability, layoff, retirement after reaching age 55 with five years of service, or after a change of control, although the Compensation Committee has the authority to waive forfeiture. The awards have no voting rights, but do pay dividend equivalents in cash. The value of the awards reflects the closing price of our stock, as reported on the NYSE, on December 31, 2012 ($53.10).

(8)	Reflects potential awards from ongoing performance periods under the PSP for performance periods ending December 31, 2013 and December 31, 2014. These awards are shown at maximum levels; however, there is no assurance that awards will be granted at, below or above target after the end of the relevant performance periods, as the determination to make a grant and the amount of any grant is within the judgment of the Compensation Committee. Until an actual grant is made, these unearned awards pay no dividend equivalents. The value of these unearned awards reflects the closing price of our stock, as reported on the NYSE, on December 31, 2012 ($53.10).

Option Exercises and Stock Vested for 2012

The following table summarizes the value received from stock option exercises and stock grants vested during 2012.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Garland(1)	—	—	18,940	884,877
Ms. Johnson	—	—	—	—
Mr. Maxwell	—	—	—	—
Mr. Taylor	—	—	—	—
Mr. Ziemba	—	—	—	—

(1)	These amounts reflect the lapsing of restrictions on a grant of restricted stock units provided to Mr. Garland as an inducement to his employment with ConocoPhillips. The award was converted to an award in our equity in connection with the spin-off and the restrictions lapsed according to their original terms on the second anniversary of his employment date with ConocoPhillips.

Pension Benefits as of December 31, 2012

Our defined benefit pension plan covering executives, the Phillips 66 Retirement Plan, consists of multiple titles with different terms. Executives are only eligible to participate in one title, but may have frozen benefits under one or more other titles. Of the NEOs, Mr. Garland is eligible for and vested in benefits under Title I, Messrs. Maxwell and Taylor are eligible for and vested in benefits under Title II (Mr. Maxwell also has a frozen vested benefit under Title I based on his employment with ConocoPhillips predecessor companies prior to 2000), Mr. Ziemba is eligible for and vested in benefits under Title III, and Ms. Johnson is eligible for and vested in benefits under Title IV.

Titles I, III, and IV each provide a final average earnings type of pension benefit payable at normal or early retirement. Normal retirement occurs upon termination on or after age 65. Under Title I, early retirement can occur at age 55 with five years of service (or if laid off during or after the year in which the participant reaches age 50); under Title III, early retirement can occur at age 55 with 10 years of service; and under Title IV, early retirement can occur at age 50 with 10 years of service. Under Title I, early retirement benefits are reduced by five percent per year for each year before age 60 that benefits are paid. Benefits are not reduced for retirement benefits paid beginning at age 60. Under Title III, early retirement benefits are reduced by 6.67 percent per year for each year before age 60, unless the participant has at least 85 points awarded, with one point awarded for each year of age and one point awarded for each year of service; there is no reduction for a participant with 85 points or whose benefit payments begin at or after age 60 (provided the participant is also at least age 55 and has at least 10 years of service at the time of retirement). Under Title IV, early retirement benefits are reduced by five percent per year for each year before age 57 that benefits are paid and four percent per year that benefits are paid between ages 57 and 60. Messrs. Garland and Ziemba were eligible for early retirement at the end of 2012. Ms. Johnson was not eligible for early retirement at the end of 2012. Under Title II, employees become vested in their benefits after three years of service. Messrs. Maxwell and Taylor are vested in their benefits under Title II due to prior service with ConocoPhillips. Titles I, II, and IV allow benefit payment in the form of several annuity types or a single sum payment, but all forms are actuarially equivalent. Title III allows benefit payment in the form of several actuarially equivalent annuity types, but does not allow a single sum payment.

Pension benefits under Titles I, III and IV are calculated as the product of 1.6 percent times years of credited service multiplied by the final annual eligible average compensation. Final annual eligible average compensation for Title I is calculated using the three highest consecutive compensation years in the last ten calendar years before retirement plus the year of retirement. Final annual eligible average compensation for Title III is calculated using the highest consecutive 36 months of compensation in the last 120 months of service prior to retirement. Final annual eligible average compensation for Title IV is calculated using the higher of the highest three years of compensation or the highest consecutive 36 months of compensation. In each of these three titles, the benefit is then reduced by the product of 1.5 percent of the annual primary Social Security benefit multiplied by years of credited service, although a minimum reduction limit of 50 percent may apply in certain cases.

Pension benefits under Title II are based on monthly pay and interest credits to a cash balance account created on the first day of the month after an executive’s hire date. Pay credits are equal to a percentage of total salary and annual bonus. Executives whose combined years of age and service total less than 44 receive a six percent pay credit, those with 44 through 65 receive a seven percent pay credit, and those with 66 or more receive a nine percent pay credit. Normal retirement age is 65, but executives may receive their vested benefit upon termination of employment at any age.

Eligible pension compensation generally includes salary and annual bonus compensation under Titles I, II and IV, and salary under Title III. However, under Title I, if an executive receives layoff benefits, eligible pension compensation includes the annualized salary for the year of layoff, rather than actual salary, and years of credited service are increased by any period for which layoff benefits are calculated. Eligible pension compensation under Titles I, II, III and IV is limited by the Internal Revenue Code. In 2012 that limit was $250,000. The Internal Revenue Code also limits the annual benefit available under these Titles expressed as an annuity. In 2012, that limit was $200,000 (reduced actuarially for ages below 62).

In addition, our executives participate in a nonqualified pension plan funded through the general assets of the Company—the Phillips 66 Key Employee Supplemental Retirement Plan (KESRP). The KESRP is designed to replace benefits that would otherwise not be received due to Internal Revenue Code limitations on our qualified pension plan. The two limitations that most frequently impact an executive’s benefits are mentioned in the preceding paragraph. The KESRP determines a pension benefit without regard to these limits, and then reduces that benefit by the amount payable from the qualified pension plan. Eligible pension compensation used to determine benefits under the KESRP includes salary and annual bonus compensation for participants in Titles I, II, III, and IV. Benefits under the KESRP are generally paid in a single sum at the later of age 55 or six months after retirement. When payments do not begin until after retirement, interest equal to the six-month Treasury-bill rates are typically credited on the delayed benefits. Distribution may also be made upon death or disability.

The following table lists the pension program participation and actuarial present value of each NEO’s defined benefit pension as of December 31, 2012.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)(3)
Mr. Garland	Phillips 66 Retirement Plan—Title I Phillips 66 Key Employee Supplemental Retirement Plan	23 —	1,005,945 5,533,735	— 233,720
Ms. Johnson	Phillips 66 Retirement Plan—Title IV Phillips 66 Key Employee Supplemental Retirement Plan	10 —	345,162 333,189	— —
Mr. Maxwell	Phillips 66 Retirement Plan—Title I Phillips 66 Retirement Plan—Title II Phillips 66 Key Employee Supplemental Retirement Plan	23 1 —	633,539 19,980 21,143	— — —
Mr. Taylor	Phillips 66 Retirement Plan—Title II Phillips 66 Key Employee Supplemental Retirement Plan	1 —	18,868 34,368	— —
Mr. Ziemba	Phillips 66 Retirement Plan—Title III Phillips 66 Key Employee Supplemental Retirement Plan	36 —	1,115,874 2,036,547	— —

(1)	Years of credited service include service recognized under the predecessor ConocoPhillips plans from which these plans were spun off effective May 1, 2012. Mr. Maxwell is credited with a total of 24 years of service under the plans described above. The number of years of service credited under Title I is frozen at 23 years of service, but the number of years of service counted under Title II increases each year that he remains employed by us. His years of service under Title I are related to his employment with ConocoPhillips predecessor companies prior to 2000.

(2)	The eligible pension compensation used to determine the present value of the accumulated benefit for each NEO as of December 31, 2012 is as follows: Mr. Garland, $3,493,660; Ms. Johnson, $1,398,593; Mr. Maxwell, $578,736; Mr. Taylor, $629,255; and Mr. Ziemba, $1,603,335.

(3)	Mr. Garland received a distribution of $233,720 from the Phillips 66 Key Employee Supplemental Retirement Plan relating to a prior period of service with ConocoPhillips. Pursuant to the terms of that plan, the distribution was made to him when he attained age 55 in 2012.

Nonqualified Deferred Compensation

Our NEOs are eligible to participate in two nonqualified deferred compensation plans, the Phillips 66 Key Employee Deferred Compensation Plan (KEDCP) and the Phillips 66 Defined Contribution Make-Up Plan (DCMP).

The KEDCP allows executives to reduce salary voluntarily and request deferral of Variable Cash Incentive Program (VCIP) or other similar annual incentive compensation program payments that would otherwise be received in the subsequent year. Executives may defer up to 50 percent of salary and up to 100 percent of VCIP. The default distribution option is a lump sum payment paid at least six months after separation from service. Executives may elect to defer payments from one to five years, and to receive annual, semiannual or quarterly payments for a period of up to fifteen years.

The DCMP is a nonqualified restoration plan for employer contributions that cannot be made to our 401(k) plan either due to an executive’s salary deferral under the KEDCP or due to the Internal Revenue Code annual limit on compensation that may be taken into account under a qualified plan. Distributions are made as a lump sum six months after separation from service, unless the executive elects to receive one to fifteen annual payments beginning at least one year after separation from service.

Each executive directs investments of his or her individual accounts under the KEDCP and DCMP. Both plans provide a broad range of market-based investments that may be changed daily. No investment provides above-market returns. The aggregate performance of these investments is reflected in the “Nonqualified Deferred Compensation” table below.

Benefits due under these plans are paid from our general assets, although we also maintain rabbi trusts that may be used to pay benefits. The trusts and the funds held in them are Company assets. In the event of our bankruptcy, executives would be unsecured general creditors.

The following table provides information on nonqualified deferred compensation as of December 31, 2012:

Name	Applicable Plan(1)	Beginning Balance ($)(2)	Executive Contributions in Last Fiscal Year ($)	Company Contributions in the Last Fiscal Year ($)(3)	Aggregate Earnings in Last Fiscal Year ($)(4)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(5)
Mr. Garland	Phillips 66 Defined Contribution Make-Up Plan	82,778	—	41,915	61,202	—	185,895

	Phillips 66 Key Employee Deferred Compensation Plan	668,683	—	—	243,847	—	912,530
Ms. Johnson	Phillips 66 Defined Contribution Make-Up Plan	6,755	—	1,671	1,491	—	9,917
	Phillips 66 Key Employee Deferred Compensation Plan	—	—	—	—	—	—
Mr. Maxwell	Phillips 66 Defined Contribution Make-Up Plan	3,455	—	2,924	249	—	6,628
	Phillips 66 Key Employee Deferred Compensation Plan	396,602	—	—	23,192	—	419,794
Mr. Taylor	Phillips 66 Defined Contribution Make-Up Plan	27,558	—	10,367	51,947	—	89,872
	Phillips 66 Key Employee Deferred Compensation Plan	1,309,929	—	—	73,791	—	1,383,720
Mr. Ziemba	Phillips 66 Defined Contribution Make-Up Plan	243,501	—	7,070	52,078	—	302,649
	Phillips 66 Key Employee Deferred Compensation Plan	670,544	—	—	26,484	—	697,028

(1)	We have two defined contribution deferred compensation programs for our executives—the Phillips 66 Defined Contribution Make-Up Plan (DCMP) and the Phillips 66 Key Employee Deferred Compensation Plan (KEDCP). As of December 31, 2012 participants in these plans had 97 investment options. Forty of the options were the same as those available in our 401(k) plan and the remaining options were other mutual funds approved by the plan administrator.

(2)	The beginning balances as of May 1, 2012 that were transferred from comparable plans sponsored by ConocoPhillips in connection with the spin-off.

(3)	These amounts represent Company contributions under the DCMP. These amounts are also included in the “All Other Compensation” column of the “Summary Compensation Table” on page 43.

(4)	These amounts represent earnings on plan balances since May 1, 2012. These amounts are not included in the “Summary Compensation Table” on page 43.

(5)	The total reflects contributions by our NEOs, contributions by us, and earnings on balances prior to May 1, 2012; plus contributions by our NEOs, contributions by us, and earnings from May 1, 2012 through December 31, 2012 (shown in the appropriate columns of this table, with amounts that are included in the “Summary Compensation Table” on page 43 shown in Footnote 3 above).

Potential Payments upon Termination or Change in Control

The tables at the end of this section summarize the potential value, as of December 31, 2012, of the incremental benefits to be received due to an involuntary termination without cause or a change in control event as of December 31, 2012.

Each of our NEOs is expected to receive amounts earned during his or her period of employment unless he or she voluntarily resigns prior to becoming retirement-eligible or is terminated for cause. Such amounts include:

•	Annual bonus earned during the fiscal year;

•	Grants under the PSP for the most-recently completed performance period and ongoing performance periods in which the executive participated for at least one year;

•	Previously granted restricted stock and restricted stock units;

•	Vested stock option grants;

•	Amounts contributed and vested under our defined contribution plans; and

•	Amounts accrued and vested under our pension plans.

Although normal retirement age under our benefit plans is 65, early retirement provisions allow receipt of benefits at earlier ages if vesting requirements are met. For our incentive compensation programs (annual bonus, stock options, and PSP), early retirement is generally defined as termination at or after the age of 55 with five years of service.

As of December 31, 2012, all of our NEOs except Ms. Johnson were retirement eligible under both our benefit plans and our compensation programs. Therefore, as of December 31, 2012, a voluntary resignation of any NEO other than Ms. Johnson would have been treated as a retirement. Since they were then eligible for retirement under these programs, they would have been able to resign and retain all awards earned under the PSP and earlier programs. As a result, the awards to them under these programs are not included in the incremental amounts reflected in the tables below. Please see the “Outstanding Equity Awards at Fiscal Year End” table on page 46 for more information.

In addition, our NEOs participate in two severance plans—the Phillips 66 Executive Severance Plan (ESP) and the Phillips 66 Key Employee Change in Control Severance Plan (CICSP). Executives are not entitled to receive benefits under both plans as a result of the same change-in-control event.

Executive Severance Plan. The ESP provides that if we terminate the employment of an executive other than for cause, the executive will receive the following benefits, which may vary depending on salary grade level:

•	A lump sum payment equal to one and one-half or two times the sum of the executive’s base salary and current target annual bonus;

•

A lump sum payment equal to the present value of the increase in pension benefits that would result from crediting the executive with an additional one and one-half or two years of age and service under the pension plan;

•	A lump sum payment equal to the Company cost of certain welfare benefits for an additional one and one-half or two years;

•	Continued eligibility for a pro rata portion of the annual bonus paid with respect to the year of termination; and

•

Layoff treatment under our compensation plans that generally allows the executive to retain grants of restricted stock and restricted stock units, and maintain eligibility for Performance Share Plan awards for ongoing periods in which he or she had participated for at least one year.

Amounts payable under the ESP are offset by any payments or benefits payable under any of our other plans, and may also be reduced in the event of willful and bad faith conduct demonstrably injurious to the Company. As described above, the ESP and CICSP are Company plans under which awards and payments are subject to clawback provisions and to forfeiture or recoupment, in whole or in part, under applicable law, including the Sarbanes-Oxley Act and the Dodd-Frank Act.

Change in Control Severance Plan. The CICSP provides that, if within two years of a change in control of the Company, an executive’s employment is terminated, other than for cause, or by the executive for good reason, the executive will receive the following benefits, which may vary depending on salary grade level:

•

A lump sum payment equal to two or three times the sum of the executive’s base salary and the higher of the current target annual bonus or the average of the annual bonuses paid for the previous two years;

•

A lump sum payment equal to the present value of the increase in pension benefits that would result from crediting the executive with an additional two or three years of age and service under the pension plan;

•	A lump sum payment equal to the Company cost of certain welfare benefits for an additional two or three years; and

•	Continued eligibility for a pro rata portion of the annual bonus paid with respect to the year of termination.

Upon a change in control, the executive becomes eligible for vesting in all equity awards and lapsing of any restrictions, with continued ability to exercise stock options for their remaining terms. After a change in control, the CICSP may not be amended or terminated if the amendment would be adverse to the interests of any eligible participant without the participant’s written consent. Amounts payable under the CICSP are offset by any payments or benefits payable under any of our other plans, and may also be reduced in the event of willful and bad faith conduct demonstrably injurious to the Company.

Certain assumptions have been made in preparing each of the tables below. Benefits that would be available generally to all or substantially all salaried employees on the U.S. payroll are not included in the amounts shown. The following assumptions were also made:

•

Short-Term Incentives—In the event of an involuntary not-for-cause termination not related to a change in control, the amount reflects one and one-half or two times current VCIP target. In the event of an involuntary or good reason termination related to a change in control, the amount reflects two or three times current VCIP target or two or three times the average of the prior two VCIP payouts.

•

Variable Cash Incentive Program—In the event of an involuntary not-for-cause termination not related to a change in control or an involuntary or good reason termination related to a change in control, the amount reflects the pro rata current VCIP target. Targets for VCIP are for a full year, and are pro rata for the NEOs based on time spent in their respective positions.

•

Long-Term Incentives—For the performance periods related to PSP, amounts for the period ending in 2012 are shown at the payout amount that was awarded in February 2013, while amounts for other periods are prorated to reflect the portion of the performance period completed by the end of 2012. For the PSP awards, for restricted stock and restricted stock units, amounts reflect the closing price of our stock as reported on the NYSE on December 31, 2012 ($53.10).

•

Stock Options—For stock options with an exercise price lower than our stock’s closing price on December 31, 2012, the amounts reflect the intrinsic value as if the options had been exercised on December 31, 2012, but only with respect to the options that the NEO would have retained for the specific termination event.

•

Incremental Pension Values—Regardless of whether the value is provided directly through a pension plan or through the relevant severance plan, in the event of an involuntary not-for-cause termination not related to a change in control, the amount reflects the single sum value of deeming one and a half or two additional years of age and service. In the event of an involuntary or good reason termination related to a change in control, the amount reflects the single sum value of deeming two or three additional years of age and service.

Mr. Garland

Executive Benefits and Payments Upon Termination	Involuntary Not-for-Cause Termination (Not CIC) ($)	Involuntary or Good Reason Termination (CIC) ($)	Death ($)	Disability ($)
Base Salary	2,800,000	4,200,000	—	—
Short-term Incentive	3,780,000	5,670,000	—	—
Variable Cash Incentive Program	—	—	—	—
2010—2012 (performance period)	—	—	—	—
2011—2013 (performance period)	—	—	—	—
2012—2014 (performance period)	—	—	—	—
Restricted Stock/Units from prior performance and inducement	—	—	—	—
Stock Options/SARs:
Unvested and Accelerated	—	—	—	—
Incremental Pension	2,079,997	2,969,785	—	—
Post-employment Health & Welfare	43,300	70,609	—	—
Life Insurance	—	—	2,800,000	—
	8,703,297	12,910,394	2,800,000	—

Ms. Johnson

Executive Benefits and Payments Upon Termination	Involuntary Not-for-Cause Termination (Not CIC) ($)	Involuntary or Good Reason Termination (CIC) ($)	Death ($)	Disability ($)
Base Salary	653,477	871,302	—	—
Short-term Incentive	424,760	566,346	—	—
Variable Cash Incentive Program	283,173	283,173	283,173	283,173
2010—2012 (performance period)	202,948	202,948	202,948	202,948
2011—2013 (performance period)	148,733	148,733	148,733	148,733
2012—2014 (performance period)	452,067	452,067	452,067	452,067
Restricted Stock/Units from prior performance	1,269,568	1,269,568	1,269,568	1,269,568
Stock Options/SARs:
Unvested and Accelerated	780,669	821,767	821,767	821,767
Incremental Pension	291,175	335,180	—	—
Post-employment Health & Welfare	79,942	97,085	—	—
Life Insurance	—	—	871,302	—
	4,586,512	5,048,169	4,049,558	3,178,256

Mr. Maxwell

Executive Benefits and Payments Upon Termination	Involuntary Not-for-Cause Termination (Not CIC) ($)	Involuntary or Good Reason Termination (CIC) ($)	Death ($)	Disability ($)
Base Salary	1,177,650	1,766,475	—	—
Short-term Incentive	942,120	1,413,180	—	—
Variable Cash Incentive Program	—	—	—	—
2010—2012 (performance period)
2011—2013 (performance period)	—	—	—	—
2012—2014 (performance period)	—	—	—	—
Restricted Stock/Units from prior performance and inducement	—	—	—	—
Stock Options/SARs:
Unvested and Accelerated	—	—	—	—
Incremental Pension	105,989	158,983	—	—
Post-employment Health & Welfare	31,020	52,188	—	—
Life Insurance	—	—	1,177,650	—
	2,256,779	3,390,826	1,177,650	—

Mr. Taylor

Executive Benefits and Payments Upon Termination	Involuntary Not-for-Cause Termination (Not CIC) ($)	Involuntary or Good Reason Termination (CIC) ($)	Death ($)	Disability ($)
Base Salary	1,336,958	2,005,437	—	—
Short-term Incentive	1,069,566	1,604,349	—	—
Variable Cash Incentive Program	—	—	—	—
2010—2012 (performance period)	—	—	—	—
2011—2013 (performance period)	—	—	—	—
2012—2014 (performance period)	—	—	—	—
Restricted Stock/Units from prior performance and inducement	—	—	—	—
Stock Options/SARs:
Unvested and Accelerated	—	—	—	—
Incremental Pension	120,326	180,489	—	—
Post-employment Health & Welfare	36,886	60,987	—	—
Life Insurance	—	—	1,336,958	—
	2,563,736	3,851,262	1,336,958	—

Mr. Ziemba

Executive Benefits and Payments Upon Termination	Involuntary Not-for-Cause Termination (Not CIC) ($)	Involuntary or Good Reason Termination (CIC) ($)	Death ($)	Disability ($)
Base Salary	1,140,572	1,710,858	—	—
Short-term Incentive	912,458	1,862,523	—	—
Variable Cash Incentive Program	—	—	—	—
2010—2012 (performance period)	—	—	—	—
2011—2013 (performance period)	—	—	—	—
2012—2014 (performance period)	—	—	—	—
Restricted Stock/Units from prior performance	—	—	—	—
Stock Options/SARs:
Unvested and Accelerated	—	—	—	—
Incremental Pension	13,473	26,934	—	—
Post-employment Health & Welfare	39,028	67,052	—	—
Life Insurance	—	—	1,140,572	—
	2,105,531	3,667,367	1,140,572	—

 ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

(Proposal 4 on the Proxy Card)

What am I voting on?

Stockholders are being asked to vote on the following advisory resolution:

RESOLVED, that the stockholders approve the compensation of Phillips 66’s Named Executive Officers (NEOs) as described in the Compensation Discussion and Analysis section and in the tabular disclosures regarding NEO compensation (together with the accompanying narrative disclosures) in this proxy statement.

Phillips 66 is providing stockholders with the opportunity to vote on an advisory resolution, commonly known as “Say-on-Pay,” considering approval of the compensation of the NEOs of Phillips 66.

The Compensation Committee, which is responsible for the compensation of our Senior Officers, has overseen the development of a compensation program designed to attract, retain and motivate executives who enable us to achieve our strategic and financial goals. The CD&A and the tabular disclosures regarding NEO compensation, together with the accompanying narrative disclosures, allow you to view the trends in compensation and application of our compensation philosophies and practices for the years presented.

The Board of Directors believes that the Phillips 66 executive compensation program aligns the interests of our executives with those of our stockholders. Our compensation program is guided by the philosophy that the Company’s ability to provide energy and to provide sustainable value is driven by superior individual performance. The Board believes that a company must offer competitive compensation to attract and retain experienced, talented and motivated employees. In addition, the Board believes employees in leadership roles within the organization are motivated to perform at their highest levels when performance-based pay represents a significant portion of their compensation. The Board believes that our philosophy and practices have resulted in executive compensation decisions that are aligned with Company and individual performance, are appropriate in value and have benefited the Company and its stockholders.

What is the effect of this resolution?

Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee and the Board will take the outcome of the vote into account when considering future executive compensation arrangements.

What vote is required to approve this proposal?

Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.

What does the Board recommend?

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR”

THE ADVISORY APPROVAL OF THE COMPENSATION OF

THE COMPANY’S NAMED EXECUTIVE OFFICERS

FREQUENCY OF ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

(Proposal 5 on the Proxy Card)

What am I voting on?

Recent legislation allows stockholders an advisory vote every six years on whether to schedule a stockholder non-binding advisory vote on executive compensation every 1, 2 or 3 years. You are provided the following choices regarding the scheduling of the advisory vote on executive compensation:

☐ 1 Year	☐ 2 Year	☐ 3 Year	☐ Abstain

After careful consideration of this proposal, the Board of Directors has determined that holding an advisory vote on executive compensation every year is the most appropriate alternative for Phillips 66 and recommends that you vote for a one-year interval for the advisory vote on executive compensation.

In formulating its recommendation, the Board of Directors considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. We understand that our stockholders may have different views regarding the frequency for the advisory vote on executive compensation, and we look forward to hearing from our stockholders on this proposal.

What is the effect of this resolution?

Because your vote is advisory, it will not be binding upon the Board. However, the Board will take into account the outcome of the vote when considering the scheduling of future stockholder advisory votes on executive compensation.

What vote is required to approve this proposal?

The Board of Directors will consider the stockholder preferences for scheduling future advisory votes on executive compensation as indicated by the number of votes cast by stockholders entitled to vote at the annual meeting for each option.

What does the Board recommend?

THE BOARD OF DIRECTORS RECOMMENDS YOU CHOOSE

THE 1 YEAR OPTION ON THE ADVISORY VOTE ON SCHEDULING THE ADVISORY VOTE ON EXECUTIVE COMPENSATION.

NON-EMPLOYEE DIRECTOR COMPENSATION

The primary elements of our non-employee Director compensation program are equity compensation and cash compensation.

Objectives and Principles

Compensation for non-employee Directors is reviewed annually by the Nominating Committee, with the assistance of such third-party consultants as the Nominating Committee deems advisable, and set by action of the Board of Directors. The Board’s goal in designing such compensation is to provide a competitive package that will enable it to attract and retain highly skilled individuals with relevant experience and that reflects the time and talent required to serve on the board of a complex, multinational corporation. The Board seeks to provide sufficient flexibility in the form of payment to meet individual needs while ensuring that a substantial portion of director compensation is linked to the long-term success of the Company. In furtherance of our commitment to be a socially responsible member of the communities in which we participate, the Board believes that it is appropriate to extend the Phillips 66 matching gift program to charitable contributions made by individual directors as more fully described below.

Equity Compensation

In 2012, each non-employee Director who was not a member of the board of directors of ConocoPhillips before April 30, 2012, received a grant of restricted stock units with an aggregate value of $113,333 on the date of grant. This represents a prorated amount based on an annual grant of $170,000, which reflects that Phillips 66 was not a separate public company until May 1, 2012. Restrictions on the units issued to a non-employee Director will lapse in the event of retirement, disability, death, or a change of control, unless the Director has elected to receive the shares after a stated period of time. Directors forfeit the units if, prior to the lapse of restrictions, the Board finds sufficient cause for forfeiture (although no such finding can be made after a change of control). Before the restrictions lapse, Directors cannot sell or otherwise transfer the units, but the units are credited with dividend equivalents in the form of additional restricted stock units. When restrictions lapse, Directors will receive unrestricted shares of Company stock as settlement of the restricted stock units.

Cash Compensation

In 2012, each non-employee Director received $76,667 cash compensation. This represents a prorated amount based on annual cash compensation of $115,000, which reflects that Phillips 66 was not a separate public company until May 1, 2012. Non-employee Directors serving in specified committee positions also received the following additional cash compensation, which was also prorated on the same basis as the base cash compensation (annual amounts shown in parentheses):

¡	Lead Director—$33,333 ($50,000)
¡	Chair of the Audit and Finance Committee—$16,667 ($25,000)
¡	Chair of the Human Resources and Compensation Committee—$13,333 ($20,000)
¡	Chairs of the other committees—$6,667 ($10,000)
¡	All other Audit and Finance Committee members—$6,667 ($10,000)
¡	All other Human Resources and Compensation Committee members—$5,000 ($7,500)

The total annual cash compensation is payable in monthly cash installments. Directors may elect, on an annual basis, to receive all or part of their cash compensation in unrestricted stock or in restricted stock units (such unrestricted stock or restricted stock units are issued on the last business day of the month valued using the average of the high and the low prices of Phillips 66 common stock as reported on the NYSE on such date), or to have the amount credited to the Director’s deferred compensation account. The restricted stock units issued in lieu of cash compensation are subject to the same restrictions as the annual restricted stock units described above under “Equity Compensation.”

Deferral of Compensation

Non-employee Directors can elect to defer their cash compensation under the Phillips 66 Deferred Compensation Program for Non-Employee Directors (Director Deferral Plan). Deferred amounts are deemed to be invested in various mutual funds and similar investment choices (including Phillips 66 common stock) selected by the Director from a list of investment choices available under the Director Deferral Plan.

The future payment of any compensation deferred by non-employee Directors of Phillips 66 may be funded in a grantor trust designed for this purpose.

Directors’ Matching Gift Program

All active and retired non-employee Directors are eligible to participate in the Directors’ Annual Matching Gift Program. This provides a dollar-for-dollar match of a gift of cash or securities, up to a maximum during any one calendar year of $15,000 per donor for active Directors and $7,500 per donor for retired Directors, to charities and educational institutions, excluding certain religious, political, fraternal, or athletic organizations, that are tax-exempt under Section 501(c)(3) of the Internal Revenue Code of the United States or meet similar requirements under the applicable law of other countries.

Other Compensation

The Board believes that it is important for spouses/significant others of Directors and executives to attend certain meetings to enhance the collegiality of the Board. The cost of such attendance is treated by the Internal Revenue Service as income, and as such is taxable to the recipient. The Company reimburses Directors for the cost of resulting income taxes. Amounts representing this reimbursement are contained in the “All Other Compensation” column of the “Non-Employee Director Compensation” table on page 61.

Stock Ownership

Directors are expected to own as much Company stock as the aggregate amounts of the annual equity grants during their first five years on the Board. Directors are expected to reach this level of target ownership within five years of joining the Board. Actual shares of stock, restricted stock, or restricted stock units, including deferred stock units, may be counted in satisfying the stock ownership guidelines.

Non-Employee Director Compensation Table

Phillips 66 benchmarks its non-employee Director compensation design and pay levels against the same peer group used for executive compensation. The Company targets the median of the peer group for all elements of director compensation.

The following table summarizes the compensation for our non-employee Directors since Company inception on May 1, 2012 (for compensation paid to our sole employee Director, Mr. Garland, please see our “Executive Compensation Tables” beginning on page 43). The amounts paid to our Directors in 2012 reflect a prorated portion of the annual program amounts as described above.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
J. Brian Ferguson	90,000	113,355	—	—	—	959	204,314
William R. Loomis Jr.	93,333	113,355	—	—	—	15,320	222,008
John E. Lowe	76,667	113,355	—	—	—	3,709	193,731
Harold W. McGraw III	121,824	—	—	—	—	5,277	127,101
Glenn F. Tilton	81,667	113,355	—	—	—	258	195,280
Victoria J. Tschinkel	90,000	—	—	—	—	209	90,209
Marna C. Whittington	83,333	113,355	—	—	—	17,371	214,059

(1)	Reflects 2012 base cash compensation of $76,667 payable to each non-employee Director. In 2012, non-employee Directors serving in specified committee positions also received the additional cash compensation described above. Compensation amounts reflect adjustments related to various changes in Committee assignments by Board members throughout the year. Amounts shown include prorated amounts attributable to Committee reassignments that may occur during the year. Amounts shown in the Fees Earned or Paid in Cash column include any amounts that were voluntarily deferred to the Director Deferral Plan, received in Phillips 66 common stock, or received in restricted stock units. Mr. McGraw has elected to receive his cash compensation in the form of restricted stock units. Mr. Tilton has elected to defer his cash compensation.

(2)	Amounts represent the grant date fair market value of stock awards. Under our non-employee Director compensation program, non-employee Directors who were not members of the ConocoPhillips board of directors before April 30, 2012, received a 2012 grant of restricted stock units with an aggregate value of $113,333 on the date of grant, based on the average of the high and low prices for Phillips 66 common stock, as reported on the NYSE, on such date. These grants are made in whole shares with fractional share amounts rounded up, resulting in shares with a value of $113,355 being granted on May 15, 2012. Mr. McGraw and Ms. Tschinkel received grants from ConocoPhillips in January 2012 in connection with service on the ConocoPhillips board and were not eligible for the May 15, 2012 grant.

(3)	Includes the amounts attributable to the following:

Name	Tax Reimbursement Gross-up $(a)	Matching Gift Amounts $(b)	Total ($)
Mr. Ferguson	959	—	959
Mr. Loomis	320	15,000	15,320
Mr. Lowe	209	3,500	3,709
Mr. McGraw	277	5,000	5,277
Mr. Tilton	258	—	258
Ms. Tschinkel	209	—	209
Dr. Whittington	2,371	15,000	17,371

(a)	The amounts shown are for payments by us relating to certain taxes incurred by the Director. These primarily occur when we request spouses or other guests to accompany the Director to Company functions, including Board meetings, and, as a result, the Director is deemed to make personal use of Company assets (for example, when a spouse accompanies a Director on a Company aircraft). In such circumstances, if the Director is imputed income in accordance with the applicable tax laws, we will generally reimburse the Director for the increased tax costs.

(b)	We maintain a Matching Gift Program under which we match certain gifts by non-employee Directors to charities and educational institutions, excluding certain religious, political, fraternal, or athletic organizations, that are tax-exempt under Section 501(c)(3) of the Internal Revenue Code or meet similar requirements under the applicable law of other countries. For Directors, the program matches up to $15,000 with regard to each program year. The amounts shown are for the actual payments by us in 2012. Mr. Garland is eligible for the program as an executive of the Company, rather than as a Director. Information on the value of matching gifts for Mr. Garland is shown in the “Summary Compensation Table” on page 43 and the notes to that table.

The following table lists outstanding equity grants for each non-employee Director as of December 31, 2012.

Name		Options Awards				Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)
Mr. Ferguson	—	—	—	—	—	3,611
Mr. Loomis	—	—	—	—	—	3,611
Mr. Lowe	—	—	—	—	—	3,611
Mr. McGraw	—	—	—	—	—	17,630
Mr. Tilton	—	—	—	—	—	3,611
Ms. Tschinkel	—	—	—	—	—	6,118
Dr. Whittington	—	—	—	—	—	3,611

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about Phillips 66 common stock that may be issued under all existing equity compensation plans as of December 31, 2012.

Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	16,852,195	(2)	$26.24	33,220,864
Equity compensation plans not approved by security holders	—		—	—

Total	16,852,195		$26.24	33,220,864

(1)	Includes awards issued under the Omnibus Stock and Performance Incentive Plan of Phillips 66 (2012 Plan).

(2)	Includes an aggregate of 8,355,920 Incentive and Nonqualified Stock Options issued to employees. Includes 31,912 Restricted Stock Awards granted under historical long-term incentive plans and 2,251,956 Performance Share Units. Number of securities issued includes 6,113,959 Restricted Stock Units, of which 174,435 were issued to non-employee Directors. The total issued includes 98,448 shares of stock issued under international employee stock savings plans. Some awards held by ConocoPhillips employees at our spin-off were adjusted or substituted with a combination of ConocoPhillips and Phillips 66 equity. A total of 13,071,435 shares were issued to ConocoPhillips employees and 7,770,067 shares remain outstanding as of December 31, 2012. The shares issued to ConocoPhillips employees are included in the outstanding awards listed above.

(3)	The weighted-average exercise price reflects the weighted-average price for outstanding Incentive Stock Options and Nonqualified Options only. It does not include stock awards outstanding.

STOCK OWNERSHIP

Holdings of Major Stockholders

The following table sets forth information regarding persons who we know to be the beneficial owners of more than five percent of our issued and outstanding common stock (as of the date of such stockholder’s Schedule 13G filing with the SEC):

	Common Stock
Name and Address	Number of Shares	Percent of Class
BlackRock, Inc. (1) 40 East 52nd Street New York, NY 10022	39,739,710	6.34%

(1)	Based solely on a Schedule 13G filed with the SEC on January 30, 2013, by BlackRock, Inc., on behalf of itself, BlackRock Advisors, LLC, BlackRock Capital Management, Inc., BlackRock Financial Management, Inc., BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (Korea) Ltd, BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock Fund Managers Limited, BlackRock Life Limited, BlackRock Asset Management Australia Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock (Singapore) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock International Limited, BlackRock Institutional Trust Company, N.A., BlackRock Japan Co. Ltd., and BlackRock Investment Management (UK) Limited.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers of Phillips 66, and persons who own more than 10 percent of a registered class of Phillips 66 equity securities, to file reports of ownership and changes in ownership of Phillips 66 common stock with the SEC and the NYSE, and to furnish Phillips 66 with copies of the forms they file. To our knowledge, based solely upon a review of the copies of such reports furnished to the Company and written representations of its officers and directors, during the year ended December 31, 2012, all Section 16(a) reports applicable to its officers and directors were filed on a timely basis.

Securities Ownership of Officers and Directors

The following table sets forth the number of shares of our common stock beneficially owned as of March 15, 2013, by each Phillips 66 Director, by each NEO and by all of our directors and executive officers as a group. Together these individuals beneficially own less than one percent of our common stock. The table also includes information about stock options, restricted stock, and restricted and deferred stock units credited to the accounts of our directors and executive officers under various compensation and benefit plans. For purposes of this table, shares are considered to be “beneficially” owned if the person, directly or indirectly, has sole or shared voting or investment power with respect to such shares. In addition, a person is deemed to beneficially own shares if that person has the right to acquire such shares within 60 days of March 15, 2013.

	Number of Shares or Units
Name of Beneficial Owner	Total Common Stock Beneficially Owned		Restricted/Deferred Stock Units(1)	Options Exercisable Within 60 Days(2)
Mr. Garland	25,839		261,070	106,866
Ms. Johnson	8,733		28,125	17,018
Mr. Maxwell	12,635		37,318	11,806
Mr. Taylor	14,967		56,430	25,753
Mr. Ziemba	10,488		79,072	173,270
Mr. Ferguson	234		6,896	–
Mr. Loomis	–		6,896	–
Mr. Lowe	61,952		6,896	–
Mr. McGraw	500		21,408	–
Mr. Tilton	–		6,896	–
Ms. Tschinkel	31,233	(3)	8,541	–
Dr. Whittington	2,500		6,896	–
Directors and Executive Officers as a Group (13 Persons)	177,155		551,538	385,532

(1)	Includes restricted or deferred stock units that may be voted or sold only upon passage of time.

(2)	Includes beneficial ownership of shares of common stock which may be acquired within 60 days of March 15, 2013, through stock options awarded under compensation plans.

(3)	Includes 171 shares of common stock owned by the Erica Tschinkel Trust and 6,324 shares of common stock owned jointly with Ms. Tschinkel’s spouse.

SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

Under SEC rules, if a stockholder wants us to include a proposal in our proxy statement and form of proxy for the 2014 Annual Meeting of Stockholders, our Corporate Secretary must receive the proposal at our principal executive offices by November 27, 2013. Any such proposal should comply with the requirements of Rule 14a-8 promulgated under the Exchange Act.

Under our By-Laws, and as SEC rules permit, stockholders must follow certain procedures to nominate a person for election as a director at an annual or special meeting, or to introduce an item of business at an annual meeting. Under these procedures, stockholders must submit the proposed nominee or item of business by delivering a notice to the Corporate Secretary at the following address: Corporate Secretary, Phillips 66, P.O. Box 4428, Houston, Texas 77210. We must receive notice as follows:

•

We must receive notice of a stockholder’s intention to introduce a nomination or proposed item of business for an annual meeting not less than 90 days nor more than 120 days before the first anniversary of the prior year’s meeting. Assuming that our 2013 Annual Meeting is held on schedule, we must receive notice pertaining to the 2014 Annual Meeting no earlier than January 8, 2014 and no later than February 7, 2014.

•

However, if we hold the annual meeting on a date that is not within 30 days before or after such anniversary date, and if our first public announcement of the date of such annual meeting is less than 100 days prior to the date of such meeting, we must receive the notice no later than 10 days after the public announcement of such meeting.

•

If we hold a special meeting to elect directors, we must receive a stockholder’s notice of intention to introduce a nomination no later than 10 days after the earlier of the date we first provide notice of the meeting to stockholders or announce it publicly.

As required by Article II of our By-Laws, a notice of a proposed nomination must include information about the stockholder and the nominee, as well as a written consent of the proposed nominee to serve if elected. A notice of a proposed item of business must include a description of and the reasons for bringing the proposed business to the meeting, any material interest of the stockholder in the business and certain other information about the stockholder. You can obtain a copy of our By-Laws by writing the Corporate Secretary at the address above, or via our website under the “Governance” caption.

AVAILABLE INFORMATION

SEC rules require us to provide an annual report to stockholders who receive this proxy statement. Additional printed copies of the annual report, as well as our Corporate Governance Guidelines, Code of Business Ethics and Conduct, charters for each of the committees of the Board of Directors and our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, including the financial statements and the financial statement schedules, are available without charge to stockholders upon written request to Phillips 66 Investor Relations Department, P.O. Box 4428, Houston, Texas 77210 or via the Internet at www.Phillips66.com. We will furnish the exhibits to our Annual Report on Form 10-K upon payment of our copying and mailing expenses.

APPENDIX A

2013 OMNIBUS STOCK AND PERFORMANCE INCENTIVE PLAN

OF PHILLIPS 66

(As Established Effective May 8, 2013)

RECITALS

Phillips 66 has established and maintained the Omnibus Stock and Performance Incentive Plan of Phillips 66, effective May 1, 2012 (together with other stock incentive plans established and maintained by Phillips 66 or its subsidiaries or predecessors under which shares have been reserved but not yet used, such plans being set forth in the definition in Section 3 as the “Prior Plans”).

Effective May 8, 2013, upon shareholder approval, Phillips 66 hereby establishes the 2013 Omnibus Stock and Performance Incentive Plan of Phillips 66 (the “Plan”). As of the effective date of the Plan, (i) any shares of Common Stock available for future awards under the Prior Plans and (ii) any shares of Common Stock represented by awards granted under the Prior Plans that are forfeited, expire, or are canceled without delivery of shares of Common Stock or which result in the forfeiture of shares of Common Stock back to the Company shall be available for Awards under the Plan and no new awards shall be granted under the Prior Plans.

1.	Plan. The 2013 Omnibus Stock and Performance Incentive Plan of Phillips 66 (the “Plan”) is adopted by Phillips 66, a Delaware corporation, to reward certain employees and nonemployee directors of the Company and its Subsidiaries by providing for certain cash benefits and by enabling them to acquire shares of Common Stock of the Company.

2.	Objectives. The purpose of the Plan is to further the interests of the Company, its Subsidiaries and its shareholders by providing incentives in the form of Awards to employees and directors who can contribute materially to the success and profitability of the Company and its Subsidiaries. Such Awards will recognize and reward outstanding performances and individual contributions and give Participants in the Plan an interest in the Company parallel to that of the shareholders, thus enhancing the proprietary and personal interest of such Participants in the Company’s continued success and progress. This Plan will also enable the Company and its Subsidiaries to attract and retain such employees and directors.

3.	Definitions. As used herein, the terms set forth below shall have the following respective meanings:

“Award” means an Employee Award or a Director Award.

“Award Agreement” means one or more Employee Award Agreements or Director Award Agreements.

“Board” means the Board of Directors of the Company.

“Cash Award” means an award denominated in cash.

“Change of Control” is defined in Attachment A.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee or any committee designated pursuant to Paragraph 7.

“Common Stock” means Phillips 66 common stock, par value $.01 per share.

“Company” means Phillips 66, a Delaware corporation.

“Compensation Committee” means the Human Resources and Compensation Committee of the Board or any successor committee of the Board that is designated by the Board to administer certain portions of the Plan.

“Director” means an individual serving as a member of the Board.

“Director Award” means the grant of any Nonqualified Stock Option, SAR, Stock Award, Cash Award, or Performance Award, whether granted singly, in combination, or in tandem, to a Participant who is a Nonemployee Director pursuant to such applicable terms, conditions, and limitations as may be established in order to fulfill the objectives of the Plan.

“Director Award Agreement” means one or more agreements between the Company and a Nonemployee Director setting forth the terms, conditions, and limitations applicable to a Director Award.

“Dividend Equivalents” means, with respect to Restricted Stock Units or shares of Restricted Stock that are to be issued at the end of the Restriction Period, an amount equal to all dividends and other distributions (or the economic equivalent thereof) that are payable to shareholders of record during the Restriction Period on a like number of shares of Common Stock.

“Employee” means an employee of the Company or any of its Subsidiaries and an individual who has agreed to become an employee of the Company or any of its Subsidiaries and is expected to become such an employee within the following six months. The term Employee shall also include any other individual (other than a Non-Employee Director) who is entitled to receive an Award under this Plan pursuant to the Employee Matters Agreement (a “ConocoPhillips Participant”).

“Employee Award” means the grant of any Option, SAR, Stock Award, Cash Award, or Performance Award, whether granted singly, in combination, or in tandem, to an Employee pursuant to such applicable terms, conditions, and limitations (including treatment as a Performance Award) as may be established in order to fulfill the objectives of the Plan.

“Employee Award Agreement” means one or more agreements between the Company and an Employee setting forth the terms, conditions, and limitations applicable to an Employee Award.

“Employee Matters Agreement” means the Employee Matters Agreement between ConocoPhillips and the Company, as such agreement may be amended.

“Fair Market Value” of a share of Common Stock means, as of a particular date, (i) (A) if shares of Common Stock are listed on a national securities exchange, the mean between the highest and lowest sales price per share of the Common Stock on the consolidated transaction reporting system for the principal national securities exchange on which shares of Common Stock are listed on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, or, at the discretion of the Committee, the price prevailing on the exchange at the relevant time (as determined under procedures established by the Committee), (B) if the Common Stock is not so listed, the mean between the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by Pink OTC Markets Inc., or (C) if shares of Common Stock are not publicly traded, the most recent value determined by an independent appraiser appointed by the Company for such purpose in accordance with the requirements of Section 409A of the Code, or (ii) if applicable and taking into account the requirements of Section 409A of the Code, the price per share as determined in accordance with the terms, conditions, and limitations set forth in an Award Agreement, or (iii) if applicable and taking into account the requirements of Section 409A of the Code, the price per share as determined in accordance with the procedures of a third party administrator retained by the Company to administer the Plan and as approved by the Committee.

“Grant Date” means the date an Award is granted to a Participant pursuant to the Plan. The Grant Date for a substituted award is the Grant Date of the original award.

“Grant Price” means the price at which a Participant may exercise his or her right to receive cash or Common Stock, as applicable, under the terms of an Award.

“Incentive Stock Option” means an Option that is intended to comply with the requirements set forth in Section 422 of the Code.

“Nonemployee Director” means an individual serving as a member of the Board who is not an Employee.

“Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

“Option” means a right to purchase a specified number of shares of Common Stock at a specified Grant Price, which right may be an Incentive Stock Option or a Nonqualified Stock Option.

“Participant” means an Employee or a Director to whom an Award has been granted under this Plan.

“Performance Award” means an award made pursuant to this Plan that is subject to the attainment of one or more Performance Goals.

“Performance Goal” means one or more standards established by the Committee to determine in whole or in part whether a Performance Award shall be earned.

“Prior Plans” means the following plans:

1.	1986 Stock Plan of Phillips Petroleum Company
2.	1990 Stock Plan of Phillips Petroleum Company
3.	Annual Incentive Compensation Plan of Phillips Petroleum Company
4.	Incentive Compensation Plan of Phillips Petroleum Company
5.	Omnibus Securities Plan of Phillips Petroleum Company
6.	Phillips Petroleum Company Stock Plan for Non-Employee Directors
7.	2002 Omnibus Securities Plan of Phillips Petroleum Company
8.	Burlington Resources Inc. 1993 Stock Incentive Plan
9.	Burlington Resources Inc. 1997 Stock Incentive Plan
10.	Burlington Resources Inc. 2000 Stock Option Plan for Non-Employee Directors
11.	Burlington Resources Inc. 2002 Stock Incentive Plan
12.	1998 Stock and Performance Incentive Plan of ConocoPhillips
13.	1998 Key Employee Stock Performance Plan of ConocoPhillips
14.	2004 Omnibus Stock and Performance Incentive Plan of ConocoPhillips
15.	2009 Omnibus Stock and Performance Incentive Plan of ConocoPhillips
16.	2011 Omnibus Stock and Performance Incentive Plan of ConocoPhillips
17.	Omnibus Stock and Performance Incentive Plan of Phillips 66

“Qualified Performance Award” means a Performance Award intended to qualify as qualified performance-based compensation under Section 162(m) of the Code, as provided in Section 8(a)(v)(B).

“Restricted Stock” means any shares of Common Stock that are restricted or subject to forfeiture provisions.

“Restricted Stock Unit” means a Stock Unit that is restricted or subject to forfeiture provisions.

“Restriction Period” means a period of time beginning as of the Grant Date of an Award of Restricted Stock or Restricted Stock Units and ending as of the date upon which the Common Stock subject to such Award is no longer restricted or subject to forfeiture provisions.

“Stock Appreciation Right” or “SAR” means a right to receive a payment, in cash or Common Stock, equal to the excess of the Fair Market Value or other specified valuation of a specified number of shares of Common Stock on the date the right is exercised over a specified Grant Price, in each case, as determined by the Committee.

“Stock Award” means an Award in the form of shares of Common Stock or Stock Units, including an award of Restricted Stock or Restricted Stock Units.

“Stock Unit” means a unit evidencing the right to receive in specified circumstances one share of Common Stock or equivalent value (as determined by the Committee).

“Subsidiary” means (i) in the case of a corporation, any corporation of which the Company directly or indirectly owns shares representing 50% or more of the combined voting power of the shares of all classes or series of capital stock of such corporation which have the right to vote generally on matters submitted to a vote of the shareholders of such corporation, (ii) in the case of a partnership or other business entity not organized as a corporation, any such business entity of which the Company directly or indirectly owns 50% or more of the voting, capital, or profits interests (whether in the form of partnership interests, membership interests or otherwise), and (iii) any other corporation, partnership or other entity that is a “subsidiary” of the Company within the meaning of Rule 405 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

“Ten Percent Shareholder” means a person owning shares possessing more than ten percent of the total combined voting power of all classes of shares of the Company, any subsidiary corporation (within the meaning of Section 424(f) of the Code), or parent corporation (within the meaning of Section 424(f) of the Code).

4.	Eligibility.

a.	Employees. All Employees are eligible for the grant of Employee Awards under this Plan in the discretion of the Committee; provided, however, that ConocoPhillips Participants may only receive Awards under this Plan that are required to be granted pursuant to the terms of the Employee Matters Agreement.

b.	Directors. Nonemployee Directors are eligible for the grant of Director Awards under this Plan.

5.	Common Stock Available for Awards. Subject to the provisions of Paragraph 17 hereof, no Award shall be granted if it shall result in the aggregate number of shares of Common Stock issued under the Plan plus the number of shares of Common Stock covered by or subject to Awards then outstanding under this Plan (after giving effect to the grant of the Award in question) to exceed 45,000,000.

The number of shares of Common Stock that are the subject of Awards under this Plan that are forfeited or terminated, or that expire unexercised, shall again immediately become available for Awards hereunder. Shares of Common Stock delivered under the Plan as an Award or in settlement of an Award issued or made (a) upon the assumption, substitution, conversion, or replacement of outstanding awards under a plan or arrangement of an entity acquired in a merger or other acquisition or (b) as a post-transaction grant under such a plan or arrangement of an acquired entity shall not reduce or be counted against the maximum number of shares of Common Stock available for delivery under the Plan, to the extent that the exemption for transactions in connection with mergers and acquisitions from the shareholder approval requirements of the New York Stock Exchange for equity compensation plans applies.

Shares of Common Stock that are tendered or withheld as full or partial payment of withholding or other taxes or as payment for the exercise or conversion price of an Award shall not be added back to the number of shares available for issuance under the Plan. Awards valued by reference to Common Stock that may be settled in equivalent cash value will count as shares of Common Stock delivered to the same extent as if the Award were settled in shares of Common Stock.

The Committee may adopt and observe additional rules and procedures concerning the counting of shares against the Plan maximum or any sublimit as necessary to satisfy the requirements of any national stock exchange on which the Common Stock is listed or any applicable regulatory requirement. The Board and the appropriate officers of the Company are authorized to take from time to time whatever actions are necessary, and to file any required documents with governmental authorities, stock exchanges, and transaction reporting systems to ensure that shares of Common Stock are available for issuance pursuant to Awards.

6.	Administration.

a.	This Plan shall be administered by the Committee, except as otherwise provided herein.

b.	Subject to the provisions hereof, the Committee shall have full and exclusive power and authority to interpret and administer this Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable to further the Plan purposes. Any decision of the Committee in the interpretation and administration of this Plan shall lie within its sole and absolute discretion and shall be final, conclusive, and binding on all parties concerned.

c.	No member of the Committee or officer of the Company to whom the Committee has delegated authority in accordance with the provisions of Paragraph 7 of this Plan shall be liable for anything done or omitted to be done by him or her, by any member of the Committee, or by any officer of the Company in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.

d.	Subject to Section 8(a)(v)(B), the Board shall have the same powers, duties, and authority to administer the Plan with respect to Director Awards as the Committee retains with respect to Employee Awards.

e.	No Option or Stock Appreciation Right may be repriced, replaced, or regranted through cancellation or modified without shareholder approval (except as contemplated in Paragraph 17 of this Plan), if the effect would be to reduce the exercise price for the shares underlying such Option or Stock Appreciation Right.

f.	No Option or Stock Appreciation Right may be bought back with cash without shareholder approval.

7.	Delegation of Authority. Following the authorization of a pool of cash or shares of Common Stock to be available for Awards, the Board or the Committee may authorize a committee of one or more members of the Board, or one or more officers of the Company, to grant individual Employee Awards from such pool pursuant to such conditions or limitations as the Board or the Committee may establish consistent with Section 157(c) of the Delaware General Corporation Law, if applicable. The Committee may delegate to the Chief Executive Officer and to other employees of the Company its administrative duties under this Plan (excluding its granting authority) pursuant to such conditions or limitations as the Committee may establish. The Committee may engage or authorize the engagement of a third party administrator to carry out administrative functions under the Plan.

8.	Employee Awards.

a.

The Committee shall determine the type or types of Employee Awards to be made under this Plan and shall designate from time to time the Employees who are to be the recipients of such Awards. Each Employee Award may, in the discretion of the Committee, be embodied in an Employee Award Agreement, which shall contain such terms, conditions, and limitations as shall be determined by the Committee in its sole discretion and, if required by the Committee, shall be signed by the Participant to whom the Employee Award is granted and signed for and on behalf of the Company. Employee Awards may consist of those listed in this Paragraph 8(a) and may be granted singly, in combination, or in tandem. Employee Awards may also be granted in combination or in tandem with, in replacement of (subject to the last sentence of

Paragraph 15), or as alternatives to, grants or rights under this Plan or any other employee plan of the Company or any of its Subsidiaries, including the plan of any acquired entity. Subject to the immediately following Clauses i. and ii., an Employee Award may provide for the grant or issuance of additional, replacement, or alternative Employee Awards upon the occurrence of specified events, including the exercise of the original Employee Award granted to a Participant. All or part of an Employee Award may be subject to conditions established by the Committee, which may include, but are not limited to, continuous service with the Company and its Subsidiaries, achievement of specific business objectives, items referenced in Clause v. below, and other comparable measurements of performance. Upon the termination of employment by a Participant who is an Employee, any unexercised, deferred, unvested, or unpaid Employee Awards shall be treated as set forth in the applicable Employee Award Agreement or as otherwise specified by the Committee. Notwithstanding the foregoing, any Award that constitutes a “stock right” within the meaning of Section 409A of the Code shall only be granted to Participants with respect to whom the Company is an “eligible issuer of service recipient stock” under Section 409A of the Code.

i.	Options. An Employee Award may be in the form of an Option, which may be an Incentive Stock Option or a Nonqualified Stock Option. The Grant Price of an Option shall be not less than the Fair Market Value of the Common Stock subject to such Option on the Grant Date, provided that in the case of an Incentive Stock Option granted to a Ten Percent Shareholder, the Grant Price shall be no less than 110 percent of the Fair Market Value of the Common Stock subject to such Option on the Grant Date, provided further that with respect to Options granted in connection with the spin-off of the Company from ConocoPhillips the Grant Price shall be determined in accordance with the Employee Matters Agreement. The term of the Option shall extend no more than 10 years after the Grant Date, provided that in the case of an Incentive Stock Option granted to a Ten Percent Shareholder, the term shall extend no more than five years after the Grant Date. Options may not include provisions that “reload” the Option upon exercise. Subject to the foregoing provisions, the terms, conditions, and limitations applicable to any Options awarded to Employees pursuant to this Plan, including the Grant Price, the term of the Options, the number of shares subject to the Option, and the date or dates upon which they become exercisable, shall be determined by the Committee.

ii.	Stock Appreciation Rights. An Employee Award may be in the form of an SAR. On the Grant Date, the Grant Price of an SAR shall be not less than the Fair Market Value of the Common Stock subject to such SAR, provided that with respect to SARs granted in connection with the spin-off of the Company from ConocoPhillips the Grant Price shall be determined in accordance with the Employee Matters Agreement. The holder of an SAR granted in tandem with an Option may elect to exercise either the Option or the SAR, but not both. The exercise period for an SAR shall extend no more than 10 years after the Grant Date. SARs may not include provisions that “reload” the SAR upon exercise. Subject to the foregoing provisions, the terms, conditions, and limitations applicable to any SARs awarded to Employees pursuant to this Plan, including the Grant Price, the term of any SARs, and the date or dates upon which they become exercisable, shall be determined by the Committee.

iii.	Stock Awards. An Employee Award may be in the form of a Stock Award. The terms, conditions and limitations applicable to any Stock Awards granted pursuant to this Plan shall be determined by the Committee.

iv.	Cash Awards. An Employee Award may be in the form of a Cash Award. The terms, conditions, and limitations applicable to any Cash Awards granted pursuant to this Plan shall be determined by the Committee.

v.	Performance Awards. Without limiting the type or number of Employee Awards that may be made under the other provisions of this Plan, an Employee Award may be in the form of a Performance Award. The terms, conditions and limitations applicable to any Performance Awards granted to Participants pursuant to this Plan shall be determined by the Committee, subject to the limitations set forth below. Any Stock Award granted as an Employee Award which is a Performance Award shall have a minimum Restriction Period of one year from the Grant Date, provided that the Committee may provide for earlier vesting upon a termination of employment by reason of death, disability, or Change of Control, or with respect to Performance Awards that are not Qualified Performance Awards, upon a termination of employment by reason of layoff or retirement. The Committee shall set Performance Goals in its discretion which, depending on the extent to which they are met, will determine the value and/or amount of Performance Awards that will be paid out to the Participant and/or the portion of an Award that may be exercised.

A.	Nonqualified Performance Awards. Performance Awards granted to Employees that are not intended to be Qualified Performance Awards, or that are Options or SARs, shall be based on achievement of such goals and be subject to such terms, conditions, and restrictions as the Committee or its delegate shall determine.

B.

Qualified Performance Awards. Qualified Performance Awards granted to Employees under the Plan shall be paid, vested, or otherwise deliverable solely on account of the attainment of one or more pre-established, objective Performance Goals established by the Compensation Committee prior to the earlier to occur of (x) 90 days after the commencement of the period of service to which the Performance Goal relates and (y) the lapse of 25% of the period of service (as scheduled in good faith at the time the goal is established), and in any event while the outcome is substantially uncertain. A Performance Goal is objective if a third party having knowledge of the relevant facts could determine whether the goal is met. Such a Performance Goal may be based on one or more business criteria that apply to the Employee, one or more business units, divisions, or sectors of the Company, or the Company as a whole, and if so desired by the Compensation Committee, by comparison with a peer group of companies. A Performance Goal may include one or more of the following: Increased revenue; Net income measures (including but not limited to income after capital costs and income before or after taxes); Stock price measures (including but not limited to growth measures and total shareholder return); Market share; Earnings per share (actual or targeted growth); Earnings before interest, taxes, depreciation, and amortization (“EBITDA”); Economic value added (“EVA®”); Cash flow measures (including but not limited to net cash flow and net cash flow before financing activities); Return measures (including but not limited to return on equity, return on average assets, return on capital, risk-adjusted return on capital, return on investors’ capital, and return on average equity); Operating measures (including operating income, funds from operations, cash from operations, after-tax operating income, sales volumes, production volumes, and production efficiency); Expense measures (including but not limited to finding and development costs, overhead cost, and general and administrative expense); Margins; Shareholder value; Total shareholder return; Reserve addition; Proceeds from dispositions; Production volumes; Refinery runs; Reserve replacement ratio; Refinery utilizations; Total market value; and corporate value measures which may be objectively determined (including ethics compliance, environmental, and safety).

Unless otherwise stated, such a Performance Goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). In interpreting Plan provisions applicable to Qualified Performance Awards, it is the intent of the Plan to conform with the standards of Section 162(m) of the Code and Treasury Regulation §1.162-27(e)(2)(i), as to grants to those Employees whose compensation is, or is likely to be, subject to Section 162(m) of the Code, and the Compensation Committee in establishing such goals and interpreting the Plan shall be guided by such provisions. Prior to the payment of any compensation based on the achievement of Performance Goals for Qualified Performance Awards, the Compensation Committee must certify in writing that applicable Performance Goals and any of the material terms thereof were, in fact, satisfied. Subject to the foregoing provisions, the terms, conditions, and limitations applicable to any Qualified Performance Awards made pursuant to this Plan shall be determined by the Compensation Committee.

b.	Notwithstanding anything to the contrary contained in this Plan, the following limitations shall apply to any Employee Awards made hereunder:

i.	no Participant may be granted, during any calendar year, Employee Awards consisting of Options or SARs (including Options or SARs that are granted as Performance Awards) that are exercisable for or in respect of more than 2,000,000 shares of Common Stock;

ii.	no Participant may be granted, during any calendar year, Stock Awards (including Stock Awards that are granted as Performance Awards) covering or relating to more than 2,000,000 shares of Common Stock (the limitation set forth in this clause (ii), together with the limitation set forth in clause (i) above, being hereinafter collectively referred to as the “Stock Based Awards Limitations”); and

iii.	no Participant may be paid an Employee Award consisting of cash (including Cash Awards that are granted as Performance Awards) during any calendar year in excess of $30,000,000.

9.	Director Awards.

a.	The Board may grant Director Awards to Nonemployee Directors of the Company from time to time in accordance with this Paragraph 9. Director Awards may consist of those listed in this Paragraph 9 and may be granted singly, in combination, or in tandem. Each Director Award may, in the discretion of the Board, be embodied in a Director Award Agreement, which shall contain such terms, conditions, and limitations as shall be determined by the Board in its sole discretion and, if required by the Board, shall be signed by the Participant to whom the Director Award is granted and signed for and on behalf of the Company.

i.

Options. A Director Award may be in the form of an Option; provided that Options granted as Director Awards are not Incentive Stock Options. The Grant Price of an Option shall be not less than the Fair Market Value of the Common Stock subject to such Option on the Grant Date, provided that with respect to Options granted in connection with the spin-off of the Company from ConocoPhillips the Grant Price shall be determined in accordance with the Employee Matters Agreement. In no event shall the term of the Option extend more than 10 years after the Grant Date. Options may not include provisions that “reload” the option upon exercise. Subject to the foregoing provisions, the terms, conditions, and limitations applicable to any Options awarded to Participants pursuant to this Paragraph 9, including the Grant Price, the term of the

Options, the number of shares subject to the Option and the date or dates upon which they become exercisable, shall be determined by the Board.

ii.	Stock Appreciation Rights. A Director Award may be in the form of an SAR. On the Grant Date, the Grant Price of an SAR shall be not less than the Fair Market Value of the Common Stock subject to such SAR, provided that with respect to SARs granted in connection with the spin-off of the Company from ConocoPhillips the Grant Price shall be determined in accordance with the Employee Matters Agreement. The holder of an SAR granted in tandem with an Option may elect to exercise either the Option or the SAR, but not both. The exercise period for an SAR shall extend no more than 10 years after the Grant Date. SARs may not include provisions that “reload” the SAR upon exercise. Subject to the foregoing provisions, the terms, conditions, and limitations applicable to any SARs awarded to Directors pursuant to this Plan, including the Grant Price, the term of any SARs, and the date or dates upon which they become exercisable, shall be determined by the Board.

iii.	Stock Awards. A Director Award may be in the form of a Stock Award. Any terms, conditions, and limitations applicable to any Stock Awards granted to a Nonemployee Director pursuant to this Plan, including but not limited to rights to Dividend Equivalents, shall be determined by the Board.

iv.	Performance Awards. Without limiting the type or number of Director Awards that may be made under the other provisions of this Plan, a Director Award may be in the form of a Performance Award. Any additional terms, conditions, and limitations applicable to any Performance Awards granted to a Nonemployee Director pursuant to this Plan shall be determined by the Board. The Board shall set Performance Goals in its discretion which, depending on the extent to which they are met, will determine the value and/or amount of Performance Awards that will be paid out to the Nonemployee Director.

b.	Notwithstanding anything to the contrary contained in this Plan the following limitations shall apply to any Director Awards made hereunder:

i.	no Participant may be granted, during any fiscal year, Director Awards consisting of Options or SARs (including Options or SARs that are granted as Performance Awards) that are exercisable for or in respect of more than 500,000 shares of Common Stock; and

ii.	no Participant may be granted, during any fiscal year, Director Awards consisting of Stock Awards (including Stock Awards that are granted as Performance Awards) covering or relating to more than 200,000 shares of Common Stock.

c.	Subject to the Paragraph 15, at the discretion of the Board, Director Awards may be settled by a cash payment in an amount that the Board shall determine in its sole discretion is equal to the fair market value of such Director Awards (which, in the case of Option or SARs, may be the excess, if any, of the Fair Market Value of the Common Stock subject to such Award over Grant Price of such Award).

d.	Each Nonemployee Director may have the option to elect to receive shares of Common Stock, including Restricted Stock or Restricted Stock Units, as prescribed by the Board, in lieu of all or part of the compensation otherwise payable by the Company to such Nonemployee Director.

10.

Change of Control. Notwithstanding any other provisions of the Plan, including Paragraphs 8 and 9 hereof, unless otherwise expressly provided in the applicable Award Agreement, in the event of a Change of Control during a Participant’s employment (or service as a Nonemployee Director) with the Company or one of its Subsidiaries, followed by the termination of employment of such

Participant (or separation from service of such Nonemployee Director), (i) each Award granted under this Plan to the Participant shall become immediately vested and fully exercisable and any restrictions applicable to the Award shall lapse and (ii) if the Award is an Option or SAR, shall remain exercisable until the expiration of the term of the Award or, if the Participant should die before the expiration of the term of the Award and the Award is an Incentive Stock Option, until the earlier of (a) the expiration of the term of the Incentive Stock Option or (b) two (2) years following the date of the Participant’s death; provided, however, that with respect to any Stock Unit or Restricted Stock Unit or other Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, the settlement of such Stock Unit or Restricted Stock Unit or other Award pursuant to this Section 10 shall only occur upon the Change of Control if such Change of Control constitutes a “change in the ownership of the corporation,” a “change in effective control of the corporation” or a “change in the ownership of a substantial portion of the assets of the corporation,” within the meaning of Section 409A(a)(2)(v) of the Code.

11.	Non-United States Participants. The Committee may grant awards to persons outside the United States under such terms and conditions as may, in the judgment of the Committee, be necessary or advisable to comply with the laws of the applicable foreign jurisdictions and, to that end, may establish sub-plans, modified option exercise procedures, and other terms and procedures. Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act, the Code, any securities law, any governing statute, or any other applicable law.

12.	Payment of Awards.

a.	General. Payment made to a Participant pursuant to an Award may be made in the form of cash or Common Stock, or a combination thereof, and may include such restrictions as the Committee shall determine, including, in the case of Common Stock, restrictions on transfer and forfeiture provisions. If such payment is made in the form of Restricted Stock, the Committee shall specify whether the underlying shares are to be issued at the beginning or end of the Restriction Period. In the event that shares of Restricted Stock are to be issued at the beginning of the Restriction Period, the certificates evidencing such shares (to the extent that such shares are so evidenced) shall contain appropriate legends and restrictions that describe the terms and conditions of the restrictions applicable thereto.

b.	Deferral. With the approval of the Committee and in a manner which is intended to either (i) comply with Section 409A of the Code or (ii) not cause an Award to become subject to Section 409A of the Code, amounts payable in respect of Awards may be deferred and paid either in the form of installments or as a lump-sum payment. The Committee may permit selected Participants to elect to defer payments of some or all types of Awards or any other compensation otherwise payable by the Company in accordance with procedures or a plan, program, or other arrangement established by the Committee or the Board in a manner which is intended to either (i) comply with Section 409A of the Code or (ii) not cause an Award to become subject to Section 409A of the Code, and may provide that such deferred compensation may be payable in shares of Common Stock. Any deferred payment pursuant to an Award, whether elected by the Participant or specified by the Award Agreement or the terms of the Award or by the Committee, may be forfeited if and to the extent that the Award Agreement or the terms of the Award so provide.

c.	Dividends, Earnings, and Interest. Rights to dividends or Dividend Equivalents may be extended to and made part of any Stock Award, subject to such terms, conditions, and restrictions as the Committee may establish. The Committee may also establish rules and procedures for the crediting of interest or other earnings on deferred cash payments and Dividend Equivalents for Stock Awards. No dividends or Dividend Equivalents may be extended to or made part of any unearned Performance Award.

d.	Substitution of Awards. Subject to Paragraphs 15 and 17, at the discretion of the Committee, a Participant who is an Employee may be offered an election to substitute an Employee Award for another Employee Award or Employee Awards of the same or different type, provided that, without the Participant’s consent, such substitution may not be offered in a manner which would result in accelerated or additional tax to the Participant pursuant to Section 409A of the Code.

e.	Cash-out of Awards. Subject to the Paragraph 15, at the discretion of the Committee, an Award may be settled by a cash payment in an amount that the Board shall determine in its sole discretion is equal to the fair market value of such Award (which, in the case of an Option or SAR, may be the excess, if any, of the Fair Market Value of the Common Stock subject to such Award over Grant Price of such Award).

13.	Option Exercise. The Grant Price shall be paid in full at the time of exercise in cash or, if permitted by the Committee and elected by the optionee, the optionee may purchase such shares by means of tendering Common Stock or surrendering another Award valued at Fair Market Value on the date of exercise, or any combination thereof. The Committee shall determine acceptable methods for Participants who are Employees to tender Common Stock or other Employee Awards. The Committee may provide for procedures to permit the exercise or purchase of such Awards by use of the proceeds to be received from the sale of Common Stock issuable pursuant to an Award. Unless otherwise provided in the applicable Award Agreement, in the event the Committee allows shares of Restricted Stock to be tendered as consideration for the exercise of an Option, a number of the shares issued upon the exercise of the Option, equal to the number of shares of Restricted Stock used as consideration therefor, shall be subject to the same restrictions as the Restricted Stock so submitted as well as any additional restrictions that may be imposed by the Committee. The Committee may also provide that the option may be exercised by a “net-share settlement” method for exercising outstanding nonqualified stock options, whereby the exercise price thereof and/or any minimum required tax withholding thereon are satisfied by withholding from the delivery of the shares as to which such option is exercised a number of shares having a fair market value equal to the applicable exercise price and/or the amount of any minimum required tax withholding, canceling such withheld number, and delivering the remainder. The Committee may adopt additional rules and procedures regarding the exercise of Options from time to time, provided that such rules and procedures are not inconsistent with the provisions of this Paragraph 13.

An optionee desiring to pay the Grant Price of an Option by tendering Common Stock using the method of attestation may, subject to any such conditions and in compliance with any such procedures as the Committee may adopt, do so by attesting to the ownership of Common Stock of the requisite value in which case the Company shall issue or otherwise deliver to the optionee upon such exercise a number of shares of Common Stock subject to the Option equal to the result obtained, rounded down to the nearest whole share, by dividing (a) the excess of the aggregate Fair Market Value of the shares of Common Stock subject to the Option for which the Option (or portion thereof) is being exercised over the Grant Price payable in respect of such exercise by (b) the Fair Market Value per share of Common Stock subject to the Option, and the optionee may retain the shares of Common Stock the ownership of which is attested.

14.

Taxes. The Company or its designated third party administrator shall have the right to deduct applicable taxes from any Employee Award payment and withhold, at the time of delivery or vesting of cash or shares of Common Stock under this Plan, an appropriate amount of cash or number of shares of Common Stock or a combination thereof for payment of taxes or other amounts required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes. The Committee may also permit withholding to be satisfied by the transfer to the Company of shares of Common Stock theretofore owned by the holder of the Employee Award with respect to which withholding is required. If shares of Common Stock are used to satisfy tax withholding, such shares shall be valued based on the Fair Market Value when the tax withholding is required to be made. The Committee may provide for loans, to the extent not otherwise prohibited by law (including, without limitation, the Sarbanes-Oxley Act of 2002), on either a short term or demand basis, from the Company to a Participant who is an Employee to permit the payment of taxes required by law.

15.	Amendment, Modification, Suspension, or Termination of the Plan. The Board may amend, modify, suspend, or terminate this Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that (i) no amendment or alteration that would adversely affect the rights of any Participant under any Award previously granted to such Participant shall be made without the consent of such Participant and (ii) no amendment or alteration shall be effective prior to its approval by the shareholders of the Company to the extent such approval is required by applicable legal requirements or the applicable requirements of the securities exchange on which the Company’s Common Stock is listed. Notwithstanding anything herein to the contrary, without the prior approval of the Company’s shareholders, Options or SARs issued under the Plan (i) will not be repriced, replaced, or regranted through cancellation or by decreasing the Grant Price of a previously granted Option or SAR except as expressly provided by the adjustment provisions of Paragraph 17, and (ii) as to which the Fair Market Value of the Common Stock subject thereto is less than or equal to the Grant Price thereof may not be substituted for pursuant to Paragraph 12(d) or cashed out pursuant to Paragraph 9(c) or Paragraph 12(e).

16.	Assignability. Unless otherwise determined by the Committee and provided in an Award Agreement or the terms of an Award, no Award or any other benefit under this Plan shall be assignable or otherwise transferable except by will, by beneficiary designation, or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code, or the regulations thereunder. In the event that a beneficiary designation conflicts with an assignment by will or the laws of descent and distribution, the beneficiary designation will prevail. The Committee may prescribe and include in applicable Award Agreements or the terms of the Award other restrictions on transfer. Any attempted assignment of an Award or any other benefit under this Plan in violation of this Paragraph 16 shall be null and void.

17.	Adjustments.

a.	The existence of outstanding Awards shall not affect in any manner the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the existing Common Stock), or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

b.

In the event of any subdivision or consolidation of outstanding shares of Common Stock, declaration of a dividend payable in shares of Common Stock or other stock split, then (i) the number and kind of shares of Common Stock or other securities reserved under this Plan and the number of shares of Common Stock available for issuance pursuant to specific types of Awards as described in Paragraph 5, (ii) the number and kind of shares of Common Stock or other securities covered by outstanding Awards, (iii) the Grant Price or other price in respect of such Awards, (iv) the appropriate Fair Market Value and other price determinations for such Awards, and (v) the Stock Based Awards Limitations shall each be proportionately adjusted by the Board as the Board deems appropriate, in its sole discretion, to reflect such transaction. In the event of any other recapitalization or capital reorganization of the

Company, any consolidation or merger of the Company with another corporation or entity, the adoption by the Company of any plan of exchange affecting Common Stock or any distribution to holders of Common Stock of securities or property (including cash dividends that the Board determines are not in the ordinary course of business but excluding normal cash dividends or dividends payable in Common Stock), the Board shall make such adjustments as it determines, in its sole discretion, appropriate to (x) the number and kind of shares of Common Stock or other securities reserved under this Plan and the number of shares of Common Stock available for issuance pursuant to specific types of Awards as described in Paragraph 5 and (y)(i) the number and kind of shares of Common Stock or other securities covered by Awards, (ii) the Grant Price or other price in respect of such Awards, (iii) the appropriate Fair Market Value and other price determinations for such Awards, and (iv) the Stock Based Awards Limitations to reflect such transaction. In the event of a corporate merger, consolidation, acquisition of assets or stock, separation, reorganization, or liquidation, the Board shall be authorized (x) to assume under the Plan previously issued compensatory awards, or to substitute new Awards for previously issued compensatory awards, including Awards, as part of such adjustment; (y) to cancel Awards that are Options or SARs and give the Participants who are the holders of such Awards notice and opportunity to exercise for 15 days prior to such cancellation; or (z) to cancel any such Awards and to deliver to the Participants cash in an amount that the Board shall determine in its sole discretion is equal to the fair market value of such Awards on the date of such event, which in the case of Options or SARs shall be the excess, if any, of the Fair Market Value of Common Stock on such date over the Grant Price of such Award.

c.	Notwithstanding the foregoing: (i) any adjustments made pursuant to Section 17 to Awards that are considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in a manner which is intended to not result in accelerated or additional tax to a Participant pursuant to Section 409A of the Code; (ii) any adjustments made pursuant to Section 17 to Awards that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner intended to ensure that after such adjustment, the Awards either (A) continue not to be subject to Section 409A of the Code or (B) do not result in accelerated or additional tax to a Participant pursuant to Section 409A of the Code; and (iii) in any event, neither the Committee nor the Board shall have the authority to make any adjustments pursuant to Section 17 to the extent the existence of such authority would cause an Award that is not intended to be subject to Section 409A of the Code at the Grant Date to be subject thereto as of the Grant Date.

18.	Restrictions. No Common Stock or other form of payment shall be issued with respect to any Award unless the Company shall be satisfied based on the advice of its counsel that such issuance will be in compliance with applicable federal and state securities laws. Certificates evidencing shares of Common Stock delivered under this Plan (to the extent that such shares are so evidenced) may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Common Stock is then listed or to which it is admitted for quotation and any applicable federal or state securities law. The Committee may cause a legend or legends to be placed upon such certificates (if any) to make appropriate reference to such restrictions.

19.

Unfunded Plan. This Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants under this Plan, any such accounts shall be used merely as a bookkeeping convenience, including bookkeeping accounts established by a third party administrator retained by the Company to administer the Plan. The Company shall not be required to segregate any assets for purposes of this Plan or Awards hereunder, nor shall the Company, the Board or the Committee be deemed to be a trustee of any benefit to be granted under this Plan. Any liability or obligation of the Company to any Participant with respect to an Award under this

Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Award Agreement or the terms of the Award, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.

20.	Right to Employment. Nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or its Subsidiaries to terminate any Participant’s employment or other service relationship at any time, or confer upon any Participant any right to continue in the capacity in which he or she is employed or otherwise serves the Company or its Subsidiaries.

21.	Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

22.	Governing Law. This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Delaware.

23.	Section 409A. It is the intention of the Company that Awards granted under the Plan either (i) shall not be “nonqualified deferred compensation” subject to Section 409A of the Code, or (ii) shall meet the requirements of Section 409A of the Code such that no Participant shall be subject to accelerated or additional tax pursuant to Section 409A of the Code in respect thereof, and the Plan and the terms and conditions of all Awards shall be interpreted accordingly. Notwithstanding any other provision of the Plan to the contrary, any payments (whether in cash, shares of Common Stock, or other property) with respect to any Award that constitutes “nonqualified deferred compensation” subject to Section 409A of the Code, to be made upon a Participant’s termination of employment shall be made no earlier than (A) the first day of the seventh month following the Participant’s “separation from service” (within the meaning of Section 409A of the Code) and (B) the Participant’s death if at the time of such termination of employment the Participant is a “specified employee,” within the meaning of Section 409A of the Code (as determined by the Company in accordance with its uniform policy with respect to all arrangements subject to Section 409A of the Code).

24.	Effectiveness and Term. The Plan will be submitted to the shareholders of the Company for approval at the 2013 annual meeting of the shareholders, and the effectiveness of the Plan shall be subject to such approval. No Award shall be made under the Plan ten years or more after such approval. Notwithstanding anything herein to the contrary, any and all outstanding awards granted under the Prior Plans shall continue to be outstanding and shall be subject to the appropriate terms of the Prior Plan under which such award was granted and as are in effect as of the date this Plan is effective.

Attachment “A”

“Change of Control”

The following definitions apply to the Change of Control provision in Paragraph 10 of the foregoing Plan.

“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect at the time of determination.

“Associate” shall mean, with reference to any Person, (a) any corporation, firm, partnership, association, unincorporated organization, or other entity (other than the Company or a subsidiary of the Company) of which such Person is an officer or general partner (or officer or general partner of a general partner) or is, directly or indirectly, the Beneficial Owner of 10% or more of any class of equity securities, (b) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

“Beneficial Owner” shall mean, with reference to any securities, any Person if:

a.	such Person or any of such Person’s Affiliates and Associates, directly or indirectly, is the “beneficial owner” of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act, as in effect at the time of determination) such securities or otherwise has the right to vote or dispose of such securities;

b.	such Person or any of such Person’s Affiliates and Associates, directly or indirectly, has the right or obligation to acquire such securities (whether such right or obligation is exercisable or effective immediately or only after the passage of time or the occurrence of an event) pursuant to any agreement, arrangement, or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, other rights, warrants, or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to “beneficially own,” (i) securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange or (ii) securities issuable upon exercise of Exempt Rights; or

c.	such Person or any of such Person’s Affiliates or Associates (i) has any agreement, arrangement or understanding (whether or not in writing) with any other Person (or any Affiliate or Associate thereof) that beneficially owns such securities for the purpose of acquiring, holding, voting (except as set forth in the proviso to subsection (a) of this definition) or disposing of such securities or (ii) is a member of a group (as that term is used in Rule 13d-5(b) of the General Rules and Regulations under the Exchange Act) that includes any other Person that beneficially owns such securities;

provided, however, that nothing in this definition shall cause a Person engaged in business as an underwriter of securities to be the Beneficial Owner of, or to “beneficially own,” any securities acquired through such Person’s participation in good faith in a firm commitment underwriting until the expiration of 40 days after the date of such acquisition. For purposes hereof, “voting” a security shall include voting, granting a proxy, consenting or making a request or demand relating to corporate action (including, without limitation, a demand for a shareholder list, to call a shareholder meeting, or to inspect corporate books and records), or otherwise giving an authorization (within the meaning of Section 14(a) of the Exchange Act) in respect of such security.

The terms “beneficially own” and “beneficially owning” shall have meanings that are correlative to this definition of the term “Beneficial Owner.”

“Board” shall have the meaning set forth in the foregoing Plan.

“Change of Control” shall mean any of the following occurring on or after May 8, 2013:

a.	any Person (other than an Exempt Person) shall become the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding or 20% or more of the combined voting power of the Voting Stock of the Company then outstanding; provided, however, that no Change of Control shall be deemed to occur for purposes of this subsection (a) if such Person shall become a Beneficial Owner of 20% or more of the shares of Common Stock or 20% or more of the combined voting power of the Voting Stock of the Company solely as a result of (i) an Exempt Transaction or (ii) an acquisition by a Person pursuant to a reorganization, merger, or consolidation, if, following such reorganization, merger, or consolidation, the conditions described in clauses (i), (ii), and (iii) of subsection (c) of this definition are satisfied;

b.	individuals who, as of May 8, 2013, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to May 8, 2013 whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; provided, further, that there shall be excluded, for this purpose, any such individual whose initial assumption of office occurs as a result of any actual or threatened Election Contest that is subject to the provisions of Rule 14a-11 of the General Rules and Regulations under the Exchange Act;

c.	the Company shall consummate a reorganization, merger, or consolidation, in each case, unless, following such reorganization, merger, or consolidation, (i) 50% or more of the then outstanding shares of common stock of the corporation, or common equity securities of an entity other than a corporation, resulting from such reorganization, merger, or consolidation and the combined voting power of the then outstanding Voting Stock of such corporation or other entity are beneficially owned, directly or indirectly, by all or substantially all of the Persons who were the Beneficial Owners of the outstanding Common Stock immediately prior to such reorganization, merger, or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, or consolidation, of the outstanding Common Stock, (ii) no Person (excluding any Exempt Person or any Person beneficially owning, immediately prior to such reorganization, merger, or consolidation, directly or indirectly, 20% or more of the Common Stock then outstanding or 20% or more of the combined voting power of the Voting Stock of the Company then outstanding) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of the corporation, or common equity securities of an entity other than a corporation, resulting from such reorganization, merger, or consolidation or the combined voting power of the then outstanding Voting Stock of such corporation or other entity, and (iii) at least a majority of the members of the board of directors of the corporation, or the body which is most analogous to the board of directors of a corporation if not a corporation, resulting from such reorganization, merger, or consolidation were members of the Incumbent Board at the time of the initial agreement or initial action by the Board providing for such reorganization, merger, or consolidation; or

d.

(i) the shareholders of the Company shall approve a complete liquidation or dissolution of the Company unless such liquidation or dissolution is approved as part of a plan of liquidation and dissolution involving a sale or disposition of all or substantially all of the assets of the Company to a corporation with respect to which, following such sale or other disposition, all of the requirements of clauses (ii)(A), (B), and (C) of this subsection (d) are satisfied, or (ii) the Company shall consummate the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation or other entity, with respect to which, following such sale or other disposition, (A) 50% or more of the then outstanding shares of common stock of such corporation, or common equity securities of an entity other than a corporation, and the combined voting power of the Voting Stock of such corporation or other entity is then beneficially owned, directly or indirectly, by all or substantially all of the Persons who were the Beneficial Owners of the outstanding Common Stock immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the outstanding Common Stock, (B) no Person (excluding any Exempt Person and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 20% or more of the Common Stock then outstanding or 20% or more of the combined voting power of the Voting Stock of the Company then outstanding) beneficially owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of such corporation, or common equity securities of an entity other than a corporation, and the combined voting power of the then outstanding Voting Stock of such corporation or other entity, and (C) at least a majority of the members of the board of directors of such corporation, or the body which is most analogous to the board of directors of a corporation if not a corporation, were members of the Incumbent Board at the time of the initial agreement or initial action of the Board providing for such sale or other disposition of assets of the Company.

“Common Stock” shall have the meaning set forth in the foregoing Plan.

“Company” shall have the meaning set forth in the foregoing Plan.

“Election Contest” shall mean a solicitation of proxies of the kind described in Rule 14a-12(c) under the Exchange Act.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exempt Person” shall mean any of the Company, any subsidiary of the Company, any employee benefit plan of the Company or any subsidiary of the Company, and any Person organized, appointed or established by the Company for or pursuant to the terms of any such plan.

“Exempt Rights” shall mean any rights to purchase shares of Common Stock or other Voting Stock of the Company if at the time of the issuance thereof such rights are not separable from such Common Stock or other Voting Stock (i.e., are not transferable otherwise than in connection with a transfer of the underlying Common Stock or other Voting Stock), except upon the occurrence of a contingency, whether such rights exist as of May 8, 2013 or are thereafter issued by the Company as a dividend on shares of Common Stock or other Voting Securities or otherwise.

“Exempt Transaction” shall mean an increase in the percentage of the outstanding shares of Common Stock or the percentage of the combined voting power of the outstanding Voting Stock of the Company beneficially owned by any Person solely as a result of a reduction in the number of shares of Common Stock then outstanding due to the repurchase of Common Stock or Voting Stock by the Company, unless and until such time as (a) such Person or any Affiliate or Associate of such Person shall purchase or otherwise become the Beneficial Owner of additional shares of Common Stock constituting 1% or more of the then outstanding shares of Common Stock or additional Voting Stock representing 1% or more of the combined voting power of the then outstanding Voting Stock, or (b) any other Person (or Persons) who is (or collectively are) the Beneficial Owner of shares of Common Stock constituting 1% or more of the then outstanding shares of Common Stock or Voting Stock representing 1% or more of the combined voting power of the then outstanding Voting Stock shall become an Affiliate or Associate of such Person.

“Person” shall mean any individual, firm, corporation, partnership, association, trust, unincorporated organization, or other entity.

“Voting Stock” shall mean, (i) with respect to a corporation, all securities of such corporation of any class or series that are entitled to vote generally in the election of, or to appoint by contract, directors of such corporation (excluding any class or series that would be entitled so to vote by reason of the occurrence of any contingency, so long as such contingency has not occurred) and (ii) with respect to an entity which is not a corporation, all securities of any class or series that are entitled to vote generally in the election of, or to appoint by contract, members of the body which is most analogous to the board of directors of a corporation.

APPENDIX B

FINANCIAL INFORMATION

PHILLIPS 66

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

February 22, 2013

Management’s Discussion and Analysis is the company’s analysis of its financial performance, financial condition, and significant trends that may affect future performance. It should be read in conjunction with the consolidated financial statements and notes. It contains forward-looking statements including, without limitation, statements relating to the company’s plans, strategies, objectives, expectations and intentions that are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “estimate,” “believe,” “budget,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “seek,” “should,” “will,” “would,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” and similar expressions identify forward-looking statements. The company does not undertake to update, revise or correct any of the forward-looking information unless required to do so under the federal securities laws. Readers are cautioned that such forward-looking statements should be read in conjunction with the company’s disclosures under the heading: “CAUTIONARY STATEMENT FOR THE PURPOSES OF THE ‘SAFE HARBOR’ PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995,” beginning on page B-27.

The terms “earnings” and “loss” as used in Management’s Discussion and Analysis refer to net income (loss) attributable to Phillips 66.

BUSINESS ENVIRONMENT AND EXECUTIVE OVERVIEW

Phillips 66 is an international downstream company with refining and marketing, midstream and chemicals businesses. At December 31, 2012, we had total assets of $48 billion. Our common stock trades on the New York Stock Exchange under the symbol “PSX.”

We have organized our operations into three operating segments:

•

Refining and Marketing (R&M). This segment purchases, refines, markets and transports crude oil and petroleum products, mainly in the United States, Europe and Asia. This segment also includes power generation activities, as well as specialties businesses such as flow improvers and lubricants.

•

Midstream. This segment gathers, processes, transports and markets natural gas; and transports, fractionates and markets natural gas liquids (NGL) in the United States. The Midstream segment includes our 50 percent equity investment in DCP Midstream, LLC (DCP Midstream).

•

Chemicals. This segment manufactures and markets petrochemicals and plastics on a worldwide basis. The Chemicals segment consists of our 50 percent equity investment in Chevron Phillips Chemical Company LLC (CPChem).

The Separation

On April 4, 2012, the ConocoPhillips Board of Directors approved the separation of its downstream businesses into an independent, publicly traded company named Phillips 66. In accordance with the Separation and Distribution Agreement, the two companies were separated by ConocoPhillips distributing to its stockholders all 625,272,302 shares of common stock of Phillips 66 after the market closed on April 30, 2012 (the Separation). Each ConocoPhillips shareholder received one share of Phillips 66 stock for every two shares of ConocoPhillips stock held at the close of business on the record date of April 16, 2012. In conjunction with the Separation, ConocoPhillips received a private letter ruling from the Internal Revenue Service (IRS) to the effect that, based on certain facts, assumptions, representations and undertakings set forth in the ruling, for U.S. federal income tax purposes, the distribution of Phillips 66 stock was not taxable to ConocoPhillips or U.S. holders of ConocoPhillips common stock, except with respect to cash received in lieu of fractional share interests. Following the Separation, ConocoPhillips retained no ownership interest in Phillips 66, and each company now has separate public ownership, boards of directors and management. A registration statement on Form 10, as amended through the time of its effectiveness, describing the Separation was filed by Phillips 66 with the U.S. Securities and Exchange Commission (SEC) and was declared effective on April 12, 2012 (the Form 10).

Basis of Presentation

Prior to the Separation on April 30, 2012, our results of operations, financial position and cash flows consisted of ConocoPhillips’ refining, marketing and transportation operations; its natural gas gathering, processing, transmission and marketing operations, including its equity investment in DCP Midstream; its petrochemical operations, conducted through its equity investment in CPChem; its power generation operations; and an allocable portion of its corporate costs (together, the “downstream businesses”). These financial statements have been presented as if the downstream businesses had been combined for all periods presented. All intercompany transactions and accounts within the downstream businesses were eliminated. The assets and liabilities have been reflected on a historical cost basis, as all of the assets and liabilities presented were wholly owned by ConocoPhillips and were transferred within the ConocoPhillips consolidated group. The statement of income for periods prior to the Separation includes expense allocations for certain corporate functions historically performed by ConocoPhillips and not allocated to its operating segments, including allocations of general corporate expenses related to executive oversight, accounting, treasury, tax, legal, procurement and information technology. These allocations were based primarily on specific identification of time and/or activities associated with the downstream businesses, employee headcount or capital expenditures, and our management believes the assumptions underlying the allocations were reasonable. The combined financial statements may not necessarily reflect all of the actual expenses that would have been incurred had we been a stand-alone company during the periods presented prior to the Separation. All financial information presented after the Separation represents the consolidated results of operations, financial position and cash flows of Phillips 66.

Executive Overview

We reported earnings of $4.1 billion in 2012. Refining margins remained strong in 2012, particularly in the Midcontinent region. Chemicals margins also remained robust in 2012. We generated cash from operations in 2012 of $4.3 billion, which we used to fund capital expenditures and investments of $1.7 billion, pay dividends of $282 million, repurchase $356 million of our common shares, make a $1.0 billion pre-payment on our debt, and increase our cash and cash equivalents balance to $3.5 billion at December 31, 2012. We ended 2012 with approximately $5.0 billion of total capacity under our available liquidity facilities.

Our solid financial results in 2012 allowed us to accelerate our strategy of creating value for shareholders:

•

We increased our quarterly dividend rate by 25 percent in the fourth quarter of 2012, to $0.25 per share. We also announced in the fourth quarter of 2012 that the annual dividend rate would be further increased by an additional 25 percent, effective in 2013.

•

We initiated a $1 billion share repurchase program in the third quarter of 2012 and, in the fourth quarter, we increased the program to $2 billion. Through December 31, 2012, we repurchased $356 million of our common shares.

We continue to focus on the following strategic areas:

•

Operating safely, reliably and in an environmentally sound manner. Safety and reliability are our first priority, and we are committed to protecting the health and safety of everyone who has a role in our operations and the communities in which we operate. Optimizing utilization rates at our refineries through reliable and safe operations enables us to capture the value available in the market in terms of prices and margins. During 2012, our worldwide refining capacity utilization rate was 93 percent, compared with 92 percent in 2011. Additionally, we strive to conduct our operations in a manner consistent with our environmental stewardship principles.

•

Improving our advantaged crude runs in our refineries. U.S. crude production continued to increase and limited infrastructure for takeaway options resulted in lower feedstock costs for U.S. refiners with refineries that run advantaged crudes. Refineries capable of processing West Texas Intermediate (WTI) crude and crude oils that price relative to WTI, primarily the Midcontinent and Gulf Coast refineries, benefited from these lower regional feedstock prices. We are already running advantaged crude in eight of our refineries in the United States. We are moving advantaged crude by truck, rail, barge and ocean-going vessel to our refineries. We have expanded our truck, rail rack and marine capability, and we are leasing 2,000 additional railcars to deliver advantaged crude to our refineries.

•

Controlling costs and expenses. Since we cannot control the prices of the commodity products we sell, controlling operating and overhead costs, within the context of our commitment to safety and environmental stewardship, are high priorities. Operating and overhead costs increased 5 percent in 2012, compared with 2011, primarily due to the Separation. However, we have established “Optimize 66,” a program that concentrates on not only cost reductions, but also on process improvements, to improve our overall effectiveness and eliminate the cost “dis-synergies” resulting from the Separation.

•

Funding growth and enhancing returns. Our capital program plan for 2013 is $3.7 billion, 3 percent higher than the 2012 program. This includes our portion of planned capital spending by DCP Midstream, CPChem and WRB Refining LP (WRB) totaling $1.8 billion, which is not expected to require cash outlays by us. The other $1.9 billion represents our consolidated investments in R&M, Midstream and Corporate and Other. This program is designed to grow our Midstream and Chemicals segments and to improve returns in our R&M segment. We intend to grow our Midstream segment both through our ownership in DCP Midstream and our own Phillips 66 midstream assets. We have invested directly in the Sand Hills and Southern Hills pipelines, and we have announced our plans to form a master limited partnership to grow additional midstream and transportation infrastructure in the future. We intend to grow our Chemicals segment through our ownership in CPChem. CPChem has large olefins and polyolefins projects underway in the U.S. Gulf Coast region. In the R&M segment, we plan to improve returns through increasing our advantaged crude runs in our refineries, while selectively investing in smaller, higher-return projects.

Business Environment

Results for our R&M segment depend largely on refining and marketing margins, cost control, refinery throughput, and product yields. The crack spread is a measure of the difference between market prices for refined petroleum products and crude oil, and it is used within our industry as an indicator for refining margins. Both domestic and international industry average crack spreads increased from 2010 to 2011 and again from 2011 to 2012. The improvements were consistent with improved global demand for refined products resulting from worldwide economic recovery along with limited net increases in global refining capacity. U.S. margins in the Midcontinent were especially strong, which can be attributed to the region’s crude feedstock advantage.

In addition, U.S. crude production continued to increase, and limited infrastructure for takeaway options resulted in advantaged crude prices for U.S. refiners with access to advantaged crudes. Midcontinent refiners were especially advantaged. Increasing pressure on inventories in the Midcontinent continued to cause WTI crude to trade at a deep discount relative to crudes such as Light Louisiana Sweet (LLS) and

Brent. Refineries capable of processing WTI crude and crude oils that price relative to WTI, primarily the Midcontinent and Gulf Coast refineries, benefited from these lower regional feedstock prices.

The Midstream segment’s results are closely linked to NGL prices relative to crude oil prices and, to a lesser extent, natural gas prices. NGL prices improved in both 2010 and 2011 along with crude oil prices, but decreased in 2012 while crude prices stayed relatively stable. The NGL price decrease in 2012 was primarily due to growing NGL production from liquids-rich shale plays, while a corresponding demand increase from the petrochemical industry has not yet materialized as projects remain under development.

The Chemicals segment consists of our 50 percent equity investment in CPChem. The chemicals and plastics industry is mainly a commodity-based industry where the margins for key products are based on market factors. The chemicals and plastics industry experienced robust margin improvement from 2010 to 2011, and then again in 2012. Generally, ethylene margins improved in regions of the world where production is based upon NGL versus crude-derived feedstocks. In particular, North American ethane-based crackers benefited from the lower-priced feedstocks.

RESULTS OF OPERATIONS

Consolidated Results

A summary of the company’s earnings by business segment follows:

	Millions of Dollars
	Year Ended December 31
	2012	2011	2010

R&M	$3,729	3,848	146
Midstream	6	403	262
Chemicals	823	716	486
Corporate and Other	(434)	(192)	(159)
Net income attributable to Phillips 66	$4,124	4,775	735

2012 vs. 2011

Earnings for Phillips 66 decreased 14 percent in 2012, primarily resulting from:

•	A $1,437 million after-tax decrease in net gains on asset dispositions in 2012. 2011 results included significant gains on the disposition of three pipeline systems.
•

A $648 million after-tax increase in impairments in 2012, primarily reflecting 2012 impairments of our equity investments in Rockies Express Pipeline LLC (REX), a natural gas transmission system, and Malaysian Refining Company Sdn. Bdh. (MRC), a refining company in Melaka, Malaysia.

•	A $137 million after-tax increase in net interest expense, reflecting the issuance of $7.8 billion of debt during the first-half of 2012 in association with the Separation.
•	Lower NGL prices during 2012, which contributed to decreased earnings from our Midstream segment.

These items were partially offset by:

•	Improved refining margins in the R&M segment.
•	Improved ethylene and polyethylene margins in the Chemicals segment.

2011 vs. 2010

Earnings for Phillips 66 increased $4,040 million in 2011. The improved results in 2011 were primarily the result of:

•	Improved results from our R&M segment, reflecting significantly higher domestic refining margins.
•	Higher net gains from asset dispositions. 2011 net gains from asset dispositions were $1,546 million after tax, compared with 2010 gains of $118 million after tax.
•

Lower property impairments. 2010 earnings included a $1,174 million after-tax impairment of our formerly owned Wilhelmshaven Refinery (WRG) in Germany, which was partly offset by a $303 million after-tax impairment and warehouse inventory write-down associated with our Trainer Refinery in 2011.

•	Increased earnings in the Chemicals segment, primarily due to higher margins and volumes in the olefins and polyolefins business line.
•	Improved earnings from the Midstream segment, mainly due to higher NGL prices.

Income Statement Analysis

2012 vs. 2011

Sales and other operating revenues decreased 8 percent in 2012, while purchased crude oil and products decreased 11 percent. The decreases were mainly due to processing lower refining volumes at our wholly owned refineries, resulting from the shutdown of Trainer Refinery in September 2011, combined with lower crude oil and NGL prices.

Equity in earnings of affiliates increased 10 percent in 2012, primarily resulting from improved earnings from WRB and CPChem. Equity in earnings of WRB increased 43 percent, mainly due to higher refining margins in the Central Corridor, combined with processing higher volumes associated with the startup of the coker and refining expansion (CORE) project at the Wood River Refinery. Equity in earnings of CPChem increased 22 percent, primarily resulting from higher ethylene and polyethylene margins. These improvements were partially offset by:

•	Lower earnings from DCP Midstream, mainly due to a decrease in NGL prices.
•	Lower earnings from Excel Paralubes, Merey Sweeny, L.P. (MSLP) and MRC, mainly due to lower margins.
•	The absence of earnings from Colonial Pipeline Company, which was sold in December 2011.

Net gain on dispositions decreased 88 percent in 2012, primarily resulting from 2011 gains associated with the disposition of three pipeline systems, compared with a net gain associated with the sale of Trainer Refinery and associated terminal and pipeline assets in the second quarter of 2012. For additional information, see Note 6—Assets Held for Sale or Sold, in the Notes to Consolidated Financial Statements.

Other income increased $90 million in 2012, primarily associated with a keep-whole payment received from a third party associated with the sale of its ownership interest in REX, gains from trading activities not directly related to our physical business, and income received from ConocoPhillips associated with shared services.

Selling, general and administrative expenses increased 22 percent in 2012, primarily resulting from one-time and incremental costs associated with the Separation, as well as incremental costs relating to a prior retail disposition program.

Impairments in 2012 included our investments in MRC and REX, a marine terminal and associated assets, and equipment formerly associated with the canceled WRG upgrade project. Impairments in 2011 included the Trainer Refinery and associated terminal and pipeline assets. For additional information, see Note 10—Impairments, in the Notes to Consolidated Financial Statements.

Interest and debt expense increased $229 million in 2012, primarily due to approximately $7.8 billion of new debt issued in March and April of 2012. For additional information, see Note 13—Debt, in the Notes to Consolidated Financial Statements.

See Note 21—Income Taxes, in the Notes to Consolidated Financial Statements, for information regarding our provision for income taxes and effective tax rates.

2011 vs. 2010

Sales and other operating revenues increased 34 percent in 2011, while purchased crude oil and products increased 38 percent. These increases were primarily due to higher prices for petroleum products, crude oil and NGL.

Equity in earnings of affiliates increased 61 percent in 2011. The increase primarily resulted from:

•	Improved earnings from WRB, mainly due to higher refining margins.
•	Improved earnings from CPChem, primarily due to higher margins and volumes in the olefins and polyolefins business line and the startup of Q-Chem II at the end of 2010.
•	Improved earnings from DCP Midstream, primarily as a result of higher NGL prices.

Net gain on dispositions increased $1,397 million in 2011. Gains in 2011 primarily resulted from the disposition of three pipeline systems, partially offset by the loss on sale of WRG in 2011. Gains in 2010 mainly included the gain on sale of our 50 percent interest in CFJ Properties. For additional information, see Note 6—Assets Held for Sale or Sold, in the Notes to Consolidated Financial Statements.

Impairments decreased 72 percent in 2011, primarily as a result of the $1,514 million impairment of WRG in 2010, partially offset by the $467 million Trainer Refinery impairment in 2011. For additional information, see Note 10—Impairments, in the Notes to Consolidated Financial Statements.

Foreign currency transaction gains increased $119 million in 2011, as a result of the U.S. dollar weakening against the British pound and euro during 2011, compared with a strengthening in 2010.

See Note 21—Income Taxes, in the Notes to Consolidated Financial Statements, for information regarding our provision for income taxes and effective tax rate.

Segment Results

R&M

	Year Ended December 31
	2012	2011	2010
	Millions of Dollars
Net Income (Loss) Attributable to Phillips 66
United States	$3,730	3,637	1,013
International	(1)	211	(867)
	$3,729	3,848	146

	Dollars Per Barrel
Refining Margins
Atlantic Basin/Europe	$9.36	5.96	6.81
Gulf Coast	9.02	8.01	7.24
Central Corridor	25.06	19.68	7.96
Western/Pacific	11.04	9.13	8.10
Worldwide	13.42	9.70	7.38

	Dollars Per Gallon
U.S. Average Wholesale Prices*
Gasoline	$3.00	2.94	2.24
Distillates	3.19	3.12	2.30
*Excludesexcise taxes.

	Thousands of Barrels Daily
Operating Statistics
Refining operations*
Atlantic Basin/Europe
Crude oil capacity	588	726	1,033
Crude oil processed	555	682	686
Capacity utilization (percent)	94%	94	66
Refinery production	599	736	746
Gulf Coast
Crude oil capacity	733	733	733
Crude oil processed	657	658	668
Capacity utilization (percent)	90%	90	91
Refinery production	743	748	757
Central Corridor
Crude oil capacity	470	471	471
Crude oil processed	454	433	427
Capacity utilization (percent)	97%	92	91
Refinery production	471	448	443
Western/Pacific
Crude oil capacity	439	435	420
Crude oil processed	398	393	375
Capacity utilization (percent)	91%	91	89
Refinery production	419	419	395
Worldwide
Crude oil capacity	2,230	2,365	2,657
Crude oil processed	2,064	2,166	2,156
Capacity utilization (percent)	93%	92	81
Refinery production	2,232	2,351	2,341
*Includes	our share of equity affiliates.

	Year Ended December 31
	2012	2011	2010
	Thousands of Barrels Daily
Petroleum products sales volumes
Gasoline	1,218	1,309	1,292
Distillates	1,141	1,219	1,189
Other products	502	600	559
	2,861	3,128	3,040

The R&M segment refines crude oil and other feedstocks into petroleum products (such as gasoline, distillates and aviation fuels); buys, sells and transports crude oil; and buys, transports, distributes and markets petroleum products. This segment also includes power generation operations. R&M has operations mainly in the United States, Europe and Asia.

2012 vs. 2011

R&M reported earnings of $3,729 million in 2012, a decrease of $119 million, or 3 percent, compared with 2011. See the “Business Environment and Executive Overview” section for information on industry crack spreads and other market factors impacting this year’s results.

The decrease in earnings in 2012 was primarily due to lower net gains on disposition of assets, higher impairments and increased maintenance and repair expense associated with our Bayway Refinery as a result of severe weather disruptions. These items were partially offset by improved worldwide refining margins driven by improved market conditions and optimizing access to lower-cost crude oil feedstocks.

During 2012, R&M included an after-tax gain of $106 million from the sale of the Trainer Refinery and associated terminal and pipeline assets, compared with an after-tax gain of $1,595 million in 2011 on the sale of Seaway Products Pipeline Company and our ownership interest in Colonial Pipeline Company and Seaway Crude Pipeline Company. For additional information, see Note 6—Assets Held for Sale or Sold, in the Notes to Consolidated Financial Statements.

Additionally, during 2012, R&M results included an after-tax impairment of $564 million on our equity investment in MRC, an after-tax impairment of $27 million on the Riverhead Terminal and a $42 million after-tax impairment related to equipment formerly associated with the canceled WRG upgrade project, compared with an after-tax impairment of $303 million on the Trainer Refinery during 2011. For additional information, see Note 10—Impairments, in the Notes to Consolidated Financial Statements.

Our worldwide refining capacity utilization rate was 93 percent in 2012, compared with 92 percent in 2011. The current year improvement was primarily due to improved market conditions, partially offset by higher turnaround and maintenance activities, as well as severe weather disruptions.

2011 vs. 2010

R&M reported earnings of $3,848 million in 2011, an increase of $3,702 million compared with 2010. The increase in 2011 was primarily due to significantly higher U.S. refining margins, higher refining volumes, higher net gains from asset sales, foreign currency gains and the absence of the 2010 WRG impairment, partially offset by lower international refining margins and the $303 million after-tax impairment and warehouse inventory write-down associated with the idling of the Trainer Refinery in 2011.

In 2011, gains from asset sales of $1,627 million after tax mainly resulted from the sales of Seaway Products Pipeline Company, and our equity investments in Seaway Crude Pipeline Company and Colonial

Pipeline Company. These gains were partially offset by the loss on the sale of WRG and related warehouse inventory write-downs. In 2010, gains from asset sales of $113 million after tax were mainly associated with the sale of our 50 percent interest in CFJ Properties.

Our worldwide refining capacity utilization rate was 92 percent in 2011, compared with 81 percent for 2010. The 2011 rate mainly reflected lower turnaround activity and the removal of WRG from our refining capacities effective January 1, 2011, partially offset by higher planned and unplanned downtime.

Midstream

	Year Ended December 31
	2012	2011	2010
	Millions of Dollars
Net Income Attributable to Phillips 66*	$6	403	262
*Includes DCP Midstream-related earnings:	$179	287	210

	Dollars Per Barrel
Average Sales Prices
U.S. NGL*
Equity affiliates	$34.24	50.64	41.28
*Basedon index prices from the Mont Belvieu and Conway market hubs that are weighted by NGL component and location mix.

	Thousands of Barrels Daily
Operating Statistics
NGL extracted*	201	192	184
NGL fractionated**	105	112	120
*Includes	our share of equity affiliates.
**Excludes	DCP Midstream.

The Midstream segment purchases raw natural gas from producers and gathers natural gas through an extensive network of pipeline gathering systems. The natural gas is then processed to extract NGL from the raw gas stream. The remaining residue gas is marketed to electric utilities, industrial users and gas marketing companies. Most of the NGL are fractionated—separated into individual components such as ethane, propane and butane—and marketed as chemical feedstock, fuel or blendstock. The Midstream segment consists of our 50 percent equity investment in DCP Midstream, as well as other NGL fractionation, trading and marketing businesses in the United States. The Midstream segment also includes our 25 percent interest in REX and a one-third direct interest in both the Southern Hills and Sand Hills pipeline projects.

2012 vs. 2011

Earnings from the Midstream segment decreased $397 million in 2012, compared with 2011. The decrease was primarily due to impairments of our equity investment in REX during 2012 and decreased equity earnings from DCP Midstream, partially offset by a keep-whole payment received from a third party associated with the sale of its ownership interest in REX.

During 2012, we recorded after-tax impairments totaling $303 million on our equity investment in REX. The impairments primarily reflect a diminished view of fair value of west-to-east natural gas transmission, due to the impact of shale gas production in the northeast. For additional information, see Note 10—Impairments, in the Notes to Consolidated Financial Statements.

The decrease in earnings of DCP Midstream in 2012 mainly resulted from lower NGL prices and, to a lesser extent, lower natural gas prices, partially offset by lower depreciation and increased gain from the issuance of limited partner units by DCP Midstream Partners, L.P., as described below, and favorable volume impacts due to higher NGL extracted from liquid rich areas (such as Permian Basin, Eagle Ford Shale and Denver-Julesburg Basin). See the “Business Environment and Executive Overview” section for additional information on NGL prices.

During the second quarter of 2012, DCP Midstream completed a review of the estimated depreciable lives of its major classes of properties, plants and equipment. As a result of that review, the depreciable lives were extended. This change in accounting estimate was implemented on a prospective basis, effective April 1, 2012. DCP Midstream estimates its depreciation will be lowered approximately $240 million per year (on a 100 percent basis), which would be an estimated after-tax benefit to our equity in earnings from DCP Midstream of approximately $75 million.

DCP Midstream Partners, L.P., a subsidiary of DCP Midstream, issues, from time to time, limited partner units to the public. These issuances benefited our equity in earnings from DCP Midstream by approximately $24 million after tax in 2012, compared with approximately $11 million after tax in 2011.

2011 vs. 2010

Midstream earnings increased 54 percent in 2011, compared with 2010. The increase was primarily due to higher equity earnings from DCP Midstream as a result of significantly higher NGL prices. Indexed NGL prices were 23 percent higher in 2011 than in 2010. Also benefiting 2011 earnings were higher fees received for NGL fractionation services, reflecting favorably renegotiated contracts. These items were partially offset by higher costs at DCP Midstream, primarily due to higher maintenance and repair costs and increased depreciation expense.

Chemicals

	Year Ended December 31
	2012	2011	2010
	Millions of Dollars
Net Income Attributable to Phillips 66	$823	716	486

	Millions of Pounds
CPChem Externally Marketed Sales Volumes*
Olefins and polyolefins	14,967	14,305	12,585
Specialties, aromatics and styrenics	6,719	6,704	6,318
	21,686	21,009	18,903
*Represents	100 percent of CPChem’s outside sales of produced petrochemical products, as well as commission sales from equity affiliates.

The Chemicals segment consists of our 50 percent interest in CPChem, which we account for under the equity method. CPChem uses NGL and other feedstocks to produce petrochemicals. These products are then marketed and sold or used as feedstocks to produce plastics and other chemicals.

2012 vs. 2011

Earnings from the Chemicals segment increased $107 million, or 15 percent, in 2012, compared with 2011. The increase was primarily driven by higher ethylene and polyethylene margins and lower utility costs, partially offset by a loss on early extinguishment of debt and fixed asset impairments. Ethylene margins benefited from lower feedstock costs, particularly lower ethane and propane prices during 2012. Utility costs benefited from lower natural gas prices during 2012.

During 2012, CPChem retired $1 billion of fixed-rate debt. CPChem also incurred prepayment premiums and wrote off the associated unamortized debt issuance costs. As a result, CPChem recognized a loss on early extinguishment of debt in 2012 of $287 million (100 percent basis), which decreased our equity in earnings from CPChem, on an after-tax basis, by approximately $90 million.

In addition, during 2012, CPChem recorded fixed asset impairments totaling $91 million (100 percent basis), which decreased our equity in earnings from CPChem, on an after-tax basis, by $28 million. These asset impairments primarily included certain specialties, aromatics and styrenics asset groups and were mainly driven by decreases in cash flow projections.

2011 vs. 2010

Chemicals segment earnings increased $230 million, or 47 percent, in 2011, compared with 2010. The improvement primarily resulted from higher margins, volumes and equity earnings from CPChem’s olefins and polyolefins business line. The specialties, aromatics and styrenics business line also contributed to the increase in earnings due to higher margins.

Corporate and Other

	Millions of Dollars
	Year Ended December 31
	2012	2011	2010
Net Loss Attributable to Phillips 66
Net interest expense	$(148)	(11)	—
Corporate general and administrative expenses	(116)	(76)	(71)
Technology	(49)	(53)	(44)
Repositioning costs	(55)	—	—
Other	(66)	(52)	(44)
	$(434)	(192)	(159)

2012 vs. 2011

Net interest expense consists of interest and financing expense, net of interest income and capitalized interest. Net interest expense increased $137 million in 2012, compared with 2011, primarily due to approximately $7.8 billion of new debt issued in March and April of 2012. For additional information, see Note 13—Debt, in the Notes to Consolidated Financial Statements.

Corporate general and administrative expenses increased $40 million in 2012, compared with 2011. The increase was primarily due to incremental costs and expenses associated with operating as a stand-alone company for the eight months subsequent to the Separation.

Repositioning costs consist of expenses related to the Separation. Expenses incurred in the eight-month period subsequent to the Separation primarily included compensation and benefits, employee relocations and moves, information systems, and shared services costs.

Changes in the “Other” category were mainly due to an after-tax impairment of $16 million on a corporate property in 2012.

2011 vs. 2010

Net interest expense increased $11 million in 2011, primarily as a result of various tax-related adjustments in 2010. Technology’s net loss increased in 2011, mainly due to higher project expenses and lower licensing revenues. The category “Other” includes certain foreign currency transaction gains and losses, environmental costs associated with sites no longer in operation, and other costs not directly associated with an operating segment. Changes in the “Other” category were mainly due to higher environmental expenses associated with sites no longer in operation.

CAPITAL RESOURCES AND LIQUIDITY

Financial Indicators

	Millions of Dollars Except as Indicated
	2012	2011	2010
Net cash provided by operating activities	$4,296	5,006	2,092
Short-term debt	13	30	29
Total debt	6,974	391	417
Total equity	20,806	23,293	26,026
Percent of total debt to capital*	25%	2	2
Percent of floating-rate debt to total debt	15%	13	12
*	Capital includes total debt and total equity.

To meet our short- and long-term liquidity requirements, we look to a variety of funding sources, but rely primarily on cash generated from operating activities. Proceeds from asset dispositions, funds from the issuance of debt, and, prior to April 30, 2012, proceeds from ConocoPhillips have also been sources of liquidity.

During 2012, we generated $4.3 billion in operating cash flows and received $7.8 billion in proceeds from the issuance of debt. During 2012, the primary uses of this available cash were $1.7 billion in capital expenditures and investments; $5.3 billion of distributions to ConocoPhillips as part of the Separation; $1.2 billion of debt repayment; $0.4 billion to repurchase common stock; and $0.3 billion to pay dividends on our common stock. We ended 2012 with cash and cash equivalents of $3.5 billion.

In addition to cash flows from operating activities and proceeds from asset sales, we rely on our credit facility programs and our shelf registration statement to support our short- and long-term liquidity requirements. We believe current cash and cash equivalents and cash generated by operations, together with access to external sources of funds as described below in the “Significant Sources of Capital” section, will be sufficient to meet our funding requirements in the near and long term, including our capital spending, dividend payments, defined benefit plan contributions, repayment of debt and share repurchases.

Significant Sources of Capital

Operating Activities

During 2012, cash of $4,296 million was provided by operating activities, a 14 percent decrease from cash from operations of $5,006 million in 2011. The decrease in the 2012 period primarily reflects the impact of working capital changes. Accounts payable activity lowered cash from operations by $985 million in 2012, primarily reflecting lower commodity prices and volumes. Inventory management had a reduced benefit to working capital in 2012, compared with 2011 (discussed in more detail below). Partially offsetting the negative impact of working capital changes in 2012 were:

•	Improved U.S. refining margins during 2012, reflecting improved market conditions and increasing access to lower-cost crude oil feedstocks.
•	Increased distributions from equity affiliates, particularly WRB, whose refineries are located in the Central Corridor region.

During 2011, cash of $5,006 million was provided by operating activities, a 139 percent increase from cash from operations of $2,092 million in 2010. The increase was primarily due to a significant improvement in U.S. refining margins in 2011, particularly in the Central Corridor region; increased distributions from equity affiliates, including CPChem, DCP Midstream and WRB; and inventory liquidations in 2011, compared with inventory builds in 2010.

Our short- and long-term operating cash flows are highly dependent upon refining and marketing margins, NGL prices, and chemicals margins. Prices and margins in our industry are typically volatile, and are driven by market conditions over which we have little or no control. Absent other mitigating factors, as these prices and margins fluctuate, we would expect a corresponding change in our operating cash flows.

Generally, demand for gasoline is higher during the spring and summer months than during the fall and winter months in most of our markets due to seasonal changes in highway traffic. As a result, the R&M segment’s operating results in the first and fourth quarters are generally lower than in the second and third quarters. However, our cash flow from operations may not always follow this seasonal trend in operating results, due to working capital fluctuations associated with inventory management. Historically, we have built inventory levels during the first quarter (thus lowering cash flow from operations) and lowered inventory levels in the fourth quarter (increasing cash flow from operations). In 2012, we used operating cash flows of $1.5 billion in the first quarter to build inventories, while the liquidation of inventories in the fourth quarter provided operating cash flows of $2.3 billion. For the full year 2012, inventory management had a lower benefit to cash from operations, compared with 2011, reflecting that a portion of our normal fourth-quarter inventory draw took place late in the year, such that cash realizations did not transpire prior to December 31.

The level and quality of output from our refineries also impacts our cash flows. The output at our refineries is impacted by such factors as operating efficiency, maintenance turnarounds, market conditions, feedstock availability and weather conditions. We actively manage the operations of our refineries and, typically, any variability in their operations has not been as significant to cash flows as that caused by margins and prices. Our worldwide crude oil throughput capacity utilization was 93 percent in 2012, compared with 92 percent in 2011. We are forecasting 2013 utilization to remain in the low 90-percent range.

As part of our normal process, we made a scheduled U.S. federal income tax payment in the fourth quarter of 2012 using the IRS safe harbor method for estimated 2012 taxable income. We determined that a portion of that payment is refundable as an overpayment of estimated tax, and we intend to file for a “quick refund” with the IRS in the first quarter of 2013. We expect this refund to benefit cash from operations in the first quarter of 2013 by approximately $350 million.

Our operating cash flows are also impacted by distribution decisions made by our equity affiliates, including WRB, DCP Midstream and CPChem. Over the three years ended December 31, 2012, we received distributions of $1,932 million from WRB, $884 million from DCP Midstream and $1,380 million from CPChem. We cannot control the amount of future distributions from equity affiliates; therefore future distributions by these and other equity affiliates are not assured.

Asset Sales

Proceeds from asset sales in 2012 were $286 million, compared with $2,627 million in 2011 and $662 million in 2010. The 2012 proceeds from asset sales included the sale of our refinery and associated terminal and pipeline assets located in Trainer, Pennsylvania, as well as the sale of our Riverhead Terminal located in Riverhead, New York. The 2011 proceeds from asset sales included the sale of our ownership interests in Colonial Pipeline Company and Seaway Crude Pipeline Company, as well as the Wilhelmshaven Refinery and Seaway Products Pipeline Company. The 2010 proceeds included the sale of our 50 percent interest in CFJ Properties.

Credit Facilities

In February 2012, we entered into a five-year revolving credit agreement with a syndicate of financial institutions. Under the terms of the revolving credit agreement, we have a borrowing capacity of up to $4.0 billion. We have not borrowed under this facility. However, as of December 31, 2012, $51 million in letters of credit had been issued that were supported by this facility.

The revolving credit agreement contains covenants that we consider usual and customary for an agreement of this type for comparable commercial borrowers, including a maximum consolidated net debt-to-capitalization ratio of 60 percent. The agreement has customary events of default, such as nonpayment of principal when due; nonpayment of interest, fees or other amounts; violation of covenants; cross-payment default and cross-acceleration (in each case, to indebtedness in excess of a threshold amount); and a change of control.

Borrowings under the credit agreement will incur interest at the London Interbank Offered Rate (LIBOR) plus a margin based on the credit rating of our senior unsecured long-term debt as determined from time to time by Standard & Poor’s Ratings Services (S&P) and Moody’s Investors Service (Moody’s). The revolving credit agreement also provides for customary fees, including administrative agent fees and commitment fees.

During April 2012, a newly formed, wholly owned subsidiary entered into a trade receivables securitization facility. The facility has a term of three years and an aggregate capacity of $1.2 billion. As of December 31, 2012, we had not borrowed under the facility, but we had obtained $166 million in letters of credit under the facility that were collateralized by $166 million of the trade receivables held by the subsidiary.

Debt Financings

During March 2012, we issued, through a private placement, $5.8 billion of debt consisting of:

•	$0.8 billion aggregate principal amount of 1.950% Senior Notes due 2015.
•	$1.5 billion aggregate principal amount of 2.950% Senior Notes due 2017.
•	$2.0 billion aggregate principal amount of 4.300% Senior Notes due 2022.
•	$1.5 billion aggregate principal amount of 5.875% Senior Notes due 2042.

The notes are guaranteed by Phillips 66 Company, a wholly owned subsidiary. In connection with the private placement, we and Phillips 66 Company entered into a Registration Rights Agreement with the initial purchasers of the notes pursuant to which we agreed, for the benefit of the holders of the notes, to use our commercially reasonable efforts to file with the SEC and cause to be effective a registration statement with respect to a registered offer to exchange each series of notes for new notes that are guaranteed by Phillips 66 Company with terms substantially identical in all material respects to such series of notes.

On November 5, 2012, we filed a registration statement on Form S-4 with the SEC in accordance with the Registration Rights Agreement outlining our offer to exchange our $5.8 billion senior notes for substantially identical notes without transfer restrictions. The registration statement was declared effective on November 15, 2012, and the exchange offer for the notes was completed in January 2013 with 99.9 percent participation.

During April 2012, approximately $185 million of previously existing debt was retired. Also during April, we closed on $2.0 billion of new debt in the form of a three-year amortizing term loan. The term loan bears interest at a variable rate based on referenced rates plus a margin dependent upon the credit rating of our senior unsecured long-term debt as determined from time to time by S&P and Moody’s. As of December 31, 2012, the interest rate was 1.47 percent. In December 2012, we made a $1.0 billion pre-payment on the term loan.

Our senior unsecured long-term debt has been rated investment grade by S&P and Moody’s. We do not have any ratings triggers on any of our corporate debt that would cause an automatic default, and thereby impact our access to liquidity, in the event of a downgrade of our credit rating. If our credit rating deteriorated to a level prohibiting us from accessing the commercial paper market, we would expect to be able to access funds under our $5.2 billion in liquidity facilities mentioned above.

Shelf Registration

We have a universal shelf registration statement on file with the SEC under which we, as a well-known seasoned issuer, have the ability to issue and sell an indeterminate amount of various types of debt and equity securities.

Off-Balance Sheet Arrangements

As part of our normal ongoing business operations, we enter into agreements with other parties to pursue business opportunities, which share costs and apportion risks among the parties as governed by the agreements. In April 2012, in connection with the Separation, we entered into an agreement to guarantee 100 percent of certain outstanding debt obligations of MSLP. At December 31, 2012, the aggregate principal amount of MSLP debt guaranteed by us was $233 million.

For additional information about guarantees, see Note 14—Guarantees, in the Notes to Consolidated Financial Statements.

Capital Requirements

For information about our capital expenditures and investments, see “Capital Spending” below.

Our debt balance at December 31, 2012, was $7.0 billion and our debt-to-capital ratio was 25 percent, within our target range of 20-to-30 percent. In December 2012, we made a $1.0 billion pre-payment on our $2.0 billion term loan. As a result of this prepayment, we have no material scheduled debt maturities in 2013. However, we expect to repay the remaining $1.0 billion of the term loan before year-end 2013.

On February 10, 2013, our Board of Directors declared a quarterly cash dividend of $0.3125 per common share, payable March 1, 2013, to holders of record at the close of business on February 21, 2013. This represented a 25 percent increase over our fourth-quarter 2012 dividend rate of $0.25 per share and a 56 percent increase over our initial dividend rate after the Separation of $0.20 per share.

On July 31, 2012, our Board of Directors authorized the repurchase of up to $1 billion of our outstanding common stock. On December 7, 2012, our Board authorized an additional $1 billion share repurchase, bringing the total repurchase program to $2 billion. We began purchases under this program, which has no expiration date, in the third quarter of 2012. The shares are repurchased in the open market at the company’s discretion, subject to market conditions and other factors, and in accordance with applicable regulatory requirements and the Tax Sharing Agreement entered into in connection with the Separation. We are not obligated to acquire any particular amount of common stock and may commence, suspend or discontinue purchases at any time or from time to time without prior notice. Through December 31, 2012, $356 million was used to repurchase 7,603,896 shares. Shares of stock repurchased are held as treasury shares.

Contractual Obligations

The following table summarizes our aggregate contractual fixed and variable obligations as of December 31, 2012.

	Millions of Dollars
	Payments Due by Period
	Total	Up to 1 Year	Years 2-3		Years 4-5		After 5 Years
Debt obligations (a)	$6,968	12	1,828		1,531		3,597
Capital lease obligations	6	1	2		3		—
Total debt	6,974	13	1,830		1,534		3,597
Interest on debt	4,044	258	490		421		2,875
Operating lease obligations	1,843	424	714		324		381
Purchase obligations (b)	133,571	46,796	20,232		13,921		52,622
Other long-term liabilities (c)
Asset retirement obligations	314	16	19		17		262
Accrued environmental costs	530	88	117		85		240
Unrecognized tax benefits (d)	10	10	(d	)	(d	)	(d	)
Total	$147,286	47,605	23,402		16,302		59,977

(a)	For additional information, see Note 13—Debt, in the Notes to Consolidated Financial Statements.

(b)	Represents any agreement to purchase goods or services that is enforceable and legally binding and that specifies all significant terms. We expect these purchase obligations will be fulfilled by operating cash flows in the applicable maturity period. The majority of the purchase obligations are market-based contracts, including exchanges and futures, for the purchase of products such as crude oil and unfractionated NGL. The products are mostly used to supply our refineries and fractionators, optimize the supply chain, and resell to customers. Product purchase commitments with third parties totaled $82,634 million. In addition, $40,478 million are product purchases from CPChem, mostly for natural gas and NGL over the remaining contractual term of 87 years, and $7,245 million from Excel Paralubes, for base oil over the remaining contractual term of 12 years.

Purchase obligations of $1,155 million are related to agreements to access and utilize the capacity of third-party equipment and facilities, including pipelines and product terminals, to transport, process, treat, and store products. The remainder is primarily our net share of purchase commitments for materials and services for jointly owned facilities where we are the operator.

(c)	Excludes pensions. For the 2013 through 2017 time period, we expect to contribute an average of $170 million per year to our qualified and nonqualified pension and other postretirement benefit plans in the United States and an average of $55 million per year to our non-U.S. plans, which are expected to be in excess of required minimums in many cases. The U.S. five-year average consists of $65 million for 2013 and then approximately $200 million per year for the remaining four years. Our minimum funding in 2013 is expected to be $65 million in the United States and $55 million outside the United States.

(d)	Excludes unrecognized tax benefits of $148 million because the ultimate disposition and timing of any payments to be made with regard to such amounts are not reasonably estimable or the amounts relate to potential refunds. Also excludes interest and penalties of $15 million. Although unrecognized tax benefits are not a contractual obligation, they are presented in this table because they represent potential demands on our liquidity.

Capital Spending

	Millions of Dollars
	2013 Budget	2012	2011	2010
Capital Expenditures and Investments
R&M
United States	$1,034	833	751	798
International*	353	221	237	276
	1,387	1,054	988	1,074
Midstream**	361	527	17	68
Chemicals	—	—	—	—
Corporate and Other	161	140	17	8
Total consolidated	$1,909	1,721	1,022	1,150

WRB	$112	136	414	644
DCP Midstream**	1,100	1,324	779	411
CPChem	549	371	222	185
Selected equity affiliates***	$1,761	1,831	1,415	1,240
*	2013 budget amount includes non-cash capital lease of $152 million.
**	2012 consolidated amount includes acquisition of a one-third interest in the Sand Hills and Southern Hills pipeline projects from DCP Midstream for $459 million. This amount was also included in DCP Midstream’s capital spending, primarily in 2012.
***	Our share of capital spending which is self-funded by the equity affiliate.

R&M

Capital spending for the R&M segment during the three-year period ended December 31, 2012, was primarily for air emission reduction and clean fuels projects to meet new environmental standards, refinery upgrade projects to improve product yields and increase advantaged crude oil processing capability, improvements to the operating integrity of key processing units and safety-related projects. During this three-year period, R&M capital spending was $3.1 billion.

Key projects completed during the three-year period included:

•	Installation of facilities to reduce emissions from the fluid catalytic cracker at the Sweeny Refinery.
•	Installation of facilities to reduce nitrous oxide emissions from the crude furnace and installation of a new high-efficiency vacuum furnace at Bayway Refinery.
•	Completion of gasoline benzene reduction projects at the Alliance, Bayway, and Ponca City refineries.
•	Installation of new coke drums at the Billings Refinery.
•	Installation of a new carbon monoxide boiler at the Bayway Refinery to control carbon monoxide emissions while providing steam production.

Major construction activities in progress include:

•	Installation of facilities to reduce nitrous oxide emissions from the fluid catalytic cracker at the Alliance Refinery.
•	Installation of new coke drums at the Ponca City Refinery.
•	Installation of a tail gas treating unit at the Humber Refinery to reduce emissions from the sulfur recovery units.

Generally, our equity affiliates in the R&M segment are intended to have self-funding capital programs. Although WRB did not require capital infusions from us during the three-year period ended December 31,

2012, we did provide loan financing to WRB to assist it in meeting its operating and capital spending requirements. WRB repaid these loans in full during 2011. During this three-year period, on a 100 percent basis, WRB’s capital expenditures and investments were $2.4 billion. We expect WRB’s 2013 capital program to be self-funding.

Midstream

During the three-year period ended December 31, 2012, DCP Midstream had a self-funded capital program, and thus required no new capital infusions from us or our co-venturer, Spectra Energy Corp. During this three-year period, on a 100 percent basis, DCP Midstream’s capital expenditures and investments were $5.0 billion. In November 2012, we acquired a one-third direct interest in both the Sand Hills and Southern Hills pipeline projects, which currently are under construction and operated by DCP Midstream. Phillips 66, Spectra Energy and DCP Midstream now each own a one-third interest in the two pipeline projects. Our direct investment, in total, was $0.5 billion.

Other capital spending in our Midstream segment not related to DCP Midstream over the three-year period was primarily for investment in the construction of the Rockies Express pipeline, a natural gas transmission line running from Colorado to Ohio.

Chemicals

During the three-year period ended December 31, 2012, CPChem had a self-funded capital program, and thus required no new capital infusions from us or our co-venturer. During the three-year period, on a 100 percent basis, CPChem’s capital expenditures and investments were $1.6 billion. In addition, CPChem’s advances to equity affiliates, primarily used for project construction and start-up activities, were $0.4 billion and its repayments received from equity affiliates were $0.3 billion. Our agreement with Chevron Corporation regarding CPChem provided for CPChem to: (i) prior to the Separation, halt all mandatory cash distributions to its owners and accumulate its excess cash; and (ii) after the Separation, use the accumulated cash and its excess cash flow to retire all of its approximately $1.0 billion outstanding fixed-rate debt on an accelerated basis. In the third quarter of 2012, CPChem completed the redemption of all outstanding fixed-rate debt, and it resumed cash distributions to its owners in the fourth quarter. After the Separation, the agreement generally provided that instead of CPChem incurring debt, CPChem’s owners would make capital infusions as necessary to fund CPChem’s capital requirements to the extent these requirements exceed CPChem’s available cash from operations. We are currently forecasting CPChem to remain self-funding through 2013.

2013 Budget

Our 2013 planned capital budget is $1.9 billion. This excludes our portion of planned capital spending by DCP Midstream, CPChem and WRB totaling $1.8 billion, which is not expected to require cash outlays by us. Our 2013 budgeted consolidated capital expenditures and investments represent an 11 percent increase over our 2012 consolidated capital spending of $1.7 billion. R&M is expected to spend $1.4 billion in 2013, primarily directed toward reliability, maintenance, safety and environmental projects, as well as targeted growth and optimization spending. Approximately $1.0 billion of this amount is attributable to projects in the United States. The Midstream budget includes additional investment related to our one-third direct interest in the Sand Hills and Southern Hills pipelines. Within Corporate and Other, we expect to invest approximately $0.2 billion in 2013 related to information technology, facilities, and research and development.

Contingencies

A number of lawsuits involving a variety of claims have been made against us in connection with matters that arise in the ordinary course of business. We also may be required to remove or mitigate the effects on the environment of the placement, storage, disposal or release of certain chemical, mineral and petroleum substances at various active and inactive sites. We regularly assess the need for accounting recognition or disclosure of these contingencies. In the case of all known contingencies (other than those related to income taxes), we accrue a liability when the loss is probable and the amount is reasonably estimable. If a range of amounts can be reasonably estimated and no amount within the range is a better estimate than any other amount, then the minimum of the range is accrued. We do not reduce these liabilities for potential insurance or third-party recoveries. If applicable, we accrue receivables for probable insurance or other third-party recoveries. In the case of income-tax-related contingencies, we use a cumulative probability-weighted loss accrual in cases where sustaining a tax position is less than certain.

Based on currently available information, we believe it is remote that future costs related to known contingent liability exposures will exceed current accruals by an amount that would have a material adverse impact on our consolidated financial statements. As we learn new facts concerning contingencies, we reassess our position both with respect to accrued liabilities and other potential exposures. Estimates particularly sensitive to future changes include contingent liabilities recorded for environmental remediation, tax and legal matters. Estimated future environmental remediation costs are subject to change due to such factors as the uncertain magnitude of cleanup costs, the unknown time and extent of such remedial actions that may be required, and the determination of our liability in proportion to that of other responsible parties. Estimated future costs related to tax and legal matters are subject to change as events evolve and as additional information becomes available during the administrative and litigation processes.

Legal and Tax Matters

Our legal organization applies its knowledge, experience and professional judgment to the specific characteristics of our cases, employing a litigation management process to manage and monitor the legal proceedings against us. Our process facilitates the early evaluation and quantification of potential exposures in individual cases. This process also enables us to track those cases that have been scheduled for trial and/or mediation. Based on professional judgment and experience in using these litigation management tools and available information about current developments in all our cases, our legal organization regularly assesses the adequacy of current accruals and determines if adjustment of existing accruals, or establishment of new accruals, are required. See Note 21—Income Taxes, in the Notes to Consolidated Financial Statements, for additional information about income-tax-related contingencies.

Environmental

We are subject to the same numerous international, federal, state and local environmental laws and regulations as other companies in our industry. The most significant of these environmental laws and regulations include, among others, the:

•	U.S. Federal Clean Air Act, which governs air emissions.
•	U.S. Federal Clean Water Act, which governs discharges to water bodies.
•	European Union Regulation for Registration, Evaluation, Authorization and Restriction of Chemicals (REACH).
•

U.S. Federal Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), which imposes liability on generators, transporters and arrangers of hazardous substances at sites where hazardous substance releases have occurred or are threatening to occur.

•	U.S. Federal Resource Conservation and Recovery Act (RCRA), which governs the treatment, storage and disposal of solid waste.
•	U.S. Federal Emergency Planning and Community Right-to-Know Act (EPCRA), which requires facilities to report toxic chemical inventories to local emergency planning committees and response departments.
•	U.S. Federal Safe Drinking Water Act, which governs the disposal of wastewater in underground injection wells.
•

U.S. Federal Oil Pollution Act of 1990 (OPA90), under which owners and operators of onshore facilities and pipelines, lessees or permittees of an area in which an offshore facility is located, and owners and operators of vessels are liable for removal costs and damages that result from a discharge of oil into navigable waters of the United States.

•	European Union Trading Directive resulting in the European Emissions Trading Scheme.

These laws and their implementing regulations set limits on emissions and, in the case of discharges to water, establish water quality limits. They also, in most cases, require permits in association with new or modified operations. These permits can require an applicant to collect substantial information in connection with the application process, which can be expensive and time consuming. In addition, there can be delays associated with notice and comment periods and the agency’s processing of the application. Many of the delays associated with the permitting process are beyond the control of the applicant.

Many states and foreign countries where we operate also have, or are developing, similar environmental laws and regulations governing these same types of activities. While similar, in some cases these regulations may impose additional, or more stringent, requirements that can add to the cost and difficulty of marketing or transporting products across state and international borders.

The ultimate financial impact arising from environmental laws and regulations is neither clearly known nor easily determinable as new standards, such as air emission standards, water quality standards and stricter fuel regulations, continue to evolve. However, environmental laws and regulations, including those that may arise to address concerns about global climate change, are expected to continue to have an increasing impact on our operations in the United States and in other countries in which we operate. Notable areas of potential impacts include air emission compliance and remediation obligations in the United States.

An example in the fuels area is the Energy Policy Act of 2005, which imposed obligations to provide increasing volumes of renewable fuels in transportation motor fuels through 2012. These obligations were changed with the enactment of the Energy Independence and Security Act of 2007 (EISA). The 2007 law requires fuel producers and importers to provide additional renewable fuels for transportation motor fuels and stipulates a mix of various types to be included through 2022. We have met the increasingly stringent requirements to date while establishing implementation, operating and capital strategies, along with advanced technology development, to address projected future requirements. It is uncertain how various future requirements contained in EISA, and the regulations promulgated thereunder, may be implemented and what their full impact may be on our operations. Also, we may experience a decrease in demand for refined petroleum products due to the regulatory program as currently promulgated.

We also are subject to certain laws and regulations relating to environmental remediation obligations associated with current and past operations. Such laws and regulations include CERCLA and RCRA and their state equivalents. Remediation obligations include cleanup responsibility arising from petroleum releases from underground storage tanks located at numerous past and present owned and/or operated petroleum-marketing outlets throughout the United States. Federal and state laws require contamination caused by such underground storage tank releases be assessed and remediated to meet applicable standards. In addition to other cleanup standards, many states have adopted cleanup criteria for methyl tertiary-butyl ether (MTBE) for both soil and groundwater.

At RCRA-permitted facilities, we are required to assess environmental conditions. If conditions warrant, we may be required to remediate contamination caused by prior operations. In contrast to CERCLA, which is often referred to as “Superfund,” the cost of corrective action activities under RCRA corrective action programs typically is borne solely by us. We anticipate increased expenditures for RCRA remediation activities may be required, but such annual expenditures for the near term are not expected to vary significantly from the range of such expenditures we have experienced over the past few years. Longer-term expenditures are subject to considerable uncertainty and may fluctuate significantly.

We occasionally receive requests for information or notices of potential liability from the U.S. Environmental Protection Agency (EPA) and state environmental agencies alleging we are a potentially responsible party under CERCLA or an equivalent state statute. On occasion, we also have been made a party to cost recovery litigation by those agencies or by private parties. These requests, notices and lawsuits assert potential liability for remediation costs at various sites that typically are not owned by us, but allegedly contain wastes attributable to our past operations. As of December 31, 2011, we reported we had been notified of potential liability under CERCLA and comparable state laws at 61 sites around the United States. At December 31, 2012, we had been notified of 1 new site, settled 3 sites and 11 sites were resolved and closed, leaving 48 sites with potential liability.

For most Superfund sites, our potential liability will be significantly less than the total site remediation costs because the percentage of waste attributable to us, versus that attributable to all other potentially responsible parties, is relatively low. Although liability of those potentially responsible is generally joint and several for federal sites and frequently so for state sites, other potentially responsible parties at sites where we are a party typically have had the financial strength to meet their obligations, and where they have not, or where potentially responsible parties could not be located, our share of liability has not increased materially. Many of the sites at which we are potentially responsible are still under investigation by the EPA or the state agencies concerned. Prior to actual cleanup, those potentially responsible normally assess site conditions, apportion responsibility and determine the appropriate remediation. In some instances, we may have no liability or attain a settlement of liability. Actual cleanup costs generally occur after the parties obtain EPA or equivalent state agency approval of a remediation plan. There are relatively few sites where we are a major participant, and given the timing and amounts of anticipated expenditures, neither the cost of remediation at those sites nor such costs at all CERCLA sites, in the aggregate, is expected to have a material adverse effect on our competitive or financial condition.

Expensed environmental costs were $645 million in 2012 and are expected to be approximately $650 million per year in 2013 and 2014. Capitalized environmental costs were $264 million in 2012 and are expected to be approximately $320 million per year in 2013 and 2014. This amount does not include capital expenditures made for another purpose that have an indirect benefit on environmental compliance.

Accrued liabilities for remediation activities are not reduced for potential recoveries from insurers or other third parties and are not discounted (except those assumed in a purchase business combination, which we do record on a discounted basis).

Many of these liabilities result from CERCLA, RCRA and similar state laws that require us to undertake certain investigative and remedial activities at sites where we conduct, or once conducted, operations or at sites where our generated waste was disposed. We also have accrued for a number of sites we identified that may require environmental remediation, but which are not currently the subject of CERCLA, RCRA or state enforcement activities. If applicable, we accrue receivables for probable insurance or other third-party recoveries. In the future, we may incur significant costs under both CERCLA and RCRA. Remediation activities vary substantially in duration and cost from site to site, depending on the mix of unique site characteristics, evolving remediation technologies, diverse regulatory agencies and enforcement policies, and the presence or absence of potentially liable third parties. Therefore, it is difficult to develop reasonable estimates of future site remediation costs.

At December 31, 2012, our balance sheet included total accrued environmental costs of $530 million, compared with $542 million at December 31, 2011, and $554 million at December 31, 2010. We expect to incur a substantial amount of these expenditures within the next 30 years.

Notwithstanding any of the foregoing, and as with other companies engaged in similar businesses, environmental costs and liabilities are inherent concerns in our operations and products, and there can be no assurance that material costs and liabilities will not be incurred. However, we currently do not expect any material adverse effect upon our results of operations or financial position as a result of compliance with current environmental laws and regulations.

The EPA’s Renewable Fuel Standard (RFS) program was implemented in accordance with the Energy Policy Act of 2005 and the EISA. The RFS program sets annual quotas for the percentage of biofuels (such as ethanol) that must be blended into motor fuels consumed in the United States. A Renewable Identification Number (RIN) represents a serial number assigned to each gallon of biofuel produced or imported into the United States. As a producer of petroleum-based motor fuels, we are obligated to blend biofuels into the products we produce at a rate that is at least equal to the EPA’s quota and, to the extent we do not, we must purchase RINs in the open market to satisfy our obligation under the RFS program. The market for RINs has been the subject of fraudulent activity, and we have identified that we have unknowingly purchased RINs in the past that were invalid due to fraudulent activity. Although costs to replace fraudulently marketed RINs that have been determined to be invalid have not been material through December 31, 2012, it is reasonably possible that some additional RINs that we have previously purchased may also be determined to be invalid. Should that occur, we could incur additional replacement charges. Although the cost for replacing any additional fraudulently marketed RINs is not reasonably estimable at this time, we could have a possible exposure of approximately $150 million before tax. It could take several years for this possible exposure to reach ultimate resolution; therefore, we would not expect to incur the full financial impact of additional fraudulent RIN replacement costs in any single interim or annual period.

Climate Change

There has been a broad range of proposed or promulgated state, national and international laws focusing on greenhouse gas (GHG) reduction. These proposed or promulgated laws apply or could apply in countries where we have interests or may have interests in the future. Laws in this field continue to evolve, and while it is not possible to accurately estimate either a timetable for implementation or our future compliance costs relating to implementation, such laws, if enacted, could have a material impact on our results of operations and financial condition. Examples of legislation or precursors for possible regulation that do or could affect our operations include:

•	European Emissions Trading Scheme (ETS), the program through which many of the European Union (EU) member states are implementing the Kyoto Protocol.
•

California’s Global Warming Solutions Act, which requires the California Air Resources Board to develop regulations and market mechanisms that will target reduction of California’s GHG emissions by 25 percent by 2020.

•

The U.S. Supreme Court decision in Massachusetts v. EPA, 549 U.S. 497, 127 S.Ct. 1438 (2007), confirming that the EPA has the authority to regulate carbon dioxide as an “air pollutant” under the Federal Clean Air Act.

•

The EPA’s announcement on March 29, 2010 (published as “Interpretation of Regulations that Determine Pollutants Covered by Clean Air Act Permitting Programs,” 75 Fed. Reg. 17004 (April 2, 2010)), and the EPA’s and U.S. Department of Transportation’s joint promulgation of a Final Rule on April 1, 2010, that triggers regulation of GHGs under the Clean Air Act. These collectively may lead to more climate-based claims for damages, and may result in longer agency review time for development projects to determine the extent of potential climate change. Challenges to both the announcement and rulemaking were denied by the Court of Appeals for the D.C. Circuit (see Coalition for Responsible Regulation v. EPA, 684 F. 3d 102 (D.C. Cir. 2012)), but may be subject to additional legal actions.

•	Carbon taxes in certain jurisdictions.
•	GHG emission cap and trade programs in certain jurisdictions.

In the EU, we have assets that are subject to the ETS. The first phase of the ETS was completed at the end of 2007 and Phase II ran from 2008 through 2012. Phase III will run from 2013 through 2020 and there will likely be a significant increase in auctioning levels, including 100 percent auctioning to the power sector in the UK and across most of the EU. We are actively engaged to minimize any financial impact from the trading scheme.

In the United States, some additional form of regulation may be forthcoming in the future at the federal or state levels with respect to GHG emissions. Such regulation could take any of several forms that may result in the creation of additional costs in the form of taxes, the restriction of output, investments of capital to maintain compliance with laws and regulations, or required acquisition or trading of emission allowances. We are working to continuously improve operational and energy efficiency through resource and energy conservation throughout our operations.

Compliance with changes in laws and regulations that create a GHG emission trading scheme or GHG reduction policies could significantly increase our costs, reduce demand for fossil energy derived products, impact the cost and availability of capital and increase our exposure to litigation. Such laws and regulations could also increase demand for less carbon intensive energy sources. An example of one such program is California’s cap and trade program, which was promulgated pursuant to the State’s Global Warming Solutions Act. The program currently is limited to certain stationary sources, which include our refineries in California, but beginning in 2015 will expand to include emissions from transportation fuels distributed in California. We expect inclusion of transportation fuels in California’s cap and trade program as currently promulgated would increase our cap and trade program compliance costs. The ultimate impact on our financial performance, either positive or negative, from this and similar programs, will depend on a number of factors, including but not limited to:

•	Whether and to what extent legislation is enacted.
•	The nature of the legislation (such as a cap and trade system or a tax on emissions).
•	The GHG reductions required.
•	The price and availability of offsets.
•	The amount and allocation of allowances.
•	Technological and scientific developments leading to new products or services.
•	Any potential significant physical effects of climate change (such as increased severe weather events, changes in sea levels and changes in temperature).
•	Whether, and the extent to which, increased compliance costs are ultimately reflected in the prices of our products and services.

CRITICAL ACCOUNTING ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to select appropriate accounting policies and to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. See Note 2—Accounting Policies, in the Notes to Consolidated Financial Statements, for descriptions of our major accounting policies. Certain of these accounting policies involve judgments and uncertainties to such an extent that there is a reasonable likelihood that materially different amounts would have been reported under different conditions, or if different assumptions had been used. The following discussions of critical accounting estimates, along with the discussion of contingencies in this report, address all important accounting areas where the nature of accounting estimates or assumptions could be material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change.

Impairments

Long-lived assets used in operations are assessed for impairment whenever changes in facts and circumstances indicate a possible significant deterioration in future cash flows is expected to be generated by an asset group. If, upon review, the sum of the undiscounted pre-tax cash flows is less than the carrying value of the asset group, the carrying value is written down to estimated fair value. Individual assets are grouped for impairment purposes based on a judgmental assessment of the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets—generally at an entire refinery complex level. Because there usually is a lack of quoted market prices for long-lived assets, the fair value of impaired assets is typically determined based on the present values of expected future cash flows using discount rates believed to be consistent with those used by principal market participants, or based on a multiple of operating cash flows validated with historical market transactions of similar assets where possible. The expected future cash flows used for impairment reviews and related fair value calculations are based on judgmental assessments of future volumes, commodity prices, operating costs, margins, discount rates and capital project decisions, considering all available information at the date of review.

Investments in nonconsolidated entities accounted for under the equity method are reviewed for impairment when there is evidence of a loss in value. Such evidence of a loss in value might include our inability to recover the carrying amount, the lack of sustained earnings capacity which would justify the current investment amount, or a current fair value less than the investment’s carrying amount. When it is determined such a loss in value is other than temporary, an impairment charge is recognized for the difference between the investment’s carrying value and its estimated fair value. When determining whether a decline in value is other than temporary, management considers factors such as the length of time and extent of the decline, the investee’s financial condition and near-term prospects, and our ability and intention to retain our investment for a period that will be sufficient to allow for any anticipated recovery in the market value of the investment. When quoted market prices are not available, the fair value is usually based on the present value of expected future cash flows using discount rates believed to be consistent with those used by principal market participants, plus market analysis of comparable assets owned by the investee, if appropriate. Differing assumptions could affect the timing and the amount of an impairment of an investment in any period.

Asset Retirement Obligations

Under various contracts, permits and regulations, we have material legal obligations to remove tangible equipment and restore the land at the end of operations at certain operational sites. Our largest asset removal obligations involve asbestos abatement at refineries. Estimating the future asset removal costs necessary for this accounting calculation is difficult. Most of these removal obligations are many years, or decades, in the future and the contracts and regulations often have vague descriptions of what removal practices and criteria must be met when the removal event actually occurs. Asset removal technologies and costs, regulatory and other compliance considerations, expenditure timing, and other inputs into valuation of the obligation, including discount and inflation rates, are also subject to change.

Environmental Costs

In addition to asset retirement obligations discussed above, under the above or similar contracts, permits and regulations, we have certain obligations to complete environmental-related projects. These projects are primarily related to cleanup at domestic refineries, underground storage sites and non-operated sites. Future environmental remediation costs are difficult to estimate because they are subject to change due to such factors as the uncertain magnitude of cleanup costs, the unknown time and extent of such remedial actions that may be required, and the determination of our liability in proportion to that of other responsible parties.

Intangible Assets and Goodwill

At December 31, 2012, we had $701 million of intangible assets determined to have indefinite useful lives, and thus they are not amortized. This judgmental assessment of an indefinite useful life must be continuously evaluated in the future. If, due to changes in facts and circumstances, management determines these intangible assets have finite useful lives, amortization will commence at that time on a prospective basis. As long as these intangible assets are judged to have indefinite lives, they will be subject to annual lower-of-cost-or-fair value tests that require management’s judgment of the estimated fair value of these intangible assets.

At December 31, 2012, we had $3.3 billion of goodwill recorded in conjunction with past business combinations. Under the accounting rules for goodwill, this intangible asset is not amortized. Instead, goodwill is subject to at least annual reviews for impairment at a reporting unit level. The reporting unit or units used to evaluate and measure goodwill for impairment are determined primarily from the manner in which the business is managed. A reporting unit is an operating segment or a component that is one level below an operating segment. We determined we had one reporting unit for purposes of assigning goodwill and testing for impairment—the R&M operating segment. We have concluded the refining and marketing components within the R&M segment are economically similar enough to be aggregated into one reporting unit.

If we later reorganize our businesses or management structure so that our operating segments change, or such that the components within our reporting unit are no longer economically similar, the reporting units would be revised and goodwill would be reassigned using a relative fair value approach. Goodwill impairment testing at a lower reporting unit level could result in the recognition of impairment that would not otherwise be recognized at the current level. In addition, the sale or disposition of a portion of our reporting unit will be allocated a portion of the reporting unit’s goodwill, based on relative fair values, which will adjust the amount of gain or loss on the sale or disposition.

Because quoted market prices for our reporting unit are not available, management must apply judgment in determining the estimated fair value of this reporting unit for purposes of performing the goodwill impairment test. Management uses all available information to make this fair value determination, including the present values of expected future cash flows using discount rates commensurate with the risks involved in the assets and observed market multiples of operating cash flows and net income. In addition, if the estimated fair value of the reporting unit is less than the book value (including the goodwill), further management judgment must be applied in determining the fair values of individual assets and liabilities for purposes of the hypothetical purchase price allocation. At year-end 2012, the estimated fair value of our R&M operating segment (reporting unit) was approximately 30 percent higher than recorded net book values (including goodwill) of the reporting unit. However, a lower fair value estimate in the future could result in an impairment. Our common stock price and associated total company market capitalization are also considered in the determination of reporting unit fair value. A prolonged or significant decline in our stock price could provide evidence of a need to record a material impairment of goodwill.

Tax Assets and Liabilities

Our operations are subject to various taxes, including federal, state and foreign income taxes and transactional taxes such as excise, sales/use, property and payroll taxes. We record tax liabilities based on our assessment of existing tax laws and regulations. The recording of tax liabilities may require significant judgment and estimates. We recognize the financial statement effects of an income tax position when it is more likely than not that the position will be sustained upon examination by a taxing authority. A contingent liability related to a transactional tax claim is recorded if the loss is both probable and estimable. Actual incurred tax liabilities can vary from our estimates for a variety of reasons, including different interpretations of tax laws and regulations and different assessments of the amount of tax due.

In determining our income tax provision, we must assess the likelihood our deferred tax assets will be recovered through future taxable income. Valuation allowances reduce deferred tax assets to an amount that will, more likely than not, be realized. Judgment is required in estimating the amount of valuation allowance, if any, that should be recorded against our deferred tax assets. Based on our historical taxable income, our expectations for the future, and available tax-planning strategies, we expect the net deferred tax assets will more likely than not be realized as offsets to reversing deferred tax liabilities and as reductions to future taxable income. If our actual results of operations differ from such estimates or our estimates of future taxable income change, the valuation allowance may need to be revised.

New tax laws and regulations, as well as changes to existing tax laws and regulations, are continuously being proposed or promulgated. The implementation of future legislative and regulatory tax initiatives could result in increased tax liabilities that cannot be predicted at this time.

Projected Benefit Obligations

Determination of the projected benefit obligations for our defined benefit pension and postretirement plans are important to the recorded amounts for such obligations on the balance sheet and to the amount of benefit expense in the income statement. The actuarial determination of projected benefit obligations and company contribution requirements involves judgment about uncertain future events, including estimated retirement dates, salary levels at retirement, mortality rates, lump-sum election rates, rates of return on plan assets, future health care cost-trend rates, and rates of utilization of health care services by retirees. Due to the specialized nature of these calculations, we engage outside actuarial firms to assist in the determination of these projected benefit obligations and company contribution requirements. Due to differing objectives and requirements between financial accounting rules and the pension plan funding regulations promulgated by governmental agencies, the actuarial methods and assumptions for the two purposes differ in certain important respects. Ultimately, we will be required to fund all promised benefits under pension and postretirement benefit plans not funded by plan assets or investment returns, but the judgmental assumptions used in the actuarial calculations significantly affect periodic financial statements and funding patterns over time. Benefit expense is particularly sensitive to the discount rate and return on plan assets assumptions. A 1 percent decrease in the discount rate assumption would increase annual benefit expense by an estimated $60 million, while a 1 percent decrease in the return on plan assets assumption would increase annual benefit expense by an estimated $20 million. In determining the discount rate, we use yields on high-quality fixed income investments with payments matched to the estimated distributions of benefits from our plans.

OUTLOOK

In December 2012, we announced our intention to contribute a portion of our transportation and logistics assets to form a master limited partnership (MLP). We are evaluating assets for contribution to the MLP, including certain petroleum product and crude oil pipelines and terminals. A registration statement for an initial public offering (IPO) is expected to be filed with the SEC in the second quarter of 2013. Subject to market conditions and final approval by our Board of Directors, we anticipate selling a minority interest in the MLP in an IPO in the second half of 2013.

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This report includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify our forward-looking statements by the words “anticipate,” “estimate,” “believe,” “budget,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “seek,” “should,” “will,” “would,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” and similar expressions.

We based the forward-looking statements on our current expectations, estimates and projections about us and the industries in which we operate in general. We caution you these statements are not guarantees of future performance as they involve assumptions that, while made in good faith, may prove to be incorrect, and involve risks and uncertainties we cannot predict. In addition, we based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, our actual outcomes and results may differ materially from what we have expressed or forecast in the forward-looking statements. Any differences could result from a variety of factors, including the following:

•	Fluctuations in crude oil, NGL, and natural gas prices, refining and marketing margins and margins for our chemicals business.

•	Failure of new products and services to achieve market acceptance.
•	Unexpected changes in costs or technical requirements for constructing, modifying or operating facilities for manufacturing, refining or transportation projects.
•	Unexpected technological or commercial difficulties in manufacturing, refining or transporting our products, including chemicals products.
•	Lack of, or disruptions in, adequate and reliable transportation for our crude oil, natural gas, NGL and refined products.
•

The level and success of natural gas drilling around DCP Midstream’s assets, the level and quality of gas production volumes around its assets and its ability to connect supplies to its gathering and processing systems in light of competition.

•	Inability to timely obtain or maintain permits, including those necessary for capital projects; comply with government regulations; or make capital expenditures required to maintain compliance.
•	Failure to complete definitive agreements and feasibility studies for, and to timely complete construction of, announced and future refinery, chemical plant, midstream and transportation projects.
•	Potential disruption or interruption of our operations due to accidents, weather events, civil unrest, political events, terrorism or cyber attacks.
•	International monetary conditions and exchange controls.
•	Substantial investment or reduced demand for products as a result of existing or future environmental rules and regulations.
•	Liability for remedial actions, including removal and reclamation obligations, under environmental regulations.
•	Liability resulting from litigation.
•

General domestic and international economic and political developments, including armed hostilities; expropriation of assets; changes in governmental policies relating to crude oil, natural gas, NGL or refined product pricing, regulation or taxation; other political, economic or diplomatic developments; and international monetary fluctuations.

•	Changes in tax, environmental and other laws and regulations (including alternative energy mandates) applicable to our business.
•	Limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets.
•	Inability to obtain economical financing for projects, construction or modification of facilities and general corporate purposes.
•	The operation, financing and distribution decisions of our joint ventures.
•	Domestic and foreign supplies of crude oil and other feedstocks.
•	Domestic and foreign supplies of refined products, such as gasoline, diesel, jet fuel, home heating oil and petrochemicals.
•	Overcapacity or under capacity in the refining, midstream and chemical industries.
•	Fluctuations in consumer demand for refined products.
•	Crude oil/refined product inventory levels.
•	The factors generally described in Item 1A—Risk Factors in this report.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Financial Instrument Market Risk

We and certain of our subsidiaries hold and issue derivative contracts and financial instruments that expose our cash flows or earnings to changes in commodity prices, foreign currency exchange rates or interest rates. We may use financial- and commodity-based derivative contracts to manage the risks produced by changes in the prices of crude oil and related products, natural gas and electric power; fluctuations in interest rates and foreign currency exchange rates; or to capture market opportunities.

Our use of derivative instruments is governed by an “Authority Limitations” document approved by our Board of Directors that prohibits the use of highly leveraged derivatives or derivative instruments without sufficient market liquidity for comparable valuations. The Authority Limitations document also establishes the Value at Risk (VaR) limits for us, and compliance with these limits is monitored daily. Our Chief Financial Officer monitors risks resulting from foreign currency exchange rates and interest rates. Our Executive Vice President over the Commercial organization monitors commodity price risk. The Commercial organization manages our commercial marketing, optimizes our commodity flows and positions, and monitors related risks of our businesses.

Commodity Price Risk

We sell into or receive supply from the worldwide crude oil, refined products, natural gas, NGL, and electric power markets and are exposed to fluctuations in the prices for these commodities.

These fluctuations can affect our revenues and purchases, as well as the cost of operating, investing and financing activities. Generally, our policy is to remain exposed to the market prices of commodities.

Our Commercial organization uses futures, forwards, swaps and options in various markets to optimize the value of our supply chain, which may move our risk profile away from market average prices to accomplish the following objectives:

•

Balance physical systems. In addition to cash settlement prior to contract expiration, exchange-traded futures contracts also may be settled by physical delivery of the commodity, providing another source of supply to meet our refinery requirements or marketing demand.

•

Meet customer needs. Consistent with our policy to generally remain exposed to market prices, we use swap contracts to convert fixed-price sales contracts, which are often requested by refined product consumers, to a floating-market price.

•	Manage the risk to our cash flows from price exposures on specific crude oil, refined product, natural gas, and electric power transactions.
•

Enable us to use the market knowledge gained from these activities to capture market opportunities such as moving physical commodities to more profitable locations, storing commodities to capture seasonal or time premiums, and blending commodities to capture quality upgrades. Derivatives may be utilized to optimize these activities.

We use a VaR model to estimate the loss in fair value that could potentially result on a single day from the effect of adverse changes in market conditions on the derivative financial instruments and derivative commodity instruments held or issued, including commodity purchase and sales contracts recorded on the balance sheet at December 31, 2012, as derivative instruments. Using Monte Carlo simulation, a 95 percent confidence level and a one-day holding period, the VaR for those instruments issued or held for trading purposes at December 31, 2012 and 2011, was immaterial to our cash flows and net income.

The VaR for instruments held for purposes other than trading at December 31, 2012 and 2011, was also immaterial to our cash flows and net income.

Interest Rate Risk

The following table provides information about our debt instruments that are sensitive to changes in U.S. interest rates. The table presents principal cash flows and related weighted-average interest rates by expected maturity dates. Weighted-average variable rates are based on effective rates at the reporting date. The carrying amount of our floating-rate debt approximates its fair value. The fair value of the fixed-rate financial instruments is estimated based on quoted market prices.

	Millions of Dollars Except as Indicated
Expected Maturity Date	Fixed Rate Maturity	Average Interest Rate	Floating Rate Maturity	Average Interest Rate
Year-End 2012
2013	$12	7.00%	$—	—
2014	14	7.00	286	1.47%
2015	814	2.04	714	1.47
2016	15	7.00	—	—
2017	1,516	2.99	—	—
Remaining years	3,552	5.00	50	0.24
Total	$5,923		$1,050
Fair value	$6,507		$1,050

For additional information about our use of derivative instruments, see Note 16—Derivatives and Financial Instruments, in the Notes to Consolidated Financial Statements.

Quarterly Common Stock Prices and Cash Dividends Per Share

Phillips 66’s common stock is traded on the New York Stock Exchange (NYSE) under the symbol “PSX.” The following table reflects intraday high and low sales prices of, and dividends declared on, our common stock for each quarter starting May 1, 2012, the date on which our stock began trading “regular-way” on the NYSE:

	Stock Price
	High	Low	Dividends
2012
Second Quarter	$34.91	28.75	—
Third Quarter	48.22	32.35	.20
Fourth Quarter	54.32	42.45	.25

Closing Stock Price at December 31, 2012			$53.10
Closing Stock Price at January 31, 2013			$60.57
Number of Stockholders of Record at January 31, 2013			49,200

Selected Quarterly Financial Data (Unaudited)

	Millions of Dollars				Per Share of Common Stock**
	Sales and Other Operating Revenues*	Income Before Income Taxes	Net Income	Net Income Attributable to Phillips 66	Net Income Attributable to Phillips 66
					Basic	Diluted
2012
First	$45,783	1,069	638	636	1.01	1.00
Second	46,747	1,894	1,182	1,181	1.88	1.86
Third	42,945	2,449	1,601	1,599	2.53	2.51
Fourth	43,985	1,219	710	708	1.12	1.11

2011
First	$44,779	1,095	677	676	1.08	1.07
Second	52,594	1,628	1,040	1,039	1.66	1.64
Third	50,610	1,550	1,051	1,049	1.67	1.65
Fourth	48,105	2,351	2,012	2,011	3.20	3.17
*	Includes excise taxes on petroleum products sales.
**	For comparative purposes, and to provide a more meaningful calculation of weighted-average shares outstanding, we have assumed the shares distributed to ConocoPhillips stockholders in conjunction with the Separation were outstanding as of the beginning of each period prior to the Separation presented in the calculation of weighted-average shares. In addition, we have assumed the dilutive securities outstanding at April 30, 2012, were also outstanding for each of the periods presented prior to the Separation.

SELECTED FINANCIAL DATA

Prior to the Separation, the following selected financial data consisted of the combined operations of the downstream businesses of ConocoPhillips. All financial information presented after the Separation represents the consolidated results of operations, financial position and cash flows of Phillips 66. Accordingly:

•

The selected income statement data for the year ended December 31, 2012, consists of the consolidated results of Phillips 66 for the eight months ended December 31, 2012, and of the combined results of the downstream businesses for the four months ended April 30, 2012. The selected income statement data for the years ended December 31, 2011, 2010, 2009 and 2008, consist entirely of the combined results of the downstream businesses.

•

The selected balance sheet data at December 31, 2012, consists of the consolidated balances of Phillips 66, while the selected balance sheet data at December 31, 2011, 2010, 2009 and 2008, consist of the combined balances of the downstream businesses.

	Millions of Dollars Except Per Share Amounts
	2012	2011	2010	2009	2008
Sales and other operating revenues	$179,460	196,088	146,561	112,692	171,706
Net income	4,131	4,780	740	479	2,665
Net income attributable to Phillips 66	4,124	4,775	735	476	2,662
Per common share*
Basic	6.55	7.61	1.17	0.76	4.24
Diluted	6.48	7.52	1.16	0.75	4.19
Total assets	48,073	43,211	44,955	42,880	38,934
Long-term debt	6,961	361	388	403	417
Cash dividends declared per common share	0.45	—	—	—	—
*See	Note 12—Earnings Per Share, in the Notes to Consolidated Financial Statements.

To ensure full understanding, you should read the selected financial data presented above in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and accompanying notes included elsewhere in this Annual Report on Form 10-K.

Report of Management

Management prepared, and is responsible for, the consolidated financial statements and the other information appearing in this annual report. The consolidated financial statements present fairly the company’s financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States. In preparing its consolidated financial statements, the company includes amounts that are based on estimates and judgments management believes are reasonable under the circumstances. The company’s financial statements have been audited by Ernst & Young LLP, an independent registered public accounting firm appointed by the Audit and Finance Committee of the Board of Directors. Management has made available to Ernst & Young LLP all of the company’s financial records and related data, as well as the minutes of stockholders’ and directors’ meetings.

Assessment of Internal Control Over Financial Reporting

Management is also responsible for establishing and maintaining adequate internal control over financial reporting. Phillips 66’s internal control system was designed to provide reasonable assurance to the company’s management and directors regarding the preparation and fair presentation of published financial statements.

All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

Management assessed the effectiveness of the company’s internal control over financial reporting as of December 31, 2012. In making this assessment, it used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control—Integrated Framework. Based on our assessment, we believe the company’s internal control over financial reporting was effective as of December 31, 2012.

Ernst & Young LLP has issued an audit report on the company’s internal control over financial reporting as of December 31, 2012, and their report is included herein.

/s/ Greg C. Garland	/s/ Greg G. Maxwell

Greg C. Garland	Greg G. Maxwell
Chairman, President and	Executive Vice President, Finance
Chief Executive Officer	and Chief Financial Officer

February 22, 2013

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Phillips 66

We have audited the accompanying consolidated balance sheet of Phillips 66 as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the three years in the period ended December 31, 2012. Our audits also included the financial statement schedule included in Item 15(a)2. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Phillips 66 at December 31, 2012 and 2011, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Phillips 66’s internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 22, 2013 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Houston, Texas

February 22, 2013

Report of Independent Registered Public Accounting Firm on

Internal Control Over Financial Reporting

The Board of Directors and Stockholders

Phillips 66

We have audited Phillips 66’s internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Phillips 66’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included under the heading “Assessment of Internal Control Over Financial Reporting” in the accompanying “Report of Management.” Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Phillips 66 maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the 2012 consolidated financial statements of Phillips 66 and our report dated February 22, 2013 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Houston, Texas

February 22, 2013

Consolidated Statement of Income	Phillips 66

	Millions of Dollars
Years Ended December 31	2012	2011	2010
Revenues and Other Income
Sales and other operating revenues*	$179,460	196,088	146,561
Equity in earnings of affiliates	3,134	2,843	1,765
Net gain on dispositions	193	1,638	241
Other income	135	45	89
Total Revenues and Other Income	182,922	200,614	148,656

Costs and Expenses
Purchased crude oil and products	154,483	172,837	125,092
Operating expenses	4,032	4,072	4,189
Selling, general and administrative expenses	1,722	1,409	1,384
Depreciation and amortization	913	908	880
Impairments	1,158	472	1,699
Taxes other than income taxes*	13,741	14,288	13,985
Accretion on discounted liabilities	25	21	22
Interest and debt expense	246	17	1
Foreign currency transaction (gains) losses	(29)	(34)	85
Total Costs and Expenses	176,291	193,990	147,337
Income before income taxes	6,631	6,624	1,319
Provision for income taxes	2,500	1,844	579
Net income	4,131	4,780	740
Less: net income attributable to noncontrolling interests	7	5	5
Net Income Attributable to Phillips 66	$4,124	4,775	735

Net Income Attributable to Phillips 66 Per Share of Common Stock (dollars)**
Basic	$6.55	7.61	1.17
Diluted	6.48	7.52	1.16

Dividends Paid Per Share of Common Stock (dollars)	$0.45	—	—

Average Common Shares Outstanding (in thousands)**
Basic	628,835	627,628	627,628
Diluted	636,764	634,645	634,645
*Includes excise taxes on petroleum product sales:	$13,371	13,955	13,689
**See Note 12—Earnings Per Share.
SeeNotes to Consolidated Financial Statements.

Consolidated Statement of Comprehensive Income	Phillips 66

	Millions of Dollars
Years Ended December 31	2012	2011	2010
Net Income	$4,131	4,780	740
Other comprehensive income (loss)
Defined benefit plans
Prior service cost/credit:
Prior service credit arising during the period	18	—	—
Amortization to net income of prior service cost	1	—	—
Actuarial gain/loss:
Actuarial loss arising during the period	(152)	(8)	(8)
Amortization to net income of net actuarial loss	55	3	2
Plans sponsored by equity affiliates	(33)	(41)	(23)
Income taxes on defined benefit plans	18	17	12
Defined benefit plans, net of tax	(93)	(29)	(17)
Foreign currency translation adjustments	148	28	(95)
Income taxes on foreign currency translation adjustments	48	(92)	(4)
Foreign currency translation adjustments, net of tax	196	(64)	(99)
Hedging activities by equity affiliates	1	2	2
Income taxes on hedging activities by equity affiliates	—	(1)	(1)
Hedging activities by equity affiliates, net of tax	1	1	1
Other Comprehensive Income (Loss), Net of Tax	104	(92)	(115)
Comprehensive Income	4,235	4,688	625
Less: comprehensive income attributable to noncontrolling interests	7	5	5
Comprehensive Income Attributable to Phillips 66	$4,228	4,683	620
SeeNotes to Consolidated Financial Statements.

Consolidated Balance Sheet	Phillips 66

	Millions of Dollars
At December 31	2012	2011
Assets
Cash and cash equivalents	$3,474	—
Accounts and notes receivable (net of allowance of $50 million in 2012 and $13 million in 2011)	8,593	8,354
Accounts and notes receivable—related parties	1,810	1,671
Inventories	3,430	3,466
Prepaid expenses and other current assets	655	457
Total Current Assets	17,962	13,948
Investments and long-term receivables	10,471	10,306
Net properties, plants and equipment	15,407	14,771
Goodwill	3,344	3,332
Intangibles	724	732
Other assets	165	122
Total Assets	$48,073	43,211

Liabilities
Accounts payable	$9,731	10,007
Accounts payable—related parties	979	785
Short-term debt	13	30
Accrued income and other taxes	901	1,087
Employee benefit obligations	441	64
Other accruals	417	411
Total Current Liabilities	12,482	12,384
Long-term debt	6,961	361
Asset retirement obligations and accrued environmental costs	740	787
Deferred income taxes	5,444	5,803
Employee benefit obligations	1,325	117
Other liabilities and deferred credits	315	466
Total Liabilities	27,267	19,918

Equity
Common stock (2,500,000,000 shares authorized at $.01 par value)
Issued (2012—631,149,613 shares)
Par value	6	—
Capital in excess of par	18,726	—
Treasury stock (at cost: 2012—7,603,896 shares)	(356)	—
Retained earnings	2,713	—
Net parent company investment	—	23,142
Accumulated other comprehensive income (loss)	(314)	122
Total Stockholders’ Equity	20,775	23,264
Noncontrolling interests	31	29
Total Equity	20,806	23,293
Total Liabilities and Equity	$48,073	43,211
SeeNotes to Consolidated Financial Statements.

Consolidated Statement of Cash Flows	Phillips 66

	Millions of Dollars
Years Ended December 31	2012	2011	2010
Cash Flows From Operating Activities
Net income	$4,131	4,780	740
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	913	908	880
Impairments	1,158	472	1,699
Accretion on discounted liabilities	25	21	22
Deferred taxes	221	931	(33)
Undistributed equity earnings	(872)	(951)	(723)
Net gain on dispositions	(193)	(1,638)	(241)
Other	69	167	(53)
Working capital adjustments
Decrease (increase) in accounts and notes receivable	(143)	(186)	(3,019)
Decrease (increase) in inventories	55	616	(344)
Decrease (increase) in prepaid expenses and other current assets	(48)	28	(2)
Increase (decrease) in accounts payable	(985)	58	3,003
Increase (decrease) in taxes and other accruals	(35)	(200)	163
Net Cash Provided by Operating Activities	4,296	5,006	2,092

Cash Flows From Investing Activities
Capital expenditures and investments	(1,721)	(1,022)	(1,150)
Proceeds from asset dispositions	286	2,627	662
Advances/loans—related parties	(100)	—	(200)
Collection of advances/loans—related parties	—	550	20
Other	—	337	16
Net Cash Provided by (Used in) Investing Activities	(1,535)	2,492	(652)

Cash Flows From Financing Activities
Distributions to ConocoPhillips	(5,255)	(7,471)	(1,411)
Issuance of debt	7,794	—	—
Repayment of debt	(1,210)	(26)	(26)
Issuance of common stock	47	—	—
Repurchase of common stock	(356)	—	—
Dividends paid on common stock	(282)	—	—
Other	(39)	(1)	(3)
Net Cash Provided by (Used in) Financing Activities	699	(7,498)	(1,440)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	14	—	—

Net Change in Cash and Cash Equivalents	3,474	—	—
Cash and cash equivalents at beginning of year	—	—	—
Cash and Cash Equivalents at End of Year	$3,474	—	—
SeeNotes to Consolidated Financial Statements.

Consolidated Statement of Changes in Equity	Phillips 66

	Millions of Dollars
	Attributable to Phillips 66
	Common Stock				Net Parent Company Investment	Accum. Other Comprehensive Income (Loss)
	Par Value	Capital in Excess of Par	Treasury Stock	Retained Earnings			Noncontrolling Interests	Total
December 31, 2009	$—	—	—	—	26,588	329	23	26,940
Net income	—	—	—	—	735	—	5	740
Net transfers to ConocoPhillips	—	—	—	—	(1,536)	—	—	(1,536)
Other comprehensive loss	—	—	—	—	—	(115)	—	(115)
Distributions to noncontrolling interests and other	—	—	—	—	—	—	(3)	(3)
December 31, 2010	—	—	—	—	25,787	214	25	26,026
Net income	—	—	—	—	4,775	—	5	4,780
Net transfers to ConocoPhillips	—	—	—	—	(7,420)	—	—	(7,420)
Other comprehensive loss	—	—	—	—	—	(92)	—	(92)
Distributions to noncontrolling interests and other	—	—	—	—	—	—	(1)	(1)
December 31, 2011	—	—	—	—	23,142	122	29	23,293
Net income	—	—	—	2,999	1,125	—	7	4,131
Net transfers to/from ConocoPhillips	—	—	—	—	(5,707)	(540)	—	(6,247)
Other comprehensive income	—	—	—	—	—	104	—	104
Reclassification of net parent company investment to capital in excess of par	—	18,560	—	—	(18,560)	—	—	—
Issuance of common stock at the Separation	6	(6)	—	—	—	—	—	—
Cash dividends paid on common stock	—	—	—	(282)	—	—	—	(282)
Repurchase of common stock	—	—	(356)	—	—	—	—	(356)
Benefit plan activity	—	172	—	(4)	—	—	—	168
Distributions to noncontrolling interests and other	—	—	—	—	—	—	(5)	(5)
December 31, 2012	$6	18,726	(356)	2,713	—	(314)	31	20,806

	Shares in Thousands
	Common Stock Issued	Treasury Stock
December 31, 2011	—	—
Issuance of common stock at the Separation	625,272	—
Repurchase of common stock	—	7,604
Shares issued—share-based compensation	5,878	—
December 31, 2012	631,150	7,604
See	Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements	Phillips 66

Note 1—Separation and Basis of Presentation

The Separation

On April 4, 2012, the ConocoPhillips Board of Directors approved the separation of its downstream businesses into an independent, publicly traded company named Phillips 66. In accordance with the Separation and Distribution Agreement, the two companies were separated by ConocoPhillips distributing to its stockholders all 625,272,302 shares of common stock of Phillips 66 after the market closed on April 30, 2012 (the Separation). Each ConocoPhillips shareholder received one share of Phillips 66 stock for every two shares of ConocoPhillips stock held at the close of business on the record date of April 16, 2012. In conjunction with the Separation, ConocoPhillips received a private letter ruling from the Internal Revenue Service to the effect that, based on certain facts, assumptions, representations and undertakings set forth in the ruling, for U.S. federal income tax purposes, the distribution of Phillips 66 stock was not taxable to ConocoPhillips or U.S. holders of ConocoPhillips common stock, except with respect to cash received in lieu of fractional share interests. Following the Separation, ConocoPhillips retained no ownership interest in Phillips 66, and each company now has separate public ownership, boards of directors and management. A registration statement on Form 10, as amended through the time of its effectiveness, describing the Separation was filed by Phillips 66 with the U.S. Securities and Exchange Commission (SEC) and was declared effective on April 12, 2012 (the Form 10). On May 1, 2012, Phillips 66 stock began trading “regular-way” on the New York Stock Exchange under the “PSX” stock symbol.

Basis of Presentation

Prior to the Separation, our results of operations, financial position and cash flows consisted of ConocoPhillips’ refining, marketing and transportation operations; its natural gas gathering, processing, transmission and marketing operations, primarily conducted through its equity investment in DCP Midstream, LLC (DCP Midstream); its petrochemical operations, conducted through its equity investment in Chevron Phillips Chemical Company LLC (CPChem); its power generation operations; and an allocable portion of its corporate costs (together, the “downstream businesses”). These financial statements have been presented as if the downstream businesses had been combined for all periods presented. All intercompany transactions and accounts within the downstream businesses were eliminated. The assets and liabilities have been reflected on a historical cost basis, as all of the assets and liabilities presented were wholly owned by ConocoPhillips and were transferred within the ConocoPhillips consolidated group. The statement of income for periods prior to the Separation includes expense allocations for certain corporate functions historically performed by ConocoPhillips and not allocated to its operating segments, including allocations of general corporate expenses related to executive oversight, accounting, treasury, tax, legal, procurement and information technology. These allocations were based primarily on specific identification of time and/or activities associated with the downstream businesses, employee headcount or capital expenditures, and our management believes the assumptions underlying the allocations were reasonable. The combined financial statements may not necessarily reflect all of the actual expenses that would have been incurred had we been a stand-alone company during the periods presented prior to the Separation. All financial information presented after the Separation represents the consolidated results of operations, financial position and cash flows of Phillips 66. Accordingly:

•

Our consolidated statements of income, comprehensive income and cash flows for the year ended December 31, 2012, consist of the consolidated results of Phillips 66 for the eight months ended December 31, 2012, and of the combined results of the downstream businesses for the four months ended April 30, 2012. Our consolidated statements of income, comprehensive income and cash flows for the years ended December 31, 2011 and 2010, consist entirely of the combined results of the downstream businesses.

•

Our consolidated balance sheet at December 31, 2012, consists of the consolidated balances of Phillips 66, while at December 31, 2011, it consists of the combined balances of the downstream businesses.

•

Our consolidated statement of changes in equity for the year ended December 31, 2012, consists of both the combined activity for the downstream businesses prior to April 30, 2012, and the consolidated activity for Phillips 66 completed at and subsequent to the Separation. Our consolidated statement of changes in equity for the years ended December 31, 2011 and 2010, consists entirely of the combined activity of the downstream businesses.

Note 2—Accounting Policies

•

Consolidation Principles and Investments—Our consolidated financial statements include the accounts of majority-owned, controlled subsidiaries and variable interest entities where we are the primary beneficiary. The equity method is used to account for investments in affiliates in which we have the ability to exert significant influence over the affiliates’ operating and financial policies. When we do not have the ability to exert significant influence, the investment is either classified as available-for-sale if fair value is readily determinable, or the cost method is used if fair value is not readily determinable. Undivided interests in pipelines, natural gas plants and terminals are consolidated on a proportionate basis. Other securities and investments are generally carried at cost.

•

Net Parent Company Investment—In the consolidated balance sheet, net parent company investment includes, prior to the Separation, ConocoPhillips’ historical investment in us, our accumulated net earnings after taxes, and the net effect of transactions with, and allocations from, ConocoPhillips.

•

Foreign Currency Translation—Adjustments resulting from the process of translating foreign functional currency financial statements into U.S. dollars are included in accumulated other comprehensive income in stockholders’ equity. Foreign currency transaction gains and losses are included in current earnings. Most of our foreign operations use their local currency as the functional currency.

•

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosures of contingent assets and liabilities. Actual results could differ from these estimates.

•

Revenue Recognition—Revenues associated with sales of crude oil, natural gas liquids (NGL), petroleum and chemical products, and other items are recognized when title passes to the customer, which is when the risk of ownership passes to the purchaser and physical delivery of goods occurs, either immediately or within a fixed delivery schedule that is reasonable and customary in the industry.

Revenues associated with transactions commonly called buy/sell contracts, in which the purchase and sale of inventory with the same counterparty are entered into “in contemplation” of one another, are combined and reported net (i.e., on the same income statement line).

•

Cash Equivalents—Cash equivalents are highly liquid, short-term investments that are readily convertible to known amounts of cash and have original maturities of 90 days or less from their date of purchase. They are carried at cost plus accrued interest, which approximates fair value.

•	Shipping and Handling Costs—We record shipping and handling costs in purchased crude oil and products. Freight costs billed to customers are recorded as a component of revenue.

•

Inventories—We have several valuation methods for our various types of inventories and consistently use the following methods for each type of inventory. Crude oil and petroleum products inventories are valued at the lower of cost or market in the aggregate, primarily on the last-in, first-out (LIFO) basis.

Any necessary lower-of-cost-or-market write-downs at year end are recorded as permanent adjustments to the LIFO cost basis. LIFO is used to better match current inventory costs with current revenues and to meet tax-conformity requirements. Costs include both direct and indirect expenditures incurred in bringing an item or product to its existing condition and location, but not unusual/nonrecurring costs or research and development costs. Materials and supplies inventories are valued using the weighted-average-cost method.

•

Fair Value Measurements—We categorize assets and liabilities measured at fair value into one of three different levels depending on the observability of the inputs employed in the measurement. Level 1 inputs are quoted prices in active markets for identical assets or liabilities. Level 2 inputs are observable inputs other than quoted prices included within Level 1 for the asset or liability, either directly or indirectly through market-corroborated inputs. Level 3 inputs are unobservable inputs for the asset or liability reflecting significant modifications to observable related market data or our assumptions about pricing by market participants.

•

Derivative Instruments—Derivative instruments are recorded on the balance sheet at fair value. If the right of offset exists and certain other criteria are met, derivative assets and liabilities with the same counterparty are netted on the balance sheet and the collateral payable or receivable is netted against derivative assets and derivative liabilities, respectively.

Recognition and classification of the gain or loss that results from recording and adjusting a derivative to fair value depends on the purpose for issuing or holding the derivative. Gains and losses from derivatives not accounted for as hedges are recognized immediately in earnings. For derivative instruments that are designated and qualify as a fair value hedge, the gains or losses from adjusting the derivative to its fair value will be immediately recognized in earnings and, to the extent the hedge is effective, offset the concurrent recognition of changes in the fair value of the hedged item. Gains or losses from derivative instruments that are designated and qualify as a cash flow hedge or hedge of a net investment in a foreign entity are recognized in other comprehensive income and appear on the balance sheet in accumulated other comprehensive income until the hedged transaction is recognized in earnings; however, to the extent the change in the value of the derivative exceeds the change in the anticipated cash flows of the hedged transaction, the excess gains or losses will be recognized immediately in earnings.

•

Capitalized Interest—Interest from external borrowings is capitalized on major projects with an expected construction period of one year or longer. Capitalized interest is added to the cost of the underlying asset’s properties, plant and equipment and is amortized over the useful life of the assets.

•

Intangible Assets Other Than Goodwill—Intangible assets with finite useful lives are amortized by the straight-line method over their useful lives. Intangible assets with indefinite useful lives are not amortized but are tested at least annually for impairment. Each reporting period, we evaluate the remaining useful lives of intangible assets not being amortized to determine whether events and circumstances continue to support indefinite useful lives. These indefinite-lived intangibles are considered impaired if the fair value of the intangible asset is lower than net book value. The fair value of intangible assets is determined based on quoted market prices in active markets, if available. If quoted market prices are not available, fair value of intangible assets is determined based upon the present values of expected future cash flows using discount rates believed to be consistent with those used by principal market participants, or upon estimated replacement cost, if expected future cash flows from the intangible asset are not determinable.

•

Goodwill—Goodwill resulting from a business combination is not amortized but is tested at least annually for impairment. If the fair value of a reporting unit is less than the recorded book value of the reporting unit’s assets (including goodwill), less liabilities, then a hypothetical purchase price allocation is performed on the reporting unit’s assets and liabilities using the fair value of the reporting unit as the purchase price in the calculation. If the amount of goodwill resulting from this hypothetical purchase price allocation is less than the recorded amount of goodwill, the recorded goodwill is written down to the new amount. For purposes of goodwill impairment calculations, Refining and Marketing (R&M) is our only reporting unit.

•

Depreciation and Amortization—Depreciation and amortization of properties, plants and equipment are determined by either the individual-unit-straight-line method or the group-straight-line method (for those individual units that are highly integrated with other units).

•

Impairment of Properties, Plants and Equipment—Properties, plants and equipment used in operations are assessed for impairment whenever changes in facts and circumstances indicate a possible significant deterioration in the future cash flows expected to be generated by an asset group. If indicators of potential impairment exist, an undiscounted cash flow test is performed. If the sum of the undiscounted pre-tax cash flows is less than the carrying value of the asset group, the carrying value is written down to estimated fair value through additional amortization or depreciation provisions and reported as impairments in the periods in which the determination of the impairment is made. Individual assets are grouped for impairment purposes at the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets—generally at an entire refinery complex level. Because there usually is a lack of quoted market prices for long-lived assets, the fair value of impaired assets is typically determined based on the present values of expected future cash flows using discount rates believed to be consistent with those used by principal market participants or based on a multiple of operating cash flows validated with historical market transactions of similar assets where possible. Long-lived assets held for sale are accounted for at the lower of amortized cost or fair value, less cost to sell, with fair value determined using a binding negotiated price, if available, or present value of expected future cash flows as previously described.

The expected future cash flows used for impairment reviews and related fair value calculations are based on estimated future volumes, prices, costs, margins, and capital project decisions, considering all available evidence at the date of review.

•

Impairment of Investments in Nonconsolidated Entities—Investments in nonconsolidated entities are assessed for impairment whenever changes in the facts and circumstances indicate a loss in value has occurred. When indicators exist, the fair value is estimated and compared to the investment carrying value. If any impairment is judgmentally determined to be other than temporary, the carrying value of the investment is written down to fair value. The fair value of the impaired investment is based on quoted market prices, if available, or upon the present value of expected future cash flows using discount rates believed to be consistent with those used by principal market participants, plus market analysis of comparable assets owned by the investee, if appropriate.

•	Maintenance and Repairs—Costs of maintenance and repairs, which are not significant improvements, are expensed when incurred. Major refinery maintenance turnarounds are expensed as incurred.

•

Property Dispositions—When complete units of depreciable property are sold, the asset cost and related accumulated depreciation are eliminated, with any gain or loss reflected in the “Net gain on dispositions” line of our consolidated statement of income. When less than complete units of depreciable property are disposed of or retired, the difference between asset cost and salvage value is charged or credited to accumulated depreciation.

•	Asset Retirement Obligations and Environmental Costs—Fair value of legal obligations to retire and remove long-lived assets are recorded in the period in which the obligation is incurred. When the liability is initially recorded, we capitalize this cost by increasing the carrying amount of the related properties, plants and equipment. Over time, the liability is increased for the change in its present value, and the capitalized cost in properties, plants and equipment is depreciated over the useful life of the related asset. For additional information, see Note 11—Asset Retirement Obligations and Accrued Environmental Costs.

Environmental expenditures are expensed or capitalized, depending upon their future economic benefit. Expenditures relating to an existing condition caused by past operations, and those having no future economic benefit, are expensed. Liabilities for environmental expenditures are recorded on an undiscounted basis (unless acquired in a purchase business combination) when environmental assessments or cleanups are probable and the costs can be reasonably estimated. Recoveries of environmental remediation costs from other parties, such as state reimbursement funds, are recorded as assets when their receipt is probable and estimable.

•

Guarantees—Fair value of a guarantee is determined and recorded as a liability at the time the guarantee is given. The initial liability is subsequently reduced as we are released from exposure under the guarantee. We amortize the guarantee liability over the relevant time period, if one exists, based on the facts and circumstances surrounding each type of guarantee. In cases where the guarantee term is indefinite, we reverse the liability when we have information indicating the liability is essentially relieved or amortize it over an appropriate time period as the fair value of our guarantee exposure declines over time. We amortize the guarantee liability to the related income statement line item based on the nature of the guarantee. When it becomes probable we will have to perform on a guarantee, we accrue a separate liability if it is reasonably estimable, based on the facts and circumstances at that time. We reverse the fair value liability only when there is no further exposure under the guarantee.

•

Stock-Based Compensation—We recognize stock-based compensation expense over the shorter of: (1) the service period (i.e., the time required to earn the award); or (2) the period beginning at the start of the service period and ending when an employee first becomes eligible for retirement, but not less than six months, which is the minimum time required for an award to not be subject to forfeiture. We have elected to recognize expense on a straight-line basis over the service period for the entire award, whether the award was granted with ratable or cliff vesting.

•

Income Taxes—For periods prior to the Separation, our taxable income was included in the U.S. federal income tax returns and in a number of state income tax returns of ConocoPhillips. In the accompanying consolidated financial statements for periods prior to the Separation, our provision for income taxes is computed as if we were a stand-alone tax-paying entity.

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Interest related to unrecognized tax benefits is reflected in interest expense, and penalties in operating expenses.

•

Taxes Collected from Customers and Remitted to Governmental Authorities—Excise taxes are reported gross within sales and other operating revenues and taxes other than income taxes, while other sales and value-added taxes are recorded net in taxes other than income taxes.

•

Treasury Stock—We record treasury stock purchases at cost, which includes incremental direct transaction costs. Amounts are recorded as reductions in stockholders’ equity in the consolidated balance sheet.

Note 3—Changes in Accounting Principles

Comprehensive Income

Effective December 31, 2011, we early adopted Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU) No. 2011-05, “Presentation of Comprehensive Income.” This ASU amends FASB Accounting Standards Codification (ASC) Topic 220, “Comprehensive Income,” by requiring a more prominent presentation of the components of other comprehensive income. We elected the two-statement approach, presenting other comprehensive income in a separate statement immediately following the income statement. On December 23, 2011, the FASB issued ASU 2011-12, “Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in ASU No. 2011-05.” ASU 2011-12 defers the ASU 2011-05 requirement to present items reclassified into net income from other comprehensive income. This deferral only impacted the presentation requirement on the consolidated income statement.

Note 4—Variable Interest Entities (VIEs)

We hold significant variable interests in VIEs that have not been consolidated because we are not considered the primary beneficiary. Information on these VIEs follows:

Merey Sweeny, L.P. (MSLP) is a limited partnership that owns a delayed coker and related facilities at the Sweeny Refinery. As discussed more fully in Note 7—Investments, Loans and Long-Term Receivables, in August 2009 a call right was exercised to acquire the 50 percent ownership interest in MSLP of the co-venturer, Petróleos de Venezuela S.A. (PDVSA). That exercise has been challenged, and the dispute is being arbitrated. Because the exercise has been challenged by PDVSA, we continue to use the equity method of accounting for MSLP, and the VIE analysis below is based on the ownership and governance structure in place prior to the exercise of the call right. MSLP is a VIE because, in securing lender consents in connection with the Separation, we provided a 100 percent debt guarantee to the lender of the 8.85% senior notes issued by MSLP. PDVSA did not participate in the debt guarantee. In our VIE assessment, this disproportionate debt guarantee, plus other liquidity support provided jointly by us and PDVSA independently of equity ownership, results in MSLP not being exposed to all potential losses. We have determined we are not the primary beneficiary while the call exercise is in dispute because under the partnership agreement the co-venturers jointly direct the activities of MSLP that most significantly impact economic performance. At December 31, 2012, our maximum exposure represented the outstanding principal debt balance of $233 million. Our book value in MSLP at December 31, 2012, was $86 million.

We have a 50 percent ownership interest with a 50 percent governance interest in Excel Paralubes, L.P. (Excel). Excel is a VIE because, in securing lender consents in connection with the Separation, ConocoPhillips provided a 50 percent debt guarantee to the lender of the 7.43% senior secured bonds issued by Excel. We provided a full indemnity to ConocoPhillips for this debt guarantee. Our co-venturer did not participate in the debt guarantee. In our assessment of the VIE, this debt guarantee, plus other liquidity support up to $60 million provided jointly by us and our co-venturer independently of equity ownership, results in Excel not being exposed to all potential losses. We have determined we are not the primary beneficiary because we and our co-venturer jointly direct the activities of Excel that most significantly impact economic performance. We continue to use equity method accounting for this investment. At December 31, 2012, our maximum exposure represented 50 percent of the outstanding principal debt balance of $164 million, or $82 million, plus half of the $60 million liquidity support, or $30 million. Our book value in Excel at December 31, 2012, was $98 million.

Note 5—Inventories

Inventories at December 31 consisted of the following:

	Millions of Dollars
	2012	2011
Crude oil and petroleum products	$3,138	3,193
Materials and supplies	292	273
	$3,430	3,466

Inventories valued on the LIFO basis totaled $2,987 million and $3,046 million at December 31, 2012 and 2011, respectively. The estimated excess of current replacement cost over LIFO cost of inventories amounted to approximately $7,700 million and $8,600 million at December 31, 2012 and 2011, respectively.

For our R&M segment, certain reductions in inventory caused liquidations of LIFO inventory values. These liquidations increased net income by approximately $162 million, $155 million and $30 million in 2012, 2011 and 2010, respectively.

Note 6—Assets Held for Sale or Sold

During 2010, we sold certain U.S. marketing assets that had been classified as held-for-sale assets, along with other assets, resulting in before-tax gains totaling $241 million.

In August 2011, we sold our refinery in Wilhelmshaven, Germany, which had been operating as a terminal since the fourth quarter of 2009. The refinery was included in our R&M segment and at the time of disposition had a net carrying value of $211 million, which included $243 million of properties, plants and equipment (PP&E). A $234 million before-tax loss was recognized from this disposition in 2011.

In October 2011, we sold Seaway Products Pipeline Company to DCP Midstream. The total carrying value of the asset, which was included in our R&M segment, was $84 million, consisting of $55 million of PP&E and $29 million of allocated goodwill. The sale resulted in a before-tax gain of $312 million, 50 percent of which was recognized in 2011, while the remaining 50 percent was deferred. Amortization of this deferred gain will commence when DCP Midstream completes its reconfiguration of the pipeline from a products line to an NGL line (named Southern Hills). See Note 7—Investments, Loans and Long-Term Receivables for information about our 2012 investment in Southern Hills.

In December 2011, we sold our ownership interests in Colonial Pipeline Company and Seaway Crude Pipeline Company. The total carrying value of these assets, which were included in our R&M segment, was $348 million, including $104 million of investment in equity affiliates and $244 million of allocated goodwill. A $1,661 million before-tax gain was recognized from these dispositions in 2011.

In June 2012, we sold our refinery located on the Delaware River in Trainer, Pennsylvania, for $229 million. The refinery and associated terminal and pipeline assets were included in our R&M segment and at the time of the disposition had a net carrying value of $38 million, which included $37 million of PP&E, $25 million of allocated goodwill and a $53 million asset retirement obligation. A $189 million before-tax gain was recognized from this disposition in 2012.

In November 2012, we sold the Riverhead Terminal located in Riverhead, New York, for $36 million. The terminal and associated assets were included in our R&M segment and had a net carrying value of $34 million at the time of the disposition, which included $33 million of PP&E and $1 million of inventory. A $2 million before-tax gain was recognized from this disposition in 2012.

Gains and losses from asset sales are included in the “Net gain on dispositions” line in the consolidated income statement.

Note 7—Investments, Loans and Long-Term Receivables

Components of investments, loans and long-term receivables at December 31 were:

	Millions of Dollars
	2012	2011
Equity investments	$10,291	10,233
Long-term receivables	132	68
Other investments	48	5
	$10,471	10,306

Equity Investments

Affiliated companies in which we had a significant equity investment at December 31, 2012, included:

•	WRB Refining LP—49.6 percent owned business venture with Cenovus Energy Inc. (Cenovus)—owns the Wood River and Borger refineries.
•	DCP Midstream—50 percent owned joint venture with Spectra Energy Corp—owns and operates gas plants, gathering systems, storage facilities and fractionation plants.
•	CPChem—50 percent owned joint venture with Chevron Corporation—manufactures and markets petrochemicals and plastics.
•	Malaysian Refining Company Sdn. Bdh. (MRC)—47 percent owned business venture with Petronas, the Malaysian state oil company—owns the Melaka, Malaysia refinery.
•

Rockies Express Pipeline LLC (REX)—25 percent owned joint venture with Tallgrass Energy Partners L.P. and Sempra Energy Corp.—owns and operates a natural gas pipeline system from Cheyenne, Colorado to Clarington, Ohio.

•

DCP Sand Hills Pipeline, LLC and DCP Southern Hills Pipeline, LLC—one-third owned joint ventures with DCP Midstream and Spectra Energy—own and operate NGL pipeline systems from the Eagle Ford and Midcontinent region to Mont Belvieu, Texas.

Summarized 100 percent financial information for all equity method investments in affiliated companies, combined, was as follows:

	Millions of Dollars
	2012	2011	2010
Revenues	$55,401	59,044	45,123
Income before income taxes	6,265	6,083	3,659
Net income	6,122	5,742	3,390
Current assets	9,646	8,752	8,515
Noncurrent assets	37,269	34,329	33,923
Current liabilities	8,319	6,837	6,978
Noncurrent liabilities	9,251	10,279	11,957

Our share of income taxes incurred directly by the equity companies is included in equity in earnings of affiliates, and as such is not included in the provision for income taxes in our consolidated financial statements.

At December 31, 2012, retained earnings included $429 million related to the undistributed earnings of affiliated companies. Dividends received from affiliates were $2,304 million, $2,209 million and $1,110 million in 2012, 2011 and 2010, respectively.

WRB

WRB’s operating assets consist of the Wood River and Borger refineries, located in Roxana, Illinois, and Borger, Texas, respectively. As a result of our contribution of these two assets to WRB, a basis difference was created because the fair value of the contributed assets recorded by WRB exceeded their historical book value. The difference is primarily amortized and recognized as a benefit evenly over a period of 26 years, which was the estimated remaining useful life of the refineries’ property, plant and equipment at the closing date. At December 31, 2012, the book value of our investment in WRB was $3,690 million, and the basis difference was $3,707 million. Equity earnings in 2012, 2011 and 2010 were increased by $180 million, $185 million and $243 million, respectively, due to amortization of the basis difference. We are the operator and managing partner of WRB. Cenovus is obligated to contribute $7.5 billion, plus accrued interest, to WRB over a 10-year period that began in 2007.

DCP Midstream

DCP Midstream owns and operates gas plants, gathering systems, storage facilities and fractionation plants. At December 31, 2012, the book value of our equity method investment in DCP Midstream was $1,207 million. DCP Midstream markets a portion of its NGL to us and CPChem under a supply agreement that continues at the current volume commitment with a primary term ending December 31, 2014. This purchase commitment is on an “if-produced, will-purchase” basis and so has no fixed production schedule, but has had, and is expected over the remaining term of the contract to have, a relatively stable purchase pattern. NGL are purchased under this agreement at various published market index prices, less transportation and fractionation fees.

CPChem

CPChem manufactures and markets petrochemicals and plastics. At December 31, 2012, the book value of our equity method investment in CPChem was $3,524 million. We have multiple supply and purchase agreements in place with CPChem, ranging in initial terms from one to 99 years, with extension options. These agreements cover sales and purchases of refined products, solvents, and petrochemical and natural gas liquids feedstocks, as well as fuel oils and gases. Delivery quantities vary by product, and are generally on an “if-produced, will-purchase” basis. All products are purchased and sold under specified pricing formulas based on various published pricing indices.

MRC

MRC’s operating asset is a refinery in Melaka, Malaysia. The refinery operates in merchant mode in which each co-venturer sells crude oil to MRC and purchases the resulting refined product. At December 31, 2012, the book value of our equity method investment in MRC was $498 million. In the fourth quarter of 2012, we recorded a before-tax impairment of $564 million. See Note 10—Impairments, for additional information.

REX

REX owns a natural gas pipeline that runs from northwestern Colorado to eastern Ohio, which became fully operational in November 2009. Long-term, binding firm commitments have been secured for virtually all of the pipeline’s capacity through 2019. At December 31, 2012, the book value of our equity method investment in REX was $268 million. During 2012, we recorded before-tax impairments totaling $480 million on this investment. See Note 10—Impairments, for additional information.

Sand Hills and Southern Hills Pipelines

In the fourth quarter of 2012, we invested $459 million to acquire from DCP Midstream a one-third ownership in DCP Sand Hills Pipeline, LLC and DCP Southern Hills Pipeline, LLC. In December, the first phase of the Sand Hills pipeline, which extends from Eagle Ford into Mont Belvieu, was placed in service. The second phase of the project, with deliveries from the Permian Basin, is expected to be completed in the second quarter of 2013. The Southern Hills pipeline, which is a reconfiguration of the former Seaway refined products line into an NGL pipeline, is also on schedule with service from the Midcontinent region to Mont Belvieu. The reconfiguration is expected to be complete in mid-2013. In 2011, we sold our interest in Seaway Products Pipeline Company to DCP Midstream. A deferred gain on this sale of $156 million will begin to amortize over the life of the Southern Hills pipeline when it commences operations. At December 31, 2012, the book value of investments in Sand Hills and Southern Hills was $262 million and $96 million, respectively.

Other

MSLP owns a delayed coker and related facilities at the Sweeny Refinery. MSLP processes long residue, which is produced from heavy sour crude oil, for a processing fee. Fuel-grade petroleum coke is produced as a by-product and becomes the property of MSLP. Prior to August 28, 2009, MSLP was owned 50/50 by ConocoPhillips and Petróleos de Venezuela S.A. (PDVSA). Under the agreements that govern the relationships between the partners, certain defaults by PDVSA with respect to supply of crude oil to the Sweeny Refinery triggered the right to acquire PDVSA’s 50 percent ownership interest in MSLP, which was exercised on August 28, 2009. PDVSA has initiated arbitration with the International Chamber of Commerce challenging the exercise of the call right and claiming it was invalid. The arbitral tribunal held hearings on the merits of the dispute in December 2012, and we expect a final ruling in the fourth quarter of 2013. We continue to use the equity method of accounting for our investment in MSLP.

Loans and Long-term Receivables

We enter into agreements with other parties to pursue business opportunities. Included in such activity are loans and long-term receivables to certain affiliated and non-affiliated companies. Loans are recorded when cash is transferred or seller financing is provided to the affiliated or non-affiliated company pursuant to a loan agreement. The loan balance will increase as interest is earned on the outstanding loan balance and will decrease as interest and principal payments are received. Interest is earned at the loan agreement’s stated interest rate. Loans and long-term receivables are assessed for impairment when events indicate the loan balance may not be fully recovered.

In July 2012, we entered into a market-based shareholder financing agreement for up to $100 million with MRC. During 2012, MRC drew down $100 million against the facility. The advance was recorded as a short-term related party advance with interest income recorded in equity earnings to offset the corresponding interest expense by MRC.

WRB Refining LP fully repaid its outstanding loans from us with payments of $550 million in 2011.

In November 2011, a long-term loan to a non-affiliated company related to seller financing of U.S. retail marketing assets sold in 2009 was refinanced, resulting in a receipt of $365 million. The principal portion of this receipt was included in the “Other” line in the investing section of the consolidated statement of cash flows. As part of the refinancing, we provided loan guarantees in support of $191 million of the total refinancing.

Note 8—Properties, Plants and Equipment

Our investment in PP&E is recorded at cost. In the R&M segment, investments in refining manufacturing facilities are generally depreciated on a straight-line basis over a 25-year life, and pipeline assets over a 45-year life. The company’s investment in PP&E, with the associated accumulated depreciation and amortization (Accum. D&A), at December 31 was:

	Millions of Dollars
	2012			2011*
	Gross PP&E	Accum. D&A	Net PP&E	Gross PP&E	Accum. D&A	Net PP&E
R&M
Refining	$19,010	6,157	12,853	19,333	6,630	12,703
Transportation	2,394	966	1,428	2,359	931	1,428
Marketing and other	1,479	834	645	1,386	766	620
Total R&M	22,883	7,957	14,926	23,078	8,327	14,751
Midstream	66	50	16	64	51	13
Chemicals	—	—	—	—	—	—
Corporate and Other	880	415	465	14	7	7
	$23,829	8,422	15,407	23,156	8,385	14,771
*Certain	PP&E within the R&M segment have been reclassified between “Refining” and “Marketing and other.”

Note 9—Goodwill and Intangibles

Goodwill

Changes in the carrying amount of goodwill, which is entirely within the R&M segment, were as follows:

	Millions of Dollars
	2012	2011
Balance at January 1	$3,332	3,633
Goodwill allocated to assets sold	(25)	(273)
Tax and other adjustments	37	(28)
Balance at December 31	$3,344	3,332

Intangible Assets

Information at December 31 on the carrying value of intangible assets follows:

	Millions of Dollars
	Gross Carrying Amount
	2012	2011
Indefinite-Lived Intangible Assets
Trade names and trademarks	$494	494
Refinery air and operating permits	207	207
	$701	701

At year-end 2012, our amortized intangible asset balance was $23 million, compared with $31 million at year-end 2011. Amortization expense was not material for 2012 and 2011, and is not expected to be material in future years.

Note 10—Impairments

During 2012, 2011 and 2010, we recognized the following before-tax impairment charges:

	Millions of Dollars
	2012	2011	2010
R&M
United States	$45	470	83
International	608	2	1,616
	653	472	1,699
Midstream	480	—	—
Corporate	25	—	—
	$1,158	472	1,699

2012

We have a 47 percent interest in Malaysia Refining Company Sdn. Bhd. (MRC), which is included in our R&M segment. Following a decline in operating results in the first nine months of 2012, we performed a comprehensive analysis of the fair value of our investment in MRC in the fourth quarter. While this analysis was principally based on our long-range plan, which includes our internal projections of future operating results, it also considered projections of future crude oil prices provided by outside consulting firms as a corroboration of our internal projections. Due to significantly lower estimated future refining margins in this region, driven primarily by assumed increases in future crude oil pricing over the long term, we determined that the fair value of our investment in MRC was lower than our carrying value, and that this loss in value was other than temporary. Accordingly, we recorded a $564 million impairment of our investment in MRC.

We have a 25 percent interest in Rockies Express Pipeline LLC (REX), which is included in our Midstream segment. During the second quarter of 2012, our co-venturer recognized a fair value adjustment of a disposal group that included its investment in REX, based on information gathered from its marketing process. After identifying this impairment indicator, we performed our own assessment of the carrying amount of our investment in REX, considering expected future cash flows and the discount rate. Based on this updated information, our internal assessment concluded our investment in REX was impaired, and the decline in fair value was other than temporary. Accordingly, our investment was written down to its fair value, and we recognized a $275 million impairment in the second quarter of 2012. During the third quarter, we were notified of a “right of first refusal” purchase price from the co-venturer as part of its disposal process that indicated a fair value substantially lower than our second-quarter estimate. After considering this additional impairment indicator, we updated our internal assessment of REX’s carrying amount. As a result, we recorded an impairment of $205 million in the third quarter of 2012.

During 2012, we recorded an impairment of $43 million on the Riverhead Terminal in our R&M segment and a held-for-sale impairment of $42 million in our R&M segment related to equipment formerly associated with the canceled Wilhelmshaven Refinery upgrade project. See Note 6—Assets Held for Sale or Sold, for additional information. In addition, we recorded an impairment of $25 million on a corporate property.

2011

In 2011, we recorded a $467 million impairment of our refinery and associated pipelines and terminals in Trainer, Pennsylvania. In June 2012, we sold the Trainer Refinery and associated pipeline and terminal assets.

2010

In U.S. R&M, we recorded property impairments of $83 million, which included canceled projects, a power generation facility and planned asset dispositions. In International R&M, we recorded a $1,514 million impairment of our refinery in Wilhelmshaven, Germany, due to canceled plans for a project to upgrade the refinery, and a $98 million impairment as a result of our decision to end our participation in a new refinery project in Yanbu Industrial City, Saudi Arabia.

Note 11—Asset Retirement Obligations and Accrued Environmental Costs

Asset retirement obligations and accrued environmental costs at December 31 were:

	Millions of Dollars
	2012	2011
Asset retirement obligations	$314	378
Accrued environmental costs	530	542
Total asset retirement obligations and accrued environmental costs	844	920
Asset retirement obligations and accrued environmental costs due within one year*	(104)	(133)
Long-term asset retirement obligations and accrued environmental costs	$740	787
*Classified	as a current liability on the balance sheet, under the caption “Other accruals.”

Asset Retirement Obligations

We record the fair value of a liability for an asset retirement obligation when it is incurred (typically when the asset is installed). When the liability is initially recorded, we capitalize the associated asset retirement cost by increasing the carrying amount of the related PP&E. Over time, the liability increases for the change in its present value, while the capitalized cost depreciates over the useful life of the related asset.

We have asset removal obligations that we are required to perform under law or contract once an asset is permanently taken out of service. Most of these obligations are not expected to be paid until many years in the future and will be funded from general company resources at the time of removal. Our largest individual obligations involve asbestos abatement at refineries.

During 2012 and 2011, our overall asset retirement obligation changed as follows:

	Millions of Dollars
	2012	2011
Balance at January 1	$378	332
Accretion of discount	13	15
New obligations	3	3
Changes in estimates of existing obligations	(14)	52
Spending on existing obligations	(16)	(20)
Property dispositions	(53)	(2)
Foreign currency translation	3	(2)
Balance at December 31	$314	378

Accrued Environmental Costs

Total accrued environmental costs at December 31, 2012 and 2011, were $530 million and $542 million, respectively. The 2012 decrease in total accrued environmental costs is due to payments and settlements during the year exceeding new accruals, accrual adjustments and accretion.

We had accrued environmental costs at December 31, 2012 and 2011 of $275 million and $276 million, respectively, primarily related to cleanup at domestic refineries and underground storage tanks at U.S. service stations; $199 million and $206 million, respectively, associated with nonoperator sites; and $56 million and $60 million, respectively, where the company has been named a potentially responsible party under the Federal Comprehensive Environmental Response, Compensation and Liability Act, or similar state laws. Accrued environmental liabilities are expected to be paid over periods extending up to 30 years. Because a large portion of the accrued environmental costs were acquired in various business combinations, they are discounted obligations. Expected expenditures for acquired environmental obligations are discounted using a weighted-average 5 percent discount factor, resulting in an accrued balance for acquired environmental liabilities of $270 million at December 31, 2012. The expected future undiscounted payments related to the portion of the accrued environmental costs that have been discounted are: $29 million in 2013, $29 million in 2014, $27 million in 2015, $18 million in 2016, $29 million in 2017, and $212 million for all future years after 2017.

Note 12—Earnings Per Share

The numerator of basic earnings per share (EPS) is net income attributable to Phillips 66, reduced by noncancelable dividends paid on unvested share-based employee awards during the vesting period (participating securities). The denominator of basic EPS is the sum of the daily weighted-average number of common shares outstanding during the periods presented and fully vested stock and unit awards that have not yet been issued as common stock. The numerator of diluted EPS is also based on net income attributable to Phillips 66, which is reduced only by dividend equivalents paid on participating securities for which the dividends are more dilutive than the participation of the awards in the earnings of the periods presented. To the extent unvested stock, unit or option awards and vested unexercised stock options are dilutive, they are included with the weighted-average common shares outstanding in the denominator. Treasury stock is excluded from the denominator in both basic and diluted EPS.

On April 30, 2012, 625.3 million shares of our common stock were distributed to ConocoPhillips stockholders in conjunction with the Separation. For comparative purposes, and to provide a more meaningful calculation of weighted-average shares outstanding, we have assumed this amount to be outstanding as of the beginning of each period prior to the Separation presented in the calculation of weighted-average shares. In addition, we have assumed the fully vested stock and unit awards outstanding at April 30, 2012, were also outstanding for each of the periods presented prior to the Separation, resulting in a weighted-average basic share count of 627.6 million shares; and we have assumed the dilutive securities outstanding at April 30, 2012, were also outstanding for each period prior to the Separation, resulting in a weighted-average dilutive share count of 634.6 million shares.

	2012	2011	2010
Basic EPS Calculation
Allocation of earnings:
Net income attributable to Phillips 66 (millions)	$4,124	4,775	735
Income allocated to participating securities (millions)	(2)	—	—
Income available to common stockholders (millions)	$4,122	4,775	735

Weighted-average common shares outstanding—basic (thousands)	628,835	627,628	627,628

Earnings per share—basic	$6.55	7.61	1.17

Diluted EPS Calculation
Allocation of earnings:
Net income attributable to Phillips 66 (millions)	$4,124	4,775	735
Income allocated to participating securities (millions)	—	—	—
Income available to common stockholders (millions)	$4,124	4,775	735

Weighted-average common shares outstanding—basic (thousands)	628,835	627,628	627,628
Dilutive effect of stock-based compensation (thousands)	7,929	7,017	7,017

Weighted-average common shares outstanding—diluted (thousands)	636,764	634,645	634,645
Earnings per share—diluted	$6.48	7.52	1.16

Note 13—Debt

Long-term debt at December 31 was:

	Millions of Dollars
	2012	2011
1.95% Senior Notes due 2015	$800	—
2.95% Senior Notes due 2017	1,500	—
4.30% Senior Notes due 2022	2,000	—
5.875% Senior Notes due 2042	1,500	—
7.68% Notes due 2012	—	7
Industrial Development Bonds due 2018 through 2022 at 0.09% – 0.32% at year-end 2012 and 0.08% – 5.75% at year-end 2011	50	234
Term loan due 2014 through 2015 at 1.465% at year-end 2012	1,000	—
Note payable to Merey Sweeny, L.P. due 2020 at 7% (related party)	122	134
Other	1	1
Debt at face value	6,973	376
Capitalized leases	6	14
Net unamortized premiums and discounts	(5)	1
Total debt	6,974	391
Short-term debt	(13)	(30)
Long-term debt	$6,961	361

Maturities of long-term borrowings, inclusive of net unamortized premiums and discounts, in 2013 through 2017 are: $13 million, $300 million, $1,529 million, $16 million and $1,519 million, respectively.

During March 2012, we issued, through a private placement, $5.8 billion of Senior Notes. The notes are guaranteed by Phillips 66 Company, a wholly owned subsidiary. In connection with the private placement, we and Phillips 66 Company entered into a Registration Rights Agreement with the initial purchasers of the notes pursuant to which we agreed, for the benefit of the holders of the notes, to use our commercially reasonable efforts to file with the SEC and cause to be effective a registration statement with respect to a registered offer to exchange each series of notes for new notes that are guaranteed by Phillips 66 Company with terms substantially identical in all material respects to such series of notes.

On November 5, 2012, we filed a registration statement on Form S-4 with the SEC in accordance with the Registration Rights Agreement outlining our offer to exchange our $5.8 billion senior notes for substantially identical notes without transfer restrictions. The registration statement was declared effective on November 15, 2012, and the exchange offer for the notes was completed in January 2013 with 99.9 percent participation.

In the second quarter of 2012, we retired approximately $185 million of previously existing debt and closed the financing of $2.0 billion of new debt in the form of a three-year amortizing term loan. The term loan bears interest at a variable rate based on referenced rates plus a margin dependent upon the credit rating of our senior unsecured long-term debt as determined from time to time by Standard & Poor’s Ratings Services (S&P) and Moody’s Investors Service (Moody’s). In December 2012, we made a $1.0 billion pre-payment on the term loan.

Credit Facilities

In February 2012, we entered into a five-year revolving credit agreement with a syndicate of financial institutions. Under the terms of the revolving credit agreement, we have a borrowing capacity of up to $4.0 billion. No amount has been drawn under this facility. However, as of December 31, 2012, $51 million in letters of credit had been issued that were supported by this facility.

The revolving credit agreement contains covenants that we consider usual and customary for an agreement of this type for comparable commercial borrowers, including a maximum consolidated net debt-to-capitalization ratio of 60 percent. The agreement has customary events of default, such as nonpayment of principal when due; nonpayment of interest, fees or other amounts; violation of covenants; cross-payment default and cross-acceleration (in each case, to indebtedness in excess of a threshold amount); and a change of control.

Borrowings under the credit agreement will incur interest at the London Interbank Offered Rate (LIBOR) plus a margin based on the credit rating of our senior unsecured long-term debt as determined from time to time by S&P and Moody’s. The revolving credit agreement also provides for customary fees, including administrative agent fees and commitment fees.

Trade Receivables Securitization Facility

During April 2012, we established a wholly owned subsidiary to hold trade receivables that are used as collateral for the subsidiary’s new borrowing facility. The facility has a term of three years and an aggregate capacity of $1.2 billion. As of December 31, 2012, no cash had been borrowed under the facility, but we had obtained $166 million in letters of credit under the facility that were collateralized by $166 million of the trade receivables held by the subsidiary.

Note 14—Guarantees

At December 31, 2012, we were liable for certain contingent obligations under various contractual arrangements as described below. We recognize a liability, at inception, for the fair value of our obligation as a guarantor for newly issued or modified guarantees. Unless the carrying amount of the liability is noted below, we have not recognized a liability either because the guarantees were issued prior to December 31, 2002, or because the fair value of the obligation is immaterial. In addition, unless otherwise stated we are not currently performing with any significance under the guarantee and expect future performance to be either immaterial or have only a remote chance of occurrence.

Guarantees of Joint Venture Debt

In April 2012, in connection with the Separation, we issued a guarantee for 100 percent of the 8.85% senior notes issued by MSLP in July 1999. At December 31, 2012, the maximum potential amount of future payments to third parties under the guarantee is estimated to be $233 million, which could become payable if MSLP fails to meet its obligations under the senior note agreement.

At December 31, 2012, we had other guarantees outstanding for our portion of certain joint venture debt obligations, which have terms of up to 13 years. The maximum potential amount of future payments under the guarantees is approximately $115 million. Payment would be required if a joint venture defaults on its debt obligations.

Other Guarantees

We have residual value guarantees associated with leases with maximum future potential payments totaling approximately $275 million. We have other guarantees with maximum future potential payment amounts totaling $181 million, which consist primarily of guarantees to fund the short-term cash liquidity deficits of certain joint ventures and guarantees of the lease payment obligations of a joint venture. These guarantees generally extend up to 12 years or life of the venture.

Indemnifications

Over the years, we have entered into various agreements to sell ownership interests in certain corporations, joint ventures and assets that gave rise to qualifying indemnifications. Agreements associated with these sales include indemnifications for taxes, litigation, environmental liabilities, permits and licenses, and employee claims, and real estate indemnity against tenant defaults. The terms of these indemnifications vary greatly. The majority of these indemnifications are related to environmental issues, the term is generally indefinite, and the maximum amount of future payments is generally unlimited. The carrying amount recorded for these indemnifications at December 31, 2012, was $334 million. We amortize the indemnification liability over the relevant time period, if one exists, based on the facts and circumstances surrounding each type of indemnity. In cases where the indemnification term is indefinite, we will reverse the liability when we have information the liability is essentially relieved or amortize the liability over an appropriate time period as the fair value of our indemnification exposure declines. Although it is reasonably possible future payments may exceed amounts recorded, due to the nature of the indemnifications, it is not possible to make a reasonable estimate of the maximum potential amount of future payments. Included in the recorded carrying amount were $131 million of environmental accruals for known contamination that are included in asset retirement obligations and accrued environmental costs at December 31, 2012. For additional information about environmental liabilities, see Note 15—Contingencies and Commitments.

Indemnification and Release Agreement

In conjunction with, and effective as of, the Separation, we entered into the Indemnification and Release Agreement with ConocoPhillips. This agreement governs the treatment between ConocoPhillips and us of all aspects relating to indemnification, insurance, litigation responsibility and management, and litigation document sharing and cooperation arising in connection with the Separation. Generally, the agreement provides for cross-indemnities principally designed to place financial responsibility for the obligations and liabilities of our business with us and financial responsibility for the obligations and liabilities of ConocoPhillips’ business with ConocoPhillips. The agreement also establishes procedures for handling claims subject to indemnification and related matters.

Note 15—Contingencies and Commitments

A number of lawsuits involving a variety of claims have been made against us in connection with matters that arise in the ordinary course of business. We also may be required to remove or mitigate the effects on the environment of the placement, storage, disposal or release of certain chemical, mineral and petroleum substances at various active and inactive sites. We regularly assess the need for accounting recognition or disclosure of these contingencies. In the case of all known contingencies (other than those related to income taxes), we accrue a liability when the loss is probable and the amount is reasonably estimable. If a range of amounts can be reasonably estimated and no amount within the range is a better estimate than any other amount, then the minimum of the range is accrued. We do not reduce these liabilities for potential insurance or third-party recoveries. If applicable, we record receivables for probable insurance or other third-party recoveries. In the case of income-tax-related contingencies, we use a cumulative probability-weighted loss accrual in cases where sustaining a tax position is less than certain. See Note 21—Income Taxes, for additional information about income-tax-related contingencies.

Based on currently available information, we believe it is remote that future costs related to known contingent liability exposures will exceed current accruals by an amount that would have a material adverse impact on our consolidated financial statements. As we learn new facts concerning contingencies, we reassess our position both with respect to accrued liabilities and other potential exposures. Estimates particularly sensitive to future changes include contingent liabilities recorded for environmental remediation, tax and legal matters. Estimated future environmental remediation costs are subject to change due to such factors as the uncertain magnitude of cleanup costs, the unknown time and extent of such remedial actions that may be required, and the determination of our liability in proportion to that of other responsible parties. Estimated future costs related to tax and legal matters are subject to change as events evolve and as additional information becomes available during the administrative and litigation processes.

Environmental

We are subject to international, federal, state and local environmental laws and regulations. When we prepare our consolidated financial statements, we record accruals for environmental liabilities based on management’s best estimates, using all information that is available at the time. We measure estimates and base liabilities on currently available facts, existing technology, and presently enacted laws and regulations, taking into account stakeholder and business considerations. When measuring environmental liabilities, we also consider our prior experience in remediation of contaminated sites, other companies’ cleanup experience, and data released by the U.S. Environmental Protection Agency (EPA) or other organizations. We consider unasserted claims in our determination of environmental liabilities, and we accrue them in the period they are both probable and reasonably estimable.

Although liability of those potentially responsible for environmental remediation costs is generally joint and several for federal sites and frequently so for state sites, we are usually only one of many companies cited at a particular site. Due to such joint and several liabilities, we could be responsible for all cleanup costs related to any site at which we have been designated as a potentially responsible party. We have been successful to date in sharing cleanup costs with other financially sound companies. Many of the sites at which we are potentially responsible are still under investigation by the EPA or the state agencies concerned. Prior to actual cleanup, those potentially responsible normally assess the site conditions, apportion responsibility and determine the appropriate remediation. In some instances, we may have no liability or may attain a settlement of liability. Where it appears that other potentially responsible parties may be financially unable to bear their proportional share, we consider this inability in estimating our potential liability, and we adjust our accruals accordingly. As a result of various acquisitions in the past, we assumed certain environmental obligations. Some of these environmental obligations are mitigated by indemnifications made by others for our benefit and some of the indemnifications are subject to dollar and time limits.

We are currently participating in environmental assessments and cleanups at numerous federal Superfund and comparable state sites. After an assessment of environmental exposures for cleanup and other costs, we make accruals on an undiscounted basis (except those acquired in a purchase business combination, which we record on a discounted basis) for planned investigation and remediation activities for sites where it is probable future costs will be incurred and these costs can be reasonably estimated. We have not reduced these accruals for possible insurance recoveries. In the future, we may be involved in additional environmental assessments, cleanups and proceedings. See Note 11—Asset Retirement Obligations and Accrued Environmental Costs, for a summary of our accrued environmental liabilities.

Legal Proceedings

Our legal organization applies its knowledge, experience and professional judgment to the specific characteristics of our cases, employing a litigation management process to manage and monitor the legal proceedings against us. Our process facilitates the early evaluation and quantification of potential exposures in individual cases. This process also enables us to track those cases that have been scheduled for trial and/or mediation. Based on professional judgment and experience in using these litigation management tools and available information about current developments in all our cases, our legal organization regularly assesses the adequacy of current accruals and determines if adjustment of existing accruals, or establishment of new accruals, is required.

Other Contingencies

We have contingent liabilities resulting from throughput agreements with pipeline and processing companies not associated with financing arrangements. Under these agreements, we may be required to provide any such company with additional funds through advances and penalties for fees related to throughput capacity not utilized.

At December 31, 2012, we had performance obligations secured by letters of credit of $1,356 million (of which $166 million was issued under the trade receivables securitization facility, $51 million was issued under the provisions of our revolving credit facility, and the remainder was issued as direct bank letters of credit) related to various purchase and other commitments incident to the ordinary conduct of business.

Long-Term Throughput Agreements and Take-or-Pay Agreements

We have certain throughput agreements and take-or-pay agreements in support of financing arrangements. The agreements typically provide for crude oil transportation to be used in the ordinary course of the company’s business. The aggregate amounts of estimated payments under these various agreements are: 2013—$349 million; 2014—$343 million; 2015—$343 million; 2016—$343 million; 2017—$343 million; and 2018 and after—$4,469 million. Total payments under the agreements were $358 million in 2012, $300 million in 2011 and $96 million in 2010.

Note 16—Derivatives and Financial Instruments

Derivative Instruments

We use financial and commodity-based derivative contracts to manage exposures to fluctuations in foreign currency exchange rates and commodity prices or to capture market opportunities. Since we are not currently using cash-flow hedge accounting, all gains and losses, realized or unrealized, from commodity derivative contracts have been recognized in the consolidated statement of income. Gains and losses from derivative contracts held for trading not directly related to our physical business, whether realized or unrealized, have been reported net in “Other income” on our consolidated statement of income. Cash flows from all our derivative activity for the periods presented appear in the operating section of the consolidated statement of cash flows.

Purchase and sales contracts with fixed minimum notional volumes for commodities that are readily convertible to cash (e.g., crude oil and gasoline) are recorded on the balance sheet as derivatives unless the contracts are eligible for, and we elect, the normal purchases and normal sales exception (i.e., contracts to purchase or sell quantities we expect to use or sell over a reasonable period in the normal course of business). We generally apply this normal purchases and normal sales exception to eligible crude oil, refined product, natural gas and power commodity purchase and sales contracts; however, we may elect not to apply this exception (e.g., when another derivative instrument will be used to mitigate the risk of the purchase or sales contract but hedge accounting will not be applied, in which case both the purchase or sales contract and the derivative contract mitigating the resulting risk will be recorded on the balance sheet at fair value).

Our derivative instruments are held at fair value on our consolidated balance sheet. For further information on the fair value of derivatives, see Note 17—Fair Value Measurements.

Commodity Derivative Contracts—We operate in the worldwide crude oil, refined products, NGL, natural gas and electric power markets and are exposed to fluctuations in the prices for these commodities. These fluctuations can affect our revenues, as well as the cost of operating, investing and financing activities. Generally, our policy is to remain exposed to the market prices of commodities; however, we use futures, forwards, swaps and options in various markets to balance physical systems, meet customer needs, manage price exposures on specific transactions, and do a limited, immaterial amount of trading not directly related to our physical business. We also use the market knowledge gained from these activities to capture market opportunities such as moving physical commodities to more profitable locations, storing commodities to capture seasonal or time premiums, and blending commodities to capture quality upgrades. Derivatives may be used to optimize these activities, which may move our risk profile away from market average prices.

The following table indicates the balance sheet line items that include the fair values of commodity derivative assets and liabilities presented net (i.e., commodity derivative assets and liabilities with the same counterparty are netted where the right of setoff exists); however, the balances in the following table are presented gross:

	Millions of Dollars
	2012	2011
Assets
Prepaid expenses and other current assets	$767	665
Other assets	3	5

Liabilities
Other accruals	766	703
Other liabilities and deferred credits	3	1
Hedge	accounting has not been used for any item in the table.

The gains (losses) from commodity derivatives incurred, and the line items where they appear on our consolidated statement of income were:

	Millions of Dollars
	2012	2011	2010
Sales and other operating revenues	$3	(620)	(257)
Equity in earnings of affiliates	6	—	—
Other income	39	12	(33)
Purchased crude oil and products	32	162	151
Hedge	accounting has not been used for any item in the table.

The table below summarizes our material net exposures resulting from outstanding commodity derivative contracts. These financial and physical derivative contracts are primarily used to manage price exposure on our underlying operations. The underlying exposures may be from non-derivative positions such as inventory volumes. Financial derivative contracts may also offset physical derivative contracts, such as forward sales contracts. As of December 31, 2012, and December 31, 2011, the percentage of our derivative contract volume expiring within the next 12 months was 99 percent for both periods.

	Open Position Long / (Short)
	2012	2011
Commodity
Crude oil, refined products and NGL (millions of barrels)	(8)	(13)

Credit Risk

Financial instruments potentially exposed to concentrations of credit risk consist primarily of over-the-counter (OTC) derivative contracts and trade receivables.

The credit risk from our OTC derivative contracts, such as forwards and swaps, derives from the counterparty to the transaction. Individual counterparty exposure is managed within predetermined credit limits and includes the use of cash-call margins when appropriate, thereby reducing the risk of significant nonperformance. We also use futures, swaps and option contracts that have a negligible credit risk because these trades are cleared with an exchange clearinghouse and subject to mandatory margin requirements until settled; however, we are exposed to the credit risk of those exchange brokers for receivables arising from daily margin cash calls, as well as for cash deposited to meet initial margin requirements.

Our trade receivables result primarily from the sale of products from, or related to, our refinery operations and reflect a broad national and international customer base, which limits our exposure to concentrations of credit risk. The majority of these receivables have payment terms of 30 days or less. We continually monitor this exposure and the creditworthiness of the counterparties and recognize bad debt expense based on historical write-off experience or specific counterparty collectability. Generally, we do not require collateral to limit the exposure to loss; however, we will sometimes use letters of credit, prepayments, and master netting arrangements to mitigate credit risk with counterparties that both buy from and sell to us, as these agreements permit the amounts owed by us to be offset against amounts due us.

Certain of our derivative instruments contain provisions that require us to post collateral if the derivative exposure exceeds a threshold amount. We have contracts with fixed threshold amounts and other contracts with variable threshold amounts that are contingent on our credit rating. The variable threshold amounts typically decline for lower credit ratings, while both the variable and fixed threshold amounts typically revert to zero if our credit ratings fall below investment grade. Cash is the primary collateral in all contracts; however, many contracts also permit us to post letters of credit as collateral.

The aggregate fair values of all derivative instruments with such credit-risk-related contingent features that were in a liability position were not material at December 31, 2012, or at December 31, 2011.

Note 17—Fair Value Measurements

We carry a portion of our assets and liabilities at fair value that is measured at the reporting date using an exit price (i.e., the price that would be received to sell an asset or paid to transfer a liability) and disclosed according to the quality of valuation inputs under the following hierarchy:

Level 1: Quoted prices (unadjusted) in an active market for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are directly or indirectly observable.

Level 3: Unobservable inputs that are significant to the fair value of assets or liabilities.

The classification of an asset or liability is based on the lowest level of input significant to its fair value. Those that are initially classified as Level 3 are subsequently reported as Level 2 when the fair value derived from unobservable inputs is inconsequential to the overall fair value, or if corroborated market data becomes available. Assets and liabilities that are initially reported as Level 2 are subsequently reported as Level 3 if corroborated market data is no longer available. There were no material transfers in or out of Level 1.

Recurring Fair Value Measurements

Financial assets and liabilities reported at fair value on a recurring basis primarily include derivative instruments and certain investments to support nonqualified deferred compensation plans. The deferred compensation investments are measured at fair value using unadjusted prices available from national securities exchanges; therefore, these assets are categorized as Level 1 in the fair value hierarchy. We value our exchange-traded derivatives using closing prices provided by the exchange as of the balance sheet date, and these are classified as Level 1 in the fair value hierarchy. Where exchange-provided prices are adjusted, non-exchange quotes are used or when the instrument lacks sufficient liquidity, we generally classify those exchange-cleared contracts as Level 2. OTC financial swaps and physical commodity forward purchase and sales contracts are generally valued using quotations provided by brokers and price index developers such as Platts and Oil Price Information Service. These quotes are corroborated with market data and are classified as Level 2. In certain less liquid markets or for longer-term contracts, forward prices are not as readily available. In these circumstances, OTC swaps and physical commodity purchase and sales contracts are valued using internally developed methodologies that consider historical relationships among various commodities that result in management’s best estimate of fair value. These contracts are classified as Level 3. Financial OTC and physical commodity options are valued using industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, and contractual prices for the underlying instruments, as well as other relevant economic measures. The degree to which these inputs are observable in the forward markets determines whether the options are classified as Level 2 or 3. We use a mid-market pricing convention (the mid-point between bid and ask prices). When appropriate, valuations are adjusted to reflect credit considerations, generally based on available market evidence.

The fair value hierarchy for our derivative assets and liabilities accounted for at fair value on a recurring basis was:

	Millions of Dollars
	December 31, 2012				December 31, 2011
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Assets
Commodity derivatives	$380	385	2	767	389	270	6	665
Rabbi trust assets	50	—	—	50	—	—	—	—
Total assets	430	385	2	817	389	270	6	665

Liabilities
Commodity derivatives	393	372	1	766	428	267	4	699
Total liabilities	393	372	1	766	428	267	4	699
Net assets (liabilities)	$37	13	1	51	(39)	3	2	(34)

The derivative values above are based on analysis of each contract as the fundamental unit of account; therefore, derivative assets and liabilities with the same counterparty are not reflected net where the legal right of setoff exists. Gains or losses from contracts in one level may be offset by gains or losses on contracts in another level or by changes in values of physical contracts or positions that are not reflected in the table above.

As reflected in the table above, Level 3 activity is not material.

Nonrecurring Fair Value Measurements

There were no material fair value impairments for the year ended December 31, 2011. The following table shows the values of assets, by major category, measured at fair value on a nonrecurring basis in periods subsequent to their initial recognition during the year ended December 31, 2012:

	Millions of Dollars
		Fair Value Measurements Using
	Fair Value*	Level 1 Inputs	Level 3 Inputs	Before- Tax Loss
Year Ended December 31, 2012
Net PP&E (held for use)	$84	84	—	68
Net PP&E (held for sale)	32	32	—	42
Equity method investments	781	—	781	1,044
*Represents	the fair value at the time of the impairment.

During 2012, certain equity method investments were determined to have fair values below their carrying amount, and the impairments were considered to be other than temporary. This included an investment in our R&M segment with a book value of $1,062 million, which was written down to its fair value of $498 million, resulting in a before-tax loss of $564 million. In addition, our investment in a natural gas transmission pipeline was written down to a fair value of $283 million, resulting in a before-tax loss of $480 million. The fair values were determined principally by the application of an internal discounted cash flow model using estimates of future production, prices, costs and a discount rate believed to be consistent with those used by principal market participants.

Also, during 2012, net PP&E held for use related to a terminal and storage facility, with a carrying amount of $76 million, was written down to its fair value of $33 million, resulting in a before-tax loss of $43 million. Net PP&E held for sale related to equipment formerly associated with a canceled refinery upgrade project, with a carrying amount of $74 million, was written down to its fair value of $32 million, resulting in a before-tax loss of $42 million. The fair values in each case were primarily determined by negotiated selling prices with third parties. In addition, property with a carrying amount of $76 million was written down to its fair value of $51 million, resulting in a before-tax loss of $25 million. The fair value was based on third party valuations.

Fair Values of Financial Instruments

We used the following methods and assumptions to estimate the fair value of financial instruments:

•	Cash and cash equivalents: The carrying amount reported on the balance sheet approximates fair value.
•	Accounts and notes receivable: The carrying amount reported on the balance sheet approximates fair value.
•	Debt: The carrying amount of our floating-rate debt approximates fair value. The fair value of our fixed-rate debt is estimated based on quoted market prices as a Level 2 fair value.
•

Commodity swaps: Fair value is estimated based on forward market prices and approximates the exit price at period end. When forward market prices are not available, fair value is estimated using the forward prices of a similar commodity with adjustments for differences in quality or location.

•	Futures: Fair values are based on quoted market prices obtained from the New York Mercantile Exchange, the InterContinental Exchange Futures, or other traded exchanges.
•

Forward-exchange contracts: Fair values are estimated by comparing the contract rate to the forward rate in effect at the end of the respective reporting periods and approximating the exit price at those dates.

Our commodity derivative and financial instruments were:

	Millions of Dollars
	Carrying Amount		Fair Value
	2012	2011	2012	2011
Financial Assets
Commodity derivatives	$84	73	84	73
Rabbi trust assets	50	—	50	—
Financial Liabilities
Commodity derivatives	49	52	49	52
Total debt, excluding capital leases	6,968	377	7,558	406

The amounts shown for derivatives in the preceding table are presented net (i.e., assets and liabilities with the same counterparty are netted where the right of setoff exists). In addition, the December 31, 2012, commodity derivative assets and liabilities appear net of $8 million of obligations to return cash collateral and $42 million of rights to reclaim cash collateral, respectively. The December 31, 2011, commodity derivative liabilities appear net of $55 million of rights to reclaim cash collateral.

Note 18—Equity

Preferred Stock

We have 500 million shares of preferred stock authorized, with a par value of $0.01 per share. No shares of preferred stock were outstanding as of December 31, 2012 or 2011.

Treasury Stock

On July 31, 2012, our Board of Directors authorized the repurchase of up to $1 billion of our outstanding common stock and on December 7, 2012, authorized an additional $1 billion share repurchase. We began purchases under this program, which has no expiration date, in the third quarter of 2012. The shares will be repurchased from time to time in the open market at the company’s discretion, subject to market conditions and other factors, and in accordance with applicable regulatory requirements and the Tax Sharing Agreement entered into in connection with the Separation. We are not obligated to acquire any particular amount of common stock and may commence, suspend or discontinue purchases at any time or from time to time without prior notice. Shares of stock repurchased are held as treasury shares.

Common Stock Dividends

On February 10, 2013, our Board of Directors declared a quarterly cash dividend of $0.3125 per common share, payable March 1, 2013, to holders of record at the close of business on February 21, 2013.

Note 19—Leases

The company leases ocean transport vessels, tugboats, barges, pipelines, railcars, service station land sites, computers, office buildings, corporate aircraft, land and other facilities and equipment. Certain leases include escalation clauses for adjusting rental payments to reflect changes in price indices, as well as renewal options and/or options to purchase the leased property for the fair market value at the end of the lease term. There are no significant restrictions imposed on us by the leasing agreements with regard to dividends, asset dispositions or borrowing ability. Leased assets under capital leases were not significant in any period presented.

At December 31, 2012, future minimum rental payments due under noncancelable leases were:

Millions of Dollars
2013	$424
2014	399
2015	315
2016	173
2017	151
Remaining years	381
Total	1,843
Less: income from subleases*	112
Net minimum operating lease payments	$1,731
*Includes	$47 million related to subleases to related parties.

Operating lease rental expense for the years ended December 31 was:

	Millions of Dollars
	2012	2011	2010
Minimum rentals	$554	576	652
Contingent rentals	8	5	6
Less: sublease rental income*	93	97	114
	$469	484	544
*2011	and 2010 restated to include subleases with terms of less than one year.

Note 20—Employee Benefit Plans

Shared Pension and Postretirement Plans

Prior to the Separation, certain of our U.S. and U.K. employees participated in defined benefit pension plans and postretirement benefit plans (Shared Plans) sponsored by ConocoPhillips, which included participants of other ConocoPhillips subsidiaries. Prior to the Separation, we accounted for such Shared Plans as multiemployer benefit plans. Accordingly, we did not record an asset or liability to recognize the funded status of the Shared Plans on our consolidated balance sheet until the Separation. At the Separation, the assets and liabilities of these Shared Plans, which were allocable to Phillips 66 employees, were transferred to Phillips 66. Plan assets of $2,056 million, benefit obligations of $3,060 million and $869 million of accumulated other comprehensive loss ($540 million, net of tax) were recorded for the plans transferred to us.

Pension and Postretirement Plans

The following table provides a reconciliation of the projected benefit obligations and plan assets for our pension plans and accumulated benefit obligations for our other postretirement benefit plans:

	Millions of Dollars
	Pension Benefits				Other Benefits
	2012		2011		2012	2011
	U.S.	Int’l.	U.S.	Int’l.
Change in Benefit Obligation
Benefit obligation at January 1	$—	237	—	230	—	—
Service cost	82	22	—	5	4	—
Interest cost	65	25	—	13	5	—
Plan participant contributions	—	2	—	1	—	—
Plan amendments	—	—	—	—	(18)	—
Actuarial loss	90	83	—	—	2	—
Benefits paid	(78)	(12)	—	(10)	(1)	—
Liabilities assumed from Separation	2,465	396	—	—	199	—
Foreign currency exchange rate change	—	4	—	(2)	—	—
Benefit obligation at December 31*	$2,624	757	—	237	191	—
*Accumulatedbenefit obligation portion of above at December 31:	$2,265	563	—	206

Change in Fair Value of Plan Assets
Fair value of plan assets at January 1	$—	120	—	119	—	—
Actual return on plan assets	91	35	—	(3)	—	—
Company contributions	37	36	—	12	1	—
Plan participant contributions	—	2	—	1	—	—
Benefits paid	(78)	(12)	—	(10)	(1)	—
Assets received from Separation	1,712	344	—	—	—	—
Foreign currency exchange rate change	—	2	—	1	—	—
Fair value of plan assets at December 31	$1,762	527	—	120	—	—
Funded Status at December 31	$(862)	(230)	—	(117)	(191)	—

Amounts recognized in the consolidated balance sheet for our pension and other postretirement benefit plans at December 31, 2012 and 2011, include:

	Millions of Dollars
	Pension Benefits				Other Benefits
	2012		2011		2012	2011
	U.S.	Int’l.	U.S.	Int’l.
Amounts Recognized in the Consolidated Balance Sheet at December 31
Current liabilities	$(8)	—	—	—	(3)	—
Noncurrent liabilities	(854)	(230)	—	(117)	(188)	—
Total recognized	$(862)	(230)	—	(117)	(191)	—

Included in accumulated other comprehensive income at December 31 were the following before-tax amounts that had not been recognized in net periodic benefit cost:

	Millions of Dollars
	Pension Benefits				Other Benefits
	2012		2011		2012	2011
	U.S.	Int’l.	U.S.	Int’l.
Unrecognized net actuarial loss (gain)	$839	161	—	36	(4)	—
Unrecognized prior service cost (credit)	15	(12)	—	—	(15)	—

	Millions of Dollars
	Pension Benefits				Other Benefits
	2012		2011		2012	2011
	U.S.	Int’l.	U.S.	Int’l.
Sources of Change in Other Comprehensive Income
Net loss arising during the period	$(78)	(72)	—	(8)	(2)	—
Amortization of (gain) loss included in income	49	7	—	3	(1)	—
Net change during the period	$(29)	(65)	—	(5)	(3)	—
Prior service credit arising during the period	$—	—	—	—	18	—
Amortization of prior service cost (credit) included in income	2	(1)	—	—	—	—
Net change during the period	$2	(1)	—	—	18	—

For our tax-qualified pension plans with projected benefit obligations in excess of plan assets, the projected benefit obligation, the accumulated benefit obligation, and the fair value of plan assets were $3,308 million, $2,777 million, and $2,289 million, respectively, at December 31, 2012, and $237 million, $206 million, and $120 million, respectively, at December 31, 2011. For our unfunded nonqualified key employee supplemental pension plans, the projected benefit obligation and the accumulated benefit obligation were $73 million and $51 million, respectively, at December 31, 2012.

The allocated benefit cost from Shared Plans, as well as the components of net periodic benefit cost associated with plans sponsored by us for 2012, 2011, and 2010 is shown in the table below:

	Millions of Dollars
	Pension Benefits						Other Benefits
	2012		2011		2010		2012	2011	2010
	U.S.	Int’l.	U.S.	Int’l.	U.S.	Int’l.
Components of Net Periodic Benefit Cost
Service cost	$82	22	—	5	—	5	4	—	—
Interest cost	65	25	—	13	—	12	5	—	—
Expected return on plan assets	(81)	(21)	—	(8)	—	(6)	—	—	—
Amortization of prior service cost	2	(1)	—	—	—	—	—	—	—
Recognized net actuarial loss (gain)	49	7	—	3	—	2	(1)	—	—
Subtotal net periodic benefit cost	117	32	—	13	—	13	8	—	—
Allocated benefit cost from ConocoPhillips	71	13	199	39	234	47	7	19	26
Total net periodic benefit cost	$188	45	199	52	234	60	15	19	26

In determining net periodic benefit cost, we amortize prior service costs on a straight-line basis over the average remaining service period of employees expected to receive benefits under the plan. For net actuarial gains and losses, we amortize 10 percent of the unamortized balance each year. The amount subject to amortization is determined on a plan-by-plan basis. Amounts included in accumulated other comprehensive income at December 31, 2012, that are expected to be amortized into net periodic benefit cost during 2013 are provided below:

	Millions of Dollars
	Pension Benefits		Other Benefits
	U.S.	Int’l.
Unrecognized net actuarial loss	$84	16	—
Unrecognized prior service cost (credit)	3	(2)	(1)

The following weighted-average assumptions were used to determine benefit obligations and net periodic benefit costs for years ended December 31:

	Pension Benefits				Other Benefits
	2012		2011		2012	2011
	U.S.	Int’l.	U.S.	Int’l.
Assumptions Used to Determine Benefit Obligations:
Discount rate	3.60%	4.20	—	5.30	3.70	—
Rate of compensation increase	3.85	3.60	—	2.60	—	—

Assumptions Used to Determine Net Periodic Benefit Cost:
Discount rate	4.20%	5.10	—	5.40	4.20	—
Expected return on plan assets	7.00	5.80	—	5.80	—	—
Rate of compensation increase	3.75	3.60	—	2.60	—	—

For both U.S. and international pension plans, the overall expected long-term rate of return is developed from the expected future return of each asset class, weighted by the expected allocation of pension assets to that asset class. We rely on a variety of independent market forecasts in developing the expected rate of return for each class of assets.

Our other postretirement benefit plans for health insurance are contributory. Effective December 31, 2012, we terminated the subsidy for retiree medical. On or after January 1, 2013, eligible employees will be able to utilize notional amounts credited to an account during their period of service to the company to pay all, or a portion, of their cost to participate in postretirement health insurance through the company. In general, employees hired after December 31, 2012, will not receive credits to an account, but will have unsubsidized access to health insurance through the plan. The cost of health insurance will be adjusted annually by the company’s actuary to reflect actual experience and expected health care cost trends. The measurement of the accumulated benefit obligation assumes a health care cost trend rate of 7.50 percent in 2013 that declines to 5.00 percent by 2023. A one percentage-point change in the assumed health care cost trend rate would be immaterial to Phillips 66.

Plan Assets

The investment strategy for managing pension plan assets is to seek a reasonable rate of return relative to an appropriate level of risk and provide adequate liquidity for benefit payments and portfolio management. We follow a policy of broadly diversifying pension plan assets across asset classes, investment managers, and individual holdings. As a result, our plan assets have no significant concentrations of credit risk. Asset classes that are considered appropriate include equities, fixed income, cash, real estate and insurance contracts. Plan fiduciaries may consider and add other asset classes to the investment program from time to time. The target allocations for plan assets are approximately 63 percent equity securities, 36 percent debt securities and 1 percent in all other types of investments. Generally, the investments in the plans are publicly traded, therefore, minimizing the liquidity risk in the portfolio.

The following is a description of the valuation methodologies used for the pension plan assets.

•	Fair values of equity securities and government debt securities categorized in Level 1 are primarily based on quoted market prices.
•

Fair values of corporate debt securities, agency and mortgage-backed securities and government debt securities categorized in Level 2 are estimated using recently executed transactions and market price quotations. If there have been no market transactions in a particular fixed income security, its fair market value is calculated by pricing models that benchmark the security against other securities with actual market prices. When observable price quotations are not available, fair value is based on pricing models that use something other than actual market prices (e.g., observable inputs such as benchmark yields, reported trades and issuer spreads for similar securities), and these securities are categorized in Level 3 of the fair value hierarchy.

•	Fair values of investments in common/collective trusts are determined by the issuer of each fund based on the fair value of the underlying assets.
•

Fair values of mutual funds are valued based on quoted market prices, which represent the net asset value of shares held. Certain mutual funds are categorized in Level 2 as they are not valued on a daily basis.

•	Cash and cash equivalents are valued at cost, which approximates fair value.
•	Fair values of derivatives are generally calculated from pricing models with market input parameters from third-party sources.
•	Fair values of insurance contracts are valued at the present value of the future benefit payments owed by the insurance company to the plans’ participants.
•	Fair values of real estate investments are valued using real estate valuation techniques and other methods that include reference to third-party sources and sales comparables where available.

The fair values of our pension plan assets at December 31, by asset class, were as follows:

	Millions of Dollars
	U.S.				International
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total

2012
Equity Securities
U.S.	$529	—	—	529	100	—	—	100
International	340	—	—	340	86	—	—	86
Common/collective trusts	—	237	—	237	—	97	—	97
Mutual funds	—	42	—	42	2	—	—	2
Debt Securities
Government	160	54	—	214	97	—	—	97
Corporate	—	287	1	288	—	—	—	—
Agency and mortgage-backed securities	—	45	—	45	—	—	—	—
Common/collective trusts	—	17	—	17	—	112	—	112
Mutual funds	—	—	—	—	1	—	—	1
Cash and cash equivalents	42	—	—	42	9	—	—	9
Derivatives	—	2	—	2	—	—	—	—
Insurance contracts	—	—	—	—	—	—	15	15
Real estate	—	—	—	—	—	—	7	7
Total*	$1,071	684	1	1,756	295	209	22	526
*	Fair values in the table exclude net receivables related to security transactions of $7 million.

	Millions of Dollars
	U.S.				International
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
2011
Equity Securities
U.S.	$—	—	—	—	—	—	—	—
International	—	—	—	—	—	—	—	—
Common/collective trusts	—	—	—	—	—	56	—	56
Mutual funds	—	—	—	—	—	—	—	—
Debt Securities
Government	—	—	—	—	—	—	—	—
Corporate	—	—	—	—	—	—	—	—
Agency and mortgage-backed securities	—	—	—	—	—	—	—	—
Common/collective trusts	—	—	—	—	—	42	—	42
Mutual funds	—	—	—	—	—	—	—	—
Cash and cash equivalents	—	—	—	—	2	—	—	2
Insurance contracts	—	—	—	—	—	—	15	15
Real estate	—	—	—	—	—	—	5	5
Total	$—	—	—	—	2	98	20	120

As reflected in the table above, Level 3 activity was not material.

Our funding policy for U.S. plans is to contribute at least the minimum required by the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code of 1986, as amended. Contributions to international plans are subject to local laws and tax regulations. Actual contribution amounts are dependent upon plan asset returns, changes in pension obligations, regulatory environments, and other economic factors. In 2013, we expect to contribute approximately $65 million to our U.S. pension plans and other postretirement benefit plans and $55 million to our international pension plans.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid by us in the years indicated:

	Millions of Dollars
	Pension Benefits		Other Benefits
	U.S.	Int’l.
2013	$180	13	5
2014	196	17	8
2015	214	18	11
2016	221	23	14
2017	243	25	17
2018-2022	1,306	144	105

Defined Contribution Plans

During 2012, most U.S. employees were eligible to participate in the Phillips 66 Savings Plan (Savings Plan). Employees could contribute up to 75 percent of their eligible pay, subject to certain statutory limits, in the thrift feature of the Savings Plan to a choice of investment funds. The company matched up to 1.25 percent of eligible pay. The total expense related to participants in the Savings Plan and predecessor plans for Phillips 66 employees, excluding the stock savings feature (discussed below), was $15 million in 2012, and $13 million in 2011 and 2010.

Prior to the Separation, the stock savings feature of the Savings Plan was a leveraged employee stock ownership plan. After the Separation, it was a non-leveraged employee stock ownership plan. Employees could elect to participate in the stock savings feature by contributing 1 percent of eligible pay. Subsequently, they received a proportionate allocation of shares of common stock. The total expense related to participants of Phillips 66 in this stock savings feature and predecessor plans for Phillips 66 employees was $157 million in 2012, $38 million in 2011, and $45 million in 2010, all of which was compensation expense.

The Savings Plan was amended, effective January 1, 2013, to:

•	Provide for a company match of participant contributions up to 5 percent of eligible pay.
•	Eliminate the stock savings feature.
•	Add “Success Share,” a discretionary company contribution to thrift feature participants that can range from 0 to 6 percent of eligible pay, with a target of 2 percent.

Share-Based Compensation Plans

Prior to the Separation, our employees participated in the “2011 Omnibus Stock and Performance Incentive Plan of ConocoPhillips” (the COP Omnibus Plan), under which they were eligible to receive ConocoPhillips stock options, restricted stock units (RSUs) and restricted performance share units (PSUs). Effective on the separation date of April 30, 2012, our employees and non-employee directors began participating in the “Omnibus Stock and Performance Incentive Plan of Phillips 66” (the P66 Omnibus Plan).

The P66 Omnibus Plan authorizes the Human Resources and Compensation Committee of our Board of Directors (the Committee) to grant stock options, stock appreciation rights, stock awards (including restricted stock and RSU awards), cash awards, and performance awards to our employees or non-employee directors and other plan participants. Of the 55 million shares of Phillips 66 common stock issuable under the P66 Omnibus Plan, no more than 40 million shares are available for incentive stock options and no more than 40 million shares are available for awards in stock.

In connection with the Separation, share-based compensation awards granted under the COP Omnibus Plan and held by grantees as of April 30, 2012, were adjusted or substituted as follows. These adjustments were intended to preserve the intrinsic value of the awards as of April 30, 2012.

•

Exercisable awards of stock options and stock appreciation rights were converted in accordance with the Employee Matters Agreement so that the grantee received options to purchase both ConocoPhillips and Phillips 66 common stock.

•	Unexercisable awards of stock options held by Phillips 66 employees were replaced with substitute awards to purchase only Phillips 66 common stock.
•

Restricted stock and PSUs awarded for completed performance periods under the ConocoPhillips Performance Share Program (PSP) were converted in accordance with the Employee Matters Agreement so that the grantee received both ConocoPhillips and Phillips 66 restricted stock and PSUs.

•	Restricted stock and RSUs received under all programs other than the PSP were replaced entirely with Phillips 66 restricted stock and RSUs.

Awards granted in connection with the adjustment and substitution of awards originally issued under the COP Omnibus Plan are a part of the P66 Omnibus Plan and are included in the maximum number of shares of Phillips 66 common stock available for delivery under the P66 Omnibus Plan. The terms and conditions of awards discussed below refer to options, RSUs and PSUs granted prior to the Separation.

The adjustment and substitution of awards resulted in the recognition of $9 million of incremental compensation expense in the second quarter of 2012.

Our share-based compensation programs generally provide accelerated vesting (i.e., a waiver of the remaining period of service required to earn an award) for awards held by employees at the time they become eligible for retirement. For share-based awards granted prior to our adoption of Statement of Financial Accounting Standards No. 123(R), codified into FASB ASC Topic 718, “Compensation-Stock Compensation,” we recognize expense over the period of time during which the employee earns the award, accelerating the recognition of expense only when an employee actually retires. For share-based awards granted after our adoption of ASC 718 on January 1, 2006, we recognize share-based compensation expense over the shorter of: the service period (i.e., the stated period of time required to earn the award); or the period beginning at the start of the service period and ending when an employee first becomes eligible for retirement, but not less than six months, as this is the minimum period of time required for an award to not be subject to forfeiture.

Some of our share-based awards vest ratably (i.e., portions of the award vest at different times) while some of our awards cliff vest (i.e., all of the award vests at the same time). The company made a policy election under ASC 718 to recognize expense on a straight-line basis over the service period for the entire award, whether the award was granted with ratable or cliff vesting.

Total share-based compensation expense recognized in income and the associated tax benefit for the years ended December 31, were as follows:

	Millions of Dollars
	2012	2011	2010
Compensation cost	$94	46	44
Tax benefit	(35)	(18)	(17)

Stock Options

Stock options granted under the provisions of the P66 Omnibus Plan and earlier plans permit purchase of our common stock at exercise prices equivalent to the average market price of the stock on the date the options were granted. The options have terms of 10 years and generally vest ratably, with one-third of the options awarded vesting and becoming exercisable on each anniversary date following the date of grant. Options awarded to employees already eligible for retirement vest within six months of the grant date, but those options do not become exercisable until the end of the normal vesting period.

The following summarizes our stock option activity from April 30, 2012 to December 31, 2012:

	Options	Weighted- Average Exercise Price	Weighted-Average Grant-Date Fair Value	Millions of Dollars
				Aggregate Intrinsic Value
Outstanding at April 30, 2012	12,597,240	$23.06
Granted	—	—	$—
Forfeited	(140,086)	32.03
Exercised	(4,045,922)	16.06		$123
Expired or canceled	(55,312)	31.80
Outstanding at December 31, 2012	8,355,920	$26.24
Vested at December 31, 2012	7,429,422	$25.78		$145
Exercisable at December 31, 2012	5,530,006	$24.52		$103
All	option awards presented in this table are for Phillips 66 stock only, including those awards held by ConocoPhillips employees.

The weighted-average remaining contractual terms of vested options and exercisable options at December 31, 2012, were 5.56 years and 4.58 years, respectively.

During 2012, we received $65 million in cash and realized a tax benefit of $12 million from the exercise of options. At December 31, 2012, the remaining unrecognized compensation expense from unvested options held by employees of Phillips 66 was $6 million, which will be recognized over a weighted-average period of 19 months, the longest period being 25 months. The calculations of realized tax benefit, unamortized expense and weighted-average periods include awards based on both Phillips 66 and ConocoPhillips stock held by Phillips 66 employees.

Though Phillips 66 did not grant any new options in 2012 after the Separation, the following table provides the significant assumptions used to calculate the grant date fair market values of options granted prior to the Separation over the years shown below, as calculated using the Black-Scholes-Merton option-pricing model:

	2012	2011	2010
Assumptions used
Risk-free interest rate	1.62%	3.10	3.23
Dividend yield	4.00%	4.00	4.00
Volatility factor	33.30%	33.40	33.80
Expected life (years)	7.42	6.87	6.65

The ranges of the assumptions used were as follows:

	2012		2011		2010
	High	Low	High	Low	High	Low
Ranges used
Risk-free interest rate	1.62%	1.62	3.10	3.10	3.23	3.23
Dividend yield	4.00	4.00	4.00	4.00	4.00	4.00
Volatility factor	33.30	33.30	33.40	33.40	33.80	33.80

Prior to the spin, we calculated volatility using the most recent ConocoPhillips end-of-week closing stock prices spanning a period equal to the expected life of the options granted. We periodically calculate the average period of time lapsed between grant dates and exercise dates of past grants to estimate the expected life of new option grants.

Stock Unit Program

Generally, RSUs are granted annually under the provisions of the P66 Omnibus Plan and vest ratably, with one-third of the units vesting in 36 months, one-third vesting in 48 months, and the final third vesting 60 months from the date of grant. In addition to these regularly scheduled annual awards, RSUs are also granted ad hoc to attract or retain key personnel, and the terms and conditions under which these RSUs vest vary by award. Upon vesting, the units are settled by issuing one share of Phillips 66 common stock per unit. Units awarded to employees already eligible for retirement vest within six months of the grant date, but those units are not issued as shares until the end of the normal vesting period. Until issued as stock, most recipients of the units receive a quarterly cash payment of a dividend equivalent. The grant date fair value of these units is deemed equal to the average Phillips 66 stock price on the date of grant. The grant date fair market value of units that do not receive a dividend equivalent while unvested is deemed equal to the average Phillips 66 common stock price on the grant date, less the net present value of the dividends that will not be received.

The following summarizes our stock unit activity from April 30, 2012 to December 31, 2012:

		Weighted-Average Grant-Date Fair Value	Millions of Dollars
	Stock Units		Total Fair Value
Outstanding at April 30, 2012	5,325,118	$28.52
Granted	163,407	31.17
Forfeited	(48,783)	30.33
Issued	(213,132)	27.74	$9
Outstanding at December 31, 2012	5,226,610	$28.62
Not Vested at December 31, 2012	3,643,894	$28.82
All	RSU awards presented in this table are for Phillips 66 stock only, including those awards held by ConocoPhillips employees.

At December 31, 2012, the remaining unrecognized compensation cost from the unvested RSU awards held by employees of Phillips 66 was $54 million, which will be recognized over a weighted-average period of 33 months, the longest period being 52 months. The calculations of unamortized expense and weighted-average periods include awards based on both Phillips 66 and ConocoPhillips stock held by Phillips 66 employees.

Performance Share Program

Under the P66 Omnibus Plan, we also annually grant to senior management restricted PSUs that do not vest until either: (i) with respect to awards for periods beginning before 2009, the employee becomes eligible for retirement by reaching age 55 with five years of service; or (ii) with respect to awards for performance periods beginning in 2009, five years after the grant date of the award (although recipients can elect to defer the lapsing of restrictions until retirement after reaching age 55 with five years of service). Accordingly, compensation expense is recognized for these awards beginning on the date of grant and ending on the date the PSUs are scheduled to vest. Since these awards are authorized three years prior to the grant date for employees eligible for such retirement by or shortly after the grant date, we recognize compensation expense over the period beginning on the date of authorization and ending on the date of grant. These PSUs are settled by issuing one share of Phillips 66 common stock per unit. Until issued as stock, recipients of the PSUs receive a quarterly cash payment of a dividend equivalent. In its current form, the first grant of PSUs under this program was in 2006.

The following summarizes our performance share activity from April 30, 2012 to December 31, 2012:

	Performance Share Stock Units	Weighted-Average Grant-Date Fair Value	Millions of Dollars
			Total Fair Value
Outstanding at April 30, 2012	2,972,039	$34.30
Granted	—	—
Forfeited	(1,300)	38.04
Issued	(378,465)	33.89	$18
Outstanding at December 31, 2012	2,592,274	$34.36
Not Vested at December 31, 2012	814,421	$35.19
All	PSU awards presented in this table are for Phillips 66 stock only, including those awards held by ConocoPhillips employees.

At December 31, 2012, the remaining unrecognized compensation cost from unvested PSU awards held by employees of Phillips 66 was $15 million, which will be recognized over a weighted-average period of 37 months, the longest period being 14 years. The calculations of unamortized expense and weighted-average periods include awards based on both Phillips 66 and ConocoPhillips stock held by Phillips 66 employees.

Note 21—Income Taxes

Income taxes charged to income were:

	Millions of Dollars
	2012	2011	2010
Income Taxes
Federal
Current	$1,993	733	335
Deferred	69	746	484
Foreign
Current	160	126	180
Deferred	45	(9)	(489)
State and local
Current	254	133	54
Deferred	(21)	115	15
	$2,500	1,844	579

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes. Major components of deferred tax liabilities and assets at December 31 were:

	Millions of Dollars
	2012	2011
Deferred Tax Liabilities
Properties, plants and equipment, and intangibles	$3,721	3,339
Investment in joint ventures	2,183	2,233
Investment in foreign subsidiaries	386	647
Other	24	107
Total deferred tax liabilities	6,314	6,326
Deferred Tax Assets
Benefit plan accruals	614	44
Inventory	92	78
Asset retirement obligations and accrued environmental costs	234	255
Other financial accruals and deferrals	166	122
Loss and credit carryforwards	313	359
Other	59	4
Total deferred tax assets	1,478	862
Less valuation allowance	329	210
Net deferred tax assets	1,149	652
Net deferred tax liabilities	$5,165	5,674

Current assets, long-term assets, current liabilities and long-term liabilities included deferred taxes of $307 million, $1 million, $29 million and $5,444 million, respectively, at December 31, 2012, and $171 million, $9 million, $51 million and $5,803 million, respectively, at December 31, 2011.

With the exception of certain foreign tax credit and separate company loss carryforwards, tax attributes were not allocated to us from ConocoPhillips. The foreign tax credit carryforwards, which have a full valuation allowance against them, begin to expire in 2017. The loss carryforwards, all of which are related to foreign operations, have indefinite carryforward periods.

Valuation allowances have been established to reduce deferred tax assets to an amount that will, more likely than not, be realized. During 2012, valuation allowances increased a total of $119 million. This increase is primarily related to foreign tax credit and foreign loss carryforwards. Based on our historical taxable income, expectations for the future, and available tax-planning strategies, management expects remaining net deferred tax assets will be realized as offsets to reversing deferred tax liabilities and the tax consequences of future taxable income.

As of December 31, 2012, we had undistributed earnings related to foreign subsidiaries and foreign corporate joint ventures of approximately $1.7 billion for which deferred income taxes have not been provided. We plan to reinvest these earnings for the foreseeable future. If these amounts were distributed to the United States, we would be subject to additional U.S. income taxes. Determination of the amount of unrecognized deferred income tax liability is not practicable.

As a result of the Separation and pursuant to the Tax Sharing Agreement with ConocoPhillips, the unrecognized tax benefits related to our operations for which ConocoPhillips was the taxpayer remain the responsibility of ConocoPhillips, and we have indemnified ConocoPhillips for such amounts. Those unrecognized tax benefits are reflected in the following table which shows a reconciliation of the beginning and ending unrecognized tax benefits.

	Millions of Dollars
	2012	2011	2010
Balance at January 1	$169	166	178
Additions based on tax positions related to the current year	3	11	11
Additions for tax positions of prior years	35	27	88
Reductions for tax positions of prior years	(47)	(32)	(46)
Settlements	(2)	(2)	(65)
Lapse of statute	—	(1)	—
Balance at December 31	$158	169	166

Included in the balance of unrecognized tax benefits for 2012, 2011 and 2010 were $125 million, $114 million and $122 million, respectively, which, if recognized, would affect our effective tax rate. With respect to various state unrecognized tax benefits and the related accrued liability, approximately $10 million may be recognized or paid within the next twelve months due to completion of audits.

At December 31, 2012, 2011 and 2010, accrued liabilities for interest and penalties totaled $15 million, $9 million and $16 million, respectively, net of accrued income taxes. Interest and penalties decreased earnings by $6 million in 2012, and benefited earnings by $7 million and $6 million in 2011 and 2010, respectively.

We file tax returns in the U.S. federal jurisdiction and in many foreign and state jurisdictions. Audits in significant jurisdictions are generally complete as follows: United Kingdom (2009), Germany (2008) and United States (2008). Certain issues remain in dispute for audited years, and unrecognized tax benefits for years still subject to or currently undergoing an audit are subject to change. As a consequence, the balance in unrecognized tax benefits can be expected to fluctuate from period to period. Although it is reasonably possible such changes could be significant when compared with our total unrecognized tax benefits, the amount of change is not estimable.

The amounts of U.S. and foreign income (loss) before income taxes, with a reconciliation of tax at the federal statutory rate with the provision for income taxes, were:

	Millions of Dollars			Percent of Pre-tax Income
	2012	2011	2010	2012	2011	2010
Income (loss) before income taxes
United States	$6,267	6,172	2,283	94.5%	93.2	173.1
Foreign	364	452	(964)	5.5	6.8	(73.1)
	$6,631	6,624	1,319	100.0%	100.0	100.0

Federal statutory income tax	$2,321	2,318	462	35.0%	35.0	35.0
Goodwill allocated to assets sold	9	96	25	0.1	1.4	1.9
Capital loss utilization	—	(619)	—	—	(9.3)	—
Tax on foreign operations	141	(61)	72	2.1	(0.9)	5.5
Federal manufacturing deduction	(124)	(53)	(15)	(1.8)	(0.8)	(1.1)
State income tax, net of federal benefit	151	161	45	2.3	2.4	3.4
Other	2	2	(10)	—	—	(0.8)
	$2,500	1,844	579	37.7%	27.8	43.9

During 2011, we realized a significant tax capital loss, which had not previously been recognized, that was related to the disposition of the legal entity which ultimately held the Wilhelmshaven Refinery assets. The tax benefit of this loss was realized as a reduction of capital gains generated in 2011. During 2012, we impaired a foreign investment for which no tax benefit was recognized. No tax benefit was recognized due to our ownership structure and assertion that the earnings of the foreign subsidiary that holds the investment will be reinvested for the foreseeable future. This item is reflected in “Tax on foreign operations” in the table above.

Due to the Separation, we will file our initial U.S. consolidated income tax returns for the period May 1, 2012, through December 31, 2012. Prior to the Separation, and except for certain state and dedicated foreign entity income tax returns, we were included in the ConocoPhillips income tax returns for all applicable years. After ConocoPhillips files its consolidated return for 2012, we anticipate there will be a settlement in 2013 between us and ConocoPhillips under the Tax Sharing Agreement related to income taxes for the period of 2012 prior to the Separation.

Note 22—Accumulated Other Comprehensive Income (Loss)

Changes in the balances of each component of accumulated other comprehensive income (loss) were as follows:

	Millions of Dollars
	Defined Benefit Plans	Foreign Currency Translation	Hedging	Accumulated Other Comprehensive Income (Loss)
December 31, 2009	$(99)	433	(5)	329
Other comprehensive income (loss)	(17)	(99)	1	(115)
December 31, 2010	(116)	334	(4)	214
Other comprehensive income (loss)	(29)	(64)	1	(92)
December 31, 2011	(145)	270	(3)	122
Other comprehensive income (loss)	(93)	196	1	104
Net transfer from ConocoPhillips*	(540)	—	—	(540)
December 31, 2012	$(778)	466	(2)	(314)
*See	Consolidated Statement of Changes in Equity.

Note 23—Cash Flow Information

	Millions of Dollars
	2012	2011	2010
Noncash Investing and Financing Activities
Transfer of PP&E in accordance with the Separation and Distribution Agreement with ConocoPhillips	$374	—	—
Transfer of employee benefit obligations in accordance with the Separation and Distribution Agreement with ConocoPhillips	1,234	—	—
Increase in deferred tax assets associated with the employee benefit liabilities transferred in accordance with the Separation and Distribution Agreement with ConocoPhillips	461	—	—

Cash Payments
Income taxes*	$2,183	197	195
*Excludes	our share of cash tax payments made directly by ConocoPhillips prior to the Separation on April 30, 2012.

Cash interest payments totaled $176 million in 2012. Cash interest payments were not material for 2011 and 2010.

Note 24—Other Financial Information

	Millions of Dollars Except Per Share Amounts
	2012	2011	2010
Interest and Debt Expense
Incurred
Debt	$221	12	5
Other	25	5	—
	246	17	5
Capitalized	—	—	(4)
Expensed	$246	17	1

Other Income
Interest income	$18	33	42
Other, net*	117	12	47
	$135	45	89
* Includes derivatives-related activities. 2012 also includes a $37 million co-venturer contractual payment related to Rockies Express Pipeline.

Research and Development Expenditures—expensed	$76	74	56

Advertising Expenses	$57	63	59

Foreign Currency Transaction (Gains) Losses—after-tax
R&M	$(24)	(24)	60
Midstream	—	—	1
Chemicals	—	—	—
Corporate and Other	—	—	—
	$(24)	(24)	61

Note 25—Related Party Transactions

Significant transactions with related parties were:

	Millions of Dollars
	2012	2011	2010
Operating revenues and other income (a)	$8,227	9,034	7,411
Gain on dispositions (b)	—	156	—
Purchases (c)	22,448	34,558	26,754
Operating expenses and selling, general and administrative expenses (d)	208	361	401
Net interest expense (e)	8	10	10

(a)	We sold crude oil to MRC. NGL, solvents and petrochemical feedstocks were sold to CPChem, gas oil and hydrogen feedstocks were sold to Excel and refined products were sold primarily to CFJ Properties. Beginning in the third quarter of 2010, CFJ was no longer considered a related party due to the sale of our interest. Crude oil, blendstock and other intermediate products were sold to WRB. In addition, we charged several of our affiliates, including CPChem and MSLP, for the use of common facilities, such as steam generators, waste and water treaters and warehouse facilities.

(b)	In 2011, we sold the Seaway Products Pipeline Company to DCP Midstream for cash proceeds of $400 million, resulting in a before-tax gain of $156 million.

(c)	We purchased refined products from WRB. We purchased natural gas and NGL from DCP Midstream and CPChem for use in our refinery processes and other feedstocks from various affiliates. We purchased refined products from MRC. We also paid fees to various pipeline equity companies for transporting finished refined products. In addition, we paid a price upgrade to MSLP for heavy crude processing. We purchased base oils and fuel products from Excel for use in our refining and marketing businesses.

(d)	We paid utility and processing fees to various affiliates.

(e)	We incurred interest expense on a note payable to MSLP. See Note 7—Investments, Loans and Long-Term Receivables and Note 13—Debt, for additional information on loans with affiliated companies.

Also included in the table above are transactions with ConocoPhillips through April 30, 2012, the effective date of the Separation. These transactions include crude oil purchased from ConocoPhillips as feedstock for our refineries and power sold to ConocoPhillips from our power generation facilities. For 2012, 2011 and 2010, sales to ConocoPhillips, while it was a related party, were $381 million, $1,197 million and $991 million, respectively, while purchases from ConocoPhillips were $5,328 million, $15,798 million and $13,345 million, respectively.

As discussed in Note 1—Separation and Basis of Presentation, the consolidated statement of income includes expense allocations for certain corporate functions historically performed by ConocoPhillips and not allocated to its operating segments, including allocations of general corporate expenses related to executive oversight, accounting, treasury, tax, legal, procurement and information technology. Net charges from ConocoPhillips for these services, reflected in selling, general and administrative expenses in the consolidated statement of income, were $70 million, $180 million and $176 million for 2012, 2011 and 2010, respectively.

Net Parent Company Investment

The following is a reconciliation of the amounts presented as “Net transfers to ConocoPhillips” on the consolidated statement of changes in equity and the amounts presented as “Distributions to ConocoPhillips” on the consolidated statement of cash flows.

	Millions of Dollars
	2012	2011	2010
Net transfers to ConocoPhillips per the consolidated statement of changes in equity	$(5,707)	(7,420)	(1,536)
Non-cash adjustments
Foreign currency translation adjustments on net parent company investment	(118)	(18)	136
Net transfers of assets and liabilities with ConocoPhillips	570	(33)	(11)
Distributions to ConocoPhillips per the consolidated statement of cash flows	$(5,255)	(7,471)	(1,411)

In April 2012, we entered into the Separation and Distribution Agreement and several other agreements with ConocoPhillips to effect the Separation and to provide a framework for our relationship with ConocoPhillips. Because the terms of these agreements were entered into in the context of a related party transaction, the terms may not be comparable to terms that would be obtained in a transaction between unrelated parties.

The Separation and Distribution Agreement between us and ConocoPhillips contains the key provisions relating to the separation of our business from ConocoPhillips and the distribution of our common stock to ConocoPhillips stockholders. The Separation and Distribution Agreement identifies the assets that were transferred, liabilities that were assumed and contracts that were assigned to us by ConocoPhillips or by us to ConocoPhillips in the Separation and describes how these transfers, assumptions and assignments occurred. In accordance with the Separation and Distribution Agreement, ConocoPhillips determined that our aggregate cash and cash equivalents balance at the separation date of April 30, 2012, should be approximately $2 billion. Accordingly, on April 30, 2012, we made a special cash distribution to ConocoPhillips of $5.95 billion. After subsequent working capital and inventory determinations, an additional cash distribution of $1.87 billion was made to ConocoPhillips in June 2012. After consideration of the cash retained by Phillips 66 at Separation, as well as cash flow impacts of the four months ended April 30, 2012, net distributions to ConocoPhillips in 2012 totaled $5.3 billion.

Note 26—Segment Disclosures and Related Information

We have organized our reporting structure based on the grouping of similar products and services, resulting in three operating segments:

1)	R&M—This segment purchases, refines, markets and transports crude oil and petroleum products, mainly in the United States, Europe and Asia. At December 31, 2012, we owned or had an interest in 11 refineries in the United States, one in the United Kingdom, one in Ireland, one in Germany, and one in Malaysia. This segment also includes power generation operations. The R&M segment’s “refining” and “marketing, specialties and other” operations are disclosed separately for reporting purposes.

2)	Midstream—This segment gathers, processes, transports and markets natural gas; and transports, fractionates and markets NGL in the United States. The Midstream segment includes our 50 percent equity investment in DCP Midstream.

3)	Chemicals—This segment manufactures and markets petrochemicals and plastics on a worldwide basis. The Chemicals segment consists of our 50 percent equity investment in CPChem.

Corporate and Other includes general corporate overhead, interest expense, our investments in new technologies and various other corporate activities. Corporate assets include all cash and cash equivalents.

We evaluate performance and allocate resources based on net income attributable to Phillips 66. Intersegment sales are at prices that approximate market.

Analysis of Results by Operating Segment

	Millions of Dollars
	2012	2011	2010
Sales and Other Operating Revenues
R&M
Refining	$39,437	51,512	36,720
Marketing, Specialties & Other	134,132	136,800	103,250
Intersegment eliminations	(277)	(509)	(402)
R&M	173,292	187,803	139,568
Midstream
Total sales	6,431	8,770	7,383
Intersegment eliminations	(287)	(499)	(407)
Midstream	6,144	8,271	6,976
Chemicals	11	11	11
Corporate and Other	13	3	6
Consolidated sales and other operating revenues	$179,460	196,088	146,561

Depreciation, Amortization and Impairments
R&M
Refining	$1,262	1,128	2,302
Marketing, Specialties & Other	281	247	274
Total R&M	1,543	1,375	2,576
Midstream	481	2	2
Chemicals	—	—	—
Corporate and Other	47	3	1
Consolidated depreciation, amortization and impairments	$2,071	1,380	2,579

	Millions of Dollars
	2012	2011	2010
Equity in Earnings of Affiliates
R&M
Refining	$1,542	1,270	589
Marketing, Specialties & Other	77	108	130
Total R&M	1,619	1,378	719
Midstream	323	490	362
Chemicals	1,192	975	684
Corporate and Other	—	—	—
Consolidated equity in earnings of affiliates	$3,134	2,843	1,765

Income Taxes
R&M
Refining	$2,059	920	(27)
Marketing, Specialties & Other	308	559	363
Total R&M	2,367	1,479	336
Midstream	6	210	142
Chemicals	366	252	194
Corporate and Other	(239)	(97)	(93)
Consolidated income taxes	$2,500	1,844	579

Net Income Attributable to Phillips 66
R&M
Refining	$3,158	1,533	(466)
Marketing, Specialties & Other	571	2,315	612
Total R&M	3,729	3,848	146
Midstream	6	403	262
Chemicals	823	716	486
Corporate and Other	(434)	(192)	(159)
Consolidated net income attributable to Phillips 66	$4,124	4,775	735

	Millions of Dollars
	2012	2011	2010
Investments In and Advances To Affiliates
R&M
Refining	$4,571	5,186	5,045
Marketing, Specialties & Other	328	307	394
Total R&M	4,899	5,493	5,439
Midstream	1,868	1,743	1,898
Chemicals	3,524	2,998	2,518
Corporate and Other	—	—	—
Consolidated investments in and advances to affiliates	$10,291	10,234	9,855

Total Assets
R&M
Refining	$23,384	24,045	25,289
Marketing, Specialties & Other	10,231	9,913	10,142
Goodwill	3,344	3,332	3,633
Total R&M	36,959	37,290	39,064
Midstream	2,528	2,900	3,128
Chemicals	3,816	2,999	2,732
Corporate and Other	4,770	22	31
Consolidated total assets	$48,073	43,211	44,955

Capital Expenditures and Investments
R&M
Refining	$738	770	886
Marketing, Specialties & Other	316	218	188
Total R&M	1,054	988	1,074
Midstream	527	17	68
Chemicals	—	—	—
Corporate and Other	140	17	8
Consolidated capital expenditures and investments	$1,721	1,022	1,150

Interest Income and Expense
Interest income
R&M	$—	33	42
Corporate	18	—	—
	18	33	42
Interest and debt expense
Corporate	$246	17	1

Sales and Other Operating Revenues by Product Line
Refined products	$141,151	146,834	108,182
Crude oil resales	28,730	38,259	28,836
NGL	8,533	10,024	8,468
Other	1,046	971	1,075
Consolidated sales and other operating revenues by product line	$179,460	196,088	146,561

Geographic Information

	Millions of Dollars
	Sales and Other Operating Revenues*			Long-Lived Assets**
	2012	2011	2010	2012	2011	2010
United States	$120,514	134,499	100,914	22,285	21,196	21,224
United Kingdom	35,361	26,976	20,125	2,018	1,927	1,929
Germany	11,751	10,647	9,070	567	547	849
Other foreign countries	11,834	23,966	16,452	828	1,335	1,262
Worldwide consolidated	$179,460	196,088	146,561	25,698	25,005	25,264
*Sales	and other operating revenues are attributable to countries based on the location of the operations generating the revenues.
**Defined	as net properties, plants and equipment plus investments in and advances to affiliated companies.

Note 27—Condensed Consolidating Financial Information

Our $5.8 billion of Senior Notes were issued by Phillips 66, and are guaranteed by Phillips 66 Company, a 100-percent-owned subsidiary. Phillips 66 Company has fully and unconditionally guaranteed the payment obligations of Phillips 66 with respect to these debt securities. The following condensed consolidating financial information presents the results of operations, financial position and cash flows for:

•	Phillips 66 and Phillips 66 Company (in each case, reflecting investments in subsidiaries utilizing the equity method of accounting).
•	All other nonguarantor subsidiaries.
•	The consolidating adjustments necessary to present Phillips 66’s results on a consolidated basis.

This condensed consolidating financial information should be read in conjunction with the accompanying consolidated financial statements and notes.

	Millions of Dollars
	Year Ended December 31, 2012
Income Statement	Phillips 66	Phillips 66 Company	All Other Subsidiaries	Consolidating Adjustments	Total Consolidated
Revenues and Other Income
Sales and other operating revenues	$—	117,574	61,886	—	179,460
Equity in earnings of affiliates	4,284	3,269	445	(4,864)	3,134
Net gain on dispositions	—	192	1	—	193
Other income (loss)	2	(15)	148	—	135
Intercompany revenues	1	2,739	23,346	(26,086)	—
Total Revenues and Other Income	4,287	123,759	85,826	(30,950)	182,922

Costs and Expenses
Purchased crude oil and products	—	106,687	73,785	(25,989)	154,483
Operating expenses	—	3,329	759	(56)	4,032
Selling, general and administrative expenses	4	1,312	447	(41)	1,722
Depreciation and amortization	—	668	245	—	913
Impairments	—	71	1,087	—	1,158
Taxes other than income taxes	—	5,155	8,587	(1)	13,741
Accretion on discounted liabilities	—	18	7	—	25
Interest and debt expense	212	29	4	1	246
Foreign currency transaction gains	—	—	(29)	—	(29)
Total Costs and Expenses	216	117,269	84,892	(26,086)	176,291
Income before income taxes	4,071	6,490	934	(4,864)	6,631
Provision (benefit) for income taxes	(53)	2,206	347	—	2,500
Net income	4,124	4,284	587	(4,864)	4,131
Less: net income attributable to noncontrolling interests	—	—	7	—	7
Net Income Attributable to Phillips 66	$4,124	4,284	580	(4,864)	4,124

Comprehensive Income	$3,549	4,217	485	(4,016)	4,235

	Millions of Dollars
	Year Ended December 31, 2011
Income Statement	Phillips 66	Phillips 66 Company	All Other Subsidiaries	Consolidating Adjustments	Total Consolidated
Revenues and Other Income
Sales and other operating revenues	$—	131,761	64,327	—	196,088
Equity in earnings of affiliates	4,775	2,835	723	(5,490)	2,843
Net gain (loss) on dispositions	—	1,867	(229)	—	1,638
Other income	—	10	35	—	45
Intercompany revenues	—	4,887	27,249	(32,136)	—
Total Revenues and Other Income	4,775	141,360	92,105	(37,626)	200,614

Costs and Expenses
Purchased crude oil and products	—	124,772	80,157	(32,092)	172,837
Operating expenses	—	3,278	838	(44)	4,072
Selling, general and administrative expenses	—	995	414	—	1,409
Depreciation and amortization	—	655	253	—	908
Impairments	—	468	4	—	472
Taxes other than income taxes	—	4,801	9,487	—	14,288
Accretion on discounted liabilities	—	13	8	—	21
Interest and debt expense	—	16	1	—	17
Foreign currency transaction gains	—	(1)	(33)	—	(34)
Total Costs and Expenses	—	134,997	91,129	(32,136)	193,990
Income before income taxes	4,775	6,363	976	(5,490)	6,624
Provision for income taxes	—	1,588	256	—	1,844
Net income	4,775	4,775	720	(5,490)	4,780
Less: net income attributable to noncontrolling interests	—	—	5	—	5
Net Income Attributable to Phillips 66	$4,775	4,775	715	(5,490)	4,775

Comprehensive Income	$4,683	4,683	747	(5,425)	4,688

	Millions of Dollars
	Year Ended December 31, 2010
Income Statement	Phillips 66	Phillips 66 Company	All Other Subsidiaries	Consolidating Adjustments	Total Consolidated
Revenues and Other Income
Sales and other operating revenues	$—	97,786	48,775	—	146,561
Equity in earnings of affiliates	735	957	770	(697)	1,765
Net gain on dispositions	—	18	223	—	241
Other income	—	88	1	—	89
Intercompany revenues	—	1,771	17,831	(19,602)	—
Total Revenues and Other Income	735	100,620	67,600	(20,299)	148,656

Costs and Expenses
Purchased crude oil and products	—	89,428	55,228	(19,564)	125,092
Operating expenses	—	3,367	859	(37)	4,189
Selling, general and administrative expenses	—	978	406	—	1,384
Depreciation and amortization	—	609	271	—	880
Impairments	—	51	1,648	—	1,699
Taxes other than income taxes	—	4,859	9,127	(1)	13,985
Accretion on discounted liabilities	—	14	8	—	22
Interest and debt expense	—	(1)	2	—	1
Foreign currency transaction (gains) losses	—	(2)	87	—	85
Total Costs and Expenses	—	99,303	67,636	(19,602)	147,337
Income (loss) before income taxes	735	1,317	(36)	(697)	1,319
Provision (benefit) for income taxes	—	582	(3)	—	579
Net income (loss)	735	735	(33)	(697)	740
Less: net income attributable to noncontrolling interests	—	—	5	—	5
Net Income (Loss) Attributable to Phillips 66	$735	735	(38)	(697)	735

Comprehensive Income (Loss)	$620	620	(143)	(472)	625

	Millions of Dollars
	At December 31, 2012
Balance Sheet	Phillips 66	Phillips 66 Company	All Other Subsidiaries	Consolidating Adjustments	Total Consolidated
Assets
Cash and cash equivalents	$—	2,410	1,064	—	3,474
Accounts and notes receivable	47	2,889	8,456	(989)	10,403
Inventories	—	1,938	1,492	—	3,430
Prepaid expenses and other current assets	11	403	241	—	655
Total Current Assets	58	7,640	11,253	(989)	17,962
Investments and long-term receivables	28,796	20,784	4,403	(43,512)	10,471
Net properties, plants and equipment	—	11,714	3,693	—	15,407
Goodwill	—	3,344	—	—	3,344
Intangibles	—	710	14	—	724
Other assets	78	114	9	(36)	165
Total Assets	$28,932	44,306	19,372	(44,537)	48,073

Liabilities and Equity
Accounts payable	$17	7,014	4,668	(989)	10,710
Short-term debt	—	13	—	—	13
Accrued income and other taxes	—	245	656	—	901
Employee benefit obligations	—	391	50	—	441
Other accruals	50	279	88	—	417
Total Current Liabilities	67	7,942	5,462	(989)	12,482
Long-term debt	6,795	165	1	—	6,961
Asset retirement obligations and accrued environmental costs	—	563	177	—	740
Deferred income taxes	—	4,478	1,002	(36)	5,444
Employee benefit obligations	—	1,094	231	—	1,325
Other liabilities and deferred credits	1,434	1,421	3,936	(6,476)	315
Total Liabilities	8,296	15,663	10,809	(7,501)	27,267
Common stock	18,376	25,951	8,287	(34,238)	18,376
Retained earnings	2,713	3,145	87	(3,232)	2,713
Accumulated other comprehensive income (loss)	(453)	(453)	158	434	(314)
Noncontrolling interests	—	—	31	—	31
Total Liabilities and Equity	$28,932	44,306	19,372	(44,537)	48,073

	Millions of Dollars
	At December 31, 2011
Balance Sheet	Phillips 66	Phillips 66 Company	All Other Subsidiaries	Consolidating Adjustments	Total Consolidated
Assets
Cash and cash equivalents	$—	—	—	—	—
Accounts and notes receivable	—	6,497	4,307	(779)	10,025
Inventories	—	2,048	1,418	—	3,466
Prepaid expenses and other current assets	—	110	347	—	457
Total Current Assets	—	8,655	6,072	(779)	13,948
Investments and long-term receivables	23,264	12,810	3,623	(29,391)	10,306
Net properties, plants and equipment	—	11,304	3,467	—	14,771
Goodwill	—	3,332	—	—	3,332
Intangibles	—	713	19	—	732
Other assets	—	105	17	—	122
Total Assets	$23,264	36,919	13,198	(30,170)	43,211

Liabilities and Equity
Accounts payable	$—	6,845	4,726	(779)	10,792
Short-term debt	—	23	7	—	30
Accrued income and other taxes	—	427	660	—	1,087
Employee benefit obligations	—	13	51	—	64
Other accruals	—	332	79	—	411
Total Current Liabilities	—	7,640	5,523	(779)	12,384
Long-term debt	—	361	—	—	361
Asset retirement obligations and accrued environmental costs	—	606	181	—	787
Deferred income taxes	—	4,814	989	—	5,803
Employee benefit obligations	—	—	117	—	117
Other liabilities and deferred credits	—	234	2,631	(2,399)	466
Total Liabilities	—	13,655	9,441	(3,178)	19,918
Net ConocoPhillips investments	23,142	23,142	3,436	(26,578)	23,142
Accumulated other comprehensive income	122	122	292	(414)	122
Noncontrolling interests	—	—	29	—	29
Total Liabilities and Equity	$23,264	36,919	13,198	(30,170)	43,211

	Millions of Dollars
	Year Ended December 31, 2012
Statement of Cash Flows	Phillips 66	Phillips 66 Company	All Other Subsidiaries	Consolidating Adjustments	Total Consolidated
Cash Flows From Operating Activities
Net Cash Provided by (Used in) Operating Activities	$1,334	7,042	(4,080)	—	4,296

Cash Flows From Investing Activities
Capital expenditures and investments	—	(861)	(870)	10	(1,721)
Proceeds from asset dispositions	—	240	46	—	286
Advances/loans—related parties	—	—	(100)	—	(100)
Collection of advances/loans—related parties	—	—	7	(7)	—
Other	—	—	—	—	—
Net Cash Used in Investing Activities	—	(621)	(917)	3	(1,535)

Cash Flows From Financing Activities
Contributions from (distributions to) ConocoPhillips	(7,469)	(3,837)	6,051	—	(5,255)
Issuance of debt	7,794	—	—	—	7,794
Repayment of debt	(1,000)	(208)	(9)	7	(1,210)
Issuance of common stock	47	—	—	—	47
Repurchase of common stock	(356)	—	—	—	(356)
Dividends paid on common stock	(282)	—	—	—	(282)
Other	(68)	34	5	(10)	(39)
Net Cash Provided by (Used in) Financing Activities	(1,334)	(4,011)	6,047	(3)	699

Effect of Exchange Rate Changes on Cash and Cash Equivalents	—	—	14	—	14

Net Change in Cash and Cash Equivalents	—	2,410	1,064	—	3,474
Cash and cash equivalents at beginning of period	—	—	—	—	—
Cash and Cash Equivalents at End of Period	$—	2,410	1,064	—	3,474

	Millions of Dollars
	Year Ended December 31, 2011
Statement of Cash Flows	Phillips 66	Phillips 66 Company	All Other Subsidiaries	Consolidating Adjustments	Total Consolidated
Cash Flows From Operating Activities
Net Cash Provided by Operating Activities	$—	3,038	1,968	—	5,006

Cash Flows From Investing Activities
Capital expenditures and investments	—	(717)	(305)	—	(1,022)
Proceeds from asset dispositions	—	2,517	110	—	2,627
Collection of advances/loans—related parties	—	550	—	—	550
Other	—	51	286	—	337
Net Cash Provided by Investing Activities	—	2,401	91	—	2,492

Cash Flows From Financing Activities
Distributions to ConocoPhillips	—	(5,421)	(2,050)	—	(7,471)
Repayment of debt	—	(18)	(8)	—	(26)
Other	—	—	(1)	—	(1)
Net Cash Used in Financing Activities	—	(5,439)	(2,059)	—	(7,498)

Net Change in Cash and Cash Equivalents	—	—	—	—	—
Cash and cash equivalents at beginning of period	—	—	—	—	—
Cash and Cash Equivalents at End of Period	$—	—	—	—	—

	Millions of Dollars
	Year Ended December 31, 2010
Statement of Cash Flows	Phillips 66	Phillips 66 Company	All Other Subsidiaries	Consolidating Adjustments	Total Consolidated
Cash Flows From Operating Activities
Net Cash Provided by Operating Activities	$—	1,370	722	—	2,092

Cash Flows From Investing Activities
Capital expenditures and investments	—	(743)	(407)	—	(1,150)
Proceeds from asset dispositions	—	58	604	—	662
Long-term advances/loans—related parties	—	(200)	—	—	(200)
Collection of advances/loans—related parties	—	20	—	—	20
Other	—	—	16	—	16
Net Cash Provided by (Used in) Investing Activities	—	(865)	213	—	(652)

Cash Flows From Financing Activities
Distributions to ConocoPhillips	—	(487)	(924)	—	(1,411)
Repayment of debt	—	(18)	(8)	—	(26)
Other	—	—	(3)	—	(3)
Net Cash Used in Financing Activities	—	(505)	(935)	—	(1,440)

Net Change in Cash and Cash Equivalents	—	—	—	—	—
Cash and cash equivalents at beginning of period	—	—	—	—	—
Cash and Cash Equivalents at End of Period	$—	—	—	—	—

3010 BRIARPARK DRIVE HOUSTON, TX 77042

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 7, 2013, the day before the meeting date. Have your Voting Direction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Phillips 66 in mailing proxy materials, you can consent to receiving all future proxy statements, Voting Direction cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 7, 2013, the day before the meeting date. Have your Voting Direction card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your Voting Direction card and return it in the postage-paid envelope we have provided or return it to Phillips 66, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M55993-P33965-Z60095	KEEP THIS PORTION FOR YOUR RECORDS

—  —  —  —  —  —  —  —  —  —  —   —  —  —  —  —  —  —  —  —  —  —  —  —  —   —  —  —  —  —  —  —  —  —  —  —

THIS VOTING DIRECTION CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

PHILLIPS 66

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” PROPOSALS 1 - 4.

1.	ELECTION OF DIRECTORS

			For	Against	Abstain
Nominees:

	1a. Greg C. Garland		☐	☐	☐

	1b. John E. Lowe		☐	☐	☐			For	Against	Abstain

2.	Proposal to ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for Phillips 66 for 2013.							☐	☐	☐

3.	Proposal to approve adoption of the 2013 Omnibus Stock and Performance Incentive Plan of Phillips 66.							☐	☐	☐

4.	Say on Pay – An advisory vote on the approval of executive compensation.							☐	☐	☐

The Board recommends a vote of 1 YEAR for Proposal 5.							1 Year	2 Years	3 Years	Abstain

5.	Say When on Pay – An advisory vote on the frequency of stockholder votes on executive compensation.						☐	☐	☐	☐

	Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

ADMISSION TICKET

If you plan to attend the Annual Meeting of Stockholders, you will be asked to verify that you are a stockholder by presenting this admission ticket together with a proper form of identification.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Summary Annual Report are available at www.proxyvote.com.

—  —  —  —  —  —  —  —   —  —  —  —  —  —  —  —  —  —  —  —  —  —   —  —  —  —  —  —  —  —  —  —  —  —  —  —

M55994-P33965-Z60095

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

MAY 8, 2013

The stockholder(s) hereby appoint(s) Greg C. Garland and Paula A. Johnson, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Phillips 66 that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m., Central Time, on May 8, 2013, at the Marriott Houston Westchase, 2900 Briarpark Drive, Houston, Texas, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE TWO DIRECTOR NOMINEES NAMED ON THE REVERSE SIDE, “FOR” RATIFYING THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR PHILLIPS 66 FOR 2013; “FOR” THE APPROVAL OF ADOPTION OF THE 2013 OMNIBUS STOCK AND PERFORMANCE INCENTIVE PLAN OF PHILLIPS 66; “FOR” THE ADVISORY (NON-BINDING) APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS; AND TO SCHEDULE THE ADVISORY (NON-BINDING) VOTE ON COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS ON AN ANNUAL BASIS.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED

REPLY ENVELOPE

Continued and to be signed on reverse side